As filed with the Securities and Exchange Commission on April 30, 2009
Registration No. 333-156936

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENN MILLERS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	23-2994859 (I.R.S. Employer Identification Number)

72 North Franklin Street
P.O. Box P
Wilkes-Barre, PA 18773-0016
(800) 822-8111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas A. Gaudet
President and Chief Executive Officer
Penn Millers Holding Corporation
72 North Franklin Street
P.O. Box P
Wilkes-Barre, PA 18773-0016
(800) 822-8111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Harbaugh, Esquire	Wesley R. Kelso, Esquire
Morgan, Lewis & Bockius LLP	John D. Talbot, Esquire
1701 Market Street	Stevens & Lee, P.C.
Philadelphia, PA 19103	620 Freedom Business Center,
(215) 963-5751	Suite 200
King of Prussia, PA 19406
(610) 205-6028

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	Amount to be	Offering Price	Aggregate Offering	Registration
Registered	Registered	Per Share	Price(1)	Fee(2)
Common Stock, $0.01 par value per share	6,772,222 shares	$10.00	$67,722,220	$3,779

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(a) and includes $1,152 that was previously paid on January 23, 2009.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS
PENN MILLERS HOLDING CORPORATION
     We are offering up to 6,772,222 shares of our common stock for sale in connection with the conversion of Penn Millers Mutual Holding Company, or Penn Millers Mutual, from the mutual to stock form of organization. Immediately following the conversion, we will acquire all of the newly issued shares of Penn Millers Mutual common stock.
     We are offering shares of our common stock in a subscription offering in the following order of priority:

•	eligible members of Penn Millers Mutual, who were the policyholders of Penn Millers Insurance Company, as of April 22, 2009.

•	our employee stock ownership plan, which we refer to as our ESOP; and

•	officers, directors and employees of Penn Millers Mutual and its subsidiaries.

     The subscription offering will end at noon, Eastern Time, on ______, 2009. Any shares of our common stock not sold in the subscription offering may be sold to the general public in a community offering, which will commence simultaneously with and end concurrently with the subscription offering unless extended by us. We may also sell shares of our common stock to offerees in a syndicated community offering that may be conducted concurrently with or subsequent to the subscription offering and the community offering.
      A minimum of 4,505,000 shares of common stock must be sold to complete the offering. Our ESOP has the right to purchase that number of shares which is equal to 10% of the total number of shares sold in the offering. Therefore, the maximum number of shares sold may be increased to 6,772,222 shares solely to accommodate the 10% interest being purchased by our ESOP. Shares issued to the ESOP will be counted toward satisfaction of the minimum amount. If more orders are received than shares offered, shares will be allocated in the manner and priority described in this prospectus.
     The minimum number of shares that a person may subscribe to purchase is 25 shares. Except for our ESOP, the maximum number of shares that a person may purchase is 5% of the total number of shares sold in the offering.
     Griffin Financial Group, LLC, which we refer to as Griffin Financial, will act as our underwriter and will use its best efforts to assist us in selling our common stock in the offering, but is not obligated to purchase any shares of common stock that are being offered for sale. Purchasers will not pay any commission to purchase shares of common stock in the offering.
     There is currently no public market for our common stock. We have applied for the quotation of our common stock on the Nasdaq Global Market under the symbol “PMIC.”
     This investment involves risk. For a discussion of the material risks that you should consider, see “Risk Factors” beginning on page 13 of this prospectus.

OFFERING SUMMARY
Price: $10.00 per share

				Adjusted
	Minimum	Midpoint	Maximum	Maximum

Number of shares offered	4,505,000	5,300,000	6,095,000	6,772,222
Gross offering proceeds	$45,050,000	$53,000,000	$60,950,000	$67,722,220
Less: Proceeds from ESOP shares (1)	$4,505,000	$5,300,000	$6,095,000	$6,772,222
Offering expenses	$2,570,000	$2,570,000	$2,570,000	$2,570,000
Commissions (2)(3)	$675,750	$795,000	$914,250	$1,015,833
Net proceeds	$37,299,250	$44,335,000	$51,370,750	$57,364,165
Net proceeds per share	$8.28	$8.37	$8.43	$8.47

(1)	The calculation of net proceeds from this offering does not include the shares being purchased by our ESOP because we will loan a portion of the proceeds to the ESOP to fund the purchase of such shares. The ESOP is purchasing such number of shares as will equal 10% of the total number of shares sold in the offering.

(2)	Represents the amount to be paid to Griffin Financial, which is equal to 1.5% of the shares sold in the subscription offering and the community offering. See “The Conversion and Offering — Marketing and Underwriting Arrangements.”

(3)	Assumes that no shares are sold in a syndicated community offering. See “The Conversion and Offering — Marketing and Underwriting Arrangements” for commissions to be paid in the event of a syndicated community offering.

     Neither the Securities and Exchange Commission, the Pennsylvania Insurance Department nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     For assistance, please call the Stock Information Center at 1-800-___-___.

Griffin Financial Group, LLC

The date of this Prospectus is __________, 2009

(i)

CERTAIN IMPORTANT INFORMATION
     You should rely only on the information contained in this prospectus. We have not, and Griffin Financial has not, authorized any other person to provide information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and Griffin Financial are offering to sell and seeking offers to buy our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site is not part of this prospectus.
     Unless the context otherwise requires, as used in this prospectus:

•	“Penn Millers,” “the Company,” “we,” “us” and “our” refer to the registrant, Penn Millers Holding Corporation, as well as Penn Millers Mutual Holding Company, which we refer to as Penn Millers Mutual, PMHC Corp., Penn Millers Insurance Company and any of its subsidiaries;

•	the “conversion” refers to a series of transactions by which Penn Millers Mutual will convert from a mutual holding company to a stock holding company and become a subsidiary of Penn Millers Holding Corporation;

•	the “offering” and the “conversion offering” refer to the offering of up to 6,772,222 shares of our common stock under the plan of conversion to eligible subscribers in a subscription offering and to the general public in a community offering and syndicated community offering. We expect to conduct the subscription offering and the community offering at the same time. The syndicated community offering may be conducted concurrently with or subsequent to the subscription offering and the community offering; and

•	“members” refers to members of Penn Millers Mutual, who are also (i) the named insureds under an individual insurance policy issued by Penn Millers Insurance Company or (ii) the named insureds under a group insurance policy issued by Penn Millers Insurance Company.

PROSPECTUS SUMMARY
     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the offering fully, you should read this entire prospectus carefully, including our financial statements and the notes to the financial statements included in this prospectus.
Overview
     We provide a variety of property and casualty insurance products designed to meet the insurance needs of certain segments of the agricultural industry and the needs of small commercial businesses. We are licensed in 39 states, but we currently limit our sales of our agricultural insurance products to 33 states and our commercial insurance products to 8 states. We discontinued writing personal insurance products in 2003 and now offer only commercial products. We report our operating results in three operating segments: agribusiness insurance, commercial business insurance, and our “other” segment. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes.
     Our agribusiness insurance segment product includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation, and umbrella liability insurance. We specialize in writing coverage for manufacturers, processors, and distributors of products for the agricultural industry. We do not write property or liability insurance for farms or farming operations unless written in conjunction with an eligible agribusiness operation, and we do not write any crop insurance or weather insurance. Our commercial business segment insurance product consists of a business owner’s policy that combines property, liability, business interruption, and crime coverage for small businesses; workers’ compensation; commercial automobile; and umbrella liability coverage. The types of businesses we target include retail, service, hospitality, wholesalers, light manufacturers, and printers. Our third business segment, which we refer to as our “other” segment, includes the runoff of discontinued lines of insurance business and the results of mandatory assigned risk reinsurance programs that we must participate in as a condition of doing business in the states in which we operate.
     We primarily market our products through a network of over 450 independent producers in 33 states. Penn Millers has been assigned a “A-” (Excellent) rating by A.M. Best Company, Inc. The latest rating evaluation by A.M. Best Company, Inc. occurred on June 2, 2008.
Our Companies
     Penn Millers Holding Corporation is a newly created Pennsylvania corporation organized to be the stock holding company for Penn Millers Mutual following the mutual-to-stock conversion of Penn Millers Mutual. Penn Millers Holding Corporation is not an operating company and has not engaged in any business to date. Our executive offices are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773-0016, and our toll-free number is 800-233-8347. Our web site address is www.pennmillers.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.
     Penn Millers currently consists of two holding companies, Penn Millers Mutual Holding Company and PMHC Corp. (PMHC), and two operating insurance companies, Penn Millers Insurance Company and American Millers Insurance Company. We also own an insurance agency, Penn Millers Agency, Inc., which is currently inactive. In February 2009 we finalized the sale of substantially all the assets of another insurance agency, Eastern Insurance Group. In July 2008 we completed the sale of the assets of Penn Software and Technology Services, Inc., (Penn Software) an affiliated software company.

     Our lead insurance company is Penn Millers Insurance Company, which is a Pennsylvania stock insurance company originally incorporated as a mutual insurance company in 1887. In 1999, Penn Millers Insurance Company converted from a mutual to a stock insurance company within a mutual holding company structure. This conversion created Penn Millers Mutual, a Pennsylvania mutual holding company, and established a “mid-tier” stock holding company, PMHC, to hold all of the outstanding shares of Penn Millers Insurance Company. Neither Penn Millers Mutual nor PMHC engages in any significant operations. The outstanding capital stock of Penn Millers Insurance Company is the primary asset of PMHC. American Millers Insurance Company is a wholly owned subsidiary of Penn Millers Insurance Company that provides Penn Millers Insurance Company with excess of loss reinsurance.
      Immediately following the conversion of Penn Millers Mutual, PMHC will merge into Penn Millers Mutual, terminating its existence, and Penn Millers Mutual will be renamed PMMHC Corp. and will become the stock holding company for Penn Millers Insurance Company and a wholly owned subsidiary of Penn Millers Holding Corporation.
     Penn Millers Insurance Company, American Millers Insurance Company, PMHC, and Penn Millers Mutual are subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. See “Business — Regulation.”
Our Business Strategies and Offering Rationale
     Market Overview
     Our principal business strategy in both our agribusiness and commercial segments is to identify discrete underwriting risks where competition is limited and we can add value through personal service to our producers and insureds.
     Like most insurers, our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a so-called soft market cycle, excess underwriting capacity leads to intense price competition and a market characterized by declining premium volume and relaxed underwriting terms. In a so-called hard market cycle, price competition is less severe. Therefore, during a hard market cycle insurers typically are able to increase premiums, maintain underwriting discipline and increase profit margins.
     Since 2005, the property and casualty insurance industry has experienced a soft market cycle. Although changes in the market cycle are impossible to predict, indicators of a return to a hard market typically include declining returns on equity, combined ratios at or in excess of 100% and reduced investment income due to low interest rates or investment losses. Because of recent turmoil in the capital markets, investment losses in the third and fourth quarters of 2008 have been particularly severe. Each of these market indicators are now present to some degree, which suggests that soft market conditions may be coming to an end in the near future.

     Our current capital position is sufficient to support our existing premium volume and allow for modest growth. However, historically our growth during hard market cycles has exceeded industry norms. In the last hard market cycle that we believe began in 2000 and ended in 2004, our commercial lines direct premiums written in our core business segments increased by 248% (a compound annual growth rate of 25%), which exceeded the commercial lines industry growth of 163% (a compound annual growth rate of 13%) during that period. The primary purpose of this offering is to increase our capital to permit us to take advantage of growth opportunities when and if a hard market cycle returns.
     Competitive Strategy
     Our insurance policies are primarily sold through select independent insurance producers. We view these producers as our customers, because we believe that they significantly influence the insured’s decision to choose our insurance products over those of a competitor. We strive to win our producers’ support for our insurance products by differentiating ourselves from our competitors through positive relationships with our producers and by responding to their needs. The key to building and maintaining these positive relationships is communication between our producers and one of our underwriter and marketing representative teams, supported by loss control representatives, claims adjusters, and management. This approach provides the producers with responsive, consistent and predictable communications, service and decisions from us.
     Growth Strategies
     Our long-term growth plans involve enhancing our existing products and adding new products to increase our market share with our existing producers and continuing to add selected producers. Competitive pressures in the marketplace are exerting downward pressure on our prices, which is currently affecting our writing of new and renewal business. Our focus on underwriting discipline and rate adequacy in the midst of this soft market has resulted in our premium revenue growth being relatively modest and somewhat volatile. We believe that over the next twelve to twenty-four months the property and casualty insurance industry’s profits will decline to the point where pricing will start to increase and the underwriting cycle will move into a hard market phase. Although we do not have any current plans or intent to expand or grow our business by acquisition, we will consider any opportunities that are presented to us.
     We believe we are positioning the Company to take advantage of profitable growth opportunities that we anticipate will occur when prices increase during the expected hard market in the following ways:

•	First, in 2009 we introduced an insurance product called PennEdge that will enable us to write customized coverages on mid-size commercial accounts. PennEdge will provide property and liability coverage to accounts that currently do not meet the eligibility requirements for our traditional business owners or agribusiness products. PennEdge is specifically tailored to unique business and industry segments, including wholesalers, light manufacturing, hospitality, commercial laundries and dry cleaners, and printers. These segments were chosen based on the experience of our underwriting staff and the market opportunities available to our existing producers.

•	Second, we have differentiated our products by entering into strategic alliances to offer equipment breakdown, employment practices liability, and miscellaneous professional liability coverage, and we are exploring a strategic alliance to offer environmental impairment liability coverage. Under such strategic alliances, we typically reinsure all of the risk of loss to the strategic partner and earn a ceding commission.

•	Third, we are currently represented by a small number of producers in a large geographic area. New producers are an important part of our growth strategy, and we intend to continue to add them in areas where we want to increase our market presence.
     The completion of this offering will supply additional capital needed to support substantially increased premium volume, which we expect to result from the implementation of these growth strategies.
     Our ability to implement these strategies could be adversely affected by the highly competitive nature of the property and casualty insurance market. Many of our competitors have substantially greater financial, technical, and operating resources than we have. Furthermore, our ability to successfully develop and market new products, like PennEdge, or those developed through strategic alliances may depend on a number of factors including, but not limited to, our producers acceptance, attaining the necessary regulatory approvals, and the prices and products available from our competitors. Our competitors may price their products more aggressively or offer our producers higher commission rates, which may adversely affect our ability to grow and compete. For more information about risks facing our business see — “Risk Factors.”
The Conversion of Penn Millers Mutual from Mutual to Stock Form
     Penn Millers Mutual is a mutual holding company. As a mutual holding company, it has no shareholders, but it does have members. The members of Penn Millers Mutual are the policyholders of Penn Millers Insurance Company. The members have certain rights with respect to Penn Millers Mutual such as voting rights with respect to the election of directors and certain fundamental transactions, including the conversion of Penn Millers Mutual from mutual to stock form.
     Penn Millers Mutual adopted a plan of conversion on April 22, 2009 by which Penn Millers Mutual will convert from a mutual holding company to a stock holding company. Following the conversion, Penn Millers Mutual will become the wholly owned subsidiary of Penn Millers Holding Corporation.
     As part of the conversion, we are offering between 4,505,000 shares and 6,772,222 shares of our common stock for sale at a purchase price of $10.00 per share on a priority basis to eligible members of Penn Millers Mutual, who were the policyholders of Penn Millers Insurance Company at April 22, 2009, our employee stock ownership plan, the directors, officers, and employees of Penn Millers, and the general public. All purchasers of our common stock in the offering will pay the same cash price per share.
The Subscription and Community Offerings
     In the subscription offering, shares of common stock are being offered to eligible subscribers in the following order of priority:

•	first, to the eligible members of Penn Millers Mutual, who were the policyholders of Penn Millers Insurance Company at April 22, 2009;

•	second, to our employee stock ownership plan, or ESOP; and

•	third, to the directors, officers and employees of Penn Millers.

     The eligible members and the directors, officers and employees of Penn Millers have the right to purchase shares of common stock in the offering subject to these priorities. Our ESOP also has the right to purchase shares in this offering in an amount equal to 10% of the shares sold in the offering. We call the offering of the common stock to these constituents the “subscription offering.”
     In the community offering, shares of common stock are being offered to members of the general public with preference given to:
•	licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with Penn Millers Insurance Company to market and distribute our insurance products;

•	policyholders under policies of insurance issued by Penn Millers Insurance Company after April 22, 2009 (who are also members of Penn Millers Mutual); and

•	natural persons and trusts for natural persons who are residents of Lackawanna or Luzerne Counties in Pennsylvania.
     We refer to the offering of the common stock to the general public as the “community offering.” Unlike the subscription offering, purchasers in the community offering do not have any right to purchase shares in the offering, and their orders are subordinate to the rights of the eligible subscribers in the subscription offering.

     Any of the 6,095,000 offered shares of common stock not subscribed for in the subscription offering may be sold in the community offering. However, we reserve the absolute right to accept or reject any orders in the community offering, in whole or in part. We are planning to hold the community offering concurrently with the subscription offering.
The Syndicated Community Offering
     If participants in the subscription and community offerings, including the ESOP, purchase fewer than 4,505,000 shares, we, in our sole discretion, may sell additional shares on a best efforts basis using a syndicate of registered broker-dealers managed by Griffin Financial. This syndicated community offering may be conducted concurrently with or after the subscription offering and the community offering.
     The following table shows those persons that are eligible to purchase shares in the various phases of the offering and the shares available for purchase in each phase of the offering. The table does not include the shares that will be issued to the ESOP in the subscription offering, because the number of shares that can be issued in the offering can be increased to 6,772,222 solely to accommodate the purchase of such shares by the ESOP. We expect to conduct the subscription offering and the community offering simultaneously, and the syndicated community offering may be conducted concurrently with or after the subscription offering and community offering.

Shares Available
Offering	Eligible Purchasers	for Purchase

Subscription Offering	Eligible members of Penn Millers Mutual, who were the policyholders of Penn Millers Insurance Company at April 22, 2009; and	6,095,000 shares

Penn Millers’ officers, directors and employees (who may not, as a group, purchase more than 35% of the shares offered).

Community Offering	All members of the general public, with preference given to:	6,095,000 shares, less shares subscribed for in the subscription offering

• licensed insurance agencies and brokers appointed by or under contract with Penn Millers Insurance Company;

• policyholders of Penn Millers Insurance Company issued policies after April 22, 2009, who are also members of Penn Millers Mutual; and

• residents of Lackawanna or Luzerne Counties in Pennsylvania.

Syndicated Community Offering	All members of the general public	6,095,000 shares, less shares subscribed for in the subscription offering and the community offering
Our Structure Prior to the Conversion
     Since Penn Millers Insurance Company converted from mutual to stock form in 1999, we have operated under a mutual holding company structure. Our current corporate structure is shown in the following chart below.
Our Structure Following the Conversion
     After the completion of the conversion offering, we will merge our current mid-tier stock holding company, PMHC, into the converted Penn Millers Mutual, terminating the existence of PMHC. In addition, we intend to begin the process to dissolve Eastern Insurance Group and Penn Software in 2009. The following chart shows our corporate structure following completion of these transactions.

Use of Proceeds
     We expect the net proceeds of the offering to be between $42.5 million and $65.1 million, after the payment of $2.57 million in estimated offering expenses. We intend to use the net proceeds from the offering as follows:

		Amount
	Amount	at the adjusted
	at the minimum	maximum
Use of Net Proceeds
Loan to ESOP	$4,505,000	$6,772,222
Commissions	$675,750	$1,015,833
General corporate purposes	$37,299,250	$57,364,165

Total	$42,480,000	$65,152,220

     After paying our offering expenses and commissions, we will use a portion of the net proceeds received from the sale of common stock in the offering to make a loan to our ESOP in an amount sufficient to permit the ESOP to buy up to 10% of the shares sold in the offering.
     After using a portion of the net proceeds to fund a loan to our ESOP, we expect to contribute most of the remaining net proceeds from the offering to Penn Millers Insurance Company. These net proceeds will supply additional capital that Penn Millers Insurance Company needs to support future premium growth. The net proceeds will also be used for general corporate purposes, including the expansion of our producer networks and the marketing of our new PennEdge product. On a short-term basis, the net proceeds will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy. On a short-term basis, any proceeds that we do not contribute to Penn Millers Insurance Company will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy.
     Assuming shareholder approval of our stock-based incentive plan at least six months after the offering, we may use a portion of the proceeds that are not contributed to Penn Millers Insurance Company to purchase in the open market shares of our common stock to be awarded under the stock-based incentive plan.
     Except for the foregoing, we currently have no specific plans, intentions, arrangements or understandings regarding the proceeds of the offering. See “Use of Proceeds.”
How Do I Buy Stock in the Offering?
     To buy common stock in the offering, sign and complete the stock order form that accompanies this prospectus and send it to us with your payment in the envelope provided so that it is received no later than noon, Eastern Time on                     , 2009. Payment may be made by check or money order payable to “BNY Mellon, escrow agent.” After you send in your payment, you have no right to modify your investment or withdraw your funds without our consent, unless we extend the offering to a date later than                     , 2009, or resolicit orders because of a change in the valuation of Penn Millers. See “The Conversion and Offering — If Subscriptions Received in all of the Offerings Combined Do Not Meet the Required Minimum” and “The Conversion and Offering — Resolicitation.” Our consent to any modification or withdrawal request may or may not be given in our sole discretion. We may reject a stock order form if it is incomplete or not timely received. We may also reject any order received in the community offering or the syndicated community offering, in whole or in part, for any reason.

Limits on Your Purchase of Common Stock
     The minimum number of shares a person or entity may subscribe for in the offering is 25 shares ($250). Except for the ESOP, the maximum number of shares that a person or entity, together with any affiliate, associate or any person or entity with whom he or she is acting in concert, may purchase in the offering is 5% of the total shares sold in the offering. For this purpose, an associate of a person or entity includes:
•	such person’s spouse;

•	relatives of such person or such person’s spouse living in the same house;

•	companies, trusts or other entities in which such person or entity holds 10% or more of the equity securities;

•	a trust or estate in which such person or entity holds a substantial beneficial interest or serves in a fiduciary capacity; or

•	any person acting in concert with any of the persons or entities listed above.
     We may decrease or increase the maximum purchase limitation. See “The Conversion and Offering — Limitations on Purchases of Common Stock.” In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who has placed an order to purchase the previous maximum number of shares such person could purchase in the offering.
     The ESOP has the right to purchase an amount equal to 10% of the shares of common stock to be issued in the offering, and its right to purchase this amount is not subject to any limitations or restrictions.
Oversubscription
     If you are an eligible member of Penn Millers Mutual or a director, officer or employee of Penn Millers, and we receive subscriptions in the subscription offering for more than 6,095,000 shares, which is the maximum number of shares being offered, your subscription may be reduced. In that event, no shares will be sold in the community offering or syndicated community offering, and the shares of common stock will be allocated first to eligible members and then to directors, officers and employees of Penn Millers. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase that number of shares equal to 10% of the shares issued in the offering.
     If eligible members subscribe for more than 6,095,000 shares, no shares of common stock will be sold to directors, officers and employees of Penn Millers (except in his or her capacity as an eligible policyholder). The shares of common stock will be allocated so as to permit each subscribing eligible member to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the eligible members who subscribe for more than 1,000 shares in proportion to the respective amounts of shares for which they subscribe. For a more complete description of the allocation procedures in the event of an oversubscription by eligible members, see “The Conversion and Offering — Subscription Offering and Subscription Rights.”
     If eligible members subscribe for less than 6,095,000 shares, but together with directors, officers and employees subscribe for more than 6,095,000 shares, each eligible member will be allowed to purchase the full amount of shares for which he or she subscribed, and the remaining shares of common stock will be allocated among the directors, officers and employees on a pro rata basis based on the amount that each director, officer and employee subscribed to purchase.
     If we receive in the subscription offering subscriptions for less than 6,095,000 shares of common stock, but in the subscription, community, and syndicated community offerings together we receive subscriptions and orders for more than 6,095,000 shares, we will sell to participants in the subscription offering the number of shares sufficient to satisfy their subscriptions in full, and then may accept orders in the community offering and the syndicated community offering, with preference given to orders received in the community offering, provided that the total number of shares sold in all three offerings does not exceed 6,095,000 shares (including the shares sold to the ESOP).
Undersubscription
     If the number of shares purchased in the subscription, community and syndicated community offerings are collectively less than 4,505,000, then we may choose to return all funds received in the offerings promptly to purchasers, without interest. Alternatively, we may cause a new valuation of the Company to be performed, and based on this valuation amend the registration statement of which this prospectus is a part and commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to cancel, modify, or confirm their orders. See “The Conversion and Offering — Resolicitation.”
Shares Outstanding Immediately After the Offering
     After the offering, there will be a minimum of 4,505,000 shares and a maximum of 6,772,222 shares of our common stock issued and outstanding.

Management Purchases of Stock
     The directors and executive officers of Penn Millers, together with their affiliates and associates, propose to purchase approximately 133,000 shares of common stock in the offering. This amount does not include any of the shares of common stock to be purchased by the ESOP, but does include any shares that businesses owned or controlled by our directors may subscribe to purchase in their capacity as an eligible policyholder. Our directors and executive officers and their affiliates and associates are not obligated to purchase this number of shares, and in the aggregate they may purchase a greater or smaller number of shares. The total shares purchased by the management group and their affiliates and associates are not permitted to exceed 35% of the shares issued in the offering. See “The Conversion and Offering — Proposed Management Purchases.”
Benefits to Management
     Upon completion of the offering, the ESOP will own 10% of the total shares of common stock issued in the offering. These shares will be allocated under the ESOP over a 10-year period to our eligible employees, including our executive officers, as a retirement benefit.
     Our board of directors also intends to adopt a stock-based incentive plan for our directors, executive officers and other eligible employees. The stock-based incentive plan will be submitted to our shareholders for approval. However, under the provisions of the plan and Pennsylvania law, the plan cannot be proposed to shareholders until at least six months after the offering has been completed.
     Under the proposed stock-based incentive plan, we may award options to purchase common stock or award shares of restricted stock to directors, executive officers and other eligible employees. The exercise price of stock options is the fair market value of our common stock on the date of the option award. All awards under the stock-based incentive plan will be subject to such vesting, performance criteria, or other conditions as the compensation committee of our board of directors may establish. A number of shares equal to 10% of the shares issued in the offering (including shares issued to the ESOP) will be available for future issuance upon the exercise of stock options and a number of shares equal to 4% of the shares issued in the offering (including shares issued to the ESOP) will be available for future issuance upon the award of restricted stock. No decisions concerning the number of shares to be awarded or options to be granted to any director, officer or employee have been made at this time.
     The following table presents information regarding the participants in each benefit plan, and the total amount, the percentage, and the dollar value of the stock that we intend to set aside for our ESOP and stock-based incentive plan. No options or restricted shares will be issued under the stock-based incentive plan until the plan is approved by shareholders and the Pennsylvania Insurance Department. The table assumes the following:

•	that 6,095,000 shares will be sold in the offering; and

•	that the value of the stock in the table is $10.00 per share.
     Options are assigned no value because their exercise price will be equal to the fair market value of the stock on the day the options are awarded. As a result, anyone who receives an option will benefit from the option only if the price of the stock rises above the exercise price and the option is exercised.

		Percent of		Value of Shares
	Individuals Eligible to	Shares issued	Number of	Based on $10.00
Plan	Receive Awards	in the Offering	Shares	Share Price
ESOP	All eligible full-time employees	10%	609,500	$6,095,000
Shares available under the stock-based incentive plan for restricted stock awards	Directors and selected officers and employees	4%	243,800	$2,438,000
Shares available under the stock-based incentive plan for stock options	Directors and selected officers and employees	10%	609,500	(1)

(1)	Stock options will be awarded with a per share exercise price at least equal to the market price of our common stock on the date of award. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.
Deadlines for Purchasing Stock
     If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) at the Stock Information Center no later than 12:00 noon, Eastern Time, on                     , 2009. You may submit your order form in one of three ways: by mail using the order reply envelope provided, by overnight courier to the address indicated on the stock order form, or by bringing the stock order form and payment to the Stock Information Center, which is located at the offices of Penn Millers Insurance Company at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773. The Stock Information Center is open weekdays, except bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern Time. Once submitted, your order is irrevocable unless the offering is terminated or extended. We may extend the                     , 2009 expiration date, without notice to you. If we extend the subscription offering to a date later than                     , 2009 we will resolicit subscriptions before proceeding with the offering. In such case, subscribers will have the right to confirm, modify or cancel their stock orders. If we do not receive a response from a subscriber to any resolicitation, the stock order will be canceled and all funds received will be returned promptly without interest. The subscription offering may not be extended to a date later than                     , 2009. The community offering and syndicated community offering, if conducted, may terminate at any time without notice, but no later than 45 days after the termination of the subscription offering.
Conditions That Must Be Satisfied Before We Can Complete the Offering and Issue the Stock
     Before we can complete the offering and issue our stock the Pennsylvania Insurance Commissioner must approve certain exemptions to provisions of the 1998 order approving Penn Millers Insurance Company’s conversion from mutual to stock form within a mutual holding company structure; the members of Penn Millers Mutual as of ______, 2009 must approve the plan of conversion; and we must sell at least the minimum number of shares offered.
Termination of the Offering
     We have the right to cancel the offering at any time. If we cancel the offering, your money will be promptly refunded, without interest.

Dividend Policy
     We currently do not have any plans to pay dividends to our shareholders. In addition, as a holding company, our ability to pay dividends will be dependent upon Penn Millers Insurance Company declaring and paying a dividend to us. The payment of such dividends may require the prior approval of the Pennsylvania Insurance Department. For additional information regarding restrictions on our ability to pay dividends. See “Dividend Policy.”
Market for Common Stock
     We have applied for listing on the Nasdaq Global Market, but this does not mean that an active trading market for our stock will develop.
How You May Obtain Additional Information Regarding the Offering
     If you have any questions regarding the stock offering, please call the Stock Information Center at 1-800-            -             , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays. Our Stock Information Center is located at the offices of Penn Millers Insurance Company at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773. Additional copies of the materials will be available at the Stock Information Center.
Risk Factors
     An investment in our common stock involves numerous risks. See “Risk Factors.”

RISK FACTORS
     In addition to all other information contained in this prospectus, you should carefully consider the following risk factors in deciding whether to purchase our common stock.
Risks Related to Our Business
Catastrophic or other significant natural or man-made losses may negatively affect our financial and operating results.
     As a property and casualty insurer, we are subject to claims from catastrophes that may have a significant negative impact on operating and financial results. We have experienced catastrophe losses and can be expected to experience catastrophe losses in the future. Catastrophe losses can be caused by various events, including coastal storms, snow storms, ice storms, freezing temperatures, hurricanes, earthquakes, tornadoes, wind, hail, fires, and other natural or man-made disasters. The frequency, number and severity of these losses are unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.
     We attempt to reduce our exposure to catastrophe losses through the underwriting process and by obtaining reinsurance coverage. However, in the event that we experience catastrophe losses, we cannot assure you that our unearned premiums, loss reserves and reinsurance will be adequate to cover these risks. In addition, because accounting rules do not permit insurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse affect on our financial condition or results of operations. Our ability to write new business also could be adversely affected.
     We characterize as a “catastrophe” any event that is classified as such by the Property Claims Services (“PCS”) unit of Insurance Services Office, Inc. PCS defines industry catastrophes as events that cause $25 million or more in direct insured losses to property and that affect a significant number of policyholders and insurers. In 2006 and 2007, annual losses incurred by us from such events, net of reinsurance, were approximately $1.7 million and $2.0 million, respectively. In 2008, the industry experienced an unusually high level of catastrophe losses. According to the PCS, there were 37 catastrophic events in the United States in 2008, compared to an annual average of 24 events over the previous nine year period. The estimated $25.2 billion of industry losses in 2008, although not unusually high when compared to 2004 and 2005, did exceed the $15.9 billion of losses for the previous two years combined. For the twelve months ended December 31, 2008, we incurred approximately $4.9 million of catastrophe losses, net of reinsurance. With a broad geographic scope of business, we were impacted by 19 of the 37 designated catastrophic events, most of which included a high number of smaller losses that did not penetrate our catastrophe or per risk excess of loss reinsurance coverage.
     Our financial condition and results of operations also are affected periodically by losses caused by natural perils such as those described above that are not deemed a catastrophe. If a number of these events occur in a short time period, it may materially affect our financial condition and results of operations.
A reduction in our A.M. Best rating could affect our ability to write new business or renew our existing business.
     Ratings assigned by the A.M. Best Company, Inc. (A.M. Best) are an important factor influencing the competitive position of insurance companies. A.M. Best ratings, which are reviewed at least annually, represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase our common stock.
     Penn Millers Insurance Company holds a financial strength rating of “A-” (Excellent) by A.M. Best, the fourth highest rating out of 15 rating classifications. Penn Millers Insurance Company has held an A- rating for the past 14 years, and has been rated A- or higher every year since we were first rated in 1918. Our most recent evaluation by A.M. Best occurred on June 2, 2008. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable financial strength rating from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. In addition, a downgrade could negatively affect our ability to implement our strategy. See “Business — A.M. Best Rating.”
Turmoil in the capital markets and the severe economic downturn may impact our business activity level, results of operations, capital position and stock price.
     Our business prospects, results of operations and capital position are affected by financial market conditions and general economic conditions. As a public company, our stock price will also be affected by such conditions.
     Pressures on the global economy and financial markets commenced in the third quarter of 2007, accelerated significantly in the third quarter of 2008, and continued into the fourth quarter of 2008. Recently, there has been rising unemployment, decreasing real estate and commodity prices, decreasing consumer spending and business investment, unprecedented stock price volatility and a significant slowdown in the economy. It is not possible to predict whether conditions will deteriorate further or when the outlook will improve.
     As a result, the value of the securities we hold as investments may continue to decline, negatively affecting our earnings and capital level through realized and unrealized investment losses. If adverse economic conditions negatively affect companies who issue the securities we hold and reinsurers on whom we rely to help pay insurance claims, our liquidity level may suffer, we may experience insurance losses and it may be necessary to write-down securities we hold, due to issuer defaults or ratings downgrades. In December 2008, we sold all of our equity investments for a realized loss of $4.5 million, which was recognized in the fourth quarter of 2008. As of December 31, 2008, our investment portfolio, which consisted entirely of fixed maturity investments, had a net unrealized gain, before taxes, of approximately $1.4 million. Additionally, the market price of insurance company stocks has been volatile recently, and the common stock we issue to investors in this offering may be subject to price fluctuations unrelated to our operating performance or business prospects. In the event of a protracted recession, we may experience significant challenges. These may include an increase in lapsed premiums and policies and a reduction of new business, declining premium revenues from our workers’ compensation products due to our insureds’ declining payrolls, and declining premiums as a result of business failures. In addition, increases in both legitimate and fraudulent claims may result from a protracted and deep recession. An adverse economic environment could affect the recovery of deferred policy acquisition costs, and deferred tax assets may not be realizable. Finally, if adverse economic conditions affect the ability of our reinsurers to pay claims, we could experience significant losses that could impair our financial condition.
Our investment performance may suffer as a result of adverse capital market developments, which may affect our financial results and ability to conduct business.
     We invest the premiums we receive from policyholders until cash is needed to pay insured claims or other expenses. For the year ended December 31, 2008, we had $5.8 million in net realized investment losses as compared to $702,000 for the year ended December 31, 2007. Our investments will be subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit risk. An unexpected increase in the volume or severity of claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure the duration of our investments to match our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such payments. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business.
     See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Information About Market Risk.”
The geographic distribution of our business exposes us to significant natural disasters, which may negatively affect our financial and operating results.
     Approximately 35% of our business is concentrated in the southeastern United States, which is prone to tornadoes and hurricanes. Additionally, we plan to expand our business to the midwestern United States, which is prone to tornadoes and hail storms. Currently, approximately 26% of our direct premiums written originate from business written in Pennsylvania and New Jersey, and therefore, we have a greater exposure to catastrophic or other significant natural or man-made losses in that geographic region. The incidence and severity of such events are inherently unpredictable. In recent years, changing climate conditions have increased the unpredictability, severity and frequency of tornados, hurricanes, and other storms.
     States and regulators from time to time have taken action that has the effect of limiting the ability of insurers to manage these risks, such as prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas, or mandating that insurers participate in residual markets. Our ability or willingness to manage our exposure to these risks may be limited due to considerations of public policy, the evolving political environment, or social responsibilities. We may choose to write business in catastrophe-prone geographic areas that we might not otherwise write for strategic purposes, such as improving our access to other underwriting opportunities.
     Our ability to properly estimate reserves related to hurricanes can be affected by the inability to access portions of the impacted areas, the complexity of factors contributing to the losses, the legal and regulatory uncertainties, and the nature of the information available to establish the reserves. These complex factors include, but are not limited to the following:
•	determining whether damages were caused by flooding versus wind;

•	evaluating general liability and pollution exposures;

•	estimating additional living expenses;

•	the impact of increased demand for products and services necessary to repair or rebuild damaged properties;

•	infrastructure disruption;

•	fraud;

•	the effect of mold damage;

•	business interruption costs; and

•	reinsurance collectability.

     The estimates related to catastrophes are adjusted as actual claims are filed and additional information becomes available. This adjustment could reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operations.
Losses resulting from political instability, acts of war or terrorism may negatively affect our financial and operating results.
     Numerous classes of business are exposed to terrorism related catastrophic risks. The frequency, number and severity of these losses are unpredictable. As a result, we have changed our underwriting protocols to address terrorism and the limited availability of terrorism reinsurance. However, given the uncertainty of the potential threats, we cannot be sure that we have addressed all the possibilities.
     The Terrorism Risk Insurance Act of 2002, as extended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, is effective for the period from November 26, 2002 through December 31, 2014. Prior to the act, insurance coverage by private insurers for losses (other than workers’ compensation) arising out of acts of terrorism was severely limited. The act provides, among other things, that all licensed insurers must offer coverage on most commercial lines of business for acts of terrorism. Losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury of the United States and that exceed $100 million will be reimbursed by the federal government subject to a limit of $100 billion in any year and less a deductible calculated for each insurer. Each insurance company is responsible for a deductible based on a percentage of its direct earned premiums in the previous calendar year. For 2009, our deductible is approximately $15.4 million. For losses in excess of the deductible, the federal government will reimburse 85% of the insurer’s loss, up to the insurer’s proportionate share of the $100 billion.
     Notwithstanding the protection provided by reinsurance and the Terrorism Risk Insurance Act of 2002, the risk of severe losses to us from acts of terrorism has not been eliminated. Our reinsurance contracts include various limitations or exclusions limiting the reinsurers’ obligation to cover losses caused by acts of terrorism. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and could adversely affect our business and financial condition.
Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry, and we are currently in a “soft market” phase of the insurance industry cycle, which may lead to reduced premium volume.
     Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:
•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made and natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.

     Historically, the financial performance of the insurance industry has fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition (a so-called “soft market”), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (a so-called “hard market”). Fluctuations in underwriting capacity, demand and competition, and the impact on our business of the other factors identified above, could have a negative impact on our results of operations and financial condition. We believe that underwriting capacity and price competition in the current market are indicative of a “soft market” phase of the insurance industry cycle. This additional underwriting capacity has resulted in increased competition from other insurers seeking to expand the kinds or amounts of insurance coverage they offer and causes some insurers to seek to maintain market share at the expense of underwriting discipline. During the last three years, we have experienced increased price competition with regard to most of our product lines.
Because estimating future losses is difficult and uncertain, if our actual losses exceed our loss reserves our operating results may be adversely affected.
     We maintain reserves to cover amounts we estimate will be needed to pay for insured losses and for the expenses necessary to settle claims. Estimating loss and loss expense reserves is a difficult and complex process involving many variables and subjective judgments. We regularly review our reserve estimate protocols and our overall amount of reserves. We review historical data and consider the impact of various factors such as:
•	trends in claim frequency and severity;

•	information regarding each claim for losses;

•	legislative enactments, judicial decisions and legal developments regarding damages; and

•	trends in general economic conditions, including inflation.
     Our actual losses could exceed our reserves. If we determine that our loss reserves are inadequate, we will have to increase them. This adjustment would reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operations. Such adjustments to loss reserve estimates are referred to as “loss development.” If existing loss reserves exceed the revised estimate, it is referred to as positive loss development. Negative loss development occurs when the revised estimate of expected losses with respect to a calendar year exceed existing loss reserves. For example, our loss and loss expense reserve for the 2000 calendar year has experienced a cumulative negative loss development of $9.1 million (a 30.9% deficiency) as of December 31, 2008, while our loss and loss expense reserve for the 2005 calendar year experienced a cumulative positive loss development of $1.1 million (a 1.9% excess) as of December 31, 2008. For additional information, see “Business — Loss and LAE Reserves.”
If our reinsurers do not pay our claims in accordance with our reinsurance agreements, we may incur losses.
     We are subject to loss and credit risk with respect to the reinsurers with whom we deal because buying reinsurance does not relieve us of our liability to policyholders. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase. For the year ended December 31, 2008, we ceded 19.7% of our gross written premiums to our reinsurers. We secure reinsurance coverage from a number of reinsurers. The lowest A.M. Best rating issued to any of our reinsurers is “A-” (Excellent), which is the fourth highest of fifteen ratings. See “Business — Reinsurance.”

We may be unable to effectively develop and market new products, like PennEdge, which may negatively affect our operations.
     Our ability to expand our business and to compete depends on our ability to successfully develop and market new products, like PennEdge. The success of new products such as PennEdge depends on many factors, including our ability to anticipate and satisfy customer needs, develop our products cost-effectively, differentiate our products from our competitors, and, where applicable, obtain the necessary regulatory approvals on a timely basis.
     However, even if we successfully develop new products, the success of those products will be dependent upon market acceptance. Market acceptance could be affected by several factors, including, but not limited to:
•	the availability of alternative products from our competitors;

•	the price of our product relative to our competitors;

•	the commissions paid to producers for the sale of our products relative to our competitors;

•	the timing of our market entry; and

•	our ability to market and distribute our products effectively.
     The successful development and marketing of PennEdge and other products will require a significant investment. Our failure to effectively develop and market PennEdge and other products may have an adverse effect on our business and operating results.
The property and casualty insurance market in which we operate is highly competitive, which impairs our ability to increase premiums for our products and recruit new producers.
     Competition in the property and casualty insurance business is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies and the experience of the insurer in the line of insurance to be written. We compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Many of these competitors have substantially greater financial, technical and operating resources than we have. Many of the lines of insurance we write are subject to significant price competition. If our competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. We pay producers on a commission basis to produce business. Some of our competitors may offer higher commissions or insurance at lower premium rates through the use of salaried personnel or other distribution methods that do not rely on independent producers. Increased competition could adversely affect our ability to attract and retain business and thereby reduce our profits from operations.
Our results of operations may be adversely affected by any loss of business from key producers.
     Our products are primarily marketed by independent producers. Other insurance companies compete with us for the services and allegiance of these producers. These producers may choose to direct business to our competitors, or may direct less desirable risks to us. One producer, Arthur J. Gallagher Risk Management Services, which writes business for us through nine offices, accounted for $11.0 million or approximately 12% of our direct premiums written in 2008. Only one other producer accounted for more than 5% of our 2008 direct premiums written. If we experience a significant decrease in business from, or lose entirely, our largest producers it would have a material adverse effect on us.

Assessments and premium surcharges for state guaranty funds, second injury funds and other mandatory pooling arrangements may reduce our profitability.
     Most states require insurance companies licensed to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all member insurance companies in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. Accordingly, the assessments levied on us may increase as we increase our written premiums. Some states also have laws that establish second injury funds to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. These funds are supported by either assessments or premium surcharges based on incurred losses. See “Business — Regulation.”
     In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although we price our insurance to account for our potential obligations under these pooling arrangements, we may not be able to accurately estimate our liability for these obligations. Accordingly, mandatory pooling arrangements may cause a decrease in our profits. At December 31, 2008, we participated in mandatory pooling arrangements in 32 states. As we write policies in new states that have mandatory pooling arrangements, we will be required to participate in additional pooling arrangements. Further, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase the liability for other members in the pool. The effect of assessments and premium surcharges or increases in such assessments or surcharges could reduce our profitability in any given period or limit our ability to grow our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”
Our revenues may fluctuate with our investment results and changes in interest rates.
     Our investment portfolio contains a significant amount of fixed maturity securities, including bonds, mortgage-backed securities (MBSs) and other securities. The fair values of these invested assets fluctuate depending upon economic conditions, particularly changes in interest rates.
     MBSs are subject to prepayment risks that vary with, among other things, interest rates. MBSs represented approximately $25.3 million or approximately 21% of our investments at December 31, 2008. During periods of declining interest rates, MBSs generally return principal faster than expected as the underlying mortgages are prepaid and/or refinanced by the borrowers in order to take advantage of the lower rates. MBSs with an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of prepayments. In addition, during such periods, we generally will be unable to reinvest the proceeds of any prepayment at comparable yields. Conversely, during periods of rising interest rates, the frequency of prepayments generally decreases. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.
     We may not be able to prevent or minimize the negative impact of interest rate changes. Additionally, unforeseen circumstances may force us to sell certain of our invested assets at a time when their fair values are less than their original cost, resulting in realized capital losses, which would reduce our net income. For example, the precipitous decline in stock market prices in the second half of 2008 resulted in our decision to sell the balance of the equity securities in our investment portfolio in December 2008 for a pre-tax net realized loss of $4.5 million.
Volatility in commodity and other prices could impact our financial results.
     We provide insurance coverages to mills, silos, and other agribusinesses, which store large quantities of commodities such as corn, wheat and soybeans. Therefore, the amount of our losses is affected by the value of these commodities. Volatility in commodity prices may be a result of many factors, including, but not limited to, shortages or excess supply created by weather changes, catastrophes, changes in global or local demand, or the rise or fall of the U.S. dollar relative to other currencies. Unexpected increases in commodity prices could result in our losses exceeding our actual reserves for our agribusiness lines. Such volatility in commodity prices could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse affect on our financial condition or results of operations. Although we have experienced a period of rising commodity prices for the last several years, we believe that since the third quarter of 2008 we have entered a period of declining commodity prices.
     In addition, the cost of construction materials and prevailing labor costs in areas affected by widespread storm damage can significantly impact our casualty losses. Higher costs for construction materials and shortages of skilled contractors such as electricians, plumbers and carpenters can increase the cost to repair or replace an insured property.
Proposals to federally regulate the insurance business could affect our business.
     Currently, the U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals generally would maintain state-based regulation of insurance, but would affect state regulation of certain aspects of the insurance business, including rates, producer and company licensing, and market conduct examinations. We cannot predict whether any of these proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our business, financial condition or results of operations.
If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably.
     We are regulated by the Pennsylvania Insurance Department, as well as, to a more limited extent, the federal government and the insurance departments of other states in which we do business. Currently, approximately 26% of our direct premiums written originate from business written in Pennsylvania and New Jersey. Therefore, the cancellation or suspension of our license in these states, as a result of any failure to comply with the applicable insurance laws and regulations, may negatively impact our operating results.
     Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations relate to, among other things:
•	approval of policy forms and premium rates;

•	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

•	classifying assets as admissible for purposes of determining statutory surplus;

•	licensing of insurers and their producers;

•	advertising and marketing practices;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty associations and mandatory pooling arrangements;

•	restrictions on the ability to pay dividends;

•	restrictions on transactions between affiliated companies;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	claims practices;

•	prescribing the form and content of reports of financial condition required to be filed; and

•	requiring reserves for unearned premiums, losses and other purposes.
     The Pennsylvania Insurance Department also conducts periodic examinations of the affairs of insurance companies and requires the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. Our last examination was as of December 31, 2004.
     In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. Further, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.
Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage.
     Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The availability and cost of reinsurance are subject to current market conditions and may vary significantly over time. Any decrease in the amount of our reinsurance will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.
     It is also possible that the losses we experience on risks we have reinsured will exceed the coverage limits on the reinsurance. If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.

We could be adversely affected by the loss of our existing management or key employees.
     The success of our business is dependent, to a large extent, on our ability to attract and retain key employees, in particular our senior officers. Our business may be adversely affected if labor market conditions make it difficult for us to replace our current key officers with individuals having equivalent qualifications and experience at compensation levels competitive for our industry. In particular, because of the shortage of experienced underwriters and claims personnel who have experience or training in the agribusiness sector of the insurance industry, replacing key employees in that line of our business could be challenging. Our key officers include: Douglas A. Gaudet, our President and Chief Executive Officer, Michael O. Banks, our Executive Vice President and Chief Financial Officer, Kevin D. Higgins, our Senior Vice President of Claims, Harold Roberts, our Senior Vice President and Chief Underwriting Officer, and Jonathan C. Couch, our Controller and Vice President. These key officers have an average of 23 years of experience in the property and casualty insurance industry.
     While we have employment agreements with a number of key officers, we do not have agreements not to compete or employment agreements with most of our employees. Our employment agreements with our key officers have change of control provisions that provide for certain payments and the continuation of certain benefits in the event they are terminated without cause or they voluntarily quit for good reason after a change in control. See “Management — Benefit Plans and Employment Agreements.”
We could be adversely affected by any interruption to our ability to conduct business at our current location.
     Our business operations are concentrated in one physical location in Wilkes-Barre, Pennsylvania, which is located on the Susquehanna River. Accordingly, our business operations could be substantially interrupted by flooding, snow, ice, and other weather-related incidents, or from fire, power loss, telecommunications failures, terrorism, or other such events. In such an event, we may not have sufficient redundant facilities to cover a loss or failure in all aspects of our business operations and to restart our business operations in a timely manner. Any damage caused by such a failure or loss may cause interruptions in our business operations that may adversely affect our service levels and business. See “Business — Technology.”
Risk Factors Relating to the Ownership of Our Common Stock

Our ESOP and stock-based incentive plan will increase our costs, which will reduce our income.
     Our ESOP will purchase 10% of the shares of common stock sold in the offering with funds borrowed from us. The cost of acquiring the shares of common stock for the ESOP, and therefore the amount of the loan, will be between $4,505,000 at the minimum of the offering range and $6,772,222 at the adjusted maximum of the offering range. The loan will be repaid over a ten year period. We will record annual employee stock ownership plan expense in an amount equal to the fair value of the shares of common stock committed to be released to employees under the ESOP for each year. If shares of our common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.
     We intend to adopt a stock-based incentive plan that will be submitted to our shareholders for approval six months after the offering. Under this plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. The number of shares of common stock that may be issued pursuant to restricted stock awards or upon exercise of stock option awards under the stock-based incentive plan may not exceed 4% and 10%, respectively, of the total number of shares sold in the offering.
     The shares of restricted common stock awarded under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the restricted shares of common stock to be awarded under the plan are repurchased in the open market (rather than issued directly from our authorized but unissued shares of common stock) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $1,802,000 at the minimum of the offering range and $2,438,000 at the maximum of the offering range. To the extent we repurchase such shares in the open market and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.
     Finally, accounting rules require companies to recognize as compensation expense the award-date fair value of stock options. When we record an expense for the award of options using the fair value method, we will incur significant compensation and benefits expense, which will reduce our net income.
The implementation of the stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.
     The proposed stock-based incentive plan will be funded through either open market purchases or from the issuance of authorized but unissued shares. In the event that authorized but unissued shares are used to fund restricted stock awards and the exercise of stock option awards under the plan in an amount equal to 4% and 10%, respectively, of the shares issued in a midpoint offering, shareholders would experience a reduction in ownership interest of approximately 12.3%. In addition, the number of shares of common stock available for issuance pursuant to restricted stock awards and upon exercise of stock option awards following the adoption and approval of our stock-based incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

The valuation of our common stock in the offering is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after this offering.
     There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of our common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Conversion and Offering — The Valuation” for the factors considered by Curtis Financial in determining the appraisal.
     The price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:
•	quarterly variations in our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

•	announcements by third parties of claims against us;

•	changes in law and regulation;

•	results of operations that vary from those expected by investors; and

•	future sales of shares of our common stock.
     In addition, the stock market in the last year has experienced substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of shares of our common stock may be below the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.
Statutory provisions and our articles and bylaws may discourage takeover attempts on Penn Millers that you may believe are in your best interests or that might result in a substantial profit to you.
     We are subject to provisions of Pennsylvania corporate and insurance law that hinder a change of control. Pennsylvania law requires the Pennsylvania Insurance Department’s prior approval of a change of control of an insurance holding company. Under Pennsylvania law, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Approval by the Pennsylvania Insurance Department may be withheld even if the transaction would be in the shareholders’ best interest if the Pennsylvania Insurance Department determines that the transaction would be detrimental to policyholders.
     Our articles of incorporation and bylaws also contain provisions that may discourage a change in control. These provisions include:

•	a prohibition on a person, including a group acting in concert, from acquiring voting control of more than 10% of our outstanding stock;

•	a classified board of directors divided into three classes serving for successive terms of three years each;

•	the prohibition of cumulative voting in the election of directors;

•	the requirement that nominations for the election of directors made by shareholders and any shareholder proposals for inclusion on the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to us not less than 90 days prior to the meeting;

•	the prohibition of shareholders’ action without a meeting and of shareholders’ right to call a special meeting;

•	unless otherwise waived by the board of directors, a person must be a shareholder of Penn Millers Holding Corporation for the lesser of one year or the time that has elapsed since the completion of the conversion;

•	the requirement imposing a mandatory tender offering requirement on a shareholder that has a combined voting power of 25% or more of the votes that our shareholders are entitled to cast;

•	the requirement that certain provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the board of directors; and

•	the requirement that certain provisions of our bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3%, or in certain cases 80%, of all votes that shareholders are entitled to cast.
     These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person, entity or group of affiliated persons or entities to acquire voting control of Penn Millers, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions make it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See “Management — Benefit Plans and Employment Agreements” and “Description of the Capital Stock.”
We will have broad discretion over the use of the net proceeds that we retain from the offering.
     Although we expect to use part of the net proceeds of the offering to fund a loan to our ESOP and to potentially make open market purchases of our shares for our stock incentive plan, our management will have broad discretion with respect to the use of the net proceeds that are contributed to Penn Millers Insurance Company. Except as specified above, we expect to use the net proceeds for general corporate purposes, which may include, among other things, purchasing investment securities and further expanding our insurance operations. See “Use of Proceeds.”
We believe that subscription rights have no value, but the Internal Revenue Service may disagree.
      We intend to take the position that, for U.S. federal income tax purposes, eligible members will be treated as transferring their membership interests in Penn Millers Mutual to Penn Millers Holding Corporation in exchange for subscription rights to purchase Penn Millers Holding Corporation common stock, and that any gain realized by an eligible member as a result of the receipt of a subscription right that is determined to have ascertainable fair market value on the date such right is received by the eligible member must be recognized, whether or not such right is exercised.

      Curtis Financial has advised us that it believes the subscription rights will not have any fair market value. Curtis Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at the same price to be paid by members of the general public in the community offering. Curtis Financial cannot assure us, however, that the Internal Revenue Service will not challenge Curtis Financial’s determination or that such challenge, if made, would not be successful.
      For more information see “Federal Income Tax Considerations — Tax Consequences of Subscription Rights.”
If Penn Millers Insurance Company is not sufficiently profitable, our ability to pay dividends will be limited.
     Following the conversion offering, we will be a separate entity with no operations of our own other than holding the stock of Penn Millers Mutual. We will depend primarily on dividends paid by Penn Millers Insurance Company and any proceeds from the offering that are not contributed to Penn Millers Insurance Company to pay the debt service on our existing loans and to provide funds for the payment of dividends. We will receive dividends only after all of Penn Millers Insurance Company’s obligations and regulatory requirements with the Pennsylvania Insurance Department have been satisfied. During any twelve-month period, the amount of dividends paid by Penn Millers Insurance Company to us, without the prior approval of the Pennsylvania Insurance Department, may not exceed the greater of 10% of the company’s surplus as regards to policyholders as reported on its most recent annual statement filed with the Pennsylvania Insurance Department or the company’s statutory net income as reported on such statement. We presently do not intend to pay dividends to our shareholders. If the Penn Millers Insurance Company is not sufficiently profitable, our ability to pay dividends to you in the future will be limited.
Compliance with the requirements of the Securities Exchange Act and the Sarbanes-Oxley Act could result in higher operating costs and adversely affect our results of operations.
     When the offering is completed, we will be subject to the periodic reporting, proxy solicitation, insider trading and other obligations imposed under the Securities Exchange Act. In addition, the provisions of the Sarbanes-Oxley Act will immediately become applicable to us. Compliance with these requirements will increase our legal and accounting costs and the cost of directors and officers liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements may result in delisting of our common stock by the Nasdaq Global Market, and inquiries from or sanctions by the U.S. Securities and Exchange Commission (SEC). Moreover, the provision of the Sarbanes-Oxley Act that requires public companies to review and report on the adequacy of their internal controls over financial reporting will be applicable to us in 2010. We estimate that compliance with these requirements will require a substantial commitment of time and will result in an initial nonrecurring expense of approximately $300,000 to comply with the requirements of the Sarbanes-Oxley Act and an increase of approximately $700,000 in annual operating expenses to comply with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act. These expenses as well as the additional management time and attention needed to comply with these requirements may have a material adverse effect on our financial condition and results of operations.
Our high price-to-earnings ratio may cause our stock to trade at less than $10 per share in the secondary market after completion of the offering.
Because of our relatively low returns on equity and assets in recent reporting periods and our negative profitability in the last twelve months, Curtis Financial did not rely on the pro forma price-to-earnings ratio in performing its valuation of us. Instead, Curtis Financial relied on the fully-converted pro forma price-to-book ratio as a valuation metric in determining the value of the Company. As a result, the price-to-earnings ratio of our shares may be substantially higher than our peers after completion of the offering. This may result in our shares trading in the secondary market after completion of the offering at less than the $10 per share offering price.
If we do not obtain approval to list on the Nasdaq Global Market, the price and liquidity of our stock may be adversely affected.
We have applied for listing on the Nasdaq Global Market. In order to list, we must meet certain minimum requirements for our stockholders’ equity, net income, the market value and number of publicly held shares, the number of shareholders, and the market price of our stock. In addition, to initially list, we must have at least three market makers agree to make a market in our stock. Even if we are approved, an active trading market may not develop and similar minimum criteria is required for continued listing on the Nasdaq Global Market, including having up to four market makers making a market in our stock under certain continued listing standards. The failure to receive approval to list or a subsequent delisting from the Nasdaq Global Market may adversely affect the market price for our stock and reduce the liquidity of our common stock, and therefore, make it more difficult for you to sell our stock.

FORWARD-LOOKING INFORMATION
     This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “may,” “seek,” “expect” and similar expressions. These forward-looking statements include:
•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy; and

•	estimates of future costs, benefits and results.
     The forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” that could affect the actual outcome of future events.
     All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under “Risk Factors” and those listed below:
•	future economic conditions in the markets in which we compete that are less favorable than expected;

•	the effects of weather-related and other catastrophic events;

•	the effect of legislative, judicial, economic, demographic and regulatory events in the jurisdictions where we do business;

•	our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network;

•	our ability to introduce and successfully market our new PennEdge commercial multi-peril policy;

•	our ability to expand our agribusiness lines into new geographic areas, including the midwestern United States;

•	financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains and a reduction in the value of our investment portfolio;

•	heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new or existing competitors, resulting in a reduction in the demand for our products;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist related insurance legislation and laws;

•	changes in general economic conditions, including inflation, unemployment, interest rates and other factors;

•	the cost, availability and collectability of reinsurance;

•	estimates and adequacy of loss reserves and trends in loss and loss adjustment expenses;

•	changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

•	our inability to obtain regulatory approval of, or to implement, premium rate increases;

•	the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Public Company Accounting Oversight Board or the Financial Accounting Standards Board or other standard-setting bodies;

•	inability to carry out marketing and sales plans, including, among others, development of new products or changes to existing products and acceptance of the new or revised products in the market;

•	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

•	adverse litigation or arbitration results; and

•	adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.
     Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information.
     ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING INFORMATION ATTRIBUTABLE TO PENN MILLERS OR ANY PERSON ACTING ON OUR BEHALF IS EXPRESSLY QUALIFIED IN ITS ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

SELECTED FINANCIAL AND OTHER DATA
     The following table sets forth selected financial data for Penn Millers prior to the offering. You should read this data in conjunction with our financial statements and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. The balance sheet data as of December 31, 2008 and 2007, and the statement of operations data for each of the years in the three years ended December 31, 2008, 2007 and 2006 are derived from our audited financial statements beginning on page F-1.
     We evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to GAAP measures, we utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for providing comparisons to our peers. These non-GAAP measures are underwriting loss, combined ratios, written premiums, and net written premiums to statutory surplus ratio.

	At or for the years ended
	December 31,
	2008	2007	2006	2005(4)	2004
	(Dollars in thousands)

Statement of Operations Data:
Direct premiums written	$94,985	$94,073	$84,544	$84,084	$89,041

Net premiums written	$77,367	$74,119	$67,525	$62,057	$67,036

Net premiums earned	$78,737	$70,970	$64,645	$64,723	$63,090
Net investment income	5,335	5,324	4,677	4,444	4,278
Net realized investment gains (losses)	(5,819)	(702)	349	424	936
Other revenue	411	508	345	277	301

Total revenue	$78,664	$76,100	$70,016	$69,868	$68,605

Expenses
Loss and loss adjustment expense	$57,390	$49,783	$43,766	$40,242	$42,910
Amortization of deferred acquisition costs	23,081	21,930	20,080	21,556	20,464
Underwriting and administrative expense	3,481	2,233	3,216	7,662	3,895
Interest expense	184	125	222	195	84
Other operating expenses	365	184	314	266	82

Total losses and expenses	$84,501	$74,255	$67,598	$69,921	$67,435

Income (loss) from continuing operations, before income taxes	$(5,837)	$1,845	$2,418	$(53)	$1,170
Income tax expense (benefit)	(1,378)	396	506	(295)	(21)

Income (loss) from continuing operations	$(4,459)	$1,449	$1,912	$242	$1,191
Income (loss) on discontinued operations	(2,920)	(363)	168	47	199

Net income (loss)	$(7,379)	$1,086	$2,080	$289	$1,390

Balance Sheet Data (at period end):
Total investments, cash and cash equivalents	$133,873	$136,312	$126,655	$116,898	$117,002
Total assets	220,524	219,613	207,768	197,897	192,020
Unpaid loss and loss adjustment expenses	108,065	95,956	89,405	83,849	73,287
Unearned premiums	45,322	46,595	43,294	39,984	42,798
Total liabilities	169,769	158,212	147,238	140,128	132,114
Equity	50,755	61,401	60,530	57,769	59,906

	At or for the years ended
	December 31,
	2008	2007	2006	2005 (4)	2004
	(Dollars in thousands)

U.S. GAAP Ratios:
Loss and loss adjustment expense ratio (1)	72.9%	70.1%	67.7%	62.2%	68.0%
Underwriting expense ratio (2)	32.8%	33.3%	35.1%	39.2%	38.0%

Combined ratio (3)	105.7%	103.4%	102.8%	101.4%	106.0%

Return on average equity, continuing operations	(8.0%)	2.4%	3.2%	0.4%	2.0%
Return on average equity	(13.2%)	1.8%	3.5%	0.5%	2.3%

Statutory Data:
Statutory net income (loss)	$(4,718)	$878	$1,374	$3,171	$634
Statutory surplus	42,569	50,795	50,524	47,216	45,445
Ratio of net premiums written to statutory surplus	181.7%	145.9%	133.6%	131.4%	147.5%

(1)	Calculated by dividing loss and loss adjustment expenses by net premiums earned.

(2)	Calculated by dividing amortization of deferred policy acquisition costs and net underwriting and administrative expenses (attributable to insurance operations) by net premiums earned.

(3)	The sum of the loss and loss adjustment expense ratio and the underwriting expense ratio. A combined ratio of less than 100% means a company is making an underwriting profit.

(4)	In conjunction with the offering, 2005 has been adjusted, as of January 1, 2005, to reflect the adoption of Staff Accounting Bulletin (SAB) No. 108, Quantifying Financial Statement Misstatements.

USE OF PROCEEDS
     Although the actual proceeds from the sale of our common stock cannot be determined until the offering is complete, we currently anticipate that the gross proceeds from the sale of our common stock will be between $45.1 million, at the minimum, and $67.7 million, at the adjusted maximum, of the offering range. We expect net proceeds from this offering to be between $42.5 million and $65.2 million, after payment of our offering expenses. See “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “The Conversion and Offering — The Valuation” as to the assumptions used to arrive at such amounts. We expect to use the net proceeds from the offering as follows:

		Adjusted
	Minimum	Maximum
Net Proceeds
Gross proceeds	$45,050,000	$67,722,220
Offering expenses	2,570,000	2,570,000

Net proceeds before loan to ESOP	$42,480,000	$65,152,220

Use of Net Proceeds
Loan to ESOP	$4,505,000	$6,772,222
Commissions	$675,750	$1,015,833
General corporate purposes	37,299,250	57,364,165

Total	$42,480,000	$65,152,220

     After the payment of our offering expenses and commissions, we will use the net proceeds received from the sale of our shares of common stock in the offering to make a loan to our ESOP in an amount sufficient to permit the ESOP to buy an amount equal to 10% of the shares sold in the offering.
     After using net proceeds to fund a loan to our ESOP, we expect to contribute most of the net proceeds from the offering to Penn Millers Insurance Company. These net proceeds will supply additional capital that Penn Millers Insurance Company needs to support future growth in its net premiums written. The net proceeds contributed to the capital of Penn Millers Insurance Company will also be used for general corporate purposes, which may include reducing our reliance on reinsurance, furthering our geographic diversification through expansion of our producer network and marketing our PennEdge product. See “Business — Our Business Strategies and Offering Rationale.” On a short-term basis, the net proceeds contributed to Penn Millers Insurance Company will be invested primarily in U.S. government securities, other federal agency securities, and other securities consistent with our investment policy.
     Except for the loan to our ESOP, the contribution of capital to Penn Millers Insurance Company, the use of such proceeds for general corporate purposes, including the payment of debt service on our existing lines of credit, and the possible purchase of stock to fund restricted stock awards and stock option grants, we currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from this offering.
     As of December 31, 2008, the Company had $950,000 outstanding under our existing lines of credit. These borrowings were used to pay for the initial expenses incurred for the offering and are part of the estimated $2.57 million of total offering expenses that will be paid from the gross proceeds. We anticipate that aside from these amounts, none of the proceeds will be used for debt service.
     The amount of proceeds from the sale of common stock in the offering will depend on the total number of shares actually sold. As a result, the net proceeds from the sale of common stock cannot be determined until the offering is completed.

MARKET FOR THE COMMON STOCK
     We have applied for listing of our common stock on the Nasdaq Global Market under the symbol “PMIC,” subject to the completion of the offering.
     We have never issued any capital stock to the public. Consequently, there is no established market for our common stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. Neither we nor any market maker has any control over the development of such a public market. Although we have applied to have our stock listed on the Nasdaq Global Market, an active trading market may not develop. This is, in part, because the size of the offering is small. Furthermore, a substantial portion of the stock will be held by our management and our ESOP.
      One of the requirements for initial listing of the common stock on the Nasdaq Global Market is that there are at least three market makers for the common stock. We cannot assure you that there will be three or more market makers for the common stock. Furthermore, we cannot assure you that you will be able to resell your shares of common stock for a price at or above $10.00 per share, or that approval for listing on the Nasdaq Global Market will be available, as contemplated.

DIVIDEND POLICY
     Payment of dividends on our common stock is subject to determination and declaration by our board of directors. Our dividend policy will depend upon our financial condition, results of operations and future prospects.
     At present, we have no intention to pay dividends to our shareholders. We cannot assure you that dividends will be paid, or if and when paid, that they will continue to be paid in the future.
     We initially will have no significant source of cash flow other than dividends from Penn Millers Insurance Company, the repayment of our loan to the ESOP and the investment earnings on any net proceeds of the offering not contributed to Penn Millers Insurance Company. Therefore, the payment of dividends by us will depend significantly upon our receipt of dividends from Penn Millers Insurance Company.
     Pennsylvania law sets the maximum amount of dividends that may be paid by Penn Millers Insurance Company during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This amount cannot exceed the greater of 10% of the company’s surplus as regards to policyholders as reported on the most recent annual statement filed with the Pennsylvania Insurance Department, or the company’s statutory net income for the period covered by the annual statement as reported on such statement. As of December 31, 2008, the amount available for payment of dividends by Penn Millers Insurance Company to us in 2009 without the prior approval of the Pennsylvania Insurance Department is approximately $4.3 million. We cannot assure you that the Pennsylvania Insurance Department would approve the declaration or payment by Penn Millers Insurance Company of any dividends in excess of such amount to us. See “Business — Regulation.”
     Even if we receive any dividends from Penn Millers Insurance Company, we may not declare any dividends to our shareholders because of our working capital requirements. We are not subject to regulatory restrictions on the payment of dividends to shareholders, but we are subject to the requirements of the Pennsylvania Business Corporation Law of 1988. This law generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, we will be able to pay our debts in the ordinary course of business and our total assets will exceed our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if we were to be dissolved at the time the dividend or distribution is paid.

CAPITALIZATION
     The following table displays information regarding our historical and pro forma capitalization at December 31, 2008, on a consolidated basis. The pro forma information gives effect to the sale of common stock at the minimum, midpoint, and maximum of the range of our estimated consolidated pro forma market value, as determined by the independent valuation of Curtis Financial. The pro forma information also is displayed at the maximum of the estimated valuation range plus shares issuable to the ESOP, which we refer to as the “adjusted maximum.” The various capital positions are displayed based upon the assumptions set forth under “Use of Proceeds.” For additional financial information, see our financial statements and related notes beginning on page F-1 of this prospectus. The total number of shares to be issued in the offering will range from 4,505,000 shares to 6,772,222 shares. The exact number will depend on market and financial conditions. See “Use of Proceeds” and “The Conversion and Offering —Stock Pricing and Number of Shares to be Issued.”
Pro Forma Capitalization at December 31, 2008
(In thousands, except per share data)

	Penn Millers
	Historical
	Consolidated				Adjusted
	Capitalization	Minimum	Midpoint	Maximum	Maximum

Long term debt and lines of credit	$2,382	$1,432	$1,432	$1,432	$1,432

Shareholders’ equity:
Common stock, $0.01 par value per share; authorized shares 10,000,000	$—	$45	$53	$61	$68
Additional paid in capital	—	41,759	49,582	57,405	64,068
Retained earnings	51,914	51,914	51,914	51,914	51,914
Accumulated other comprehensive income (loss), net of tax	(1,159)	(1,159)	(1,159)	(1,159)	(1,159)
Less: common stock to be acquired by ESOP(2)	—	(4,505)	(5,300)	(6,095)	(6,772)

Total shareholders’ equity	$50,755	$88,054	$95,090	$102,126	$108,119

(1)	No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock-based incentive plan. We intend to adopt a stock-based incentive plan and will submit such plan to shareholders for their approval at a meeting of shareholders to be held at least six months following completion of the offering. If the plan is approved by shareholders, an amount equal to 14% of the shares of common stock sold in the offering will be available for future issuance under such plan. Under such plan, 4% will be available for future restricted stock awards and 10% will be available for future stock option grants. Your ownership percentage would decrease by approximately 12.3% if shares were issued from our authorized but unissued shares upon the grant of all potential restricted stock awards and the exercise of all potential stock options, and if 5,300,000 shares were sold in the offering. No decrease in your ownership percentage will occur if the shares are purchased for the plan on the open market. See “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “Management — Benefit Plans and Employment Agreements — Stock-Based Incentive Plan.”

(2)	Assumes that 10% of the common stock sold in the offering will be purchased by the ESOP. The common stock acquired by the ESOP is reflected as a reduction in shareholders’ equity. Assumes the funds used to acquire the ESOP shares will be borrowed from Penn Millers. See Note 1 to the table set forth under “Unaudited Pro Forma Financial Information — Additional Pro Forma Data” and “Management — Benefit Plans and Employment Agreements — Employee Stock Ownership Plan.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma condensed balance sheet as of December 31, 2008, gives effect to the completion of the offering, including implementation of the ESOP, as if it had occurred as of December 31, 2008. The data is based on the assumption that 4,505,000 shares of common stock (the minimum number of shares required to be sold in the offering) are sold to eligible members of Penn Millers Mutual, our directors, officers, and employees, and the ESOP and other purchasers in the subscription offering and community offering, and that no shares are sold in the syndicated community offering.
     The following unaudited pro forma condensed statement of operations for the year ended December 31, 2008, presents our operating results as if the offering was completed and the implementation of the ESOP had occurred as of January 1, 2008.
     Completion of the offering is contingent on the sale of a minimum of 4,505,000 shares of common stock in the offering. If less than 4,505,000 shares of common stock are subscribed for in the subscription and community offerings, the remaining shares may be sold in the syndicated community offering.
     The unaudited pro forma information does not claim to represent what our financial position or results of operations would have been had the offering occurred on the dates indicated. This information is not intended to project our financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma financial information should be read in conjunction with our financial statements, the accompanying notes, and the other financial information included elsewhere in this prospectus.
     The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our financial statements will reflect the effects of the offering only from the date it is completed.

Unaudited Pro Forma Condensed Balance Sheet
As of December 31, 2008
(In thousands, except per share data)

	Penn Millers			Penn Millers
	Historical	Pro Forma		Pro Forma
	Consolidated	Adjustments		Consolidated
Assets
Cash and invested assets	$133,873	$36,349	(1)	$170,222
Premiums receivable	31,080	—		31,080
Reinsurance receivables	20,637	—		20,637
Deferred acquisition costs	10,601	—		10,601
Prepaid reinsurance premiums	4,342	—		4,342
Accrued investment income	1,431	—		1,431
Property and equipment, net of accumulated depreciation	4,231	—		4,231
Income taxes receivable	1,508	—		1,508
Deferred income taxes	4,728	—		4,728
Other assets	3,864	—		3,864
Deferred offering costs	1,015	—		1,015
Assets held for sale	3,214	—		3,214

Total assets	$220,524	$36,349		$256,873

Liabilities
Loss and loss adjustment expense reserves	$108,065	$—		$108,065
Unearned premiums	45,322	—		45,322
Accounts payable and accrued expenses	13,353	—		13,353
Borrowings under line of credit	950	(950)		—
Long-term debt	1,432	—		1,432
Liabilities held for sale	647	—		647

Total liabilities	$169,769	$(950)		$168,819

Shareholders’ equity
Common stock	$—	$45	(1)	$45
Unearned compensation	—	(4,505	)(2)	(4,505)
Additional paid in capital	—	41,759	(1)	41,759
Retained earnings	51,914	—		51,914
Accumulated other loss, net of deferred taxes	(1,159)	—		(1,159)

Total shareholders’ equity	$50,755	$37,299		$88,054

Total liabilities and shareholders’ equity	$220,524	$36,349		$256,873

(1)	The unaudited pro forma condensed balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the estimated range of our consolidated pro forma market value, as determined by the independent valuation of Curtis Financial. The unaudited pro forma condensed balance sheet is based upon the assumptions set forth under “Use of Proceeds.”

(2)	Reflects the $4,505,000 loan from us to our ESOP, the proceeds of which will be used to purchase 10% of the common stock issued in the offering at a purchase price of $10.00 per share. The amount of this borrowing has been reflected as a reduction from net proceeds to determine the estimated funds available for investment. The amount of the ESOP loan will increase to $5,300,000, $6,095,000, and $6,772,222 if 5,300,000, 6,095,000, and 6,772,222 shares, respectively, are sold in the offering. The ESOP loan will bear interest at an annual rate equal to long-term Applicable Federal Rate with semi-annual compounding on the closing date of the offering.

     For comparison with the above, the following table provides the net proceeds we will receive from the sale of common stock at the minimum, midpoint and maximum of the estimated valuation range and at the adjusted maximum, which includes the shares to be issued to the ESOP in the event we accept subscriptions to purchase the maximum number of shares from other purchasers in the offering.

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
		(in thousands)

Gross proceeds from the offering	$45,050	$53,000	$60,950	$67,722
Less: common stock acquired by the ESOP	(4,505)	(5,300)	(6,095)	(6,772)
Less: offering expenses	(2,570)	(2,570)	(2,570)	(2,570)
Less: underwriting commissions	(676)	(795)	(914)	(1,016)

Net proceeds from the offering	$37,299	$44,335	$51,371	$57,364

Total shares issued by Penn Millers in the offering	4,505,000	5,300,000	6,095,000	6,772,222

The ESOP loan will require at least annual payments of principal and interest for a term of 10 years. Penn Millers Insurance Company intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP loan. As the ESOP loan is repaid, the shareholders’ equity of Penn Millers Holding Corporation will be increased. The ESOP expense reflects adoption of Statement of Position (SOP) 93-6, which requires recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP would be based upon the average market value of the shares during the year. For purposes of this calculation, the average market value was assumed to be equal to $10.00 per share. See “Management — Benefit Plans and Employment Agreements.”

Unaudited Pro Forma Condensed Statement of Operations
Year Ended December 31, 2008
(in thousands, except per share data)

	Penn Millers			Penn Millers
	Historical	Pro Forma		Pro Forma
	Consolidated	Adjustments		Consolidated
Revenue:
Net premiums earned	$78,737	$—		$78,737
Net investment income	5,335	1,037	(1)	6,372
Realized investment losses, net	(5,819)	—		(5,819)
Other income	411	—		411

Total revenue	78,664	1,037		79,701

Expenses:
Loss and loss adjustment expense	$57,390	$—		$57,390
Amortization of deferred policy acquisition costs	23,081	—		23,081
Underwriting and administrative expenses	3,481	—		3,481
Interest expense	184	—		184
Other expenses, net	365	451	(2)	816

Total expenses	84,501	451		84,952

Loss from continuing operations before income taxes	$(5,837)	$586		$(5,251)
Income tax (benefit) expense	(1,378)	199	(3)	(1,179)

Loss from continuing operations	$(4,459)	$387		$(4,072)

Earnings per share data:
Basic and diluted loss per common share from continuing operations	$—			$(1.00)

Weighted average basic and diluted common shares outstanding	—			4,077,025

Notes to Unaudited Pro Forma Condensed Statement of Operations

(1)	Assumes that that the net proceeds from the offering were available for investment and received as of January 1, 2008, and that they were invested with an average annual pre-tax rate of return of 2.78%.

(2)	General operating expenses include a pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $4,505,000 loan from us to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on ten equal annual installments.

(3)	Adjustments to reflect the federal income tax effects of (1) — (2) above assuming an effective federal income tax rate of 34%.

(4)	It is assumed that 10% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Penn

Millers Holding Corporation. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Penn Millers Insurance Company expects to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Annual payments of the ESOP debt is based upon ten equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2008; (ii) that 45,050, 53,000, 60,950, and 67,722 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2008, at an average fair value of $10.00 per share, in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 427,975, 503,500, 579,025 and 643,361 at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2008, were subtracted from total shares outstanding of 4,505,000, 5,300,000, 6,095,000, and 6,772,222 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

Additional Pro Forma Data
     The actual net proceeds from the sale of our common stock in the offering cannot be determined until the offering is completed. However, the offering net proceeds are currently estimated to be between $37.3 million and $57.4 million, based upon the following assumptions:

•	Our ESOP will purchase an amount equal to 10% of the shares of common stock sold in the offering with a loan from us;

•	Expenses of the offering will be $2.57 million; and

•	Underwriting commissions will equal 1.5% of the gross proceeds of the offering and that no shares will be sold in the syndicated offering.

     We have prepared the following table, which sets forth our historical net income and retained earnings prior to the offering and our pro forma net income and shareholders’ equity following the offering. In preparing this table and in calculating pro forma data, the following assumptions have been made:
•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period;

•	Pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by our ESOP; and

•	Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on December 31, 2008, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the offering.

     The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

     The following table summarizes historical data and our pro forma data at December 31, 2008, and for the year then ended based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the completion of the offering.

	At or For the Year Ended December 31, 2008
	(In thousands, except for per share data)
				6,772,222 shares
	4,505,000 shares	5,300,000 shares	6,095,000 shares	sold at $10.00 per
	sold at $10.00 per	sold at $10.00 per	sold at $10.00 per	share (Adjusted
	share (Minimum	share (Midpoint	share (Maximum	Maximum
	of range)	of range)	of range)	of range)

Pro forma offering proceeds
Gross proceeds of public offering	$45,050	$53,000	$60,950	$67,722
Less offering expenses and commissions	(3,246)	(3,365)	(3,484)	(3,586)

Net proceeds	41,804	49,635	57,466	64,136
Less ESOP shares (1)	(4,505)	(5,300)	(6,095)	(6,772)

Net proceeds after ESOP shares	$37,299	$44,335	$51,371	$57,364

Pro forma shareholders’ equity
Historical equity of Penn Millers	$50,755	$50,755	$50,755	$50,755
Pro forma proceeds after ESOP shares	37,299	44,335	51,371	57,364

Pro forma shareholders’ equity (2)	$88,054	$95,090	$102,126	$108,119

Pro forma per share data
Total shares outstanding after the offering	4,505,000	5,300,000	6,095,000	6,772,222
Pro forma book value per share	$19.55	$17.94	$16.76	$15.97
Pro forma price-to-book value	51.16%	55.74%	59.67%	62.62%

Pro forma net income:
Historical loss from continuing operations	$(4,459)	$(4,459)	$(4,459)	$(4,459)
Loss on discontinued operations	(2,920)	(2,920)	(2,920)	(2,920)
Earnings on proceeds (3)	684	813	943	1,053
ESOP expense	(297)	(350)	(402)	(447)

Pro forma loss	$(6,992)	$(6,916)	$(6,838)	$(6,773)

Weighted average shares outstanding (4)	4,077,025	4,796,500	5,515,975	6,128,861
Pro forma loss per share	$(1.71)	$(1.44)	$(1.24)	$(1.11)

(1)	It is assumed that 10% of the aggregate shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from us. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the year ended December 31, 2008; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(2)	No effect has been given to the issuance of additional shares in connection with the grant of options or restricted stock awards under the stock-based incentive plan that we intend to adopt. Under the stock-based incentive plan, an amount equal to the aggregate of 10% of the common stock sold in the offering, or 450,500, 530,000, 609,500, and 677,222 shares at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be available for future issuance upon the exercise of options to be granted under the stock-based incentive plan. Also under the stock-based incentive plan an amount equal to the aggregate of 4% of the shares of common stock sold in the offering, or 180,200, 212,000, 243,800 and 270,889 shares of common stock at the minimum, midpoint, maximum, and adjusted maximum of the estimated offering range, respectively, will be purchased either through open market purchases or issued by Penn Millers for the purposes of making restricted stock awards under the stock-based incentive plan. We expect to seek shareholder approval of the plan six months after completion of the offering. The issuance of authorized but unissued shares of our common stock for the purpose of making restricted stock awards under the stock-based incentive plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 12.3% at the midpoint of the offering range.

(3)	Assumes an average after-tax rate of return of 1.835% per annum on the net proceeds of the offering.

(4)	It is assumed that 10% of the shares issuable in the offering will be purchased by our ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Penn Millers Holding Corporation. The amount to be borrowed is reflected as a reduction to shareholders’ equity of Penn Millers Holding Corporation. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The annual payment of the ESOP debt is based upon ten equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2008; (ii) that 45,050, 53,000, 60,950, and 67,722 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the year ended December 31, 2008, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 427,975, 503,500, 579,025, and 643,361 and at the minimum, midpoint, maximum and adjusted maximum of the offering range during the year ended December 31, 2008, were subtracted from total shares outstanding of 4,505,000, 5,300,000, 6,095,000, and 6,772,222 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus constitutes forward-looking information that involves risks and uncertainties. Please see “Forward-Looking Information” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described, or implied by, the forward-looking statements contained herein.
Overview
     Penn Millers Insurance Company is a property and casualty insurance company incorporated in Pennsylvania. Penn Millers Insurance Company is a wholly owned subsidiary of PMHC, which is a wholly owned subsidiary of Penn Millers Mutual Holding Company, or Penn Millers Mutual. American Millers Insurance Company is a property and casualty insurance company incorporated in Pennsylvania and is a wholly owned subsidiary of Penn Millers Insurance Company. On the effective date of the conversion, Penn Millers Mutual will become a wholly owned subsidiary of Penn Millers Holding Corporation. After the conversion, PMHC will merge with and into Penn Millers Mutual. The consolidated financial statements of Penn Millers Mutual prior to the conversion will become the consolidated financial statements of Penn Millers Holding Corporation upon completion of the conversion.
      On February 2, 2009, we completed the sale of substiantially all the assets of Eastern Insurance Group, which was a wholly owned subsidiary insurance agency of PMHC. In July 2008, we completed the sale of the assets of Penn Software and Technology Services, Inc. (Penn Software), a Pennsylvania corporation specializing in software development for the insurance industry. Penn Software was a wholly-owned subsidiary of PMHC. Both Eastern Insurance Group and Penn Software are accounted for as discontinued operations. We intend to begin the process to dissolve both Eastern Insurance Group and Penn Software in 2009.
     We offer insurance products designed to meet the needs of certain segments of the agricultural industry in 33 states. We also offer commercial insurance products designed to meet the needs of main street businesses in 8 states. We report our operating results in three operating segments: agribusiness insurance, commercial business insurance, and our “other” segment. Assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. Our agribusiness insurance segment product includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation, and umbrella liability insurance. We specialize in writing coverage for manufacturers, processors, and distributors of products for the agricultural industry. We market our agribusiness lines through independent producers and our employees. Our commercial business insurance segment product consists of a business owner’s policy that combines the following: property, liability, business interruption, and crime coverage for small businesses; workers’ compensation; commercial automobile; and umbrella liability coverage. The types of businesses we target include retail, service, hospitality, wholesalers, light manufacturers, and printers. We market our commercial lines through independent producers.

     Our third business segment, which we refer to as our “other” segment, includes the runoff of lines of business that we no longer offer or assume and assigned risk reinsurance programs in which we are required to participate.
     Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc., which is the fourth highest out of fifteen possible ratings. The latest rating evaluation by A.M. Best Company, Inc. occurred on June 2, 2008.
     For the year ended December 31, 2008, we had direct premiums written of $95.0 million, net premiums earned of $78.7 million, and a net loss from continuing operations of $4.5 million. For the year ended December 31, 2007, we had direct premiums written of $94.1 million, net premiums earned of $71.0 million, and net income from continuing operations of $1.4 million. At December 31, 2008, we had total assets of $220.5 million and equity of $50.8 million.
Marketplace Conditions and Trends
     The property and casualty insurance industry is affected by recurring industry cycles known as “hard” and “soft” markets. A soft cycle is characterized by intense competition resulting in lower pricing in order to compete for business. A hard market, generally considered a beneficial industry trend, is characterized by reduced competition that results in higher pricing. Since 2005, the property and casualty insurance industry has been characterized by a soft market and increased pricing competition.
Principal Revenue and Expense Items
     We derive our revenue primarily from premiums earned, net investment income and net realized gains (losses) from investments.
     Gross and net premiums written.
     Gross premiums written is equal to direct and assumed premiums before the effect of ceded reinsurance. Net premiums written is the difference between gross premiums written and premiums ceded or paid to reinsurers (ceded premiums written).
     Premiums earned.
     Premiums earned are the earned portion of our net premiums written. Gross premiums written include all premiums recorded by an insurance company during a specified policy period. Insurance premiums on property and casualty insurance contracts are recognized in porportion to the underlying risk insured and are earned ratably over the duration of the policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in unearned premiums and are realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2008, one-half of the premiums would be earned in 2008 and the other half would be earned in 2009.
     Net investment income and net realized gains (losses) on investments
     We invest our surplus and the funds supporting our insurance liabilities (including unearned premiums and unpaid loss and loss adjustment expenses) in cash, cash equivalents, equities and fixed maturity securities. Investment income includes interest and dividends earned on invested assets. Net realized gains and losses on invested assets are reported separately from net investment income. We recognize realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed maturity securities) and recognize realized losses when investment securities are written down as a result of an other than temporary impairment or sold for an amount less than their cost or amortized cost, as applicable. Our portfolio of investment securities is managed by an independent investment manager who has discretion to buy and sell securities in accordance with the investment policy approved by our board of directors. However, by agreement, our investment manager cannot sell any security without our consent if such sale will result in a net realized loss.
     Penn Millers’ expenses consist primarily of:
     Loss and loss adjustment expense
     Loss and loss adjustment expenses represent the largest expense item and include: (1) claim payments made, (2) estimates for future claim payments and changes in those estimates for prior periods, and (3) costs associated with investigating, defending and adjusting claims.
     Amortization of deferred policy acquisition costs and underwriting and administrative expenses
     Expenses incurred to underwrite risks are referred to as policy acquisition expenses and underwriting and administrative expenses. Policy acquisition costs consist of commission expenses, premium taxes and certain other underwriting expenses that vary with and are primarily related to the writing and acquisition of new and renewal business. These policy acquisition costs are deferred and amortized over the effective period of the related insurance policies. Underwriting and administrative expenses consist of salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately, and payments to bureaus and assessments of statistical agencies for policy service and administration items such as rating manuals, rating plans and experience data. Amortization of deferred policy acquisition costs, and underwriting and administrative expenses directly attributable to each segment are recorded in that segment directly. Underwriting and administrative overhead expense not specifically attributable to an individual segment is allocated to those segments based upon factors such as, employee head count, policy count, and premiums written.
     Income taxes
     We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.
Key Financial Measures
     We evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to reviewing our financial performance based on results determined in accordance with generally accepted accounting principles in the United States (GAAP), we utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for comparison to our peers. These non-GAAP measures are underwriting income, combined ratios, written premiums, and the ratio of net written premiums to statutory surplus.
     We measure growth by monitoring changes in gross premiums written and net premiums written. We measure underwriting profitability by examining loss and loss adjustment expense, underwriting expense and combined ratios. We also measure profitability by examining underwriting income (loss) and net income (loss).

     Loss and loss adjustment expense ratio
     The loss and loss adjustment expense ratio is the ratio (expressed as a percentage) of loss and loss adjustment expenses incurred to premiums earned. We measure the loss ratio on an accident year and calendar year loss basis to measure underwriting profitability. An accident year loss ratio measures loss and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premiums earned during that year. A calendar year loss ratio measures loss and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during that year.
     Underwriting expense ratio
     The underwriting expense ratio is the ratio (expressed as a percentage) of amortization of deferred policy acquisition costs and net underwriting and administrative expenses (attributable to insurance operations) to premiums earned, and measures our operational efficiency in producing, underwriting and administering our insurance business.
     GAAP combined ratio
     Our GAAP combined ratio is the sum of the loss ratio and the expense ratio and measures our overall underwriting profit. If the GAAP combined ratio is below 100%, we are making an underwriting profit. If our combined ratio is at or above 100%, we are not profitable without investment income and may not be profitable if investment income is insufficient.
     Net premiums written to statutory surplus ratio
     The net premiums written to statutory surplus ratio represents the ratio of net premiums written, after reinsurance ceded, to statutory surplus. This ratio measures our exposure to pricing errors in our current book of business. The higher the ratio, the greater the impact on surplus should pricing prove inadequate.
     Underwriting income (loss)
     Underwriting income (loss) measures the pre-tax profitability of our insurance segments. It is derived by subtracting loss and loss adjustment expense, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these items is presented as a caption in our statements of operations.
     Net income (loss) and return on average equity
     We use net income (loss) to measure our profit and return on average equity to measure our effectiveness in utilizing equity to generate net income. In determining return on average equity for a given year, net income (loss) is divided by the average of the beginning and ending equity for that year.
Critical Accounting Policies
     General
     The preparation of financial statements in accordance with GAAP requires both the use of estimates and judgment relative to the application of appropriate accounting policies. We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. There can be no assurance that actual results will conform to our estimates and assumptions and that reported results of operations will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. We believe the following policies are the most sensitive to estimates and judgments.
     Loss and Loss Adjustment Expense Reserves
How reserves are established
     We maintain reserves for the payment of claims (incurred losses) and expenses related to adjusting those claims (loss adjustment expenses or LAE). Our loss reserves consist of case reserves, which are reserves for claims that have been reported to us, and reserves for claims that have been incurred but have not yet been reported (IBNR).
     When a claim is reported to us, our claims personnel establish a case reserve for the estimated amount of the ultimate payment. The amount of the loss reserve for the reported claim is based primarily upon a claim-by-claim evaluation of coverage, liability, injury severity or scope of property damage, and any other information considered pertinent to estimating the exposure presented by the claim. Each claim is settled individually based upon its merits, and some claims may take years to settle, especially if legal action is involved. Case reserves are reviewed on a regular basis and are updated as new data becomes available.
     In addition to case reserves, we maintain estimates of reserves for loss and loss adjustment expenses incurred but not reported. Some claims may not be reported for many years. As a result, the liability for unpaid loss and loss adjustment reserves includes significant estimates for IBNR.
     We utilize independent actuaries to assist with the estimation of our loss and LAE reserves each quarter. These actuaries prepare estimates of the ultimate liability for unpaid losses and LAE based on established actuarial methods described below. Our management reviews these estimates and supplements the actuarial analysis with information not fully incorporated into the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy. We may adjust the actuarial estimates based on this supplemental information in order to arrive at the amount recorded in the financial statements.
     We accrue liabilities for unpaid loss and loss adjustment expenses based upon estimates of the ultimate amount payable. We project our estimate of ultimate loss and loss adjustment expenses by line of business using the following actuarial methodologies:
Paid Loss Development Method — The Paid Loss Development Method utilizes historical loss payment patterns to estimate future losses. Estimates using this method are not affected by changes in case reserving practices that might have occurred during the review period, but may be understated as this method does not take into account large unpaid claims. This method is also susceptible to any changes in the rate of claim settlements or shifts in the size of claims settled.
The actuaries produce and review several indications of ultimate loss using this method based on various loss development factors (LDF) selections, such as

•	2, 3, 4, and 5-Year Averages (straight averages and loss-weighted averages)

•	5-Year Average Excluding Highest and Lowest LDFs

•	All-Year average (straight average and loss-weighted average)

•	Selected LDF Pattern (LDFs are selected for each evaluation based on the actuaries’ review of the historical development)

Incurred Loss Development Method — The Incurred Loss Development Method utilizes historical incurred loss (the sum of cumulative historical loss payments plus outstanding case reserves) patterns to estimate future losses. This method is often preferred over the paid method as it includes the additional information provided by the aggregation of individual case reserves. The resulting LDFs tend to be lower and more stable than those of the paid development method. However, the incurred development method may be affected by changes in case reserving practices and any unusually large individual claims. As with the Paid Loss Development Method, the actuaries produce and review several indications of ultimate loss using this method based on various LDF selections.
Bornhuetter-Ferguson Method (Paid and Incurred) — The Bornhuetter-Ferguson Method is a blended method that explicitly takes into account both actual loss development to date and expected future loss emergence. This method is applied on both a paid loss basis and an incurred loss basis. This method uses the selected loss development patterns from the Loss Development Methods to calculate the expected percentage of loss unpaid (or unreported). The expected future loss component of the method is calculated by multiplying earned premium for the given exposure period by a selected a priori (i.e. deductive) loss ratio. The resulting dollars are then multiplied by the expected percentage of unpaid (or unreported) loss described above. This provides an estimate of future paid (or reported) losses that is then added to actual paid (or incurred) loss data to produce estimated ultimate loss.
Frequency/Severity Method — The Frequency/Severity Method combines estimates of ultimate claim counts and estimates of per claim ultimate loss severities to yield estimates of ultimate losses. Both the ultimate claim counts and ultimate severity are estimated using a loss development factor approach similar to the Incurred Loss Development Method. For this reason, the same considerations discussed in the Incurred Loss Development Method apply to this method as well. Ultimate claim counts and ultimate severities are multiplied together to produce an estimate of ultimate losses. This method is useful in more recent accident years where the data is not mature and is especially useful when loss development patterns are volatile or not well established.
     We estimate IBNR reserves by first deriving an actuarially based estimate of the ultimate cost of total loss and loss adjustment expenses incurred by line of business as of the financial statement date. We then reduce the estimated ultimate loss and loss adjustment expenses by loss and loss adjustment expense payments and case reserves carried as of the financial statement date. The actuarially determined estimate is based upon indications from one of the above actuarial methodologies or uses a weighted average of these results. The specific method used to estimate the ultimate losses for individual lines of business, or individual accident years within a line of business, will vary depending on the judgment of the actuary as to what is the most appropriate method for a line of business’ unique characteristics. Finally, we consider other factors that impact reserves that are not fully incorporated in the actuarially based estimate, such as changes in the external business environment and changes in internal company processes and strategy.
     The process of estimating loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, and legislative changes, among others. The impact of many of these items on ultimate costs for claims and claim adjustment expenses is difficult to estimate. Loss reserve estimation difficulties also differ significantly by line of business due to differences in claim complexity, the volume of claims, the potential severity of individual claims, the determination of occurrence date for a claim, and reporting lags (the time between the occurrence of the policyholder event and when it is actually reported to the insurer). Informed judgment is applied throughout the process, including the application of various individual experiences and expertise to multiple sets of data and analyses. We continually refine our loss reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. We consider all significant facts and circumstances known at the time loss reserves are established.
     Due to the inherent uncertainty underlying loss reserve estimates, final resolution of the estimated liability for loss and loss adjustment expenses may be higher or lower than the related loss reserves at the reporting date. Therefore, actual paid losses, as claims are settled in the future, may be materially higher or lower in amount than current loss reserves. We reflect adjustments to loss reserves in the results of operations in the period the estimates are changed.
     Our reserves for unpaid loss and LAE (in thousands) are summarized below:

	As of	As of
	December 31,	December 31,
	2008	2007
Case reserves	$57,976	$48,957
IBNR reserves	27,464	28,272

Net unpaid loss and LAE	85,440	77,229
Reinsurance recoverables on unpaid loss and LAE	22,625	18,727

Reserves for unpaid loss and LAE	$108,065	$95,956

     At December 31, 2008, the amount recorded as compared to the actuarially-determined reserve range, net of reinsurance was as follows:

Reserve Range for Unpaid Loss and LAE
(in thousands)
Low End	Recorded	High End
$79,421	$85,440	$90,158
     The width of the range in reserves arises primarily from those lines of business for which specific losses may not be known and reported for some period and for losses that may take longer to emerge. These long-tail lines consist mostly of casualty lines including general liability, products liability, umbrella, workers’ compensation, and commercial auto liability exposures. The ultimate frequency or severity of these claims can be very different than the assumptions we used in our estimation of ultimate reserves for these exposures. The high end of the reserve range is limited by our 2008 aggregate stop loss reinsurance contract that provides reinsurance coverage for the 2008 accident year for loss and allocated loss adjustment expense from all lines of business in excess of a 72% loss and allocated loss adjustment expense ratio up to a 92% loss and allocated loss adjustment expense ratio.
     Specifically, the following factors could impact the frequency and severity of claims, and therefore, the ultimate amount of loss and LAE paid:

•	The rate of increase in labor costs, medical costs, material costs, and commodity prices that underlie insured risks;

•	Development of risk associated with our expanding producer relationships, new classes of business, and our growth in states where we currently have small market share;

•	Impact of unemployment rates on behavior of injured insured workers;

•	Impact of changes in laws or regulations;

•	Adequacy of current pricing in relatively soft insurance markets; and

•	Variability related to asbestos and environmental claims due to issues as to whether coverage exists, the definition of occurrence, the determination of ultimate damages, and the allocation of such damages to responsible parties.

     The estimation process for determining the liability for unpaid loss and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable development). For the years ended December 31, 2008 and 2007, we experienced favorable development of $5.2 million and $4.6 million, respectively.
     Potential for variability in our reserves is evidenced by this development. As further illustration of reserve variability, we initially estimated our reserve for unpaid loss and LAE net of reinsurance at the end of 2000 at $29.5 million. As of December 31, 2008, that reserve was re-estimated at $38.6 million, which is $9.1 million, or 30.9%, higher than the initial estimate.
Lines of Business and Actuarial Ranges
     The selection of the ultimate loss is based on information unique to each line of business and accident year and the judgment and expertise of the actuaries and management. Although we raised the net retention of our per risk excess of loss reinsurance covering many of these lines of business in 2008, our aggregate stop loss reinsurance contract limits the potential for further development across all lines for the reserves associated with that accident year. As of December 31, 2008, we had ceded reinsurance loss recoverable under this stop loss contract of $4.3 million, which is included in the net liabilities reported below. While individual lines may experience adverse development for the 2008 accident year in the future, the total net reserves for that accident year are protected against another $12.1 million of adverse development up to a 92% loss ratio.
     The following table provides case and IBNR reserves for losses and loss expenses by major lines of business as of December 31, 2008 and 2007. Prior to 2008, we did not produce an actuarial range of estimates. A discussion of each major line of business will follow.
As of December 31, 2008

				Actuarially Determined Range of Estimates
			Total
($ in thousands)	Case Reserves	IBNR Reserves	Reserves	Low	High
Commercial auto liability	$7,698	$4,214	$11,912	$11,116	$12,404
Workers’ compensation	11,108	4,489	15,597	14,870	16,395
Commercial multi-peril	16,696	6,381	23,077	22,420	24,062
Liability	9,840	7,689	17,529	15,447	18,235
Fire & allied	5,857	26	5,883	5,837	5,883
Assumed	5,027	4,517	9,544	8,207	10,810
Other	1,750	148	1,898	1,524	2,369

Total net reserves	57,976	27,464	85,440	$79,421	$90,158

Reinsurance recoverables	11,634	10,991	22,625

Gross reserves	$69,610	$38,455	$108,065

As of December 31, 2007

			Total
($ in thousands)	Case Reserves	IBNR Reserves	Reserves
Commercial auto liability	$6,340	$5,592	$11,932
Workers’ compensation	9,449	6,027	15,476
Commercial multi-peril	14,581	5,608	20,189
Liability	6,721	5,282	12,003
Fire & allied	4,507	823	5,330
Assumed	5,198	4,573	9,771
Other	2,161	367	2,528

Total net reserves	48,957	28,272	77,229
Reinsurance recoverables	13,159	5,568	18,727

Gross reserves	$62,116	$33,840	$95,956

     As discussed earlier, the estimation of our reserves is based on several actuarial methods, each of which incorporates many quantitative assumptions. The judgment of the actuary plays an important role in selecting among various loss development factors and selecting the appropriate method, or combination of methods, to use for a given line of business and accident year. The ranges presented above represent the expected variability around the actuarially determined central estimate. The width of the range is primarily determined by the specific line of business. For example, long tail casualty lines typically involve greater uncertainty and, therefore, have a wider range of expected outcomes. The magnitude of the line of business (i.e. volume of insured exposures) can also factor into the range such that more significantly sized lines of business provide more statistically significant data to rely upon. The total range around our actuarially determined estimate varies from -5% to +8%, with the ranges around each of our core lines of business (excluding Assumed and Other lines) ranging from the widest being -7% to +9% (Liability) to the narrowest being -1% to 0% (Fire & Allied lines). As shown in the table below, since 2002, the variance in our originally estimated loss reserves has ranged from 7% deficient to 8% redundant.
Recent Variabilities of the Liability for Unpaid Loss and LAE, Net of Reinsurance Recoverables

	2002	2003	2004	2005	2006	2007

As originally estimated	$42,731	$48,072	$55,804	$61,032	$69,316	$77,229
As estimated at December 31, 2008	45,744	49,284	54,411	59,884	63,847	72,004

Net cumulative redundancy (deficiency)	$(3,013)	$(1,212)	$1,393	$1,148	$5,469	$5,225

% redundancy (deficiency)	(7.1)%	(2.5)%	2.5%	1.9%	7.9%	6.8%
     The table below summarizes the impact on equity from changes in estimates of unpaid loss and LAE reserves as of December 31, 2008 (dollars in thousands):

Reserve Range for Unpaid	Aggregate Loss and	Percentage Change (1)
Loss and LAE	LAE Reserve	in Equity
Low End	$79,421	7.8%
Recorded	$85,440	—
High End	$90,158	(6.1)%
(1) Net of tax
     If the loss and LAE reserves were recorded at the high end of the actuarially-determined range, the loss and LAE reserves would increase by $4.7 million. This increase in reserves would have the effect of decreasing net income and equity as of December 31, 2008 by $3.1 million. If the loss and LAE reserves were recorded at the low end of the actuarially-determined range, the loss and LAE reserves at December 31, 2008 would be reduced by $6.0 million with corresponding increases in net income and equity of $4.0 million.
     If the loss and LAE reserves were to adversely develop to the high end of the range, approximately $4.7 million of anticipated future payments for the loss and LAE expenses would be required to be paid, thereby affecting cash flows in future periods as the payments for losses are made.
Specific considerations for major lines of business
Commercial Multi-Peril
     At December 31, 2008, the commercial multi-peril line of business had recorded reserves, net of reinsurance, of $23.1 million, which represented 27% of our total net reserves. This line of business includes both property and liability coverage provided under a business owner’s policy. This line of business can be prone to adverse development arising from delayed reporting of claims and adverse settlement trends related to the liability portion of the line. No adjustment has been made to the actuarially selected estimate for this line. While management has not identified any specific trends relating to additional reserve uncertainty on prior accident years, a declining economic climate and unfavorable changes to the legal environment could lead to the filing of more claims for previously unreported losses.
Liability
     At December 31, 2008, our liability line of business had recorded reserves, net of reinsurance of $17.5 million, which represented 21% of our total net reserves. This line of business includes general liability, products liability, and umbrella liability coverages. This reserve is $0.8 million, or 5.2%, above the actuarially selected estimate. This line can be prone to volatility and adverse development. In particular, many claims in these coverages often involve a complex set of facts and high claim amounts, and litigation often takes place in challenging court environments.
Workers’ Compensation
     At December 31, 2008, our workers’ compensation line of business recorded reserves, net of reinsurance,

of $15.6 million, or 18% of our total net reserves. This reserve is $0.5 million, or 3.0%, above the actuarially selected estimate. In addition to the uncertainties associated with the actuarial assumptions and methodologies described above, the workers’ compensation line of business can be impacted by a variety of issues such as unexpected changes in medical cost inflation, medical treatment options and duration, changes in overall economic conditions, and company specific initiatives. Initiatives to limit the long term costs of workers’ compensation claims costs, such as return to work programs, can be adversely impacted by poor economic conditions when there are fewer jobs available for injured workers.
Commercial Automobile Liability
     At December 31, 2008, our commercial automobile liability line of business had recorded reserves, net of reinsurance, of $11.9 million, which represented 14% of our total net reserves. This reserve is $0.4 million, or 3.5%, above the actuarially selected estimate. This line of business is similar to workers’ compensation in that the reporting of claims is generally timely but understanding the true extent of the liability can be difficult to estimate, both at the claim level and in aggregate. The gathering of important information can be delayed due to a slow legal discovery process. Also, uncertainty about the true severity of injuries and unpredictability of medical cost inflation can make reserving for specific claims a challenge. Medical cost inflation and evolving legal environments can also invoke uncertainty into the process of estimating IBNR.
Fire and Allied
     At December 31, 2008, our fire and allied lines of business had recorded reserves, net of reinsurance, of $5.9 million, which represented 7% of our total net reserves. These lines of business comprise a substiantial amount of the property exposures that we insure. Our allied lines of business covers losses primarily from wind, hail, and snow. No adjustment has been made to the actuarially selected estimate for this line. Favorable or unfavorable development can occur on specific claims based on changes in the cost of building materials, refinement of damage assessments, and resolution of coverage issues, and as opportunities for salvage and subrogation are investigated.
Assumed
     At December 31, 2008, our assumed lines of business had recorded reserves, net of reinsurance, of $9.5 million, which represented 11% of our total net reserves. This reserve is $0.3 million, or 3.2%, above the actuarially selected estimate. These lines comprise the majority of our Other segment, with the reserves mostly attributable to a Munich Re America reinsurance pool, in which we terminated our participation in 1986, and the mandatory assumed risk pools in which we are required to participate in the states we do business. The case reserves for these pools are established based on amounts reported to us by the ceding parties. The IBNR is estimated based on observed development trends using the various methodologies described earlier. The exposures within these pools include long tail lines such as workers’ compensation, auto liability, general liability, and products liability, which includes asbestos exposures. Development can occur in these reserves due to such factors as the changing legal environment, the economic climate, and medical cost inflation. In addition, we are dependent on information from third parties which can make it difficult to estimate the IBNR for this business.
     Investments
     Our fixed maturity and equity securities investments are classified as available-for-sale and carried at estimated fair value as determined by management based upon quoted market prices or a recognized pricing service at the reporting date for those or similar investments. Changes in unrealized investment gains or losses on our investments, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on net income (loss). Investment income is recognized when earned, and capital gains and losses are recognized when investments are sold, or other-than-temporarily impaired.
     The fair value and unrealized losses for our securities that were temporarily impaired as of December 31, 2008 and 2007 are as follows:

	Less than 12 months		12 months or longer		Total
	(in thousands)		(in thousands)		(in thousands)
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	value	losses	value	losses	value	losses

December 31, 2008:
State and political subdivisions	$2,934	$56	$515	$54	$3,449	$110
Mortgage-backed securities	2,203	297	1,645	373	3,848	670
Corporate securities	10,732	1,008	9,907	1,083	20,639	2,091

Total fixed maturities	15,869	1,361	12,067	1,510	27,936	2,871

Total temporarily impaired securities	$15,869	$1,361	$12,067	$1,510	$27,936	$2,871

	Less than 12 months		12 months or longer		Total
	(in thousands)		(in thousands)		(in thousands)
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	value	losses	value	losses	value	losses

December 31, 2007:
Agencies not backed by the full faith and credit of the U.S. government	$—	$—	$4,199	$7	$4,199	$7
State and political subdivisions	516	1	3,669	13	4,185	14
Mortgage-backed securities	497	—	9,150	119	9,647	119
Corporate securities	2,665	44	8,662	188	11,327	232

Total fixed maturities	3,678	45	25,680	327	29,358	372

Equity securities	760	43	326	1	1,086	44

Total temporarily impaired securities	$4,438	$88	$26,006	$328	$30,444	$416

     We invest in high credit quality bonds and have the ability and intent to hold them until maturity to realize all the future cash flows but classify them as available for sale. Fair values of interest rate sensitive instruments may be affected by increases and decreases in prevailing interest rates which generally translate, respectively, into decreases and increases in fair values of fixed maturity investments. The fair values of interest rate sensitive instruments also may be affected by the credit worthiness of the issuer, prepayment options, relative values of other investments, the liquidity of the instrument, and other general market conditions. For the year ended December 31, 2008, our fixed maturity portfolio lost $420,000 due to declines in fair values. Most of the decline in our fixed maturity portfolio has been in corporate bonds issued by financial institutions, whose prices have been depressed as a result of the recent turmoil in the credit markets. We have evaluated each security and taken into account the severity and duration of the impairment, the current rating on the bond, and the outlook for the issuer according to independent analysts. We have found that the declines in fair value are most likely attributable to the current market dislocation, and there is no evidence that the likelihood of not receiving all of the contractual cash flows is probable. We have the ability and intent to hold these securities until recovery, which may be maturity. Our fixed maturity portfolio is managed by an independent investment manager who has discretion to buy and sell securities, however, by agreement, the investment manager cannot sell any security without our consent if such sale will result in a net realized loss.
     We monitor our investment portfolio and review securities that have experienced a decline in fair value below cost to evaluate whether the decline is other than temporary. These evaluations involve judgment and consider the magnitude and reasons for a decline and the prospects for the fair value to recover in the near term. When we determine that an investment is other-than-temporarily impaired, the invested asset is written down to fair value, and the amount of the impairment is included in operations as a realized investment loss in the period it is determined. Other-than-temporary impairment losses result in a permanent reduction of the cost basis of the underlying security. For the years ended December 31, 2008, 2007 and 2006, we recorded pre-tax charges to income of $2,922,000, $620,000 and $0, respectively, for securities that we determined were other than temporarily impaired. Adverse investment market conditions, or poor operating results of underlying investments, could result in impairment charges in the future.
      We use quoted values and other data provided by a nationally recognized independent pricing service in our process for determining fair values of our investments. Its evaluations represent an exit price and a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. As of December 31, 2008, all of our fixed maturity investments were priced using this one primary service. For fixed maturity securities that have quoted prices in active markets, market quotations are provided. For fixed maturity securities that do not trade on a daily basis, the independent pricing service prepares estimates of fair value using a wide array of observable inputs including relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The observable market inputs that our independent pricing service utilizes may include (listed in order of priority for use) benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers, and other reference data on markets, industry, and the economy. Additionally, the independent pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios. The pricing service did not use broker quotes in determining fair values of our investments.
      The independent pricing service provided a fair value estimate for all of our investments at December 31, 2008, which we utilized, among other resources, in reaching a conclusion as to the fair value of our investments. Management reviews the reasonableness of the pricing provided by the independent pricing service by employing various analytical procedures. We review all securities to identify recent downgrades, significant changes in pricing, and pricing anomalies on individual securities relative to other similar securities. This will include looking for relative consistency across securities in common sectors, durations, and credit ratings. This review will also include all fixed maturity securities rated lower than “A” by Moody’s or S&P. If, after this review, management does not believe the pricing for any security is a reasonable estimate of fair value, then it will seek to resolve the discrepancy through discussions with the pricing service. In our review we did not identify any such discrepancies for the years 2008 and 2007, and no adjustments were made to the estimates provided by the pricing service for the years 2008 and 2007. The classification within the fair value hierarchy of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, is then confirmed based on the final conclusions from the pricing review.

     Goodwill and intangible assets
     The costs associated with a group of assets acquired in a transaction are allocated to the individual assets, including identifiable intangible assets, based on their fair values. Identifiable intangible assets with a finite useful life are amortized over the period that the asset is expected to contribute directly or indirectly to our future cash flows.
     The excess of the price paid over the value assigned to identifiable intangible and tangible net assets is recorded as goodwill. The goodwill carried in our financial statements is related to our investments in Eastern Insurance Group and Penn Software. The identifiable intangible assets recorded in our financial statements are related to acquisitions within Eastern Insurance Group and primarily include customer related intangibles (i.e. insurance renewals). All goodwill and intangible assets are recorded in assets held for sale.
     Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, we determine the fair value of a reporting unit and compare it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.
      We performed the impairment tests as of September 30, 2008, for Eastern Insurance Group and December 31, 2007 and 2006 for Penn Software and Eastern Insurance Group. Goodwill in Penn Software was impaired by $160,000 as of December 31, 2007. Penn Software was sold in July 2008, resulting in all remaining Penn Software goodwill being written off and a pre-tax loss on the sale of $117,000 being recognized.
      In 2008, our board of directors approved a plan to explore the sale of Eastern Insurance Group. The decision resulted from continued evaluation of our long term strategic plans and the role that the insurance brokerage segment played in that strategy. In the third quarter of 2008, the board fully committed to the sale of Eastern Insurance Group in order to concentrate solely on insurance underwriting as a long term core competency.
      At September 30, 2008, we tested the goodwill carrying value of Eastern Insurance Group for impairment. The possibility of impairment was evident based on information obtained in the selling process and the deterioration of local and national economic conditions. As a result of the impairment test, we recognized an impairment to goodwill of approximately $2.4 million within discontinued operations at September 30, 2008, which represented our best estimate of goodwill impairment loss, as further discussed in note 2 to our Consolidated Financial Statements. We completed the sale of Eastern Insurance Group on February 2, 2009. Pursuant to the asset purchase agreement, we sold substantially all of Eastern Insurance Group’s assets and liabilities for proceeds of $3.1 million less estimated costs of the sale of $231,000. Based on the fair value determined by the final terms of the sale and finalization of step two of the goodwill impairment test, we recorded an additional write down of goodwill at December 31, 2008 of $165,000. Subsequently, in the first quarter of 2009, we recorded a pre-tax loss of $6,000 on the sale of Eastern Insurance Group.

     As of December 31, 2008, intangible assets with a carrying amount of $464,000 are included in assets held for sale. We ceased amortizing these intangible assets effective September 30, 2008, upon classifying Eastern Insurance Group as held for sale. Amortization expense related to these intangibles was $49,000, $62,000, and $51,000, for the years ended 2008, 2007, and 2006, respectively.
     As these intangible assets are classified as held for sale, we are measuring them, as part of the disposal group, at the lower of their carrying amount or fair value less cost to sell. We estimated the fair value less cost to sell at $599,000, which exceeds the carrying amount by $135,000. As such, the intangible assets are being carried at $464,000, at December 31, 2008.
     Deferred Policy Acquisition Costs
     Certain direct acquisition costs consisting of commissions, premium taxes and certain other direct underwriting expenses that vary with and are primarily related to the production of business are deferred and amortized over the effective period of the related insurance policies as the underlying policy premiums are earned. At December 31, 2008, 2007 and 2006, deferred acquisition costs and the related unearned premium reserves were as follows (in thousands):

	December 31,
	2008	2007	2006
Agribusiness segment
Deferred acquisition costs	$5,981	$6,429	$6,252
Unearned premium reserves	$27,352	$27,552	$26,686

Commercial business segment
Deferred acquisition costs	$4,616	$4,579	$4,120
Unearned premium reserves	$17,957	$19,021	$16,573

Other
Deferred acquisition costs	$4	$6	$9
Unearned premium reserves	$13	$22	$35

Total
Deferred acquisition costs	$10,601	$11,014	$10,381
Unearned premium reserves	$45,322	$46,595	$43,294
     The method followed in computing deferred acquisition costs limits the amount of deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, loss and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require adjustments to deferred policy acquisition costs. If the estimation of net realizable value indicates that the deferred acquisition costs are not recoverable, they would be written off.

     Income Taxes
     We use the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of our assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.
     We had gross deferred tax assets of $10.5 million at December 31, 2008. A valuation allowance is required to be established for any portion of the deferred tax asset for which we believe it is more likely than not that it will not be realized. We believe it is more likely than not that a portion of the deferred tax assets associated with our 2008 realized capital losses will not be realized. As such, at December 31, 2008, we recorded a valuation allowance associated with these items on our deferred income taxes of $1.0 million.
     We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets.
     Effective January 1, 2008, we adopted Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standards No. 109. As of January 1, 2008 and December 31, 2008, we had no material unrecognized tax benefits or accrued interest and penalties. Federal tax years 2005 through 2008 were open for examination as of December 31, 2008.
     Pension Benefit Obligation
     We sponsor a noncontributory defined benefit pension plan covering substantially all employees. The accounting results for pension benefit costs and obligations are dependent upon various actuarial assumptions applied in the determination of such amounts. These actuarial assumptions include the following: discount rates, expected long-term rate of return on plan assets, future compensation increases, employee turnover, expected retirement age, optional form of benefit and mortality. We review these assumptions for changes annually with our independent actuary. We consider our discount rate assumptions and expected long-term rate of return on plan assets to be our most critical assumptions.
     The discount rate is used to value, on a present basis, our pension benefit obligation as of the balance sheet date. The same discount rate is also used in the interest cost component of the pension benefit cost determination for the following year. The measurement date used in the selection of our discount rate is the balance sheet date. Our discount rate assumptions are determined annually with assistance from our actuary based on the pattern of expected future benefit payments and the prevailing rates available on long-term, high quality corporate bonds (rated Aa or higher by an accepted rating agency) with terms similar to our estimated future pension distributions. This discount rate can change from year-to-year based on market conditions that impact corporate bond yields, and is reasonably likely to change in the future. Our discount rate decreased from 6.40% at December 31, 2007 to 6.16% at December 31, 2008.
     The expected long-term rate of return on plan assets is applied in the determination of periodic pension benefit cost as a reduction in the computation of the expense. In developing the expected long-term rate of return assumption, we considered published surveys of expected market returns, actual returns of various major indices, and our own historical investment returns. If any of these variables materially change in the future, our assumption is reasonably likely to change. The expected long-term rate of return on plan assets is based on an asset allocation assumption of 60% in equity securities and 40% in long duration fixed maturity securities. We review our asset allocation at least annually and make changes when considered appropriate. In 2008, we did not change our expected long-term rate of return from the 7.5% used in 2007. Our pension plan assets are valued at actual market value as of the measurement date.
     Pension expense for 2008 would have increased approximately $31,000 if our expected return on plan assets were one half of one percent lower. The 2008 pension expense would have increased approximately $68,000 if our assumed discount rate were one half of one percent lower, and would have decreased approximately $51,000 if our assumed discount rate were one half of one percent higher. The benefit obligation at December 31, 2008 would have increased by approximately $568,000 if our assumed discount rate were one half of one percent lower.
     Further information on our pension and other employee benefit obligations is included in note 9 of the Notes to our Consolidated Financial Statements.
Results of Operations
     Our results of operations are influenced by factors affecting the property and casualty insurance industry in general. The operating results of the United States property and casualty insurance industry are subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates and other changes in the investment environment.
     Our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a soft market cycle, price competition is more significant than during a hard market cycle and makes it difficult to attract and retain properly priced agribusiness and commercial business. The insurance industry is currently experiencing a soft market cycle. Therefore, insurers may be unable to increase premiums and increase profit margins. A hard market typically has a positive effect on premium growth.

      The major components of operating revenues and net (loss) income  are as follows (in thousands):

	Years Ended
	December 31,
	2008	2007	2006
Revenues:
Premiums earned:
Agribusiness	$45,298	$40,245	$35,889
Commercial Business	31,805	29,260	26,761
Other	1,634	1,465	1,995

Total premiums earned	78,737	70,970	64,645
Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other income	411	508	345

Total revenues	$78,664	$76,100	$70,016

Components of net (loss) income:
Underwriting (loss) income:
Agribusiness	$313	$441	$2
Commercial Business	(5,046)	(1,913)	(678)
Other	288	(998)	(1,106)

Total underwriting losses	(4,445)	(2,470)	(1,782)

Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other income	411	508	345
Corporate expense	(770)	(506)	(635)
Interest expense	(184)	(125)	(222)
Other expense, net	(365)	(184)	(314)

(Loss) income from continuing operations, before income taxes	(5,837)	1,845	2,418
Income tax (benefit) expense	(1,378)	396	506

(Loss) income from continuing operations	(4,459)	1,449	1,912

Discontinued Operations:
(Loss) income from discontinued operations, before income taxes	(3,090)	(489)	292
Income tax (benefit) expense	(170)	(126)	124

(Loss) income on discontinued operations	(2,920)	(363)	168

Net (loss)` income	$(7,379)	$1,086	$2,080

     Premiums Written and Premiums Earned
     Premiums earned increased 10.9% for the year ended December 31, 2008 compared to the year ended December 31, 2007 primarily due to growth in direct premiums written during 2007 and 2008, combined with a decrease in ceded premiums written of approximately $2.2 million in 2008. The decrease in ceded premiums was primarily due to a change in our reinsurance program for 2008 whereby we retained more of our losses above $500,000 and reduced our ceded premiums.

     Premiums earned in 2007 increased 9.8% over 2006 due to a $9.5 million increase in direct premiums written for 2007 partially reduced by a $2.4 million increase in ceded premiums written related to the growth in direct premiums written.
     Net Investment Income
     The following table sets forth our average invested assets and investment income for the reported periods (in thousands):

	Year Ended
	December 31,
	2008	2007	2006
Average cash and invested assets	$135,093	$131,484	$121,777
Net investment income	5,335	5,324	4,677
Return on average cash and invested assets	3.9%	4.0%	3.8%
      Net investment income increased $11,000 for the year ended December 31, 2008 compared to 2007. The increase is attributable to an increase in the average invested assets of $3.6 million, which was mostly offset by the impact of declining interest rates.
     Net investment income increased 13.8% for the year ended December 31, 2007 compared to 2006 primarily due an increase in the average invested assets from $121.8 million in 2006 to $131.5 million in 2007, resulting primarily from investment of cash flows from operating activities, and a slightly higher average yield on our fixed income investments.
     Realized Investment (Losses) Gains
      We had realized investment losses of $5.8 million for the year ended December 31, 2008, compared to $702,000 for the year ended December 31, 2007. Approximately $5.7 million of the realized investment losses were attributable to other than temporary impairments ($2.9 million) and sales of equity investments ($2.8 million).

In December 2008, we decided to liquidate our investments in equity securities in order to protect our capital position from the risk of further declines in the fair value of equity securities.
     We invest in high credit quality bonds and have the ability and intent to hold those with carrying value in excess of fair value until the earlier of the recovery of their fair value or maturity to realize all the future cash flows. However, our fixed income investments are classified as available for sale because we will, from time to time, make sales of securities that are not impaired, consistent with our investment goals and policies. For the year ended December 31, 2008, our fixed income portfolio had unrealized losses of $420,000 due to declines in fair values. Most of the decline is in our corporate bonds issued by financial institutions, whose prices have been depressed as a result of the turmoil that has struck credit markets. We have evaluated each security and taken into account the severity and duration of the impairment, the current rating on the bond, and the outlook for the issuer according to independent analysts. We believe that the declines in fair value are most likely attributable to the current market dislocation and there is no evidence that the likelihood of not receiving all of the contractual cash flows is probable. Because we have the ability and intent to hold these securities until we receive all contractual cash flows, we have recorded no other than temporary impairments on our fixed income investments.
     Our net realized investment losses of $702,000 in 2007 included pre-tax impairment charges of $620,000 recognized as a result of other-than-temporary declines in fair values. Our net realized investment gains in 2006 of $349,000 resulted from normal turnover within our investment portfolio, principally from the sale of equity securities.
     Other Income
     Other income in all periods presented primarily consists of premium installment charges and interest income on company owned life insurance (COLI) policies. The decline in other income for 2008 compared to 2007 is due to a lower rate of return on the COLI policies. The growth in other income from 2006 to 2007 is attributable to increases in the volume of premium billing installments, due to the growth in the number of in-force policies, and increasing investments in COLI.
     Underwriting (loss) income
     As discussed above, we evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to using GAAP based performance measurements, we also utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for comparison to our peers. These non-GAAP measures are underwriting income (loss), combined ratios, written premiums, and net written premiums to statutory surplus ratio.

      Underwriting (loss) income  measures the pretax profitability of our insurance segments. It is derived by subtracting loss and loss adjustment expenses, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these captions is presented in our statements of operations but not subtotaled. The sections below provide more insight into the variances in the categories of loss and loss adjustment expenses and amortization of deferred policy acquisition costs and underwriting and administrative expense, which impact underwriting profitability.
     Loss and Loss Adjustment Expenses
     Our loss and loss adjustment expenses (LAE) ratio increased to 72.9% in 2008, compared to 70.1% for the same period in 2007, primarily due to loss and loss adjustment expenses increasing $7.6 million in 2008, or 15.3% higher than in 2007. A $7.8 million or 10.9%, increase in net premiums earned offset, in part, the impact of the increased loss and LAE on the loss and LAE ratio. The increase in loss and loss adjustment expenses is primarily due to higher catastrophe losses of $4.9 million for 2008, compared to $2.0 million for 2007, increases in other non-catastrophe property losses; and increased automobile and liability losses. This increase was also driven by our higher reinsurance retention, which led to more retained losses. The increase in loss and loss adjustment expenses was partly offset by net favorable prior year loss development of approximately $5.2 million in 2008, compared to approximately $4.6 million in 2007.
      The development in 2008 is primarily attributable to favorable loss development in the fire and allied (approximately $2.2 million), workers’ compensation (approximately $1.6 million), and commercial auto liability (approximately $1.1 million) lines of business. The fire and allied lines development was the result of prior years’ claims settling for less than originally estimated. Many of our policies have high property exposures for which reported claims often require an extended amount of time to evaluate the claim due to the complexity in determining the value of the building and contents loss. The favorable loss development in the workers’ compensation and commercial auto lines was due to the general observation of declines in claims severity on prior accident years. As discussed in “Critical Accounting Policies”, these lines of business are prone to greater variability in the loss reserving process due to the inherent uncertainty as to claim reporting and settlement trends. Frequency and severity trends tend to emerge over more extended periods of time and adjustments to our estimates based on these changing trends are not made until the period in which there is reasonable evidence that an adjustment to the reserve is appropriate.
     The loss and LAE ratio increased to 70.1% in for the year ended December 31, 2007, compared to 67.7% for the same period in 2006. Loss and loss adjustment expenses increased $6.0 million in 2007, or 13.7% higher than the experience in 2006. This increase was driven primarily by our growth in premiums and an increase in large non-catastrophe property losses. Catastrophe losses increased 15.3% to $2.0 million in 2007 from $1.7 million in 2006, primarily due to several large losses attributable to winter storms and tornadoes. These increases in loss and loss adjustment expenses were partly offset by net favorable prior year loss and loss expense development of approximately $4.6 million in 2007, compared to approximately $19,000 for 2006.
     The development in 2007 is primarily attributable to workers’ compensation (approximately $2.8 million), commercial auto liability (approximately $2.5 million), and fire and allied lines (approximately $1.0 million). We broadly observed some decreasing frequency and severity in the commercial auto liability line and decreasing severity in the workers’ compensation line. The fire and allied lines development was attributable to claims settling for less than originally reserved. This development for 2007 was partly offset by approximately $1.5 million of unfavorable development in the commercial multi peril line and reserve strengthening of approximately $0.4 million related to asbestos claims assumed from a terminated reinsurance pool. The commercial multi peril line experienced an increase in newly reported claims for the 2005 accident year.
     Amortization of Deferred Policy Acquisition Costs and Underwriting and Administrative Expenses
     Our underwriting expense ratio represents the ratio of underwriting expenses (amortization of deferred policy acquisition costs and underwriting and administrative expenses directly attributable to our insurance operations) divided by net premiums earned. As one component of the combined ratio, along with the loss and LAE ratio, the underwriting expense ratio is a key measure of profitability. The underwriting expense ratio can exhibit volatility from year to year from such factors as changes in premium volume, one-time or infrequent expenses for strategic initiatives, or profitability based bonuses to employees and producers. Throughout the periods presented, the underwriting expense ratio has declined as our strategy has been to grow our net premium volume while controlling overhead costs. Total underwriting and administrative expenses, including amortization of deferred policy acquisition costs, increased $2.4 million in 2008, or 9.9% higher than in 2007. This increase is the result of a $1.2 million increase in amortization of deferred policy acquisition costs resulting from a 6.0% increase in direct premiums earned and an increase in underwriting and administrative expense of $1.2 million from product development costs incurred in 2008 associated with the roll-out of our PennEdge product in early 2009.

The increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 33.3%, for the year ended December 31, 2007, to 32.8% for the year ended December 31, 2008.
      Total underwriting and administrative expenses, including amortization of deferred policy acquisition costs, increased $867,000 in 2007, or 3.7% higher than 2006. Amortization of deferred policy acquisition costs increased approximately $1.9 million, or 9.2%, due to an 11.8% increase in direct premiums earned in 2007. This increase in deferred policy acquisition costs was partly offset by a decrease of $983,000 in underwriting and administrative expense primarily attributable to decreases in employee bonuses and in the use of outside consultants. The small increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 35.1% in 2006 to 33.3% in 2007.
     Interest Expense
     Interest expense for the year ended 2008 was $184,000 compared to $125,000 for the year ended 2007. The increase was primarily due to accrued interest on our aggregate stop loss reinsurance contract, which we entered into effective January 1, 2008. The impact of this increase in 2008 was partly offset by a reduction in interest expense due to a lower average outstanding debt balance. In 2006, we repaid the balance of the mortgage loan for our home office building, which resulted in the significant decline in interest expense in 2007 from the $222,000 in interest expense incurred in 2006.
     Other Expense
     Other expense is comprised primarily of estimated reserves and specific write-offs of uncollectible premiums. The expense related to uncollectible premiums increased in 2006 due to an increase in aging of premiums receivable at the time. The expense levels returned to more normalized levels in 2007 and have increased in 2008, primarily due to increased write-offs and aging of receivables.
     (Loss) income  from continuing operations, before income taxes
     For the year ended December 31, 2008, we had a pre-tax loss from continuing operations of $5.8 million compared to pre-tax income of $1.8 million for the year ended December 31, 2007. This decrease was largely attributable to the significant increase in catastrophe and non-catastrophe related weather losses in 2008 and realized losses from other than temporary impairments and the sale of equity securities in 2008.
     For the year ended December 31, 2007, we had pre-tax income from continuing operations of $1.8 million compared to $2.4 million for the year ended December 31, 2006. This decrease was due to the impact of net realized losses of $702,000 in 2007 compared to net realized gains of $349,000 in 2006, partly offset by growth in investment income.

     Income tax (benefit) expense
     The provision for income taxes for continuing operations was a benefit of $1.4 million for the year ended December 31, 2008, or an effective rate of 23.6%, compared to $396,000 of income tax expense, or an effective rate of 21.5%, for the year ended December 31, 2007. The 2008 provision for income taxes includes expense associated with a valuation reserve of $1.0 million for our 2008 realized capital losses for which it is more likely than not that we will not realize a tax benefit.
     For the year ended December 31, 2007, the provision for income taxes for continuing operations was an expense of $396,000, or an effective rate of 21.5%, compared to $506,000 of income tax expense, or an effective rate of 20.9%, for the year ended December 31, 2006.
     Net (loss) income from discontinued operations
     Discontinued operations include the results related to our agency operations at Eastern Insurance Group and our technology consulting firm, Penn Software. The sale of the assets of Penn Software was finalized in July 2008, and the sale of Eastern Insurance Group was finalized in February 2009. See “—Subsequent Events.” For the year ended December 31, 2008, the net loss from discontinued operations of $2.9 million includes an after tax goodwill impairment of $2.6 million for Eastern Insurance Group. For the year ended December 31, 2007, the net loss from discontinued operations of $363,000 included an after tax charge of $438,000 for executive severance related to the agency operations and an after tax goodwill impairment of $106,000 for Penn Software.
     Net (loss) Income
     For the year ended December 31, 2008, we had a net loss of $7.4 million compared to net income of $1.1 million for 2007. This decline in net income is primarily attributable to the change in net realized investment gains (losses), an increase in our loss and loss adjustment expense ratio, and the loss from discontinued operations, all of which are discussed in more detail above. Net income in 2007 declined to $1.1 million from $2.1 million in 2006 due primarily to the decline in net realized investment gains from 2006 to 2007 and the loss recognized from the impairment of Penn Software’s goodwill.
Results of Operations by Segment
     Our operations are organized into three business segments: agribusiness, commercial business, and our other segment. These segments reflect the manner in which we are currently managed based on type of customer, how the business is marketed, and the manner in which risks are underwritten. Within each segment we underwrite and market our insurance products through packaged offerings of coverages sold to generally consistent types of customers.

     For purposes of segment reporting, the other segment includes the runoff of discontinued lines of insurance business and the results of mandatory assigned risk reinsurance programs that we must participate in as a cost of doing business in the states in which we operate. The discontinued lines of insurance business include personal lines, which we began exiting in 2001, and assumed reinsurance contracts in which we previously participated on a voluntary basis. Participation in these assumed reinsurance contracts ceased in the 1980s and early 1990s.
     Agribusiness
     The results of our agribusiness segment were as follows (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006

Direct premiums written	$57,281	$55,965	$51,874
Net premiums written	45,110	41,402	38,350

Revenues:
Net premiums earned	$45,298	$40,245	$35,889
Other income	182	245	115

Total revenues(1)	$45,480	40,490	36,004

Operating income (loss):
Underwriting (loss) income	$313	$441	$2
Other income	182	245	115
Interest & other expenses	(202)	(77)	(150)

Total operating income (loss)	$293	$609	$(33)

Loss and loss expense ratio	68.7%	67.9%	66.3%
Underwriting expense ratio	30.6%	31.0%	33.7%

GAAP combined ratio	99.3%	98.9%	100.0%

(1)	Revenues exclude net realized investment gains (losses) and net investment income. Operating income equals pre-tax net income from continuing operations excluding the impact of net realized investment gains (losses) and net investment income.
     Premiums Written and Earned Premiums
     The agribusiness marketplace has been very competitive during the last three years, putting pressure on pricing. These competitive pressures are affecting our writing of new and renewal business and putting downward pressure on our existing rates. Our focus on underwriting discipline and rate adequacy in the midst of this soft market has resulted in our premium revenue growth being relatively modest at times. Due to marketplace competition, direct premiums written increased only 2.4% for the year ended December 31, 2008 compared to 2007. Direct premiums written increased 7.9% in 2007 over 2006. The 2007 growth was attributable to aggressive marketing efforts to generate a higher level of new submissions from our brokers and to retain more of our existing accounts.
     Effective January 1, 2008, we modified our reinsurance program by retaining more of our losses above $500,000, which resulted in a decrease in ceded premiums written. The 2.4% increase in gross premiums written for 2008, combined with the reduction in ceded premiums, resulted in net premiums written increasing by 9.0% for the year ended December 31, 2008 compared to 2007. As a result, growth in net premiums written in 2007 and 2008 continued to drive the growth in net premiums earned in 2008, in which net premiums earned increased by 12.6% compared to 2007.
     Effective January 1, 2006, we modified our reinsurance program by increasing our per loss retention from $300,000 to $500,000. The reinsurance program was not materially changed in 2007, so the increase in net premiums written in 2007 of 8.0% over 2006 results from the growth in gross premiums written attributable to the marketing efforts to increase premium volumes. The growth in net premiums written in 2006 and 2007 resulted in a 12.1% increase in 2007 net premiums earned over the prior year.
     Other Income
     Other income primarily consists of premium installment charges and interest income on COLI policies. The decline in other income for 2008 as compared to 2007 is due to a lower rate of return on the COLI policies. The growth from 2006 to 2007 is attributable to increases in the volume of billing installments, due to the growth in the number of in-force policies, and increasing investments in company owned life insurance.
     Underwriting (loss) income
     As discussed above, we evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to GAAP based measurements, we also utilize certain non-GAAP financial measures that we believe are valuable in managing our business and for comparison to our peers. These non-GAAP measures are underwriting income, combined ratios, written premiums, and net written premiums to statutory surplus ratio.
     Underwriting income (loss) measures the pretax profitability of our insurance segments. It is derived by subtracting loss and loss adjustment expenses, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these captions is presented in our statements of operations but not subtotaled. The discussion below provides more insight into the variances in the categories of loss and LAE and underwriting and administrative expense, which impact underwriting profitability.
     Loss and Loss Adjustment Expenses
     Loss and loss adjustment expenses increased $3.8 million for the year ended December 31, 2008, 14.0% higher than in 2007. The increase in loss and loss adjustment expenses has primarily been driven by growth in insured exposures, weather related losses, and the increase in the reinsurance retention for 2008. Catastrophe losses were $4.5 million in 2008, compared to $1.6 million in 2007. In addition, increases in other non-catastrophe, weather-related property losses and increased automobile and liability losses have also contributed to the increase in loss and loss adjustment expense. The increase in loss and loss adjustment expenses has been offset by favorable prior year loss and loss expense development of approximately $4.8 million in 2008, compared to $4.3 million during 2007. The combination of increasing loss costs and competitive pricing has resulted in the loss and loss adjustment expense ratio increasing from 67.9% for 2007 to 68.7% for 2008.

     Loss and loss adjustment expenses increased $3.5 million in 2007, 14.8% higher than the experience in 2006. This increase was driven primarily by the growth in insured exposures and an increase in large weather related property losses. The increase in loss and loss adjustment expenses was partly offset by favorable prior year loss and loss expense development of $4.3 million in 2007, compared to $196,000 in 2006. The increase in loss and loss adjustment expenses relative to the increase in net premiums earned resulted in the loss and loss adjustment expense ratio increasing from 66.3% in 2006 to 67.9% in 2007.
     Amortization of Deferred Policy Acquisition Costs and Underwriting and Administrative Expenses
     Underwriting expenses increased by $1.4 million in 2008, 10.9% higher than in 2007. The increase is due to increased amortization of deferred policy acquisition costs associated with the growth in premiums earned in 2008. This increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 31.0% for 2007 to 30.6% for 2008. This decline in the underwriting expense ratio was insufficient to offset the increase in loss and loss adjustment expense during 2008 primarily caused by the $2.9 million increase in catastrophe losses. As a result, our combined ratio rose from 98.9% for 2007 to 99.3% for the same period in 2008.
     Underwriting expenses increased $399,000 in 2007, 3.3% higher than 2006 due to an increase in acquisition expenses associated with the growth in premiums in 2007. This small increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 33.7% in 2006 to 31.0% in 2007. As a result of this decline in underwriting expenses our combined ratio declined from 100.0% in 2006 to 98.9% in 2007
     Interest and Other Expense
     Interest and other expense for 2008 was $202,000 compared to $77,000 for 2007. The increase was primarily due to interest on our aggregate stop loss reinsurance contract, which we entered into effective January 1, 2008. In 2006, we repaid the balance of the mortgage loan for our home office building, which resulted in the significant decline in interest and other expense in 2007 from the $150,000 in interest and other expense incurred in 2006.
     Commercial Business
     The results of our commercial business segment were as follows:

	Years Ended
	December 31,
Amounts in thousands	2008	2007	2006

Direct premiums written	$37,458	$37,860	$32,365
Net premiums written	30,632	31,266	27,144

Revenues:
Net premiums earned	$31,805	$29,260	$26,761
Other income	229	263	230

Total revenues (1)	$32,034	$29,523	$26,991

Operating (loss) income:
Underwriting (loss) income	$(5,046)	$(1,913)	$(678)
Other income	229	263	230
Interest & other expenses	(247)	(113)	(257)

Operating (loss) income	$(5,064)	$(1,763)	$(705)

Loss and loss expense ratio	80.1%	70.3%	65.5%
Underwriting expense ratio	35.8%	36.2%	37.0%

GAAP Combined ratio	115.9%	106.5%	102.5%

(1)	Revenues exclude net realized investment gains (losses) and net investment income. Operating income equals pre-tax net income from continuing operations excluding the impact of net realized investment gains (losses) and net investment income.
     Premiums Written and Premiums Earned
     The commercial insurance marketplace has been very competitive during the last three years, putting pressure on pricing. Our focus on underwriting discipline and rate adequacy in the midst of this soft market has made growth challenging at times. Direct premiums written decreased slightly by $402,000 or 1.1% in the year ended 2008 compared to the same period in 2007. Direct premiums written grew 17.0% in 2007 over 2006.
     Effective January 1, 2008, we modified our reinsurance program further by retaining more of our losses above $500,000, which resulted in a decrease in ceded premiums written. This reduction in ceded premiums has been mostly offset by the reinsurance of a new coverage we offered in 2008 and additional ceded premium incurred under our aggregate stop loss reinsurance treaty. We started offering employment practices liability insurance coverage in 2008 and have ceded all of the business to a reinsurer. The decrease in direct premiums written for 2008, combined with the described changes to ceded premiums, has resulted in net premiums written decreasing by 2.0% in the year ended 2008 compared to the same period last year. The growth in net premiums written in 2007 continued to drive the growth in net premiums earned in 2008, which increased 8.7% to $31.8 million.

     The reinsurance program was not materially changed in 2007, so the increase in net premiums written in 2007 of 15.2% over 2006 resulted from 17.0% growth in direct premiums written for 2007 compared to 2006. The growth in net premiums written in 2007 of 15.2% resulted in net premiums earned in 2007 increasing 9.3% over 2007.
     Other Income
     Other income primarily consists of premium installment charges and interest income on COLI policies. The decline in other income for the year ended December 31, 2008 compared to 2007 is due to a lower rate of return on COLI policies. The growth in other income from 2006 to 2007 is attributable to increases in the volume of premium billing installments, due to the growth in the number of in force policies, and increasing investments in company owned life insurance.
     Underwriting (loss) Income
     As discussed above, we evaluate our insurance operations by monitoring certain key measures of growth and profitability. In addition to certain GAAP measures, we provide certain non-GAAP financial measures that we believe are valuable in managing our business and for comparison to our peers. These non-GAAP measures are underwriting income, combined ratios, written premiums, and net written premiums to statutory surplus ratio.
     Underwriting income (loss) measures the pre-tax profitability of our insurance segments. It is derived by subtracting loss and loss adjustment expenses, amortization of deferred policy acquisition costs, and underwriting and administrative expenses from earned premiums. Each of these captions is presented in our statements of operations but not subtotaled. The sections below provide more insight into the variances in the categories of loss and LAE and underwriting and administrative expense, which impact our underwriting profitability.
     Loss and Loss Adjustment Expenses
     Loss and loss adjustment expenses increased $4.9 million in the year ended December 31, 2008, 23.9% higher than in 2007. The increase in loss and loss adjustment expenses is due to increases in non-catastrophe property losses, increased automobile and workers compensation losses, and the increase in the reinsurance retention for 2008. The increase in loss and loss adjustment expenses was also affected by favorable prior year loss and loss expense development of approximately $117,000 in 2008, compared to approximately $800,000 of favorable development in 2007. This increase in loss and loss adjustment expenses relative to the smaller increase in net premiums earned resulted in the loss and loss adjustment expense ratio increasing from 70.3% for 2007 to 80.1% for 2008.
     Loss and loss adjustment expenses increased $3.0 million in 2007, 17.3% higher than the experience in 2006 due primarily to a significant increase in property losses. A lower level of workers compensation losses partly offset the growth in property losses. The increases in property losses were driven by higher non-catastrophe losses for 2007 compared to 2006. Catastrophe losses totaled $377,000 in 2007 compared to $276,000 in 2006. The increase in loss and loss adjustment expenses was also affected by favorable prior year loss and loss expense development of approximately $800,000 in 2007, compared to approximately $700,000 of favorable development in 2006. This increase in loss and loss adjustment expenses relative to the increase in net premiums earned resulted in the loss and loss adjustment expense ratio increasing from 65.5% in 2006 to 70.3% in 2007.
     Amortization of Deferred Policy Acquisition Costs and Underwriting Expenses and Administrative Expenses
     Underwriting expenses increased $768,000 in the year ended 2008, 7.2% higher than 2007 due primarily to an increase in acquisition expenses associated with the growth in premium revenues in 2008. This increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 36.2% for 2007 to 35.8% for 2008. This 40 basis point decrease in the underwriting expense ratio only partially offset the significant rise in our loss and loss adjustment expense ratio. As a result, our combined ratio increased from 106.5% for 2007 to 115.9% for 2008.
     Underwriting expenses increased $695,000 in 2007, 7.0% higher than in 2006 due to an increase in acquisition expenses associated with the growth in premium revenues in 2007. This increase in underwriting expenses relative to the larger increase in net premiums earned resulted in the underwriting expense ratio declining from 37.0% in 2006 to 36.2% in 2007. For the same comparable periods, however, loss and loss adjustment expense rose 480 basis points, resulting in an increase in our combined ratio from 102.5% in 2006 to 106.5% in 2007.
     Interest and Other Expenses
     Interest and other expense for 2008 increased to $247,000 compared to $113,000 for 2007 primarily due to accrued interest on our aggregate stop loss reinsurance contract, which was effective beginning on January 1, 2008. In 2006, we repaid the balance of the mortgage loan for our home office building, which resulted in a $144,000 decline in interest and other expense for the year ended 2007 compared to the same period in 2006.

Other Segment
     The results of our other segment were as follows:

	Years Ended December 31,
Amounts in thousands	2008	2007	2006

Assumed premiums written	$1,625	$1,451	$2,031
Net premiums written	1,625	1,451	2,031

Revenues:
Net premiums earned	$1,634	$1,465	$1,995

Total revenues	$1,634	$1,465	$1,995

Underwriting income/(loss)	$288	$(998)	$(1,106)

Operating income/(loss)	$288	$(998)	$(1,106)

Loss and loss expense ratio	47.3%	129.7%	122.3%
Underwriting expense ratio	35.1%	38.4%	33.1%

GAAP Combined ratio	82.4%	168.1%	155.4%

      The other segment is comprised of business that we assume from assigned risk reinsurance programs in which states require admitted insurers to participate, the runoff of our personal lines business, which we began exiting in 2001, and the runoff of assumed reinsurance contracts in which we previously voluntarily participated as an assuming reinsurer.
      Both revenues and expenses in our other segment have experienced volatility over the last three years due to fluctuating rates of participation in our mandatory pools. This is reflected in net premiums earned of $2.0 million in 2006, $1.5 million in 2007, and $1.6 million in 2008. Our total claims and expenses have declined to $3.1 million in 2006, $2.5 million in 2007, and $1.3 million in 2008.
      Because of favorable claims development in the runoff of our personal lines and an increase in our net premiums earned in 2008 compared to 2007, our operating loss in our other segment decreased from a loss of $998,000 in 2007 to operating income of $288,000 for 2008. This continues our experience of decreasing losses from operations in this segment from a loss of $1.1 million in 2006.

     Below is an overview of the significant mandatory and voluntary assumed risk pools:
     Mandatory Assumed Reinsurance:
     Fair Access to Insurance Requirements (FAIR) Plans, Beachfront Plans and Windstorm Plans. FAIR plans are state-run programs that provide basic property insurance coverage on buildings, dwellings, and their contents for property owners who are unable to obtain coverage in the standard insurance market. Beachfront and windstorm plans are similar in that they are state-regulated insurance pools that provide property insurance, both personal and commercial, in coastal areas exposed to the risk of heavy windstorm losses. The premiums, losses, and expenses of all three plans are allocated to participating insurers in proportion to their property (including wind) insurance premiums in the state.
     Commercial Automobile Insurance Plan and Joint Underwriting Association. Both are automobile residual markets that provide insurance to consumers who are unable to purchase automobile insurance through the voluntary market due to a variety of factors, such as their driving history or status as first-time drivers. Companies must participate in these plans and assume their proportionate share of the plan’s premiums and losses based on their voluntary premiums in that state.
     National Workers Compensation Reinsurance Pool, Massachusetts Workers Compensation Pool, Pennsylvania Workers Compensation Pool, Mississippi Workers Compensation Assigned Risk Pool. These are organizations in which hazardous workers’ compensation risks are assigned to insurers under various insurance plans and are reinsured into a pool. All companies must participate in these pools and assume their proportionate share of the plan’s premiums and losses based on their voluntary workers compensation premiums in the state so that undue loss to any one company can be avoided.
     Voluntary Assumed Reinsurance:
      The majority of our voluntary assumed business is due to three sources (in thousands):

Total Reserves
Including IBNR
As of December 31,
2008
Munich Re America Brokers, Inc (formerly American Re)	$5,012
Mutual Reinsurance Bureau	363
Association of Mill & Elevator Companies	288

Total	$5,663

     Munich Re America
     Munich Re America (formerly American Re) and Penn Millers Insurance Company entered into a reinsurance agreement beginning January 1, 1969 covering various property and liability lines of business. Penn Millers Insurance Company’s participation percentage ranged from 0.625% to 0.75%. We cancelled the contract effective December 31, 1986. In 1988 we were notified of numerous new bodily injury and property damage asbestos claims in accident years 1969, 1972, 1973, 1974, 1975, 1976, 1977, and 1979. We have experienced adverse development and periodic reserve strengthening over the years, but we believe that Munich Re America has established adequate case and IBNR reserves at this time.

     Mutual Reinsurance Bureau
     The Mutual Reinsurance Bureau and Penn Millers Insurance Company agreement ran from 1966 to 1986. Mutual Reinsurance Bureau reinsured mainly casualty lines, including exposures to asbestos, environmental and lead liability.
     Association of Mill & Elevator Companies
     The Association of Mill & Elevator Companies, also called the Mill Mutuals, was a pooling arrangement established by a group of regional agribusiness underwriters whereby each company would cede a portion of their direct business into the pool and the results of the pool would be distributed to each member according to their contractual participation percentage. The pool was established prior to 1965 and was disbanded in 1993.
     Given the insignificant amount of premium earned in the other segment, we evaluate this segment’s underwriting performance in terms of dollars of underwriting loss instead of its combined ratio. For the year ended December 31, 2008, the other segment produced operating income of $288,000 compared to operating losses of $998,000 in 2007 and $1.1 million in 2006.
      The chart below shows the amount of operating income (loss) arising from each of the sources listed above in thousands:

	Years Ended
	December 31,
Amounts in thousands	2008	2007	2006

Mandatory Assumed Reinsurance	$239	$95	$(332)
Personal Lines — runoff	335	(94)	(98)
Voluntary Assumed Reinsurance — runoff	(286)	(999)	(676)

Operating income (loss)	$288	$(998)	$(1,106)

Financial Position
     At December 31, 2008, we had total assets of $220.5 million, compared to total assets of $219.6 million at December 31, 2007. Invested assets have declined in 2008 due to the weakening investment markets. This decline was more than offset primarily by an increase in reinsurance receivables, which is attributable mainly to the timing of payments from our reinsurers and reinsurance recoveries recorded related to the stop-loss reinsurance contract.
     At December 31, 2008, total liabilities were $169.8 million, compared to $158.2 million at December 31, 2007. The $11.6 million increase was primarily due to the increase in loss and LAE reserves. The reserve for unpaid loss and LAE was $108.1 million at December 31, 2008, compared to $96.0 million at December 31, 2007. This increase was due primarily to the growth in premiums written and the timing of claims payments.

     Total equity decreased to $50.8 million at December 31, 2008, from $61.4 million as of December 31, 2007, a decrease of approximately $10.6 million, or 17.3%. The decrease in equity primarily reflects net unrealized investment losses of $2.2 million and a net loss of $7.4 million (primarily due to realized investment losses and the impairment of goodwill on discontinued operations) for the year ended December 31, 2008.
     At December 31, 2007, total assets were $219.6 million compared to $207.8 million at December 31, 2006. The $11.8 million increase was primarily due to a $9.7 million increase in cash and invested assets resulting from revenue growth in our insurance operations.
     At December 31, 2007, total liabilities were $158.2 million, compared to $147.2 million at December 31, 2006. The $11.0 million increase was primarily due to the increase in loss and LAE reserves and unearned premium reserves. The reserve for unpaid loss and LAE was $96.0 million at December 31, 2007, compared to $89.4 million at December 31, 2006. The unearned premium reserve was $46.6 million at December 31, 2007, compared to $43.3 million at December 31, 2006. These increases were due primarily to the growth in premiums written and the timing of payments on reported claims.
      Total equity increased to $61.4 million at December 31, 2007, from $60.5 million as of December 31, 2006, an increase of $871,000, or 1.4%. The increase in equity primarily reflected net income of $1.1 million for the year ended December 31, 2007.
Subsequent Events
     On February 2, 2009, we sold substantially all of the assets of Eastern Insurance Group for proceeds of approximately $3.1 million, less the estimated costs to sell of $231,000. In the first quarter of 2009, we recorded a pre-tax loss on the sale of $6,000. See note 20 of the Notes to Consolidated Financial Statements for additional information.
Effect of Offering on Our Future Financial Condition and Results of Operations
      Our future financial condition and results of operations will be affected by the offering. Upon completion of the offering, our pro forma shareholders’ equity will be between $88.1 million and $108.1 million, an increase of approximately 73.5% to 113.0% over our equity at December 31, 2008. See “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Financial Information.” This increased capitalization should permit us to (i) increase direct premium volume to the extent competitive conditions permit, (ii) increase net premium volume by decreasing our reliance on reinsurance, and (iii) enhance investment income by increasing our investment portfolio.
ESOP
     In connection with the offering, the ESOP intends to finance the purchase of 10% of the common stock issued in the offering with the proceeds of a loan from Penn Millers Holding Corporation, and Penn Millers Insurance Company will make annual contributions to the ESOP sufficient to repay that loan, which we estimate will total, on a pre-tax basis, between approximately $450,000 and $680,000. See “Management — Benefit Plans and Employment Agreements — Employee Stock Ownership Plan.”
Stock-based Incentive Plan
     Under the stock-based incentive plan that we intend to adopt we may issue a total number of shares equal to 14% of the shares of common stock that are issued in the offering. Of this amount, an amount equal to 4% of the shares of common stock issued in the offering may be used to make restricted stock awards and 10% of the shares of common stock issued in the offering may be used to award stock options under the stock-based incentive plan. The fair value of any common stock used for restricted stock awards will represent unearned compensation. As we accrue compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. We will also compute compensation expense at the time stock options are awarded based on the fair value of such options on the date they are granted. This compensation expense will be recognized over the appropriate service period. Implementation of the stock-based incentive plan is subject to shareholder approval. See “Management — Benefit Plans and Employment Agreements.”
Liquidity and Capital Resources
     We generate sufficient funds from our operations and maintain a high degree of liquidity in our investment portfolio to meet the demands of claim settlements and operating expenses. The primary source of funds are premium collections, investment earnings and maturing investments.
     We maintain investment and reinsurance programs that are intended to provide sufficient funds to meet our obligations without forced sales of investments. We maintain a portion of our investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds.
     As of December 31, 2008, we had a loan outstanding with a commercial bank in the amount of $1.4 million, which matures in July 2010. The interest rate on the loan is based on the one month London Interbank Offered Rate plus 105 basis points. We entered into an interest rate swap that fixes the interest rate at 5.55%. This loan was used for the acquisition of insurance agencies.
     We maintain two unsecured lines of credit with a commercial bank in the amount of $500,000 and $2 million, which allows us to meet our short term cash needs as they may arise. As of December 31, 2008, we currently have $500,000 outstanding under the $500,000 line of credit and $450,000 outstanding under the $2.0 million line of credit. We pay interest on the $500,000 line of credit, which expires on June 30, 2010, at a rate equal to the London Interbank Offered Rate (LIBOR) plus 105 basis points. The $2.0 million line of credit carries an interest rate of LIBOR plus 211 basis points and it expires on July 31, 2009.
     Our credit agreements for these unsecured lines of credit are subject to certain covenants and restrictions, including limitations on additional borrowing arrangements, encumbrances, and sales of assets. The covenants of these agreements include the maintenance of various amounts and ratios, including debt to capital, risk based capital, combined, debt service, and net premiums written to statutory capital and surplus ratios. We were in compliance with these covenants at December 31, 2008.
     Upon completion of the offering, we will immediately become subject to the proxy solicitation, periodic reporting, insider trading and other requirements of the Exchange Act and to most of the provisions of the Sarbanes-Oxley Act of 2002. We estimate that the cost of initial compliance with the requirements of the Sarbanes-Oxley Act will be approximately $300,000 and that compliance with the ongoing requirements of the Exchange Act and the Sarbanes-Oxley Act will result in an increase of approximately $700,000 in our annual operating expenses.
     Cash flows from continuing operations for the years ended December 31, 2008, 2007, and 2006 were as follows (in thousands):

	Year Ended
	December 31,
	2008	2007	2006
Cash flows provided by operating activities	$7,383	$11,017	$11,711
Cash flows used in investing activities	(5,702)	(13,373)	(6,592)
Cash flows provided by (used in) financing activities	144	(562)	(2,087)

Net increase (decrease) in cash and cash equivalents	$1,825	$(2,918)	$3,032

     For the year ended December 31, 2008, cash flows from operating activities totaled $7.4 million compared to $11.0 million for the year ended December 31, 2007. This decrease in cash flows from operating activities is primarily due to increased claim payments partially offset by lower reinsurance payments. Cash flows used in investing activities totaled $5.7 million for the year ended December 31, 2008, compared to $13.4 million in 2007, primarily reflecting an increase in fixed maturity investments purchased and partially offset by an increase in equity investments sold.
     For the year ended December 31, 2007, cash flows from operating activities totaled $11.0 million compared to $11.7 million for the year ended December 31, 2006. The decrease in cash flows from operating activities was primarily due to a decline in net income during 2007 compared to 2006. Cash flows used in investing activities totaled $13.4 million for the year ended December 31, 2007, compared to $6.6 million for the year ended December 31, 2006, primarily reflecting a year over year decrease in fixed income and equity investments sold of $7.1 million.
     Our principal source of liquidity will be dividend payments and other fees received from Penn Millers Insurance Company. Penn Millers Insurance Company is restricted by the insurance laws of Pennsylvania as to the amount of dividends or other distributions it may pay to us. Under Pennsylvania law, there is a maximum amount that may be paid by Penn Millers Insurance Company during any twelve-month period. Penn Millers Insurance Company may pay dividends to us after notice to, but without prior approval of the Pennsylvania Insurance Department in an amount “not to exceed” the greater of

10% of the statutory surplus of Penn Millers Insurance Company as reported on its most recent annual statement filed with the Pennsylvania Insurance Department, or the statutory net income of Penn Millers Insurance Company for the period covered by such annual statement.
     As of December 31, 2008, the amount available for payment of dividends from Penn Millers Insurance Company in 2009 without the prior approval of the Pennsylvania Insurance Department is approximately $4.3 million. Prior to its payment of any dividend, Penn Millers Insurance Company is required to provide notice of the dividend to the Pennsylvania Insurance Department. The Pennsylvania Insurance Department has the power to limit or prohibit dividend payments if Penn Millers Insurance Company is in violation of any law or regulation. These restrictions or any subsequently imposed restrictions may affect our future liquidity.
     The following table summarizes, as of December 31, 2008, our future payments under contractual obligations and estimated claims and claims related payments for continuing operations.

	Payments due by period
	(in thousands)
Contractual		Less than			More than
Obligations	Total	1 year	1-3 years	3-5 years	5 years
Estimated gross loss & loss adjustment expense payments	$108,065	$36,743	$38,903	$17,290	$15,129
Defined benefit plan obligations	9,773	295	697	1,445	7,336
Long-term debt obligations and lines of credit	2,667	1,047	1,320	200	100
Operating lease obligations	246	123	118	5	0
Accrued severance costs	831	471	251	30	79
Interest on long-term debt obligations and lines of credit	94	50	39	4	1

Total	$121,676	$38,729	$41,328	$18,974	$22,645

     The timing of the amounts of the gross loss and loss adjustment expense payments is an estimate based on historical experience and the expectations of future payment patterns. However, the timing of these payments may vary from the amounts stated above. Defined benefit plan obligations are estimates based on various assumptions such as historical accruals, estimates of future employee service periods, future compensation increases, and mortality rates.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital reserves.
Quantitative and Qualitative Information about Market Risk
     Market Risk
     Market risk is the risk that we will incur losses due to adverse changes in the fair value of financial instruments. We have exposure to three principal types of market risk through our investment activities: interest rate risk, credit risk and equity risk. Our primary market risk exposure is to changes in interest rates. We have not entered, and do not plan to enter, into any derivative financial instruments for trading or speculative purposes.

     Interest Rate Risk
     Interest rate risk is the risk that we will incur economic losses due to adverse changes in interest rates. Our exposure to interest rate changes primarily results from our significant holdings of fixed rate investments. Fluctuations in interest rates have a direct impact on the fair value of these securities.
     The average maturity of the debt securities in our investment portfolio at December 31, 2008, was 4.8 years. Our debt securities investments include U.S. government bonds, securities issued by government agencies, obligations of state and local governments and governmental authorities, corporate bonds and mortgage-backed securities, most of which are exposed to changes in prevailing interest rates and which may experience moderate fluctuations in fair value resulting from changes in interest rates. We carry these investments as available for sale. This allows us to manage our exposure to risks associated with interest rate fluctuations through active review of our investment portfolio by our management and board of directors and consultation with our external investment manager.
     Fluctuations in near-term interest rates could have an impact on our results of operations and cash flows. Certain of these securities may have call features. In a declining interest rate environment these securities may be called by their issuer and replaced with securities bearing lower interest rates. If we are required to sell these securities in a rising interest rate environment we may recognize losses.
     As a general matter, we attempt to match the durations of our assets with the durations of our liabilities. Our investment objectives include maintaining adequate liquidity to meet our operational needs, optimizing our after-tax investment income, and our after-tax total return, all of which are subject to our tolerance for risk.
     The table below shows the interest rate sensitivity of our fixed income investments measured in terms of fair value (which is equal to the carrying value for all of our investment securities that are subject to interest rate changes) at December 31, 2008.

Hypothetical Change in	Estimated Change
Interest Rates	in Fair Value	Fair Value
	(dollars in thousands)
200 basis point increase	$(8,962)	$112,952
100 basis point increase	(4,444)	117,470
No change	—	121,914
100 basis point decrease	4,108	126,022
200 basis point decrease	6,699	128,613
     The interest rate risk for our variable rate debt not subject to the interest rate swap is not material at December 31, 2008.
     Credit Risk
     Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. We address this risk by investing primarily in fixed maturity securities that are rated investment grade with a minimum average portfolio quality of “Aa2” by Moody’s or an equivalent rating quality. We also independently, and through our outside investment manager, monitor the financial condition of all of the issuers of fixed maturity securities in the portfolio. To limit our exposure to risk, we employ diversification rules that limit the credit exposure to any single issuer or asset class.

     Equity Risk
     Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices. In order to reduce our exposure to losses in our investment portfolio, during the fourth quarter of 2008 we sold all of our equity securities.
Impact of Inflation
     Inflation increases consumers’ needs for property and casualty insurance coverage due to the increase in the value of the property covered and any potential liability exposure. Inflation also increases claims incurred by property and casualty insurers as property repairs, replacements and medical expenses increase. These cost increases reduce profit margins to the extent that rate increases are not implemented on an adequate and timely basis. We establish property and casualty insurance premiums levels before the amount of loss and loss expenses, or the extent to which inflation may impact these expenses, are known. Therefore, we attempt to anticipate the potential impact of inflation when establishing rates. Because inflation has remained relatively low in recent years, financial results have not been significantly affected by it.
Recent Accounting Pronouncements
     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for income tax reserves and contingencies recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. On January 1, 2008, we adopted FIN 48. The adoption of FIN 48 did not result in any adjustments to beginning retained earnings, nor did it have a significant effect on our operations, financial condition, or liquidity. As of December 31, 2008, we had no material unrecognized tax benefits.
     In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 108, Quantifying Financial Statement Misstatements. SAB No. 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. There are two widely recognized methods for quantifying the effects on the financial statements: the “rollover” or income statement method and the “iron curtain” or balance sheet method. Historically, we used the “rollover” method. Under this method, we quantified our financial statement misstatements based on the amount of errors originating in the current year income statement and as a result did not consider the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. SAB No. 108 now requires that we consider both the rollover and iron curtain methods (dual method) when quantifying misstatements in the financial statements. The iron curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the timing of the misstatement’s origination.
     We previously identified that we had incorrectly accounted for contingent commissions in connection with the acquisition of Galland, Steinhauer & Repa, Inc.  in 2005. At the time, we allocated $187,000 received for contingent commissions subsequent to the acquisition, which were then passed through to the seller, pursuant to the contract, to the purchase price and also recognized revenue for that amount. This resulted in a $187,000 overstatement of goodwill and revenue for the twelve month period ending December 31, 2005. Prior to the adoption of SAB No. 108, we determined this misstatement was not material to the financial statements using the income statement approach. The error was considered material using the dual method approach.
      We have restated our 2005 financial statements to adopt the provisions of SAB No. 108. As a result, the balance in retained earnings at December 31, 2005 as presented in our Consolidated Statements of Equity was reduced by $187,000, and goodwill was reduced by the same amount.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a single employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status through comprehensive income in the year in which the changes occur. SFAS No. 158 also requires fiscal year end measurement of defined benefit plan assets and benefit obligations. SFAS No. 158 amends SFAS Nos. 87, 88, 106, and 132(R). The requirement to recognize the funded status of a benefit plan and the disclosure requirements was effective for our fiscal year ended December 31, 2007. We recorded an adjustment of $994,000 net of $512,000 in related tax, to accumulated other comprehensive income (loss) upon adoption. The requirement to measure plan assets and benefit obligations as of the date of our fiscal year end balance sheet date was effective for our fiscal year ending December 31, 2008. This requirement had no effect on us.
     In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. It applies to other pronouncements that require or permit fair value but does not require any new fair value measurements. The statement defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets. The highest possible level should be used to measure fair value. We adopted SFAS No. 157 effective January 1, 2008. Our adoption of SFAS No. 157 did not have a material effect on our results of operations, financial position, or liquidity.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in operations at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available for sale and trading securities. SFAS No. 159 applied to us beginning on January 1, 2008. We did not elect to use the fair value option for any assets or liabilities.
     In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, the provisions of SFAS No. 157 were not applied to goodwill and other intangible assets held by us and measured annually for impairment testing purposes only.

     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities and specifically requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on, derivative instruments, and disclosures about credit risk related contingent features in derivative agreements. The provisions of SFAS 161 applied to us beginning January 1, 2009. The adoption of this standard will have no impact on our financial condition or results of operations, but may result in additional disclosures.
     In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162), to identify the sources of accounting principles and provide a framework for selecting the principles to be used in the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB’s plan to designate as authoritative its forthcoming codification of accounting standards. SFAS 162 is effective November 15, 2008. Our adoption did not result in any significant financial statement impact.
     In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts (SFAS No. 163), requiring that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. Expanded disclosures of financial guarantee insurance contracts are also required. SFAS No. 163 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. Disclosures about the risk-management activities of the insurance enterprise are effective for the first period (including interim periods) beginning after issuance of this statement. Except for those disclosures, earlier application is not permitted. SFAS No. 163 applied to us as of January 1, 2009, except for disclosures about the insurance enterprise’s risk-management activities. The adoption of this standard will have no impact on our financial condition or results of operations.
     In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). FSP FAS 157-3 clarifies the application of SFAS No. 157 and provides an example to illustrate considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 allows for the use of the reporting entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates when relevant observable inputs are not available to determine the fair value for a financial asset in a dislocated market. Our adoption of FSP FAS 157-3 had no impact on our financial condition or results of operations as of or for the year ended December 31, 2008.
      In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132R-1). FSP FAS 132R-1 was issued to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132R-1 requires an employer to disclose information about how investment allocation decisions are made, including factors that are pertinent to an understanding of investment policies and strategies. An employer will also need to disclose separately for pension plans and other postretirement benefit plans the fair value of each major category of plan assets based on the nature and risks of the assets as of each annual reporting date for which a statement of financial position is presented. FSP FAS 132R-1 also requires the disclosure of information that enables financial statement users to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date. For fair value measurements using significant unobservable inputs (Level 3), an employer will be required to disclose the effect of the measurements on changes in plan assets for the period. Furthermore, an employer is required to provide financial statement users with an understanding of significant concentrations of risk in plan assets. FSP FAS 132R-1 should be applied for fiscal years ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132R-1 are not required for earlier periods that are presented for comparative purposes. Earlier application is permitted. We are still evaluating the provisions of FSP FAS 132R-1 and intend to comply with its disclosure requirements.
     In January 2009, the FASB issued FSP Emerging Issues Task Force (EITF) Issue 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20 (EITF 99-20-1). EITF 99-20-1 provides guidance on determining other-than-temporary impairments on securities subject to EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets. The provisions of EITF 99-20-1 are required to be applied prospectively for interim periods and fiscal years ending after December 15, 2008. Our adoption of EITF 99-20-1 did not result in any significant financial statement impact.
      In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157, Fair Value Measurements. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for interim and annual periods ending after March 15, 2009. We are currently evaluating the impact of adopting FSP FAS 157-4.
      In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 provides guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt and equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending 15, 2009. We are currently evaluating the impact of adopting FSP FAS 115-2 and FAS 124-2.
      In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 will require a company to disclose in its interim financial statements the fair value of all financial instruments within the scope of FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, as well as the method(s) and significant assumptions used to estimate the fair value of those financial instruments. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009. Earlier application is permitted for periods ending after March 15, 2009, but only if we also adopt both FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. We are currently evaluating the impact of adopting FSP FAS 107-1 and APB 28-1.

BUSINESS
Overview
     We provide a variety of property and casualty insurance products designed to meet the insurance needs of certain segments of the agricultural industry and the needs of small commercial businesses. We are licensed in 39 states, but we currently limit our sales of our agricultural insurance products to 33 states and our commercial insurance products to 8 states. We discontinued writing personal lines insurance products in 2003 and now offer only commercial products. We report our operating results in three operating segments: agribusiness insurance, commercial business insurance, and our “other” segment. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes.
     Our agribusiness insurance product includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation, and umbrella liability insurance. We specialize in writing coverage for manufacturers, processors, and distributors of products for the agricultural industry. We do not write property or liability insurance for farms or farming operations unless written in conjunction with an eligible agribusiness operation, and we do not write any crop insurance. Our commercial business insurance product consists of a business owner’s policy that combines property, liability, business interruption, and crime coverage for small businesses; workers’ compensation; commercial automobile; and umbrella liability coverage. The types of businesses we target include retail, service, hospitality, wholesalers, light manufacturers, and printers. Our third business segment, which we refer to as our “other” segment, includes the runoff of lines of business that we no longer offer and assigned risk reinsurance programs in which we are required to participate.
     We primarily market our products through a network of over 450 independent producers in 33 states. Penn Millers Insurance Company has been assigned a “A-” (Excellent) rating by A. M. Best. The latest rating evaluation by A.M. Best occurred on June 2, 2008.
     We are managed by an experienced group of executives led by Douglas A. Gaudet, our President and Chief Executive Officer. Mr. Gaudet has served in his current position since December 2005, and has worked in the insurance industry for 30 years. Mr. Gaudet’s experience in prior positions with other insurance companies includes the development and introduction of new insurance products for such companies. Michael O. Banks, our Executive Vice President and Chief Financial Officer, has served with Penn Millers since 2002. Formerly a certified public accountant with KPMG, Mr. Banks worked with another insurance company for thirteen years prior to joining Penn Millers. Harold Roberts, our Senior Vice President and Chief Underwriting Officer, has been with Penn Millers for over 32 years. Kevin D. Higgins, our Senior Vice President of Claims, has served with Penn Millers since 2003. Mr. Higgins has over 27 years experience in the claims field. Jonathan Couch, our Controller and Vice President, joined Penn Millers in 2002 and has over 17 years of diversified financial management experience. As a group, our executive officers have on average more than 23 years of experience in the property and casualty insurance industry.
     We formed Penn Millers Holding Corporation so that it could acquire all of the capital stock of Penn Millers Mutual in the conversion. We plan to seek approval from the Pennsylvania Insurance Department to acquire control of Penn Millers Mutual. Prior to the conversion, we have not engaged and will not engage in any significant operations. After the conversion, our primary assets will be the outstanding capital stock of Penn Millers Mutual and a portion of the net proceeds of the conversion offering.
     Penn Millers currently consists of two holding companies, Penn Millers Mutual and PMHC, and three operating companies — Penn Millers Insurance Company, American Millers Insurance Company and Penn Millers Agency.
     The lead insurance company is Penn Millers Insurance Company, which is a Pennsylvania stock insurance company originally incorporated as a mutual insurance company in 1887. In 1999, Penn Millers Insurance Company converted from a mutual to a stock insurance company within a mutual holding company structure. This conversion created the Penn Millers Mutual Holding Company, a Pennsylvania mutual holding company, and established a “mid-tier” stock holding company, PMHC, also a Pennsylvania corporation, to hold all of the outstanding shares of

Penn Millers Insurance Company. Neither Penn Millers Mutual nor PMHC engages in any significant operations. The outstanding capital stock of Penn Millers Insurance Company is the primary asset of PMHC. Immediately following the conversion of Penn Millers Mutual from mutual to stock form, PMHC will be merged out of existence into Penn Millers Mutual pursuant to a plan of liquidation.
     American Millers Insurance Company, a Pennsylvania stock insurance company, is a wholly-owned insurance subsidiary of Penn Millers Insurance Company. American Millers Insurance Company is currently used to reinsure Penn Millers Insurance Company by providing excess of loss reinsurance to Penn Millers for property losses above $450,000 up to $500,000. American Millers Insurance Company is licensed in Pennsylvania and Tennessee. Underwriting of the assumed risks is performed by Penn Millers Insurance Company. American Millers Insurance Company is rated “B++” (Good) by A.M. Best Company, which is the fifth highest out of fifteen possible ratings. The latest rating evaluation by A.M. Best occurred on June 2, 2008.
     Penn Millers Insurance Company, American Millers Insurance Company, PMHC, and Penn Millers Mutual Holding Company are subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. See “— Regulation.”
     Penn Millers Agency, Inc., a Pennsylvania domiciled insurance agency, is a wholly-owned subsidiary of Penn Millers Insurance Company. This company does not conduct any significant business at this time.
     Eastern Insurance Group, an insurance agency located in Wilkes-Barre, Pennsylvania, was a wholly-owned subsidiary of PMHC. On February 2, 2009, we sold substantially all the assets of Eastern Insurance Group.
     In July 2008, we completed the sale of substantially all the assets of Penn Software, a Pennsylvania software development company.
     Our executive offices are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773-0016, and our toll-free phone number is 800-233-8347. Our web site address is www.pennmillers.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.
Our Business Strategies and Offering Rationale
     Market Overview
     Our principal business strategy in both our agricultural and commercial segments is to identify discrete underwriting risks where competition is limited and we can add value through personal service to our producers and insureds.

     Like most insurers, our premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a so-called soft market cycle, excess underwriting capacity leads to intense price competition and a market characterized by declining premium volume and relaxed underwriting terms. In a so-called hard market cycle, price competition is less severe. Therefore, during a hard market cycle insurers are able to increase premiums, maintain underwriting discipline and earn a more acceptable profit margin.
     Since 2005, the property and casualty insurance industry has experienced a soft market cycle. Although changes in the market cycle are impossible to predict, indicators of a return to a hard market typically include declining returns on equity, combined ratios at or in excess of 100% and reduced investment income due to low interest rates or investment losses. Because of turmoil in the capital markets, investment losses in the third quarter of 2008 have been particularly severe. Each of these market indicators are now present to some degree, which suggests the current soft market may be coming to an end in the near future.
      Our current capital position is sufficient to support our existing premium volume and allow for modest growth. However, historically our growth during hard market cycles has exceeded industry norms. In the last hard market cycle that we believe began in 2000 and ended in 2004, our commercial lines direct premiums written in our core business segments increased by 248% (a compound annual growth rate of 25%), which exceeded the industry commercial lines average of 163% (a compound annual growth rate of 13%). The primary purpose of this offering is to increase our capital to permit us to take advantage of growth opportunities when and if a hard market cycle returns.
     Competitive Strategy
     Our insurance policies are sold through select independent insurance producers. We view these producers as our customers, because we believe that they significantly influence the insured’s decision to choose our insurance products over those of a competitor. We strive to win our producers’ loyal, profitable insureds by differentiating ourselves from our competitors through our relationships with our producers and our responsiveness to their needs. The key to our relationships is the communication between our producers and our underwriter and marketing representative teams, supported by loss control representatives, claims adjusters, and management. This approach provides the producers with very responsive, consistent and predictable communications, service and decisions from us.
     Growth Strategies
     Our long-term growth plans involve enhancing our existing products and adding new products to grow our market share with our existing producers and continuing to add select producers. Competitive pressures in the marketplace are currently affecting our writing of new and renewal business and exerting downward pressure on our prices. Our focus on underwriting discipline and rate adequacy in the midst of this soft market has resulted in our premium revenue growth being relatively modest and somewhat volatile. We believe that over the next 12 to 24 months the property and casualty insurance industry’s profits will decline to the point where pricing will start to increase and the underwriting cycle will move into a hard market phase. Although we do not have any current plans or intent to expand or grow our business by acquisition, we will consider any opportunities that are presented to us.
     We believe we are positioning the Company to take advantage of the profitable growth opportunities we anticipate will occur when prices increase during the hard market.
•	First, in 2009 we introduced an insurance product called PennEdge that will enable us to write customized coverages on mid-size commercial accounts. PennEdge will provide property and liability coverage to accounts that currently do not meet the eligibility requirements for our traditional business owners or agribusiness products. PennEdge is specifically tailored to unique business and industry segments, including wholesalers, light manufacturing, hospitality, commercial laundries and dry cleaners, and printers. These segments were chosen based on the experience of our underwriting staff and the market opportunities available to our existing producers.

•	Second, we have differentiated our product offerings by entering into strategic alliances to offer equipment breakdown, employment practices liability, and miscellaneous professional liability coverage, and we are exploring a strategic alliance to offer environmental impairment liability coverage. Under such strategic alliances, we typically reinsure all of the risk of loss to the strategic partner and earn a ceding commission.

•	Third, we are currently represented by a small number of producers in a large geographic area. New producers are an important part of our growth strategy, and we intend to continue to add them in areas where we want to increase our market presence.
     The completion of this offering will supply additional capital needed to support substantially increased premium volume that may result from the implementation of these strategies.
     Underwriting Strategies
     Our underwriting philosophy is aimed at consistently generating profits through sound risk selection and pricing discipline. We are pursuing premium rate adequacy to enhance our underwriting results. For both our agribusiness and commercial business segments, we continue to emphasize that we will not compromise profitability for top line growth. We use loss control representatives to examine most of our risks to determine the adequacy of insurance to property value, assess property conditions, and identify any liability exposures.
     We are a well established niche player in the agribusiness market with over 120 years in that specialty segment. Our PennEdge product will allow us to develop additional niche markets out of our existing commercial business target markets. We will focus our business on those industry segments we understand and in which we can differentiate ourselves from other insurance companies.
     Claims Strategy
     Our claims team supports our agency and broker relationship strategy by working to provide a consistent, good faith claims handling response to our policyholders. Claims excellence is achieved by timely investigation and handling of claims, settlement of meritorious claims for equitable amounts, maintenance of adequate case reserves, and control of claims loss adjustment expenses. We partner with industry experts and designated law firms to meet the specific service needs arising from the broad spectrum of claims unique to both the agribusiness and commercial business customer. Key strategic alliances ensure high quality field adjusting services, effective workers’ compensation case management, active pursuit of salvage and subrogation opportunities, and aggressive fraud prevention efforts, all of which yield results equally beneficial to our policyholders, producers, and Penn Millers.
Agribusiness Segment
     Penn Millers has been writing agribusiness policies for over 120 years. We believe we have an excellent industry reputation provided by experienced underwriting, marketing and loss control staff, supported by knowledgeable and easily accessible claims staff and senior management. Lines of business offered by our agribusiness segment include commercial property, inland marine, general liability, fidelity, surety, workers’ compensation, commercial automobile, and umbrella liability insurance. We market our insurance product to small to middle market agricultural businesses such as grain storage and elevators, flour mills, livestock feed manufacturers, fertilizer blending and application, cotton gins, livestock feed lots, mushroom growers, farm supply stores, produce packing, and seed merchants. The premium size of our agribusiness accounts range from approximately $100 to $1.5 million with an average premium of approximately $42,000. Our product is sold through approximately 200 specialty agribusiness producers and also on a direct basis. The primary competitors in our agribusiness marketplace are Nationwide Agribusiness, Michigan Millers Insurance Company, Continental Western Insurance Company, and Westfield Insurance Company. We seek to compete with other agribusiness insurance companies primarily on service rather than price.
     The following table sets forth the direct premiums written, net premiums earned, and net loss ratios for our agribusiness products for the periods indicated (dollars in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Direct Premiums Written:
Property	$20,831	$20,263	$18,961
Commercial Auto	12,919	14,055	13,334
Liability	9,615	8,635	8,029
Workers’ Compensation	8,064	7,394	6,610
Other	5,852	5,618	4,940

Total	$57,281	$55,965	$51,874

Net Premiums Earned:
Property	$16,412	$13,772	$12,620
Commercial Auto	12,119	11,859	11,189
Liability	8,795	7,540	6,768
Workers’ Compensation	7,310	6,394	5,166
Other	662	680	146

Total	$45,298	$40,245	$35,889

Net Loss Ratios:
Property	86.1%	84.9%	60.4%
Commercial Auto	41.9%	48.5%	62.7%
Liability	90.1%	102.6%	46.4%
Workers’ Compensation	51.4%	54.2%	113.8%
Other	37.7%	-196.2%	92.0%

Total	68.7%	67.9%	66.3%

     Property
     Commercial property coverage protects businesses against the loss or loss of use, including its income-producing ability, of company property. As of December 31, 2008, our agribusiness segment had approximately 1,200 property insurance policies in force.
     Commercial Auto
     Commercial auto coverage protects businesses against liability to others for both bodily injury and property damage, medical payments to insureds and occupants of their vehicles, physical damage to an insured’s own vehicle from collision and various other perils, and damages caused by uninsured motorists. Commercial automobile policies are generally marketed only in conjunction with other supporting lines. As of December 31, 2008, our agribusiness segment had approximately 900 commercial automobile insurance policies in force.
     Liability
     Liability insurance includes commercial general liability, products liability, and professional liability covering our agribusiness insureds’ operations. As of December 31, 2008, our agribusiness segment had approximately 1,200 general liability insurance policies in force.
     Workers’ Compensation
     Workers’ compensation coverage protects employers against specified benefits payable under state law for workplace injuries to employees. We consider our workers’ compensation business to be a companion product; we rarely write stand-alone workers’ compensation policies. As of December 31, 2008, our agribusiness segment had approximately 400 workers’ compensation insurance policies in force.
     Other
     Other lines of business includes umbrella liability, system breakdown, employment practices liability, and surety insurance.
Commercial Lines Segment
     Our commercial business segment offers insurance coverage primarily to small commercial businesses. The premium size of our commercial business accounts range from approximately $200 to approximately $163,000 with an average premium of approximately $6,700. Our commercial lines business targets select low to medium hazard businesses such as retailers, including beverage stores, floor covering stores, florists, grocery stores, office equipment and supplies stores, and shopping centers; hospitality, such as restaurants and hotels; artisan contractor businesses, such as electrical, plumbing, and landscaping; professional services, such as accountants, insurance agencies, medical offices, and optometrists; office buildings; and select light manufacturing and wholesale businesses. The primary product is a business owner’s policy called “Solutions 2000” that covers major property and liability exposures, crime, and business interruption utilizing a simplified rating program. Other lines of business offered are workers’ compensation, commercial auto, and umbrella insurance. These lines are sold through approximately 250 independent agents in Pennsylvania, New Jersey, Connecticut, Massachusetts, Tennessee, Virginia, New York, and Maryland. A large number of regional and national insurance companies compete for our small business customers. We seek to compete with other commercial lines insurance companies primarily on service rather than price.

     The following table sets forth the direct premiums written, net premiums earned, and net loss ratios of our commercial lines products for the periods indicated (dollars in thousands):

	For the Years Ended
	December 31,
	2008	2007	2006
Direct Premiums Written:
Property & Liability	$21,056	$22,474	$20,567
Workers’ Compensation	8,031	7,716	5,825
Commercial Auto	5,068	4,914	3,983
Other	3,303	2,756	1,990

Total	$37,458	$37,860	$32,365

Net Premiums Earned:
Property & Liability	$19,428	$18,301	$18,076
Workers’ Compensation	7,451	6,524	5,077
Commercial Auto	4,659	4,194	3,564
Other	267	241	44

Total	$31,805	$29,260	$26,761

Net Loss Ratios:
Property & Liability	99.0%	87.0%	59.9%
Workers’ Compensation	54.5%	37.1%	74.0%
Commercial Auto	45.9%	54.9%	78.2%
Other	17.2%	(35.3%)	359.3%
Total	80.1%	70.3%	65.5%
     Property and Liability
     Our property and liability coverage includes commercial multi-peril, fire, allied, and general liability insurance. The majority of this business is rated and classified as commercial multi-peril. As of December 31, 2008, our commercial business segment had approximately 5,300 property and liability insurance policies in force.
     Workers’ Compensation
     Workers’ compensation coverage protects employers against specified benefits payable under state law for workplace injuries to employees. We generally write workers’ compensation policies in conjunction with our business owner’s policies. However, we do write stand-alone workers’ compensation policies. As of December 31, 2008, our commercial business segment had approximately 1,800 workers compensation insurance policies in force.
     Commercial Automobile
     Commercial auto coverage protects businesses against liability to others for both bodily injury and property damage, medical payments to insureds and occupants of their vehicles, physical damage to an insured’s own vehicle from collision and various other perils, and damages caused by uninsured motorists. Commercial automobile policies are only marketed in conjunction with our business owner’s policies. As of December 31, 2008, our commercial business segment had approximately 960 commercial automobile insurance policies in force.

Marketing and Distribution
     We market our agricultural insurance product through approximately 200 producers in 33 states, and our commercial insurance product is sold through approximately 250 producers in 8 states and by several of our employees. We primarily market our products through this select group of independent producers. All of these producers represent multiple insurance companies and are established businesses in the communities in which they operate. They generally market the full range of our products. We view our independent insurance producers as our primary customers because they are in a position to recommend either our insurance products or those of a competitor to their customers. We consider our relationships with these producers to be good. We also have two employees that are engaged in the direct marketing of our insurance products, which accounted for approximately $3.7 million in direct premiums written for our agribusiness segment in 2008.
     We manage our producers through annual business reviews, with underwriter, marketing representative, and management participation, and through the establishment of benchmarks and goals for premium volume and profitability. In recent years we have eliminated a number of unprofitable producers. Our staff of three agribusiness marketing representatives report to Joseph J. Survilla, our Vice President of Agribusiness Marketing. Mr. Survilla has over 17 years of experience in the insurance industry and has been with Penn Millers since 1991. Our staff of six commercial lines marketing representatives report to William A. Dine, Sr., our Vice President of Commercial Business. Mr. Dine has over 15 years of experience in the insurance industry and has been with Penn Millers since 2000. Our sales and marketing staff work together with our underwriting staff as teams in connection with establishing the appropriate pricing for our products.
      One producer, Arthur J. Gallagher Risk Management Services, which writes business for us through nine offices, accounted for $11.0 million or approximately 12% of our direct premiums written in 2008. Only one other producer accounted for more than 5% of our 2008 direct premiums written.
      For the year ended December 31, 2008, our top 10 producers accounted for approximately 32% of direct premiums written.
     We emphasize personal contact between our producers and the policyholders. We believe that our producers’ responsive and efficient service and reputation, as well as our policyholders’ loyalty to and satisfaction with their agent or broker are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention for Penn Millers.
     We depend upon our independent producers to produce new business, assist in the underwriting process, and to provide front line customer service. Our network of independent producers also serves as an important source of information about the needs of the insureds we serve. We utilize this information to develop new products, such as PennEdge, and new product features, and to enter into strategic relationships to offer new products such as equipment breakdown, employment practices liability and environmental impairment coverages, which differentiates us from our competitors.
     Our producers are monitored and supported by our marketing representatives, who are employees of Penn Millers. These representatives also have principal responsibility for recruiting and training new producers. We periodically hold seminars for producers and conduct training programs that provide both technical training about our products and sales training about how to effectively market our products.
     Producers are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer’s premiums written and profitability. Because we rely heavily on independent producers, we utilize a contingent compensation plan as an incentive for producers to place high-quality business with us and to support our loss control efforts. We believe that the contingent compensation paid to our producers is competitive with other insurance companies, subject to the producer directing high-quality, profitable business to us.

     Our marketing efforts are further supported by our claims philosophy, which is designed to provide prompt and efficient service and claims processing, resulting in a positive experience for producers and policyholders. We believe that these positive experiences result in higher policyholder retention and new business opportunities when communicated by producers and policyholders to potential customers.
Underwriting, Risk Assessment and Pricing
     Our competitive strategy in underwriting is to provide very high-quality service to our producers and insureds by responding quickly and effectively to information requests and policy submissions. Our underwriting and marketing personnel work together in teams and are compensated based upon the profitability of the business that they sell and underwrite. Accordingly, they work together to originate and approve coverage for customers that will be priced appropriately for the underwriting risk assumed. We underwrite our agricultural and commercial lines accounts by evaluating each risk with consistently applied standards. We maintain information on all aspects of our business, which is regularly reviewed to determine product line profitability. Specific information regarding individual insureds is monitored to assist us in making decisions about policy renewals or modifications.
     Our underwriting staff of 25 employees has an average of 9 years of experience in property and casualty underwriting. Harold W. Roberts, our Senior Vice President and Chief Underwriting Officer, has been with Penn Millers for over 32 years.
     Our underwriting philosophy aims to consistently generate underwriting profits through sound risk selection and pricing discipline. One key element in sound risk selection is our use of loss control inspections. During the underwriting process, we rely to a significant extent on information provided by our staff of loss control representatives located throughout the continental United States. Our staff of nine loss control representatives is supported by a network of third party loss control providers to cover more remote areas. Our loss control representatives make a risk assessment by evaluating the insured’s hazards and related controls through interviews with the insured and inspections of their premises. If the business has risk management deficiencies, the inspector will offer recommendations for improvement. If significant deficiencies are not corrected, we will decline the business or move to cancel or non-renew policies already in force. Each new agribusiness customer is visited by a loss control representative, and most agribusiness customers are visited annually thereafter. Most of our commercial business customers are also inspected. Whether an inspection is required is based primarily on the type and amount of insurance coverage that is requested. These loss control inspections allow us to more effectively evaluate and mitigate risks, thereby improving our profitability.
     We strive to be disciplined in our pricing by pursuing rate increases to maintain or improve our underwriting profitability while still being able to attract and retain customers. We utilize pricing reviews that we believe will help us price risks more accurately, improve account retention, and support the production of profitable new business. Our pricing reviews involve evaluating our claims experience and loss trends on a periodic basis to identify changes in the frequency and severity of our claims. We then consider whether our premium rates are adequate relative to the level of underwriting risk as well as the sufficiency of our underwriting guidelines.
Claims Management
     Claims on insurance policies are received directly from the insured or through our independent producers. Our claims department supports our producer relationship strategy by working to provide a consistently responsive level of claim service to our policyholders. Our experienced, knowledgeable claims staff provides timely, good faith investigation and settlement of meritorious claims for appropriate amounts, maintenance of adequate case reserves for claims, and control of external claims adjustment expenses.
     Kevin D. Higgins, our Senior Vice President of Claims, supervises a staff of 14 employees with an average of 20 years of experience in processing property and casualty insurance claims. Mr. Higgins joined Penn Millers in 2003 and has over 27 years of experience in claims management.
Technology
     Our technology efforts are focused on supporting our competitive strategy of differentiating ourselves from our competitors through our relationships with our producers and our responsiveness to their needs and on making us as efficient and cost effective as possible.
     Our producers access our systems through a proprietary portal on our public website. Through this portal our producers can quote new business, submit applications and change requests, and access policyholder billing and claims information. The portal also provides information on our products and services and contains sales and marketing materials for the producers.
     We have been streamlining internal processes to achieve operational efficiencies through the implementation of a policy imaging and workflow system. This system provides online access to electronic copies of policy files, enabling our underwriters to respond to our producers’ inquiries more quickly and efficiently. The imaging system also automates internal workflows through electronic routing of underwriting and processing work tasks. This system allows our claims staff to access and process reported claims in an electronic claim file.
     As part of our disaster recovery program, we maintain backup computer servers at an off-site location that are updated on a real time basis. Accordingly, in the event that power or access to our headquarters is disrupted, we can continue to operate our business without significant interruption.
Reinsurance
     Reinsurance Ceded. In accordance with insurance industry practice, we reinsure a portion of our exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by us are reinsured with other insurance companies principally to:
•	reduce net liability on individual risks;

•	mitigate the effect of individual loss occurrences (including catastrophic losses);

•	stabilize underwriting results;

•	decrease leverage; and

•	increase our underwriting capacity.
     Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured. Reinsurance also can be classified as quota share reinsurance, pro rata reinsurance or excess of loss reinsurance. Under quota share reinsurance and pro rata reinsurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission. The ceding company in turn recovers from the reinsurer the reinsurer’s share of all loss and loss adjustment expenses incurred on those risks. Under excess of loss reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded.
     We determine the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. A primary factor in the selection of reinsurers from whom we purchase reinsurance is their financial strength. Our reinsurance arrangements are generally renegotiated annually. For the year ended December 31, 2008, Penn Millers ceded to reinsurers $19.0 million of written premiums, compared to $21.2 million of written premiums for the year ended December 31, 2007.
     Individual property risks in excess of $500,000 are covered on an excess of loss basis pursuant to various reinsurance treaties up to $20 million. Any exposure over $20 million is covered by facultative reinsurance. All property lines of business, including commercial automobile physical damage, are reinsured under the same treaties.
     The chart below illustrates the reinsurance coverage under our 2009 excess of loss treaties for individual property risks:

		Ceded Under
		Reinsurance
Losses Incurred	Retained by Company	Treaties

Up to $500,000	100%	0%
$500,000 in excess of $500,000	52.5%	47.5%
$4 million in excess of $1 million	0%	100%
$15 million in excess of $5 million	0%	100%
     Individual casualty risks that are in excess of $500,000 are covered on an excess of loss basis up to $10 million per occurrence, pursuant to various reinsurance treaties. The chart below illustrates the reinsurance coverage under our 2009 excess of loss treaties for individual casualty risks:

		Ceded Under
		Reinsurance
Losses Incurred	Retained by Company	Treaties

Up to $500,000	100%	0%
$500,000 in excess of $500,000	52.5%	47.5%
$4 million in excess of $1 million	0%	100%
$5 million in excess of $5 million	0%	100%
     Casualty losses in excess of $500,0000 arising from workers’ compensation claims are reinsured up to $10 million on a per occurrence treaty basis under these same treaties, but are subject to maximum coverage of $7.5 million for any one life.
     Umbrella liability losses are reinsured on a 75% quota share basis up to $1 million and a 100% quota share basis in excess of $1 million up to $5 million. Any exposure over $5 million up to $10 million is covered by facultative reinsurance.

     Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure. Catastrophic events include windstorms, hail, tornadoes, hurricanes, earthquakes, riots, blizzards, terrorist activities and freezing temperatures. We purchase layers of excess treaty reinsurance for catastrophic property losses. We retain the first $2 million on any one occurrence and reinsure 95% of losses per occurrence in excess of $2 million, up to a maximum of $45 million total for one event.
     We also maintain a whole account, accident year aggregate excess of loss (aggregate stop loss) contract. This contract covers the 2008 and 2009 accident years and provides reinsurance coverage for loss and allocated loss adjustment expense (ALAE) from all lines of business, in excess of a 72% loss and ALAE ratio. The reinsurance coverage has a limit of 20% of subject net earned premiums.
     The insolvency or inability of any reinsurer to meet its obligations to us could have a material adverse effect on our results of operations or financial condition. Our reinsurance providers, the majority of whom are longstanding partners who understand our business, are all carefully selected with the help of our reinsurance broker, Towers Perrin. We monitor the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. All of our reinsurance partners have at least an “A-” rating from A. M. Best. According to A.M. Best, companies with a rating of “A-” or better “have an excellent ability to meet their ongoing obligations to policyholders.” We have experienced no significant difficulties collecting amounts due from reinsurers.
     The following table sets forth the largest amounts of loss and loss expenses recoverable from reinsurers as of December 31, 2008 (in thousands):

	Loss & Loss
	Expense
	Recoverable	Percentage of
	On Unpaid	Total	A.M. Best
	Claims	Recoverable	Rating

Hannover Ruckericherungs	$5,381	24%	A
Swiss Reinsurance America Corp	4,311	19%	A
XL Reinsurance America	2,575	11%	A
Transatlantic Reinsurance Company	2,095	9%	A
Partner Reinsurance Co. of the U.S.	1,948	9%	A+
Hannover Reinsurance (Ireland)	1,717	8%	A
Employers Mutual Casualty Co.	1,100	5%	A-
Platinum Underwriters Reinsurance	848	4%	A
Aspen Insurance UK	676	3%	A
General Reinsurance	541	2%	A++
All Other	1,433	6%	A- or better

Total	$22,625	100%

     Reinsurance Assumed. We generally do not assume risks from other insurance companies. However, we are required by statute to participate in certain residual market pools. This participation requires us to assume business for workers’ compensation and for property exposures that are not insured in the voluntary marketplace. We participate in these residual markets pro rata on a market share basis, and as of December 31, 2008, our participation was not material. We previously participated in various voluntary insurance pools that are currently in runoff. We no longer participate in any voluntary assumed reinsurance contracts.
Loss and LAE Reserves
     We are required by applicable insurance laws and regulations to maintain reserves for payment of loss and loss adjustment expenses (LAE). These reserves are established for both reported claims and for claims incurred but not reported (IBNR), arising from the policies we have issued. The laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims. The reserves are set based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.
     Estimating the ultimate liability for losses and LAE is an inherently uncertain process. Therefore, the reserve for losses and LAE does not represent an exact calculation of that liability. Our reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.
     When a claim is reported to us, our claims personnel establish a “case reserve” for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of our claims staff. In estimating the appropriate reserve, our claims staff considers the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by our claims staff as more information becomes available. It is our policy to settle each claim as expeditiously as possible.
     We maintain IBNR reserves to provide for already incurred claims that have not yet been reported and developments on reported claims. The IBNR reserve is determined by estimating our ultimate net liability for both reported and IBNR claims and then subtracting the case reserves and paid loss and LAE for reported claims.
     Each quarter, we compute our estimated ultimate liability using principles and procedures applicable to the lines of business written. However, because the establishment of loss reserves is an inherently uncertain process, we cannot assure you that ultimate losses will not exceed the established loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made.
     Our estimated liability for asbestos and environmental claims is $2.5 million, $2.8 million and $2.6 million at December 31, 2008, 2007 and 2006, respectively, a substantial portion of which results from our participation in assumed reinsurance pools. The estimation of the ultimate liability for these claims is difficult due to outstanding issues such as whether coverage exists, the definition of an occurrence, the determination of ultimate damages, and the allocation of such damages to financially responsible parties. Therefore, any estimation of these liabilities is subject to significantly greater-than-normal variation and uncertainty.
     The following table provides a reconciliation of beginning and ending unpaid losses and LAE reserve balances of Penn Millers for the years ended December 31, 2008, 2007 and 2006, prepared in accordance with GAAP.

	Years Ended
	December 31,
	2008	2007	2006
	(in thousands)
Balance at January 1	$95,956	$89,405	$83,849
Reinsurance recoverable on unpaid loss and LAE	18,727	20,089	22,817

Net liability at January 1	77,229	69,316	61,032

Loss and LAE incurred, net:
Current year	$62,612	$54,421	$43,785
Prior years	(5,222)	(4,638)	(19)

Total incurred loss and LAE	57,390	49,783	43,766

Less loss and LAE paid, net:
Current year	$26,578	$22,191	$14,222
Prior years	22,601	19,679	21,260

Total loss and LAE expenses paid	49,179	41,870	35,482

Net liability for unpaid loss and LAE, at December 31	$85,440	$77,229	$69,316
Reinsurance recoverable on unpaid losses and LAE	22,625	18,727	20,089

Reserve for unpaid losses and LAE at December 31	$108,065	$95,956	$89,405

     The estimation process for determining the liability for unpaid losses and LAE inherently results in adjustments each year for claims incurred (but not paid) in preceding years. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable or adverse development).

Reconciliation of Reserve for Loss and Loss Adjustment Expenses
     The following table shows the development of our reserves for unpaid loss and LAE from 1998 through 2008 on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability for each reporting period is less (greater) than the prior liability estimate. The “cumulative redundancy (deficiency)” depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.
     Gross deficiencies and redundancies may be significantly more or less than net deficiencies and redundancies due to the nature and extent of applicable reinsurance.
     The adverse development for the years 1999 through 2002 is primarily attributable to changes in estimates as we had better information about the frequency and severity of claims and the adequacy of premium pricing levels, particularly in the commercial multi-peril line of business. We have traditionally recorded reserves above the actuaries’ central estimate. However, the competitive insurance market of the late 1990’s resulted in inadequate pricing that was not immediately recognized in our estimates. Beginning in 2003, actuarial consultants were engaged to provide an additional reserve analysis three times per year. In addition, new policies and procedures were introduced to the claims function and more rigorous analysis of pricing data was undertaken. The resulting improvements to the claims reserving and underwriting and pricing processes has helped reduce the levels of reserve volatility in more recent years.
     The net cumulative deficiency for these years, while still high, is significantly lower than the gross deficiency, while in more recent years, the variance between gross and net is not as pronounced. This is primarily attributable to the fact that we purchased more reinsurance protection during these years. Our maximum retained loss for any one risk was $200,000 from 1999 to 2000. From 2001 to 2003, the maximum retention was $250,000. The maximum retention was $300,000 in 2004 and 2005 and $500,000 in 2006 and 2007. Effective January 1, 2008, we renewed our reinsurance coverage with a number of changes. We continue to retain $500,000 on any individual property and casualty risk. However, for 2008, we retained 75% of losses in excess of $500,000 to $1,000,000 and 25% of losses in excess of $1,000,000 to $5,000,000. As a complement to this increased retention, we entered into a whole account, accident year aggregate excess of loss contract that covers accident years 2008 and 2009. The reinsurance contract provides coverage in the event that the accident year loss ratio exceeds 72%.The favorable trend in redundant reserves since 2004 can be attributed primarily to the implementation of these improved claims management and reserving practices.

	Year Ended December 31,
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(in thousands)
Liability for unpaid loss and LAE, net of reinsurance recoverables	$31,185	$30,165	$29,476	$35,656	$42,731	$48,072	$55,804	$61,032	$69,316	$77,229	$85,440

Cumulative amount of liability paid through
One year later	8,925	10,393	12,523	15,441	15,279	18,849	19,288	21,262	19,681	22,591	—
Two years later	13,312	15,977	20,032	23,640	25,731	27,719	28,977	32,372	31,974	—	—
Three years later	16,712	20,104	25,184	28,897	31,372	34,125	35,481	40,950	—	—	—
Four years later	19,542	23,386	28,118	32,311	35,104	37,135	41,365	—	—	—	—
Five years later	21,496	24,935	30,318	33,755	36,561	39,446	—	—	—	—	—
Six years later	22,790	26,699	31,333	34,786	37,978	—	—	—	—	—	—
Seven years later	24,430	27,451	32,039	35,847	—	—	—	—	—	—	—
Eight years later	25,117	28,000	33,002	—	—	—	—	—	—	—	—
Nine years later	25,641	28,755	—	—	—	—	—	—	—	—	—
Ten years later	26,387	—	—	—	—	—	—	—	—	—	—

	Year Ended December 31,
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	(in thousands)
Liability estimated as of
One year later	28,581	28,506	34,545	38,657	44,764	49,658	54,729	61,017	64,679	72,004	—
Two years later	25,883	31,763	34,864	40,138	44,591	48,718	54,948	61,081	63,847	—	—
Three years later	28,647	30,869	35,865	40,527	44,424	49,954	54,510	59,884	—	—	—
Four years later	27,906	30,885	36,594	40,416	45,405	49,617	54,411	—	—	—	—
Five years later	28,295	31,910	37,108	40,696	45,603	49,284	—	—	—	—	—
Six years later	29,438	32,448	37,402	41,157	45,744	—	—	—	—	—	—
Seven years later	30,168	33,127	38,193	41,513	—	—	—	—	—	—	—
Eight years later	30,811	33,820	38,590	—	—	—	—	—	—	—	—
Nine years later	31,425	34,273	—	—	—	—	—	—	—	—	—
Ten years later	31,942	—	—	—	—	—	—	—	—	—	—
Cumulative total redundancy (deficiency)	$(757)	$(4,108)	$(9,114)	$(5,857)	$(3,013)	$(1,212)	$1,393	$1,148	$5,469	$5,225	—

Gross liability — end of year	$37,574	$39,188	$37,056	$47,084	$53,462	$69,463	$73,287	$83,849	$89,405	$95,956	$108,065

Reinsurance recoverables	6,389	9,023	7,580	11,428	10,731	21,391	17,483	22,817	20,089	18,727	22,625

Net liability — end of year	$31,185	$30,165	$29,476	$35,656	$42,731	$48,072	$55,804	$61,032	$69,316	$77,229	$85,440

Gross reestimated liability — latest	$47,068	$55,110	$58,413	$62,206	$65,091	$67,034	$71,114	$84,443	$80,647	$91,772

Reestimated reinsurance recoverables — latest	$15,126	20,837	19,823	20,693	19,347	17,750	16,703	24,559	16,800	19,768

Net reestimated liability — latest	$31,942	$34,273	$38,590	$41,513	$45,744	$49,284	$54,411	$59,884	$63,847	$72,004

Gross cumulative redundancy (deficiency)	$(9,494)	$(15,922)	$(21,357)	$(15,122)	$(11,629)	$2,429	$2,173	$(594)	$8,758	$4,184

Investments
     Our investments in debt and equity securities are classified as available for sale and are carried at fair value with unrealized gains and losses reflected as a component of equity net of taxes. The goal of our investment activities is to complement and support our overall mission. As such, the investment portfolio’s goal is to maximize after-tax investment income and price appreciation while maintaining the portfolios’ target risk profile.
     An important component of our operating results has been the return on invested assets. Our investment objectives are (i) accumulation and preservation of capital, (ii) optimization, within accepted risk levels, of after-tax returns, (iii) assuring proper levels of liquidity, (iv) providing for an acceptable and stable level of current income, (v) manage the maturities of our investment securities to reflect the maturities of our liabilities, and (vi) maintaining a quality portfolio which will help attain the highest possible rating from A.M. Best. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Information about Market Risk.”
     In addition to any investments prohibited by the insurance laws and regulations of Pennsylvania and any other applicable states, our investment policy prohibits the following investments and investing activities:
•	Commodities and futures contracts

•	Options (except covered call options)

•	Non-investment grade debt obligations at time of purchase

•	Preferred stocks (except “trust preferred” securities)

•	Interest-only, principal-only, and residual tranche collateralized mortgage obligations

•	Private placements

•	International debt obligations

•	Foreign currency trading

•	Limited partnerships

•	Convertible securities

•	Venture-capital investments

•	Real estate properties (except real estate investment trusts)

•	Securities lending

•	Portfolio leveraging, i.e., margin transactions

•	Short selling

     Our board of directors developed our investment policy in conjunction with our external investment manager and reviews the policy periodically.
      Our fixed maturity investment portfolio is professionally managed by a registered independent investment advisor specializing in the management of insurance company assets. In December 2008, we liquidated our entire portfolio of equity securities and invested the $11.4 million of net proceeds in fixed maturity securities. For more information regarding our investments that are other-than-temporarily impaired, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Investments.”
      The following table sets forth information concerning our investments (in thousands).

	At December 31,
	2008		2007
	Cost or Amortized	Estimated Fair	Cost or Amortized	Estimated Fair
	Cost	Value	Cost	Value

Agencies not backed by the full faith and credit of the U.S. government	$14,929	$16,089	$18,523	$18,888

U.S. treasury securities	8,530	9,310	7,837	8,096

States, Territories and possessions	15,753	16,475	15,310	15,771

Special Revenue	16,022	16,482	15,011	15,363

Public Utilities	5,419	5,396	2,516	2,580
Industrial and Miscellaneous	34,511	32,857	31,140	31,347
Mortgage-Backed Securities	25,374	25,305	20,636	20,724

Total Debt Securities	120,538	121,914	110,973	112,769

Equity Securities	—	—	10,525	13,409

Total	$120,538	$121,914	$121,498	$126,178

     The following table summarizes the distribution of our portfolio of fixed income investments as a percentage of total estimated fair value based on credit ratings assigned by Standard & Poor’s Corporation (S&P) at December 31, 2008 (dollars in thousands).

	Estimated	Percent
Rating (1)	Fair Value	of Total (2)

Agencies not backed by the full faith and credit of the U.S. government	$16,089	13.2%
U.S. treasury securities	9,310	7.6%
AAA	44,452	36.5%
AA	17,866	14.7%
A	29,409	24.1%
BBB	4,788	3.9%

Total	$121,914	100.0%

(1)	The ratings set forth in this table are based on the ratings assigned by S&P. If S&P’s ratings were unavailable, the equivalent ratings supplied by Moody’s Investor Service, Fitch Investors Service, Inc. or the NAIC were used where available.

(2)	Represents percent of fair value for classification as a percent of the total portfolio.
     The table below sets forth the maturity profile of our debt securities at December 31, 2008. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties (in thousands).

	Amortized Cost	Estimated Fair Value (1)

Less than one year	$8,321	$8,439
One though five years	42,747	43,356
Five through ten years	39,299	39,824
Greater than ten years	4,797	4,990
Mortgaged-backed securities (2)	25,374	25,305

Total debt securities	$120,538	$121,914

(1)	Debt securities are carried at fair value in our financial statements beginning on page F-1.

(2)	Mortgage-backed securities consist of residential and commercial mortgage-backed securities and securities collateralized by home equity loans. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment or early amortization. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages or other collateral to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.
     At December 31, 2008, the average maturity of our mortgage-backed securities was 5.5 years and the average effective duration was 1.7 years. The average maturity of our fixed maturity investment portfolio, excluding mortgage-backed securities, was 4.7 years and the average duration was 3.6 years. As a result, the fair value of our investments may fluctuate significantly in response to changes in interest rates. In addition, we may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

     The following table sets forth the fair value and average credit rating of our portfolio of residential mortgage-backed securities (RMBS) at December 31, 2008 and December 31, 2007 (in thousands).

	December 31, 2008		December 31, 2007
		Average		Average
		Credit		Credit
	Fair Value	Rating	Fair Value	Rating
U.S. Agency guaranteed RMBS	$21,373	AAA	$15,688	AAA

Non-Agency guaranteed RMBS	—	—	—	—
Prime First Lien	—	—	—	—
Prime Second Lien	—	—	—	—
Alt-A Loans	—	—	—	—
Subprime Loans	—	—	—	—

Total	$21,373	—	$15,688	—

     At December 31, 2008, and at December 31, 2007, we owned no home equity loan backed securities.
     We use quoted values and other data provided by a nationally recognized independent pricing service as inputs in our process for determining fair values of our investments. The pricing service covers substantially all of the securities in our portfolio. The pricing service’s evaluations represent an exit price, a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale. The pricing is based on observable inputs either directly or indirectly, such as quoted prices in markets that are active, quoted prices for similar securities at the measurement date, or other inputs that are observable.
     Our fixed maturity investment manager provides us with pricing information that we utilize, together with information obtained from an independent pricing service, to determine the fair value of our fixed income securities. After performing a detailed review of the information obtained from the pricing service, no adjustment was made to the values provided.
     Approximately 19% of our investments in fixed maturity securities are guaranteed by third party monoline insurers. The following table sets forth information with respect to our fixed maturity securities that are guaranteed by third party insurers. We hold no securities issued by any third party insurer.

(Dollars in Thousands)
	December 31, 2008		December 31, 2007
		Average		Average
		Credit		Credit
	Fair Value	Rating	Fair Value	Rating
Auto loan backed securities	$—	—	$—	—
Home equity loan backed securities	—	—	—	—
Municipal bonds	$22,864	AA+	$23,258	AAA
     The following table sets forth information with respect to the fair value at December 31, 2008, and December 31, 2007, of the fixed maturity securities that are guaranteed by each of the third party insurers (in thousands).

	Fair Value at	Fair Value at
Insurer	December 31, 2008	December 31, 2007
AMBAC	$3,259	$3,274
FGIC	2,772	2,735
FSA	8,829	8,730
MBIA	8,004	8,519

Total	$22,864	$23,258

      The following table sets forth the ratings of the security, with and without consideration of guarantee, for the fixed maturity securities that are guaranteed by third party insurers at December 31, 2008 and December 31, 2007 (in thousands).

	At December 31, 2008		At December 2007
Rating	With Guarantee Fair Value	Without Guarantee Fair Value	With Guarantee Fair Value

AAA	$8,832	$1,654	$23,258
AA	11,868	15,848	—
A	2,164	5,362	—

Total	$22,864	$22,864	$23,258

     Our average cash and invested assets, net investment income and return on average cash and invested assets for the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):

	Year Ended
	December 31,
	2008	2007	2006
Average cash and invested assets	$135,093	$131,484	$121,777
Net investment income	5,335	5,324	4,677
Return on average cash and invested assets	3.9%	4.0%	3.8%
A.M. Best Rating
     A.M. Best Company, Inc. (“A.M. Best”) rates insurance companies based on factors of concern to policyholders. A.M. Best currently assigns an “A-” (Excellent) rating to Penn Millers Insurance Company. The latest rating evaluation by A.M. Best occurred on June 2, 2008. This rating is the fourth highest out of 15 rating classifications. According to the A.M. Best guidelines, A.M. Best assigns “A-” ratings to companies that have, on balance, very good balance sheet financial strength, operating performance and business profiles according to the standards established by A.M. Best. Companies rated “A-” are considered by A.M. Best to have “an excellent ability to meet their ongoing obligations to policyholders.” The rating evaluates the claims paying ability of a company, and is not a recommendation on the merits of an investment in our common stock.
     In evaluating a company’s financial and operating performance, A.M. Best reviews:
•	the company’s profitability, leverage and liquidity;

•	its book of business;

•	the adequacy and soundness of its reinsurance;

•	the quality and estimated fair value of its assets;

•	the adequacy of its reserves and surplus;

•	its capital structure;

•	the experience and competence of its management; and

•	its marketing presence.
     In its ratings report on Penn Millers Insurance Company, A.M. Best states that we have solid capitalization and modest underwriting leverage. A.M. Best cites our strong agency relationships, significant presence in the agribusiness market, and strong loss control services within the agri-business market. The report states that these positive attributes are partially offset by historically low profitability that resulted from a high expense ratio in comparison to our peers, fluctuations in reserve development, and a history of large storm losses. A.M. Best noted that historically we have ceded a disproportionate portion of our premiums to reinsurers. The report acknowledged that we have made recent efforts to improve our operating results by restructuring our reinsurance program and purchasing a two-year aggregate stop-loss reinsurance program to restrict losses. A.M. Best states that our ratings outlook is stable.
Competition
     The property and casualty insurance market is highly competitive. We compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than we do. Our ability to compete successfully in our principal markets is dependent upon a number of factors, many of which are outside our control. These factors include market and competitive conditions. Many of our lines of insurance are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other distribution methods, rather than through independent producers paid on a commission basis (as we do). In addition to price, competition in our lines of insurance is based on quality of the products, quality and speed of service, financial strength, ratings, distribution systems and technical expertise. The primary competitors in our agribusiness marketplace are Nationwide Agribusiness, Michigan Millers Insurance Company, Continental Western Insurance Company, and Westfield Insurance Company. A large number of regional and national insurance companies compete for small business customers.
Regulation
     General. Insurance companies are subject to supervision and regulation in the states in which they do business. State insurance authorities have broad administrative powers with respect to all aspects of the insurance business including:
•	approval of policy forms and premium rates;

•	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

•	classifying assets as admissible for purposes of determining statutory surplus;

•	licensing of insurers and their producers;

•	advertising and marketing practices;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty associations;

•	restrictions on the ability of Penn Millers Insurance Company to pay dividends to us;

•	restrictions on transactions between Penn Millers Insurance Company and its affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	claims practices;

•	prescribing the form and content of reports of financial condition required to be filed; and

•	requiring reserves for unearned premiums, losses and other purposes.
     State insurance laws and regulations require Penn Millers Insurance Company to file financial statements with state insurance departments everywhere it does business, and the operations of Penn Millers Insurance Company and its accounts are subject to examination by those departments at any time. Penn Millers prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.
     Examinations. Examinations are conducted by the Pennsylvania Insurance Department every three to five years. The Pennsylvania Insurance Department’s last examination of Penn Millers Insurance Company was as of December 31, 2004. The examination did not result in any adjustments to our financial position. In addition, there were no substantive qualitative matters indicated in the examination report that had a material adverse impact on our operations.
     NAIC Risk-Based Capital Requirements. In addition to state-imposed insurance laws and regulations, the NAIC has adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company’s mix of products and investment portfolio. Under the formula, a company first determines its “authorized control level” risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer’s assets; (ii) the risk of adverse insurance experience with respect to the insurer’s liabilities and obligations, (iii) the interest rate risk with respect to the insurer’s business; and (iv) all other business risks and such other relevant risks as are set forth in the risk-based capital instructions. A company’s “total adjusted capital” is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.
     The requirements provide for four different levels of regulatory attention. The “company action level” is triggered if a company’s total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to 1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The “regulatory action level” is triggered if a company’s total adjusted capital is less than 1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The “authorized control level” is triggered if a company’s total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of Penn Millers Insurance Company have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to Penn Millers Insurance Company will not increase in the future.
     NAIC Ratios. The NAIC also has developed a set of 11 financial ratios referred to as the Insurance Regulatory Information System (IRIS). On the basis of statutory financial statements filed with state insurance regulators, the NAIC annually calculates these IRIS ratios to assist state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range for each of the IRIS financial ratios. If four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC, an insurance company may receive inquiries from individual state insurance departments. During each of the years ended December 31, 2008, 2007 and 2006, Penn Millers Insurance Company did not produce results outside the acceptable range for any of the IRIS tests.
     Market Conduct Regulation. State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations.
     Property and Casualty Regulation. Our property and casualty operations are subject to rate and policy form approval, as well as laws and regulations covering a range of trade and claim settlement practices. State insurance regulatory authorities have broad discretion in approving an insurer’s proposed rates. The extent to which a state restricts underwriting and pricing of a line of business may adversely affect an insurer’s ability to operate that business profitably in that state on a consistent basis.
     State insurance laws and regulations require us to participate in mandatory property-liability “shared market,” “pooling” or similar arrangements that provide certain types of insurance coverage to individuals or others who otherwise are unable to purchase coverage voluntarily provided by private insurers. Shared market mechanisms include assigned risk plans and fair access to insurance requirement or “FAIR” plans. In addition, some states require insurers to participate in reinsurance pools for claims that exceed specified amounts. Our participation in these mandatory shared market or pooling mechanisms generally is related to the amount of our direct writings for the type of coverage written by the specific arrangement in the applicable state. We cannot predict the financial impact of our participation in these arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”
     Guaranty Fund Laws. All states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. For the years ended December 31, 2008, 2007 and 2006, we incurred approximately ($18,000), $156,000, and $299,000, respectively, in assessments pursuant to state insurance guaranty association laws. We establish reserves relating to insurance companies that are subject to insolvency proceedings when we are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments on Penn Millers under these laws. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Segment.”
     Sarbanes-Oxley Act of 2002. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or the SOA. The stated goals of the SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We will become subject to most of the provisions of the SOA immediately after completion of this offering.
     The SOA is the most far-reaching U.S. securities legislation enacted in some time. The SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the SOA’s new requirements, the final scope of these requirements remains to be determined.
     The SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specified issues by the SEC and the Comptroller General. The SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.
     The SOA addresses, among other matters:
•	audit committees;

•	certification of financial statements by the chief executive officer and the chief financial officer;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	a prohibition on insider trading during pension plan black out periods;

•	disclosure of off-balance sheet transactions;

•	a prohibition on personal loans to directors and officers;

•	expedited filing requirements for Form 4 statement of changes of beneficial ownership of securities required to be filed by officers, directors and 10% shareholders;

•	disclosure of whether or not a company has adopted a code of ethics;

•	“real time” filing of periodic reports;

•	auditor independence; and

•	various increased criminal penalties for violations of securities laws.
     The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. To date, the SEC has implemented most of the provisions of the SOA. However, the SEC continues to issue final rules, reports, and press releases. As the SEC provides new requirements, we will review those rules and comply as required.
     Terrorism Risk Insurance Act of 2002. On November 26, 2002, President Bush signed the Terrorism Risk Insurance Act of 2002. Under this law, coverage provided by an insurer for losses caused by certified acts of terrorism is partially reimbursed by the United States under a formula under which the government pays 90% of covered terrorism losses, exceeding a prescribed deductible. Therefore, the act limits an insurer’s exposure to certified terrorist acts (as defined by the act) to the deductible formula. The deductible is based upon a percentage of direct earned premium for commercial property and casualty policies. Coverage under the act must be offered to all property, casualty and surety insureds.
     The immediate effect was to nullify terrorism exclusions previously permitted by state regulators to the extent they exclude losses that would otherwise be covered under the act. The act, as amended by the Risk Insurance Program Reauthorization Act of 2007, further states that until December 31, 2014, rates and forms for terrorism risk insurance covered by the act are not subject to prior approval or a waiting period under any applicable state law. Rates and forms of terrorism exclusions and endorsements are subject to subsequent review.
     Financial Services Modernized. The Gramm-Leach-Bliley Act was signed into law by President Clinton on November 12, 1999. The principal focus of the act is to facilitate affiliations among banks, securities firms and insurance companies. The ability of banks and securities firms to affiliate with insurers may increase the number, size and financial strength of our potential competitors. We have no affiliations with banks or securities firms and currently have no plans to enter into any such affiliation.
     Privacy. As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Penn Millers has implemented procedures to comply with the Gramm-Leach-Bliley Act’s related privacy requirements.
     OFAC. The Treasury Department’s Office of Foreign Asset Control (OFAC) maintains a list of “Specifically Designated Nationals and Blocked Persons” (the SDN List). The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC’s regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC. The focus on insurers’ responsibilities with respect to the SDN List has increased significantly since September 11, 2001.
     New and Proposed Legislation and Regulations. The property and casualty insurance industry has recently received a considerable amount of publicity because of rising insurance costs and the unavailability of insurance. New regulations and legislation are being proposed to limit damage awards, to control plaintiffs’ counsel fees, to bring the industry under regulation by the federal government and to control premiums, policy terminations and other policy terms. We are unable to predict whether, in what form, or in what jurisdictions, any regulatory proposals might be adopted or their effect, if any, on us.
     Dividends. Pennsylvania law sets the maximum amount of dividends that may be paid by Penn Millers Insurance Company during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Insurance Department. This amount cannot exceed the greater of 10% of the insurance company’s surplus as regards to policyholders as reported on the most recent annual statement filed with the Pennsylvania Insurance Department, or the insurance company’s statutory net income for the period covered by the annual statement as reported on such statement. As of December 31, 2008, the amount available for payment of dividends by Penn Millers Insurance Company in 2009 without the prior approval of the Pennsylvania Insurance Department is approximately $4.3 million. “Extraordinary dividends” in excess of the foregoing limitations may only be paid with prior notice to, and approval of, the Pennsylvania Insurance Department. See “Dividend Policy.” In 2008, Penn Millers Insurance Company paid dividends to PMHC of $900,000 to pay operating expenses and debt service.
     Holding Company Laws. Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within the holding company group that may materially affect the operations, management or financial condition of the insurers within the group. Pursuant to these laws, the Pennsylvania Insurance Department may examine us and Penn Millers Insurance Company at any time, require disclosure of material transactions by us and Penn Millers Insurance Company and require prior notice of approval of certain transactions, such as “extraordinary dividends” distributed by Penn Millers Insurance Company.
     All transactions within our consolidated group affecting Penn Millers Insurance Company must be fair and equitable. Notice of certain material transactions between Penn Millers Insurance Company and any person or entity in our holding company system will be required to be given to the Pennsylvania Insurance Department. Certain transactions cannot be completed without the prior approval of the Pennsylvania Insurance Department.
     Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In Pennsylvania, the acquisition of 10% or more of the outstanding voting securities of an insurer or its holding company is presumed to be a change in control. Pennsylvania law also prohibits any person or entity from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a Pennsylvania insurer if, after the acquisition, the person or entity would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a Pennsylvania insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the Pennsylvania Insurance Department.

Legal Proceedings
     Penn Millers is a party to litigation in the normal course of business. Based upon information presently available to us, we do not consider any litigation to be material. However, given the uncertainties attendant to litigation, we cannot assure you that our results of operations and financial condition will not be materially adversely affected by any litigation.
Properties
     Our headquarters are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania. We own this 39,963 square foot facility. Eastern Insurance Group maintains two separate offices located at 613 Baltimore Drive, Wilkes-Barre, Pennsylvania and 138 Airport Road, Hazleton, Pennsylvania, which are 11,980 square feet and 1,700 square feet, respectively. Eastern Insurance Group leases both facilities. On February 2, 2009, when we completed the sale of substantially all of the assets of Eastern Insurance Group, these leases were assumed by the buyer.
Employees
     As of March 1, 2009, we had 114 full-time equivalent employees related to continuing operations. None of these employees are covered by a collective bargaining agreement, and we believe that our employee relations are good.

THE CONVERSION AND OFFERING
     Penn Millers Mutual Holding Company was formed as a mutual holding company by Penn Millers in 1999 in connection with the conversion of Penn Millers Insurance Company (formerly known as Penn Millers Mutual Insurance Company) from a mutual to stock insurance company within a mutual holding company structure. The Pennsylvania Insurance Commissioner issued a 1998 Order approving the conversion of Penn Millers Insurance Company from mutual to stock form within a mutual holding company structure.
     As a mutual holding company, Penn Millers Mutual does not have shareholders. It has members. The members of Penn Millers Mutual are the policyholders of Penn Millers Insurance Company. According to the 1998 Order, except for those rights related to insurance coverages, the members of Penn Millers Mutual are entitled to the same rights as the members of a mutual insurance company, including the right to elect directors and to approve fundamental transactions such as this conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.
General
     On April 22, 2009, the board of directors of Penn Millers Mutual unanimously adopted the plan of conversion, subject to the approval of the Pennsylvania Insurance Commissioner and the members of Penn Millers Mutual. Pursuant to the 1998 Order, we are required to obtain the approval of the Pennsylvania Insurance Commissioner prior to effecting a conversion of Penn Millers Mutual. We are in the process of obtaining such approval. Approval by the Pennsylvania Insurance Commissioner is not a recommendation or endorsement of the offering. The plan of conversion is also subject to the approval of a majority of the members of Penn Millers Mutual as of                              , 2009, at a special meeting to be held on September ___, 2009.
     The plan of conversion provides that we will offer shares of our common stock for sale in a subscription offering to eligible members of Penn Millers Mutual, our employee stock ownership plan (ESOP), and the directors, officers and employees of Penn Millers. In addition, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering and in a subsequent syndicated community offering. See “— Subscription Offering and Subscription Rights” and “— Community Offering.” We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering or syndicated community offering.
     The conversion will be accomplished by the filing of amended and restated articles of incorporation for Penn Millers Mutual with the Pennsylvania Department of State. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company.
     After issuance of its shares of capital stock to Penn Millers Holding Corporation, Penn Millers Mutual will become a wholly owned stock subsidiary of Penn Millers Holding Corporation. The conversion will be effected only if subscriptions and orders are received for at least 4,505,000 shares of common stock and a majority of the members of Penn Millers Mutual as of ___, 2009 approve the plan. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering that will not change the historical accounting basis of Penn Millers Mutual’s consolidated financial statements.
     A copy of the plan of conversion is available by contacting Penn Millers Holding Corporation’s principal executive offices located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773. A copy of the plan also was sent to each member of Penn Millers Mutual as of ___, 2009 along with the notice of the special meeting. The plan also is filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration statement and attachments may be obtained from the SEC. See “Additional Information.”
Offering of Common Stock
     In connection with the conversion, we are offering shares of common stock to eligible members of Penn Millers Mutual, our ESOP, the directors, officers and employees and the general public. The offering to eligible members, the ESOP and Penn Millers’ directors, officers and employees is referred to as the subscription offering because each of those constituents will receive subscription rights to purchase common stock in the following order of priority:

•	eligible members of Penn Millers Mutual, who are defined in the plan of conversion as the policyholders of Penn Millers Insurance Company under policies of insurance in place as of April 22, 2009;

•	our ESOP; and

•	the directors, officers and employees of Penn Millers who are not eligible policyholders under the category above.
     Our ESOP has the right to purchase shares in this offering in an amount equal to 10% of the shares sold in the offering. The subscription rights of Penn Millers’ directors, officers and employees are secondary to the subscription rights of the eligible members and our ESOP.
     We also plan to offer to sell shares of our common stock to members of the general public in a community offering with preference given to the following:
•	licensed insurance agencies and brokers that have been appointed by or are under contract with Penn Millers Insurance Company to market and distribute policies of insurance;

•	policyholders under policies of insurance issued by Penn Millers Insurance Company after April 22, 2009; and

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne Counties in Pennsylvania.

     If subscriptions and orders are not received for all of the shares available in the subscription and community offerings, we may offer the remaining available shares to the general public in a syndicated community offering managed by Griffin Financial on a best efforts basis. The syndicated community offering may be conducted concurrently with or subsequent to the subscription offering and community offering.
     The completion of this offering is subject to market conditions and other factors beyond our control. If the offering is not completed, our capital structure will remain unchanged. In that event, Penn Millers Mutual will continue to be a mutual holding company and sole shareholder of PMHC, and PMHC will continue to serve as the stock holding company for Penn Millers Insurance Company, and all funds received with order forms will be promptly returned to purchasers without interest.
Effect of Offering on Members of Penn Millers Mutual
     As set forth in the 1998 Order approving the conversion of Penn Millers Insurance Company within a mutual holding company structure, the members of Penn Millers Mutual are made up of the policyholders of Penn Millers Insurance Company. Accordingly, a policyholder of Penn Millers Insurance Company must have an effective policy of Penn Millers Insurance Company in order to be a member of Penn Millers Mutual. The 1998 Order further states that, except for those rights related to insurance coverages, the members of Penn Millers Mutual are entitled to the same rights as members of a mutual insurance company, including the right to vote for the election of directors and certain other corporate transactions. However, this membership interest has no market value because it cannot be separated from the underlying insurance policy and, in any event, is not transferable.
     Upon completion of the conversion, Penn Millers Mutual will be a stock holding company and all membership interests in Penn Millers Mutual held by the policyholders of Penn Millers Insurance Company will terminate. However, the conversion will have no effect on the contractual rights of the policyholders of Penn Millers Insurance Company.
     If the plan of conversion is not approved by a majority of the members of Penn Millers Mutual as of                    , 2009, or if the conversion fails to be completed for any other reason, Penn Millers Mutual will continue as a mutual holding company and Penn Millers’ corporate structure will be unchanged. In this case, the members of Penn Millers Mutual will retain the membership rights described above.
Continuity of Insurance Coverage and Business Operations
     This conversion will not change the insurance protection or premiums under individual insurance policies with Penn Millers Insurance Company. During and after the conversion, the normal business of issuing insurance policies will continue without change or interruption. After the conversion, we will continue to provide services to policyholders under current policies. Each member of the board of directors of Penn Millers Holding Corporation is also a member of the respective boards of directors of Penn Millers Mutual, PMHC and Penn Millers Insurance Company and will continue to serve on such boards of directors after the conversion. See “Management — Directors and Officers.” All of our officers at the time of the offering will retain their same positions after the conversion.
Voting Rights
     As described above, the policyholders of Penn Millers Insurance Company have certain voting rights in Penn Millers Mutual. After the conversion, all of the voting rights of the policyholders in Penn Millers Mutual will cease. Policyholders of Penn Millers Insurance Company will no longer be members of Penn Millers Mutual and will no longer have the right to elect the directors of Penn Millers Mutual or approve transactions involving Penn Millers Mutual. Instead, voting rights in Penn Millers Mutual will be held by Penn Millers Holding Corporation, which will own all of the capital stock of Penn Millers Mutual. Voting rights in Penn Millers Holding Corporation will be held by the shareholders of Penn Millers Holding Corporation, subject to the terms of the articles of incorporation and bylaws of Penn Millers Holding Corporation and to the provisions of Pennsylvania and federal law. See “Description of the Capital Stock — Common Stock” for a description of our common stock.

Subscription Offering and Subscription Rights
     In accordance with the plan of conversion, rights to subscribe for the purchase of our common stock have been granted to the following persons, listed in order of priority:
•	“eligible members” (as they are referred to in the plan of conversion), which means a person or entity who is the named insured under an insurance policy issued by Penn Millers Insurance Company that is issued and in force as of the close of business on April 22, 2009;

•	our ESOP; and

•	the directors, officers and employees of Penn Millers as of the closing date of the offering.
     At April 22, 2009, Penn Millers Mutual had approximately 6,344 eligible members, which equaled the number of policyholders of Penn Millers Insurance Company as of that date.
     All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “— Limitations on Purchases of Common Stock.”
     Priority 1: Eligible Members. Each eligible member will receive, without payment, nontransferable subscription rights to purchase shares, subject to the overall purchase limitations. See “— Limitations on Purchases of Common Stock.”
     If there are not sufficient shares available to satisfy all subscriptions by eligible members, shares will be allocated first among subscribing eligible members so as to permit each such eligible member, to the extent possible, to purchase the lesser of: (i) the number of shares for which he or she subscribed, or (ii) 1,000 shares. Any shares remaining after such allocation will be allocated among the subscribing eligible members whose subscriptions remain unfilled on a pro rata basis based on the amount that each eligible member subscribed to purchase, provided that no fractional shares will be issued.
     Priority 2: ESOP. The ESOP will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, that number of shares equal to 10% of the common stock to be issued in the offering. The ESOP intends to purchase 10% of the shares of common stock, or between 450,500 shares and 677,222 shares, based on the minimum and adjusted maximum of the offering range, respectively. Subscriptions by the ESOP will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Penn Millers’ directors, officers, or employees. Any oversubscription by the eligible members will not reduce the number of shares that the ESOP may purchase in the offering. In that event, the number of shares to be issued in the offering will be increased by such number of shares as is necessary to permit the ESOP to purchase 10% of the total number of shares issued in the offering. See “Management — Benefit Plans and Employment Agreements — Employee Stock Ownership Plan,” and “ — Limitations on Purchases of Common Stock.”
     Priority 3: Directors, Officers, and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by eligible members and the ESOP, then Penn Millers’ directors, officers, and employees will each receive, without payment, third priority, nontransferable subscription rights to purchase up to 5% of the total shares of common stock sold in the offering. The ability of the directors, officers, and employees to purchase common stock under this category is in addition to rights that are otherwise available to them under the plan of conversion if they fall within higher priority categories, provided that they do not exceed the              share limitation on purchases set forth in the preceding sentence. See “— Limitations on Purchases of Common Stock.” For information as to the number of shares proposed to be purchased by the directors and executive officers, see “— Proposed Management Purchases.”
     In the event of an oversubscription among the directors, officers, or employees, any available shares will be allocated on a pro rata basis based on the amount that each person subscribed to purchase.

Community Offering
     To the extent that shares remain available for purchase after satisfaction of all subscriptions of eligible members, the ESOP, and the directors, officers and employees in the subscription offering described above, we may elect to accept offers received in the community offering to the extent of any remaining shares. The community offering, if any, will commence at the same time as, during, or promptly after the subscription offering and will end no later than 45 days after the end of the subscription offering.
     In the community offering, we, in our sole and absolute discretion, may give preference to orders received from the following categories of persons before proceeding to accept orders from the general public:
•	licensed insurance agencies and brokers that have been appointed by or otherwise are under contract with Penn Millers Insurance Company to market and distribute policies of insurance;

•	named insureds under policies of insurance issued by Penn Millers Insurance Company after April 22, 2009; and

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne Counties, Pennsylvania.
     Subject to the preferences described above, the common stock offered in the community offering will be offered and sold in a manner designed to achieve a wide distribution of the common stock. In the event of oversubscription, subject to the preferences described above and our right to accept or reject, in our sole discretion, any order received in the community offering, any available shares will be allocated so as to permit each person whose order is accepted in the community offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any available shares will be allocated among accepted orders that have not been filled on a pro rata basis based on the amount each person subscribed to purchase.
     The opportunity to submit an order for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration of the community offering.
Syndicated Community Offering
     As a final step in the offering, if there are any shares of common stock not purchased in the subscription and community offerings, they may be offered for sale to the public in a syndicated community offering. This syndicated community offering would be commenced at our sole discretion. A syndicated community offering would be made through a group of registered broker-dealers to be formed and managed by Griffin Financial on our behalf. We would reserve the right to reject orders in whole or part in our sole discretion in a syndicated community offering. Neither Griffin Financial nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Griffin Financial has agreed to use its best efforts in the sale of shares in the syndicated community offering.
     The price at which common stock would be sold in the syndicated community offering would be $10.00 per share. Shares of common stock purchased in the syndicated community offering would be combined with purchases in the subscription and community offerings for purposes of this offering’s maximum purchase limitation of 5% of the total shares sold in the offering.
     If a syndicated community offering is held, Griffin Financial will serve as sole book-running manager. In such capacity, Griffin Financial may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority (formerly NASD) member firms. Neither Griffin Financial nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally, under those rules, Griffin Financial, in its capacity as a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate noninterest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.
     A syndicated community offering, if necessary, will terminate no more than 45 days after the end of subscription offering.
Stock Pricing and Number of Shares to be Issued
     The plan of conversion requires that the purchase price of the common stock be based on a valuation of our estimated consolidated pro forma market value. The valuation must be in the form of a range consisting of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation and a valuation fifteen percent (15%) below the midpoint valuation. Curtis Financial has determined that, as of April 1, 2009, our estimated consolidated pro forma market value is between $45.05 million and $60.95 million.
     Under the plan of conversion, the total purchase price of the common stock to be sold in the offering must be compatible with the pro forma market value of Penn Millers Mutual, on a consolidated basis.
     We determined to offer the common stock in the offering at the price of $10 per share to ensure a sufficient number of shares are available for purchase by policyholders. In addition, Griffin Financial advised us that the $10 per share offering price is commonly used in mutual-to-stock conversions of other insurance companies and savings banks and savings associations that use the subscription rights model. These were the only factors considered by our board of directors in determining to offer shares of common stock at $10 per share. The purchase price will be $10 per share regardless of any change in the consolidated pro forma market value of Penn Millers Mutual, as determined by Curtis Financial.
     We plan to issue between 4,505,000 and 6,095,000 shares (exclusive of the purchase by the ESOP) of our common stock in the offering. This range was determined by dividing the $10.00 price per share into the range of Curtis Financial’s valuation. Our ESOP will purchase between 450,500 and 677,222 shares of common stock in the offering.
     At the completion of the offering, but prior to our acceptance of any subscription orders in the offering, Curtis Financial will submit an updated valuation of the consolidated pro forma market value of Penn Millers Mutual as of the last day of the offering. Curtis Financial will take into account factors similar to those involved in its initial valuation. If the updated valuation does not fall within the estimated valuation range of the earlier valuation, we may cancel the offering, establish a new valuation range, extend, re-open or hold a new offering or take any other action we deem to be reasonably necessary. If we proceed with this offering using the updated valuation, people who submitted subscriptions or orders will be promptly notified by mail of the updated valuation and revised offering range. In that case, people will be given an opportunity to confirm, modify, or cancel their subscriptions and orders. See “— Resolicitation.” The funds of anyone who does not modify or confirm his subscription or order will be returned promptly without interest. Subscriptions and orders may not be withdrawn for any reason if the updated valuation is within the estimated valuation range of the earlier valuation.
     There is a difference of approximately $15.9 million between the low end and the high end of the estimated valuation range of Curtis Financial’s valuation. As a result, the percentage interest in Penn Millers that a subscriber for a fixed number of shares of common stock will have is approximately 26.1% greater if 4,505,000 shares are sold than if 6,095,000 shares are sold. In addition, assuming that the actual consolidated market value of Penn Millers Mutual will be within the broad estimated valuation range, this consolidated market value may be materially more or less than the total amount of subscriptions and orders received. Therefore, purchasers, in total and on a per share basis, may pay more for the common stock than the actual market value.
     We cannot assure you that the market price for the common stock immediately following the offering will equal or exceed $10 per share. Also, you should be aware that, prior to the completion of the offering, you will not have available to you information concerning the final updated valuation. The final updated valuation will be filed with the Securities and Exchange Commission as part of a post-effective amendment to the registration statement of which this prospectus forms a part. See “Additional Information.”
If Subscriptions Received in the Subscription Offering Meet or Exceed the Maximum Number of Shares Offered
     If, after the subscription offering, the number of shares subscribed for by eligible members, the ESOP, and the directors, officers and employees of Penn Millers in the subscription offering is equal to or greater than 6,095,000 shares, the offering will be promptly completed. We will, upon completion of the offering, issue shares of common stock to the subscribing participants, including to our ESOP. However, except for the shares purchased by the ESOP, the number of shares of common stock issued will not exceed 6,095,000 shares of common stock being offered. In the event of an oversubscription in the subscription offering, shares of common stock will be allocated among the subscribing participants in the priorities set forth in the plan of conversion. No fractional shares of common stock will be issued.

If Subscriptions Received in the Subscription Offering Meet or Exceed the Required Minimum
     If the number of shares of common stock subscribed for by eligible members, the ESOP, and Penn Millers’ directors, officers and employees in the subscription offering is equal to or greater than 4,505,000 shares, but less than 6,095,000 shares, then we may choose to promptly complete the offering. However, prior to doing so, we will have the right in our absolute discretion to accept, in whole or in part, or reject orders received from any or all persons in the community offering. We also will have the right to offer shares of common stock to purchasers in a syndicated community offering. In any event, on the effective date we will issue to those persons purchasing in the subscription offering shares of common stock in an amount sufficient to satisfy the accepted subscriptions in full, including the subscription of the ESOP for 10% of the shares issued in the offering. No more than 6,772,222 shares of common stock will be issued in the conversion offering (including the shares issued to the ESOP). No fractional shares of common stock will be issued.
If Subscriptions Received in the Subscription Offering Do Not Meet or Exceed the Maximum
     If the number of shares of common stock subscribed for by eligible members, the ESOP, and Penn Millers’ directors, officers and employees in the subscription offering is less than 6,095,000 shares, we may, in our absolute discretion, accept other orders. We may accept orders received from purchasers in the community offering, and we may sell shares of common stock to purchasers in a syndicated community offering so that the aggregate number of shares of common stock sold in this offering is no greater than 6,772,222 shares. At that time, the offering will be promptly completed.
     Upon completion of the offerings, we will first issue to subscribing eligible members and directors, officers and employees of Penn Millers shares of common stock in an amount sufficient to satisfy their subscriptions in full. Next, we will issue to persons whose orders in the community offering (and if we conduct a syndicated community offering, to persons whose orders in the syndicated community offering) are accepted, sufficient additional shares of common stock so that the total number of shares of common stock to be issued in the offering, including the shares to be issued to the ESOP, will be equal to at least 4,505,000 shares. No fractional shares of common stock will be issued. In order to raise additional capital, we may in our absolute discretion elect to issue in excess of 4,505,000 shares of common stock by accepting orders of purchasers in the community offering and any syndicated offering. The number of shares of common stock issued in the offering cannot exceed 6,772,222 shares of common stock (including shares issued to the ESOP). See “— Community Offering” and “— Syndicated Community Offering” above.
If Subscriptions and Orders Received in All of the Offerings Combined Do Not Meet the Required Minimum
     If properly completed subscriptions and orders for less than 4,505,000 shares are received, then we may choose to cancel this offering and return all funds received in the offering, without interest, or we may cause a new valuation of the consolidated pro forma market value of Penn Millers Mutual to be performed, and based on this valuation commence a new offering of the common stock. If we elect to commence a new offering, each purchaser will be required to cancel, modify or confirm his or her order.
Resolicitation
     In the event that an updated valuation is provided by Curtis Financial that does not fall within the estimated valuation range, and we determine to proceed with the offering, we will resolicit those who have previously subscribed for shares in the subscription and community offerings and any syndicated community offering. In a resolicitation, subscribers will have the opportunity to confirm, modify, or cancel their stock orders within a specified period. If a purchaser in the subscription or community offerings and any syndicated community offering does not respond during the resolicitation period, the stock order will be cancelled and payment will be returned promptly without interest. We will also resolicit purchasers in the event that the offering is extended beyond                     , 2009.
The Valuation
     The plan of conversion requires that the aggregate purchase price of the common stock must be based on the appraised estimated consolidated pro forma market value of the common stock, as determined on the basis of an independent valuation. This pro forma market value may be that value that is estimated to be necessary to attract full subscription for the shares, as indicated by the valuation. It also may be stated as a range of pro forma market values.
     The plan of conversion requires that the valuation be made by an independent appraiser experienced in the valuation of insurance companies and that the purchase price of our common stock be based on the appraised estimated consolidated pro forma market value of Penn Millers Mutual, as determined on the basis of such independent valuation. On October 27, 2008, we retained Curtis Financial Group, LLC to prepare a valuation in connection with a plan of minority stock offering, which was subsequently terminated in favor of the current plan of conversion. On March 30, 2009, we retained Curtis Financial to prepare this valuation. Curtis Financial is engaged regularly in the valuation of insurance companies and other financial institutions. There is no pre-existing relationship between Curtis Financial and Penn Millers.
     Collectively, for those engagements. Curtis Financial will be paid a fixed fee of $186,000 plus out-of-pocket expenses. This fee is not contingent on the completion of the offering. We agreed, among other things, to indemnify Curtis Financial from and against any and all loss or expenses, including reasonable attorney’s fees, in connection with its appraisal and other services, except if such loss or expenses are the result of a lack of good faith or gross negligence on the part of Curtis Financial.
     Curtis Financial made its appraisal in reliance upon the information contained in this document and information provided by management of Penn Millers, including the financial statements. Curtis Financial also considered the following factors, among others:
•	the present and projected operating results and financial condition of Penn Millers and current economic conditions;

•	certain historical, financial and other information relating to Penn Millers;

•	a comparative evaluation of the operating and financial statistics of Penn Millers with those of other similarly situated publicly traded insurance companies located in Pennsylvania and other regions of the United States;

•	the aggregate size of the offering of the common stock of Penn Millers Holding Corporation as determined by Curtis Financial;

•	the impact of the conversion offering on our net worth and earnings potential as determined by Curtis Financial;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the value which Curtis Financial estimates to be necessary to attract a full subscription of our common stock.
     In conducting its analysis of Penn Millers, Curtis Financial placed emphasis on various financial and operating characteristics of Penn Millers, including our lines of business and competitive position in the industry, our relative size and premium volume, our operating results in recent years, and our ratio of equity capital to total assets. In addition to the factors listed above, in its review of the appraisal provided by Curtis Financial, our board of directors reviewed the methodologies and the appropriateness of the assumptions used by Curtis Financial and determined that such assumptions were reasonable.
     In preparing the appraisal, Curtis Financial visited our corporate headquarters and conducted discussions with our management concerning our business and future prospects. Curtis Financial reviewed and discussed with our management our audited GAAP and statutory financial statements for the years ended December 31, 2003 through December 31, 2008.
     In deriving its estimate of the estimated consolidated pro forma market value of Penn Millers, Curtis Financial utilized the comparative market valuation approach. The comparative market valuation approach estimates a value by reviewing the relevant market pricing characteristics of comparable companies that are publicly traded. Curtis Financial selected a group of publicly traded insurance companies based on criteria relating to asset size, profitability level, and market segment, among other factors. In determining the composition of the comparative group, Curtis Financial focused exclusively on publicly traded property and casualty insurance companies. Curtis Financial utilized the asset size and market capitalization selection criteria to encompass a meaningful number of companies for inclusion in the comparative group. The size and market capitalization criteria considered companies included in the lower quartile of all publicly traded property and casualty companies.
     Curtis Financial reviewed the trading market price ratios of the comparable companies for the purpose of developing valuation ratio benchmarks to reach an estimate of value for Penn Millers. The principal valuation measure considered by Curtis Financial was the price-to-book value ratio. Curtis Financial also considered the price-to-earnings and price-to-assets ratios. Based on the quantitative and qualitative comparisons of Penn Millers with the selected group of publicly traded companies, Curtis Financial applied adjusted market pricing ratios to our pro forma financial data to determine our estimated consolidated pro forma market value. The market pricing ratios determined by Curtis Financial took into account market value adjustments for our earnings prospects, our management, liquidity of our shares of common stock, subscription interest, stock market conditions, dividend outlook and the new issue discount warranted for an equity securities offering.

     The following table sets forth the publicly traded insurance companies used by Curtis Financial in its comparative market valuation approach and certain financial data reviewed by Curtis Financial regarding these companies and Penn Millers as of or for the last twelve months (LTM) ended December 31, 2008.

			LTM(1)	Total
	Total	Total	Total	Equity/	LTM	LTM
	Assets	Equity	Revenue	Assets	ROAA(1)	ROAE(1)
	($000s)	($000s)	($000s)	(%)	(%)	(%)
Comparative Group
21st Century Holding Company	197,110	76,231	67,356	38.7	-1.2	-3.0
Baldwin & Lyons, Inc.	777,743	330,067	156,930	42.4	-0.9	-2.2
CRM Holdings, Ltd.	444,192	108,860	143,171	24.5	-0.4	-1.3
Donegal Group Inc.	880,109	363,584	372,312	41.3	2.9	7.2
Eastern Insurance Holdings, Inc.	377,311	138,137	131,204	36.6	-4.5	-10.8
EMC Insurance Group Inc.	1,108,099	282,916	413,892	25.5	-0.2	-0.5
First Mercury Financial Corporation	943,653	261,637	215,367	27.7	4.7	16.2
Hallmark Financial Services, Inc.	538,398	179,412	268,690	33.3	2.4	6.9
Mercer Insurance Group, Inc.	568,986	137,270	161,462	24.1	1.5	6.1
National Interstate Corporation	990,812	216,074	293,716	21.8	1.1	5.0
National Security Group, Inc.	124,890	34,648	61,233	27.7	-3.8	-12.3
NYMAGIC, INC.	946,476	164,073	56,181	17.3	-10.2	-46.5
SeaBright Insurance Holdings, Inc.	842,687	324,813	267,262	38.5	3.7	9.5
Unico American Corporation	184,603	76,958	46,770	41.7	2.8	7.3

Comparative Group Mean	637,505	192,477	189,682	31.5	-0.1	-1.3
Comparative Group Median	673,365	171,743	159,196	30.5	0.5	2.2
Penn Millers	220,524	50,755	78,664	23.0	-2.0	-8.0

(1)	LTM corresponds to last twelve months ended December 31, 2008. Return on average assets (ROAA), which is the ratio of net income to total average assets, and the return on average equity (ROAE), which is the ratio of net income to total average equity, utilize net income for the LTM period and asset book values at December 31, 2008 and 2007 to derive such ratios.

     The following table sets forth for the publicly traded insurance companies used by Curtis Financial certain market valuation data reviewed by Curtis Financial regarding these companies based on closing market prices as of April 1, 2009.

	Total	Price/	Price/	Price/	Price/	Price/
	Market	Book	Tang.	LTM	LTM	Total
	Value	Value	Book	EPS(1)	Rev.(1)	Assets
	($000s)	(%)	(%)	(x)	(x)	(%)
Comparative Group
21st Century Holding Company	26,446	34.7	34.7	Neg	0.39	13.4
Baldwin & Lyons, Inc.	291,789	88.4	89.3	Neg	1.86	37.5
CRM Holdings, Ltd.	10,389	9.5	9.8	Neg	0.07	2.3
Donegal Group Inc.	387,790	106.7	106.9	15.21	1.04	44.1
Eastern Insurance Holdings, Inc.	66,569	48.2	56.3	Neg	0.57	17.6
EMC Insurance Group Inc.	285,489	100.4	101.2	Neg	0.69	25.8
First Mercury Financial Corporation	267,649	102.3	136.0	6.66	1.24	28.4
Hallmark Financial Services, Inc.	137,587	76.7	125.8	10.66	0.51	25.6
Mercer Insurance Group, Inc.	89,465	65.2	68.0	11.08	0.55	15.7
National Interstate Corporation	327,084	151.4	151.4	30.69	1.11	33.0
National Security Group, Inc.	26,763	77.2	77.2	Neg	0.44	21.4
NYMAGIC, INC.	95,959	58.5	58.5	Neg	1.71	10.1
SeaBright Insurance Holdings, Inc.	227,340	70.0	71.0	7.71	0.85	27.0
Unico American Corporation	42,165	54.8	54.8	8.06	0.90	22.8

Comparative Group Mean	163,035	74.6	81.5	12.87	0.85	23.2
Comparative Group Median	116,773	73.3	74.1	10.66	0.77	24.2
Penn Millers (Fully Converted)
Pro Forma Minimum	45,050	51.2	52.7	Neg	0.57	17.5
Pro Forma Midpoint	53,000	55.7	57.3	Neg	0.66	20.0
Pro Forma Maximum	60,950	59.7	61.3	Neg	0.76	22.4

(1)	LTM EPS corresponds to earnings per share for the last twelve months ended December 31, 2008. LTM revenue corresponds to total revenue for the last twelve months ended December 31, 2008.

     Curtis Financial determined that the price-to-earnings ratio was not applicable due to our relatively low average returns on equity and assets in recent reporting periods and our negative profitability in the LTM period. Thus, the price-to-book value ratio takes on additional meaning as a valuation metric. Curtis Financial also relied upon the price to asset ratio to confirm its valuation conclusion was reasonable. Based on its comparative analyses, Curtis Financial concluded that our estimated consolidated pro forma market value at the midpoint warranted a discount in the range of approximately 20% to 30% relative to the comparative group based on the price-to-book value ratio.
     Curtis Financial’s valuation appraisal of our estimated consolidated pro forma market value was prepared as of April 1, 2009. Curtis Financial has agreed to update its valuation at the conclusion of the offering, and otherwise as requested by us. These updates will consider developments in general stock market conditions, current stock market valuations for selected insurance companies, the results of the subscription offering, and the recent financial condition and operating performance of Penn Millers.

     On the basis of the foregoing, Curtis Financial gave its opinion, dated April 1, 2009, that the estimated consolidated pro forma market value of our common stock ranged from a minimum of $45.05 million to a maximum of $60.95 million with a midpoint of $53.0 million. We determined that the common stock should be sold at $10.00 per share, resulting in a range of 4,505,000 to 6,095,000 shares of common stock being offered in the offering, which amount may be increased to 6,772,222 shares solely to accommodate the purchase by the ESOP of 10% of the shares sold in the subscription offering. The offering range may be amended if required or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the offering range is updated to amend the value of Penn Millers below $45.05 million or above $60.95 million, and we decide to proceed with the offering, the new appraisal will be filed with the SEC by post-effective amendment to the registration statement of which this prospectus is a part.
     No sale of shares of common stock in the offering may be consummated unless Curtis Financial first confirms that nothing of a material nature occurred that, taking into account all relevant factors, would cause it to conclude that the purchase price is materially incompatible with the estimate of the consolidated pro forma market value of our outstanding common stock upon completion of the offering. If this confirmation is not received, Penn Millers may cancel the offering, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action we deem necessary.
     Depending upon market or financial conditions, the total number of shares of common stock offered may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to confirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions. If the number of shares of common stock issued in the offering is increased due to an increase in the offering range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See “— Limitations on Purchases of Common Stock.”
     An increase in the number of shares of common stock as a result of an increase in the estimated consolidated pro forma market value would decrease both a purchaser’s ownership interest and our pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a purchaser’s ownership interest and our pro forma shareholders’ equity on a per share basis while decreasing pro forma shareholders’ equity on an aggregate basis. The effect on pro forma net income and pro forma net income per share of any increase or decrease in the number of shares issued will depend on the manner in which we use the proceeds from the offering. See “Unaudited Pro Forma Financial Information.”
     The appraisal report of Curtis Financial is an exhibit to the registration statement of which this prospectus is a part, and is available for inspection in the manner set forth under “Additional Information.”
     The Pennsylvania Insurance Department is not required to review or approve the valuation prepared by Curtis Financial in connection with this offering.
     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. In preparing the valuation, Curtis Financial relied upon and assumed the accuracy and completeness of financial, statistical and other information provided to it by Penn Millers. Curtis Financial did not independently verify the financial statements and other information provided to it by Penn Millers, nor did Curtis Financial value independently our assets and liabilities. The valuation considers Penn Millers only as a going concern and should not be considered as an indication of our liquidation value. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time. We cannot assure you that persons purchasing common stock will be able to sell such shares at or above the initial purchase price. Copies of the valuation report of Curtis Financial setting forth the method and assumptions for its valuation are on file and available for inspection at our principal executive offices. Any subsequent updated valuation report of Curtis Financial will be available for inspection.
Offering Deadline
     The stock offering will expire at noon, Eastern Time, on                     , 2009, unless on or prior to that date our board of directors extends the offering, which we may do without notice to you. Subscription rights not exercised prior to the termination date of this offering will be void. If this offering is extended more than 45 days after the original expiration date, we will resolicit subscribers offering them the opportunity to modify, cancel or confirm their orders. The method for modifying, cancelling, or confirming a subscription will be described in our notice of extension. If a subscriber does not modify or confirm his or her subscription by the extended termination date, the subscriber’s funds will be returned promptly without interest. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel your order and return your payment without interest.
     Subscriptions and orders for common stock will not be accepted by us until we receive subscriptions and orders for at least 4,505,000 shares of common stock. If we have not received subscriptions and orders for at least 4,505,000 shares of common stock by the expiration date of this offering, all funds delivered to us for the purchase of stock in this offering will be promptly returned to purchasers without interest.
Use of Order Forms in This Offering
     Any person or entity who wants to subscribe for or order shares of common stock in this offering must sign and complete the stock order form and return it to us so that it is received (not postmarked) no later than noon, Eastern Time, on                     , 2009, together with full payment for all shares for which the order is made. The stock order form should be delivered in-person or mailed to the Stock Information Center located at the offices of Penn Millers Insurance Company at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773. Payment by check or money order must accompany the stock order form. No cash, wire transfers, or third party checks will be accepted. All checks or money orders must be made payable to “BNY Mellon, escrow agent.” Unless the subscription offering is extended, all subscription rights under the offering will expire at noon, Eastern Time, on the termination date of this offering, whether or not we have been able to locate each person or entity entitled to subscription rights. Once tendered, orders to purchase common stock in the offering cannot be modified or revoked without our consent.
     No prospectus will be mailed any later than five days prior to the termination date of this offering, or hand delivered any later than two days prior to such date. This procedure is intended to ensure that each purchaser receives a prospectus at least 48 hours prior to the termination of the offering in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. Photocopies and facsimile copies of stock order forms will not be accepted.

     A subscription right may be exercised only by the eligible member, director, officer, or employee to whom it is issued and only for his or her own account. The subscription rights granted under our plan of conversion are nontransferable. Each eligible member, director, officer, or employee subscribing for shares of common stock is required to represent that he or she is purchasing the shares for his or her own account. Each eligible member, director, officer, or employee also must represent that he or she has no agreement or understanding with any other person or entity for the sale or transfer of the shares. We are not aware of any restrictions that would prohibit eligible members who purchase shares of common stock in the offering and who are not executive officers or directors of Penn Millers from freely transferring shares after the offering. See “— Limitations on Resales” herein.
     We shall have the absolute right, in our sole discretion, and without liability to any person, to reject any stock order form, including but not limited to a stock order form that is:
•	not timely received;

•	improperly completed or executed;

•	is not accompanied by payment in full for the shares of common stock subscribed for in the form; or

•	submitted by a person who we believe is making false representations or who we believe may be violating, evading or circumventing the terms and conditions of the plan of conversion.

     We may, but are not required to, waive any incomplete, inaccurate or unsigned stock order form. We also may require the submission of a corrected stock order form or the remittance of full payment for the shares of common stock subscribed for by any date that we specify. Our interpretations of the terms and conditions of the plan of conversion and determinations concerning the acceptability of the stock order forms will be final, conclusive and binding upon all persons. We (and our directors, officers, employees and agents) will not be liable to any person or entity in connection with any interpretation or determination.
Payment for Shares
     When you submit a completed stock order form to us, you must include payment in full for all shares of common stock covered by such order form. Payment may be made by check or money order in U.S. dollars and must be made payable to “BNY Mellon, escrow agent.” Payments will be placed in an escrow account at Bank of New York Mellon, who will serve as the escrow agent. The escrow account will be administered by the escrow agent. An executed stock order form, once received by us, may not be modified or rescinded without our consent. Funds accompanying stock order forms will not be released to us until the offering is completed.
     The ESOP will not be required to pay for shares at the time it subscribes, but will be required to pay for its shares at or before the completion of this offering.
Delivery of Certificates
     Certificates representing shares of the common stock will be mailed by our transfer agent to the persons entitled thereto at the addresses indicated on the order forms by such persons as soon as practical following completion of the offering. Until certificates are delivered to purchasers, you may not be able to sell the shares even though trading of the common stock will have begun.

Stock Information Center
     If you have any questions regarding the offering, please call the Stock Information Center at 1-800-          -          , Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends. Our Stock Information Center is located at the offices of Penn Millers Insurance Company at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773. Additional copies of the materials will be available at the Stock Information Center.
Marketing and Underwriting Arrangements
     We have engaged Griffin Financial as a marketing agent in connection with the offering of the common stock in the offering. Griffin Financial has agreed to use its best efforts to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the offering.
     Stevens & Lee is acting as counsel to Griffin Financial in connection with the offering and, together with independent counsel retained by us, is also acting as our counsel in connection with the offering. Griffin Financial is an indirect, wholly owned subsidiary of Stevens & Lee. You should be aware that conflicts of interest may arise in connection with this transaction because Stevens & Lee is serving as an advisor to both us and the underwriter of the offering. The independent directors of the Company have retained independent counsel to help address these conflicts of interest, which potentially include differences between the Company’s interest in preceding with the offering and that of Griffin Financial.
     Pursuant to our engagement letter with Stevens & Lee, Stevens & Lee has agreed to perform its services for an aggregate fixed fee of $800,000 plus out-of-pocket expenses. Griffin Financial will receive an amount equal to 1.5% of the aggregate dollar amount of stock sold in the subscription and community offering, which shall be deemed a commission payable to Griffin for its services, less a $50,000 retainer fee and $50,000 paid to Griffin Financial upon the filing of this registration statement. Of Stevens & Lee’s $800,000 fee, an amount equal to $150,000 shall be deemed payable to Stevens & Lee for services as Griffin’s underwriters’ counsel.
     In the event the offering is abandoned for any reason, we will pay Stevens & Lee its accrued and unpaid legal fees, but in no event shall such fees (including fees previously paid) exceed $600,000.
     We will pay an additional fee to Griffin Financial if we conduct a syndicated offering and any shares are sold under a selected dealers’ agreement with one or more FINRA member firms. We will pay a sales commission to each selected dealer, any sponsoring dealer’s fees, and a management fee to Griffin Financial in the aggregate of 5.5% of the total purchase price of the shares sold in any syndicated offering.
     The following table sets forth commissions payable to Griffin Financial at the minimum and maximum number of shares sold in the offering, assuming that no shares are sold in a syndicated offering:

	Minimum	Maximum
	(4,505,000 shares)	(6,095,000 shares)

Commissions	$675,750(1)	$914,250(1)

(1)	Includes the $100,000 in fees already paid to Griffin Financial, which will be credited against any commissions payable to Griffin Financial.
     Fees to Griffin Financial and to any other broker-dealer may be deemed to be underwriting fees. Griffin Financial and any other broker-dealers may be deemed to be underwriters. If the offering is not consummated or Griffin Financial ceases under certain circumstances to provide assistance to us, Griffin Financial will be reimbursed for its reasonable out-of-pocket expenses. Griffin Financial has no residual rights under the engagement letter to represent us or receive any payment from us in connection with any future financings, mergers, asset sales or any other transaction.
     The Griffin Financial engagement letter also contains customary indemnification provisions. We have agreed to indemnify Griffin Financial for its liabilities, costs and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in this prospectus, including liabilities under the Securities Act of 1933.
      Bank of New York Mellon will perform records management services and escrow agent services for us in the offering. Bank of New York Mellon will receive a fee for this service, plus reimbursement of reasonable out-of-pocket expenses incurred in performing this service.
     Our directors and executive officers may participate in the solicitation of offers to purchase common stock in this offering. Questions from prospective purchasers will be directed to executive officers or registered representatives. Our employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with his or her participation in this offering.
Limitations on Purchases of Common Stock
     The plan of conversion provides for certain limitations on the purchase of shares in the offering:
•	No person or entity may purchase fewer than 25 shares of common stock in the offering.

•	No purchaser may purchase more than 5% of the total shares of common stock sold in the offering.

•	No purchaser, together with such purchaser’s affiliates and associates or a group acting in concert, may purchase more than 5% of the total shares of common stock sold in the offering.
     Therefore, if any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 5% of the total shares of common stock sold in the offering:
•	any corporation or organization (other than an affiliate of Penn Millers) of which you are an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar fiduciary capacity;

•	any of your relatives or your spouse, or any relative of your spouse, who lives at home with you;

•	any person or entity who you control, who controls you, or who together with you is controlled by the same third party;

•	any person or entity who is knowingly participating with you in a joint activity or interdependent conscious parallel action toward a common goal; or

•	any person or entity with whom you are combining or pooling voting or other interests in the securities of an issuer for a common purpose pursuant to any agreement or relationship.
     The above 5% share purchase limit does not apply to the ESOP, which intends to purchase 10% of the total number of shares of common stock issued in the offering.
     There are approximately 6,344 eligible members of Penn Millers Mutual, as determined by reference to the number of policyholders of Penn Millers Insurance Company as of April 22, 2009. If subscriptions by eligible members for common stock exceed the maximum of the estimated valuation range set forth in Curtis Financial’s valuation, we will be obligated to sell to eligible members the maximum number of shares offered. Except as set forth below under “— Proposed Management Purchases,” we are unable to predict the number of eligible members that may participate in the subscription offering or the extent of any participation.
     Shares of common stock to be purchased and held by the ESOP and allocated to a participant in the ESOP will not be aggregated with shares of common stock purchased by the participant or any other purchase of common stock in the offering for purposes of the purchase limitations discussed above.
     The officers and directors of Penn Millers, together with their affiliates and associates, may not purchase, in total, more than thirty-five percent (35%) of the shares of common stock issued in the offering. An associate is defined as:
•	any corporation or organization (other than an affiliate of Penn Millers) of which the officer or director is an officer or partner or the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which the officer or director has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity; or

•	any of the officer’s or director’s relatives or his or her spouse, or any relative of the spouse, who lives at home with the officer or director.
     Our directors will not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on our board of directors.
     Subject to any required regulatory approval and the requirements of applicable law, we may increase or decrease any of the purchase limitations at any time. If the individual purchase limitation is increased, we will permit any person or entity who subscribed for the maximum number of shares of common stock to purchase an additional number of shares up to the revised maximum. These additional shares will be subject to the rights and preferences of any person or entity who has priority subscription rights. If the individual purchase limitation or the number of shares of common stock to be sold is decreased, the order of any person or entity who subscribed for the maximum number of shares will be decreased to the new maximum. In the event that we change the maximum purchase limitation, we will distribute a prospectus supplement or revised prospectus to each person who placed an order for the previous maximum number of shares that an individual could purchase.
     Each person or entity purchasing common stock in the offering will be deemed to confirm that the purchase does not conflict with the purchase limitations under the plan of minority stock offering or otherwise imposed by law. If any person or entity violates the purchase limitations, we will have the right to purchase from that person or entity, at the purchase price of $10.00 per share, all shares acquired by the person or entity in excess of the purchase limitation. If the person or entity has sold these excess shares, we are entitled to receive the difference between the aggregate purchase price paid by the person or entity for the excess shares and the proceeds received by the person from the sale of the excess shares. This right of Penn Millers to purchase excess shares is assignable.
     We have the right in our absolute discretion and without liability to any purchaser, underwriter or any other person or entity to determine which orders, if any, to accept in the community offering or in the syndicated community offering. We have the right to accept or reject any order in whole or in part for any reason or for no reason. We also have the right to determine whether and to what extent shares of common stock are to be offered or sold in a syndicated community offering.
Proposed Management Purchases
     The following table lists the approximate number of shares of common stock that each of the directors and executive officers of Penn Millers Mutual and its subsidiaries and their affiliates and associates intend to purchase in the offering. These numbers include shares that each person and his associates intend to purchase. The directors and executive officers listed below do not have any agreements or obligation to purchase the amounts shown below. Each director or executive officer may elect to purchase an amount greater or less than those shown below, except that his or her purchase may not exceed 5% of the total shares sold in the offering. The table also shows the number of shares to be purchased by all directors and executive officers as a group, including the shares that all of their affiliates and associates intend to purchase, and other related information. For purposes of the following table, we have assumed that sufficient shares will be available to satisfy subscriptions in all categories.

Name	Amount ($)	Number of Shares(1)(2)	Percent (3)

Directors:
Heather M. Acker	$50,000	5,000	*
F. Kenneth Ackerman, Jr.	100,000	10,000	*
Dorrance R. Belin	50,000	5,000	*
John L. Churnetski	75,000	7,500	*
John M. Coleman	200,000	20,000	*
Douglas A. Gaudet	300,000	30,000	*
Kim E. Michelstein	50,000	5,000	*
Robert A. Nearing, Jr.	75,000	7,500	*
James M. Revie	50,000	5,000	*
J. Harvey Sproul, Jr.	100,000	10,000	*

Executive Officers:
Michael O. Banks	100,000	10,000	*
Jonathan C. Couch	20,000	2,000	*
Harold Roberts	50,000	5,000	*
Kevin Higgins	50,000	5,000	*
Joseph Survilla	10,000	1,000	*

All Directors and Executive Officers as a Group (15 persons)	$1,280,000	128,000	2.84%

*	Less than one percent.

(1)	Does not include shares that will be allocated to employees under the ESOP. Under the ESOP, our employees will be allocated over time, in the aggregate, shares in an amount equal to 10% of the common stock issued in the offering (which equals between 450,500 shares if 4,505,000 shares are sold in the offering and 677,222 shares if 6,772,222 shares are sold in the offering).

(2)	Does not include shares that would be issuable upon the exercise of options or the vesting of restricted stock awards granted under our proposed stock-based incentive plan. Under the stock-based incentive plan, we expect to grant to directors, executive officers and other employees options to purchase common stock and restricted stock awards in an aggregate amount equal to 14% of the shares issued in the offering (which equals between 630,700 shares if 4,505,000 shares are sold in the offering, and 948,111 shares if 6,772,222 shares are sold in the offering).

(3)	Assumes that 4,505,000 shares are issued in the offering, including the shares purchased by the ESOP.

Limitations on Resales
     The common stock issued in the offering will be freely transferable under the Securities Act of 1933. However, the transfer of shares issued to our directors and officers will be restricted for a period of six months from the effective date of the offering. The directors and officers of Penn Millers also are subject to additional resale restrictions under Rule 144 of the Securities Act of 1933. Shares of common stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions. We will give instructions to the transfer agent for the common stock regarding these transfer restrictions. Any shares issued to the directors and officers of Penn Millers as a stock dividend, stock split or otherwise with respect to restricted stock will be subject to the same restrictions. Shares acquired by the directors and officers after the completion of the offering will be subject to the requirements of Rule 144. See “Management — Directors and Officers.”
Amendment or Termination of Plan of Conversion
     The plan of conversion may be amended or terminated at any time by our board of directors.

FEDERAL INCOME TAX CONSIDERATIONS
General
     This is a general discussion of the material United States federal income tax considerations to:
•	Penn Millers Mutual of the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company;

•	eligible members that are U.S. Persons that hold their membership interests in Penn Millers Mutual as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of Penn Millers Holding Corporation (which we refer to as our common stock) in the subscription offering;

•	eligible members that are U.S. Persons that purchase shares of our common stock in the subscription offering upon the exercise of subscription rights and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the subscription offering; and

•	other investors that are U.S. Persons that purchase shares of our common stock in the community offering and hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of our common stock purchased in the community offering.
     The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Penn Millers that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights,” is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.
     The following discussion is directed solely to eligible members of Penn Millers Mutual that are U.S. Persons and hold membership interests in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Penn Millers Mutual or to the individual circumstances of particular categories of eligible members of Penn Millers Mutual, in light of their specific circumstances. For example, if a partnership holds membership interests in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership interests in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Penn Millers Mutual subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.
     For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.
     This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. Each prospective purchaser of shares of our common stock is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of our common stock purchased pursuant to this offering.

The Conversion
     Based in substantial part on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Penn Millers that have engaged in transactions that are analogous to the conversion, we intend to take the position that, for federal income tax purposes:
•	the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company will be a reorganization within the meaning of Section 368(a)(1)(E) of the Code;

•	Penn Millers Mutual in its post-conversion stock form will constitute one and the same taxable entity as Penn Millers Mutual in its pre-conversion mutual form;

•	neither Penn Millers Mutual in its pre-conversion mutual form nor Penn Millers Mutual in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•	the tax attributes of Penn Millers Mutual in its pre-conversion mutual form will remain unchanged as tax attributes of Penn Millers Mutual in its post-conversion stock form. Thus, Penn Millers Mutual’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.
Tax Consequences of Subscription Rights
     Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Penn Millers that have engaged in transactions that are analogous to the conversion, we intend to take the position that, for U.S. federal income tax purposes:
•	eligible members will be treated as transferring their membership interests in Penn Millers Mutual to Penn Millers Holding Corporation in exchange for subscription rights to purchase Penn Millers Holding Corporation common stock;

•	any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized, whether or not such right is exercised;

•	the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the fair market value of such subscription right;

•	any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long term capital gain if the eligible member has held its membership interests for more than one year; and

•	if an eligible member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the eligible member should recognize a corresponding loss upon the expiration or lapse of such member’s unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an eligible member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that eligible member, the resulting loss upon expiration of the subscription right should constitute a capital loss.

   For purposes of determining gain, it is unclear how to determine the number of subscription rights that may be allocated to each eligible member during the subscription offering.
   Curtis Financial has advised us that it believes the subscription rights will not have any fair market value. Curtis Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of our common stock at the same price to be paid by members of the general public in the community offering. Curtis Financial cannot assure us, however, that the Internal Revenue Service will not challenge Curtis Financial’s determination or that such challenge, if made, would not be successful. Nevertheless, eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of our common stock in the subscription offering. See also “— Recent Developments” below.
Tax Consequences to Purchasers of Our Common Stock in the Offering
   Basis and Holding Period. The adjusted tax basis of a share of our common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right, less any prior return of capital distributions in respect of such stock. In all other cases, a holder’s adjusted tax basis in its shares of our common stock generally will equal the U.S. holder’s acquisition cost less any prior return of capital distributions in respect of such stock. The holding period of a share of our common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised. In all other cases, the holding period of common stock purchased by an eligible member or other investor in the community offering will begin on the date following the date on which the stock is purchased.
   Dividends and Distributions. If we pay cash distributions to holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its shares of our common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.
   Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.
   Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock. In general, a holder of shares of our common stock must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of such shares (which would include a dissolution and liquidation) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for its shares of our common stock so disposed of exceeds one year. In general, a holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the holder’s adjusted tax basis in its shares of our common stock so disposed of. Long-term capital gain realized by a non-corporate holder generally will be subject to a maximum rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a holder of its shares of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Recent Developments
   We call to your attention that, on August 6, 2008, the opinion of the United States Court of Federal Claims was filed in the case of Eugene A. Fisher, Trustee, Seymour P. Nagan Irrevocable Trust, Plaintiff, v. The United States, Defendant (No. 04-1726T), in which the court ruled that a policyholder of Sun Life Assurance Company that, in the course of the demutualization of Sun Life in a recapitalization that constituted a reorganization under the Code, (a) exchanged its voting and liquidation rights in Sun Life for shares of the common stock of a new holding company that would become the corporate parent of Sun Life (the “Exchange Shares”), and (b) sold the Exchange Shares on the open market, did not realize any income for federal income tax purposes on the sale of the Exchange Shares, because the amount realized by the policyholder on the sale of the Exchange Shares was less than the policyholder’s cost basis in its Sun Life insurance policy as a whole. The opinion of the court is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. We understand that the government has appealed the court’s decision.
   The plan of conversion and the law considered by the court in Fisher were substantially different than Penn Millers Mutual’s plan of conversion and the corresponding law of Pennsylvania. Nevertheless, if the principles articulated by the court in Fisher were determined to be applicable to the subscription offering: (a) eligible members would not be required to recognize any income or gain upon the receipt of subscription rights with a fair market value if the fair market value of the subscription rights did not exceed the eligible policyholder’s cost basis in its Penn Millers insurance policy as a whole; and (b) the basis of the shares of our common stock purchased by an eligible member pursuant to the exercise of subscription rights would equal the sum of the purchase price of the stock plus the eligible member’s adjusted tax basis in the subscription rights that are exercised.
   You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your shares of our common stock, based on your particular circumstances.

Information Reporting and Backup Withholding.
   We must report annually to the Internal Revenue Service and to each holder the amount of dividends or other distributions we pay to such holder on its shares of our common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required.
   The gross amount of dividends and proceeds from the disposition of shares of our common stock paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).
   Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the Internal Revenue Service if the required information is furnished to the Internal Revenue Service in a timely manner.
   DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE MEMBER AND EACH OTHER PROSPECTIVE PURCHASER OF SHARES OF OUR COMMON STOCK IN THE OFFERING IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR.

MANAGEMENT
Directors and Officers
     Our board of directors consists of Heather M. Acker, F. Kenneth Ackerman, Jr., Dorrance R. Belin, John L. Churnetski, John M. Coleman, Douglas A. Gaudet, Kim E. Michelstein, Robert A. Nearing, Jr., James M. Revie and J. Harvey Sproul, Jr., each of whom also presently serves as a director of Penn Millers Insurance Company, PMHC, and Penn Millers Mutual Holding Company. The board is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders. Messrs. Churnetski, Coleman, and Nearing have terms of office expiring at the annual meeting to be held in 2010. Messrs. Belin and Revie and Mses. Acker and Michelstein have terms of office expiring at the annual meeting to be held in 2011. Messrs. Ackerman, Gaudet, and Sproul have terms of office expiring at the annual meeting to be held in 2012.
     Our executive officers are elected annually and, subject to the terms of their respective employment agreements, hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors. Annually, the director nominees are reviewed by the governance and bylaws committee and are selected by the Board.
     No person is eligible for election as a director after attaining the age of 75. Mr. Sproul will reach the age of 75 in August 2009. Although there are currently no specific succession plans in place regarding his position, the board of directors plans to identify his successor in 2009.
     The following table sets forth certain information regarding our current directors.

	Age at March 26,
	2009	Director Since(1)	Position with Penn Millers
Heather M. Acker	57	2004	Director
F. Kenneth Ackerman, Jr.	69	1979	Vice Chairman
Dorrance R. Belin	70	1998	Director
John L. Churnetski	68	1997	Director
John M. Coleman	59	2007	Director
Douglas A. Gaudet	54	2005	President and CEO
Kim E. Michelstein	56	1998	Director
Robert A. Nearing, Jr.	65	1997	Director
James M. Revie	72	1990	Director
J. Harvey Sproul, Jr.	74	1990	Chairman

(1)	Indicates year first elected as a director of Penn Millers Insurance Company.

     The business experience of each director for at least the past five years is set forth below.
     J. Harvey Sproul, Jr. is our Chairman of the Board and has served as such since April 17, 2002. Prior to his appointment as Chairman, Mr. Sproul had served as Vice Chairman of the Board since August 1997. He has served as a Director since 1990. He is President of H.B. Sproul Construction Company in Clarks Summit, Pennsylvania and has served as such since 1978. H.B. Sproul Construction Company provides consulting and services to Sproul Construction, Inc., a Pennsylvania corporation that performs site construction in the Scranton-Wilkes Barre area, including site excavation, compacted fill, storm and sanitary installation and bituminous paving. He received his bachelor of arts degree from Brown University and served as a Lieutenant, j.g., in the United States Navy.
     F. Kenneth Ackerman, Jr. is our Vice Chairman of the Board and has served as such since January 29, 2003, and has served as a Director since 1979. He has served as Chairman of Integrated Healthcare Strategies in Minneapolis, Minnesota since 2007. Integrated Healthcare Strategies is a consulting firm that assists healthcare organizations in workplace quality and organization. He previously served as President of Clark Consulting Healthcare Group from 2000 to 2007. Mr. Ackerman received his bachelors of science degree from Denison University and his masters of health administration from the University of Michigan.
     Heather M. Acker is Chief Operating Officer, Chief Financial Officer and Corporate Secretary for Gentex Corporation in Carbondale, Pennsylvania. Ms. Acker has held the position of Chief Financial Officer for over five years and has been Chief Operating Officer since 2007. Gentex Corporation designs and manufactures integrated life support systems for human protection in military, homeland defense and commercial markets. Ms. Acker received her undergraduate degree in mathematics from Bucknell University and received her M.B.A. from the Wharton School of Business of the University of Pennsylvania, with a concentration in finance. Ms. Acker has served as a Director since 2004.
     Dorrance R. Belin, Esq. is a Partner in the law firm of Oliver, Price & Rhodes in Clarks Summit, Pennsylvania, and concentrates his practice in estate planning and administration. Mr. Belin received his bachelor of arts degree in history from Yale University. In addition, he received his law degree from University of Pittsburgh and currently holds a license to practice law in Pennsylvania. Mr. Belin is also licensed in Pennsylvania as a title insurance agent. He has served as a Director since 1998.
     John L. Churnetski is retired from the architectural firm, Quad Three Group, Inc., a Wilkes-Barre engineering and architectural firm, where he served as Chairman until December 2005. He was employed by Quad Three Group for thirty-eight years. He has a bachelors of science degree in mechanical engineering from the University of Notre Dame. He has served as a Director since 1997.
     John M. Coleman is Chief Operating Officer of NCI Consulting LLC, and has served as such since 2006. NCI Consulting, LLC is a strategic management consulting firm serving the pharmaceutical industry and located in Moorestown, New Jersey. Mr. Coleman had previously worked as a private investor from 1999 until January 2006. His prior employment includes Senior Vice President and General Counsel of the Gillette Company and Senior Vice President — Law and Public Affairs of Campbell Soup Company. Mr. Coleman graduated magna cum laude with a bachelor of arts degree in political science from Haverford College. He received his law degree from University of Chicago and is licensed to practice law in Pennsylvania, New Jersey, and New York. He served as law clerk to the Honorable John D. Butzner, Jr. of the U.S. Court of Appeals and to Chief Justice Warren E. Burger of the U.S. Supreme Court. In addition, Mr. Coleman is a former Department Chair of the Philadelphia law firm, Dechert LLP and has been the Chief Legal Officer of two Fortune 500 companies. He has served as a Director since 2007.

     Douglas A. Gaudet was appointed our President and Chief Executive Officer in 2005 after a nationwide search. He previously served as Vice President, Commercial Lines for Philadelphia Insurance Companies from 2004 to 2005. From November of 2000 until November of 2003, Mr. Gaudet served as Senior Executive Vice President of Operations of Harleysville Insurance Group, a public company with $1.2 billion in direct premiums written. Mr. Gaudet received his bachelors of arts degree from the State University of New York at Potsdam and his M.B.A. from Clarkson University. Mr. Gaudet is a Chartered Property Casualty Underwriter and holds an insurance producer license in Pennsylvania.
     Kim E. Michelstein served as Director of the Insite Division and a Senior Manager of Benco Dental Company from June 1999 until November 2003. Benco Dental Company is the largest independent dental supply company in the United States. She currently works as an independent consultant specializing in pro bono organizational work. Ms. Michelstein received her bachelor of arts degree in French and Spanish from Mount Holyoke College. In addition, Ms. Michelstein received her M.B.A from Wharton School of Business of the University of Pennsylvania, with a concentration in marketing. Ms. Michelstein served as a marketing executive for two Fortune 500 companies, General Foods Corporation and McNeil Consumer Products, a division of Johnson & Johnson. She has served as a Director since 1998.
     Robert A. Nearing, Jr. is Vice President, Secretary and Treasurer of Cochecton Mill in Cochecton, New York, which manufactures animal feed for the agricultural industry. Mr. Nearing graduated from Mohawk Valley College with a degree in mechanical technology. He has served as a Director since 1997.
     James M. Revie is Chairman and Business Manager of Strategic Litigation Research in Kingston, Pennsylvania and has served as such since 2003. Strategic Litigation Research is a nationwide consulting service that advises major corporations, insurance companies and law firms regarding the defense strategy in their litigation. Mr. Revie received his bachelor of arts degree in engineering from Harvard University. In addition, he received his M.B.A. from Harvard University in finance. Mr. Revie has served as a Director since 1990.
     In order to determine which of our directors are independent, we have elected to utilize the standards for independence established under the NASDAQ listing standards. Under this standard, an independent director is a person other than an executive officer or employee of Penn Millers or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons will not be considered independent:
•	a director who is, or at any time during the past three years was, employed by us;

•	a director who accepted or who has a spouse, parent, child or sibling, whether by blood, marriage or adoption, or any other person who resides in his home, hereinafter referred to as a “Family Member”, who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an executive officer) of Penn Millers; or benefits under a tax-qualified retirement plan, or non-discretionary compensation).

•	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

•	a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (excluding payments arising solely from investments in our securities; or payments under non-discretionary charitable contribution matching programs).

•	a director of Penn Millers who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three (3) years any of our executive officers served on the compensation committee of such other entity; or

•	a director who is, or has a Family Member who is, a current partner of our outside auditor, or was a partner or employee of the company’s outside auditor who worked on our audit at any time during any of the past three (3) years.
     Under this criteria, directors Acker, Ackerman, Belin, Coleman, Churnetski, Michelstein, Nearing, Revie and Sproul are independent. Pennsylvania insurance law requires that one-third of the members of each committee of the board be independent, except for the audit, nominating, and compensation committees, which may only include independent directors.
Director Compensation
     In 2008, each of our non-employee directors received an annual retainer of $20,000, except for our Chairman and Vice Chairman of the Board, and a fee of $1,000 for each board meeting attended. Additionally, each of our non-employee directors received a fee of $500 for each committee meeting that he or she attends. The Chairman of each committee also received a $250 fee per meeting. The Audit Committee Chairman received an additional annual retainer of $3,000. Our Chairman of the Board, Mr. Sproul, received an annual retainer of $32,000, and our Vice Chairman of the Board, Mr. Ackerman, received an annual retainer of $22,000.
     For 2009, each of our non-employee directors will receive an annual retainer of $20,000, except for our Chairman, Vice Chairman and Audit Committee Chairman, and a fee of $1,000 for each board meeting attended. Additionally, each of our non-employee directors will receive a fee of $500 per committee meeting attended, except for the Chairperson of the respective committee, who will receive a fee of $750 per committee meeting. Our Chairman of the Board, Mr. Sproul, will receive an annual retainer of $32,000, and our Vice Chairman of the Board, Mr. Ackerman, will receive an annual retainer of $22,000. Our Audit Committee Chairman, Mr. Coleman, will receive an annual retainer of $30,000.
     The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2008.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

J. Harvey Sproul, Jr.	$47,500	$0	$0	$0	$0	$0	$47,500
F. Kenneth Ackerman, Jr.	$39,193	$0	$0	$0	$0	$906	$40,099
Heather M. Acker	$35,000	$0	$0	$0	$0	$0	$35,000
Dorrance R. Belin	$36,000	$0	$0	$0	$0	$0	$36,000
John L. Churnetski	$32,500	$0	$0	$0	$0	$0	$32,500
John M. Coleman	$34,000	$0	$0	$0	$0	$0	$34,000
Kim E. Michelstein	$36,750	$0	$0	$0	$0	$0	$36,750
Robert A. Nearing, Jr.	$29,000	$0	$0	$0	$0	$0	$29,000
William A. Ray(1)	$29,619	$0	$0	$0	$0	$7,551	$37,170
James M. Revie	$33,000	$0	$0	$0	$0	$0	$33,000

(1)	William A. Ray, age 65, had served as a Director since 2001 and resigned from the Board of Directors effective December 10, 2008. Mr. Ray retired from Towers Perrin Reinsurance in Philadelphia, Pennsylvania in 1999, where he was a Senior Vice President and Principal.
Committees of the Board of Directors
     Compensation Committee. Our compensation committee consists of Messrs. Churnetski (Committee Chairman), Ackerman, Belin, Nearing, Revie and Sproul, and Ms. Acker. All of the directors are independent under the criteria established under the NASDAQ listing standards. All of the directors are “non-employee directors,” as required under the Exchange Act. The compensation committee will:
•	review, evaluate and approve the compensation and benefit plans and policies of Penn Millers employees, including its officers;

•	review, evaluate and approve the compensation and benefit plans and policies for our officers and directors;

•	grant stock options and restricted stock awards to employees, management and directors under our proposed stock-based incentive plan;

•	be responsible for producing an annual report on executive compensation for inclusion in our proxy statement and for ensuring compliance of compensation and benefit programs with all other legal, tax and regulatory requirements; and

•	make recommendations to our board of directors regarding these matters.
     Audit Committee. The Audit Committee consists of Messrs. Coleman (Committee Chairman), Ackerman, Belin, Churnetski, and Sproul, and Mses. Acker and Michelstein. In addition, our board of directors has determined that Ms. Acker is an audit committee financial expert within the meaning of SEC regulations. Under the independence criteria utilized by the NASDAQ listing rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Committee, the board of directors, or any other board of directors’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from Penn Millers other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Penn Millers (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of Penn Millers as defined in Exchange Act Rule 10A-3(e)(1). All of the directors of the Audit Committee are independent under this criteria.
     The Audit Committee will:
•	be responsible for the selection, retention, oversight and termination of our independent registered public accounting firm;

•	approve the non-audit services provided by the independent registered public accounting firm;

•	review the results and scope of the audit and other services provided by our independent registered public accounting firm;

•	approve the estimated cost of the annual audit;

•	establish procedures to facilitate the receipt, retention and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

•	establish procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by Penn Millers employees;

•	review and approve all related party transactions and transactions raising potential conflicts of interest;

•	review the annual financial statements and the results of the audit with management and the independent registered public accounting firm;

•	review with management and the independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including their effectiveness at achieving compliance with any applicable laws or regulations;

•	review with management and the independent registered public accounting firm the significant recommendations made by the independent registered public accounting firm with respect to changes in accounting procedures and internal control over financial reporting; and

•	report to the board of directors on the results of its review and make such recommendations as it may deem appropriate.
     Governance and Bylaws Committee. The Governance and Bylaws Committee of the board of directors consists of Messrs. Ackerman (Committee Chairman), Belin, Coleman, Nearing, and Sproul and

Mses. Acker and Michelstein. All of the directors are independent as defined under the NASDAQ listing standards. The Governance and Bylaws Committee will:
•	make independent recommendations to the board of directors as to best practices for board governance and evaluation of board performance;

•	produce a Code of Ethics and submit it for board approval, and periodically review the Code of Ethics for necessary revisions;

•	identify suitable candidates for board membership, and in such capacity will consider any nominees recommended by shareholders;

•	propose to the board a slate of directors for election by the shareholders at each annual meeting; and

•	propose candidates to fill vacancies on the board based on qualifications it determines to be appropriate.
     Finance Committee. The Finance Committee consists of Mses. Michelstein (Committee Chairman) and Acker, and Messrs. Ackerman, Gaudet, Coleman, Revie and Sproul. The purpose of the Finance Committee is to review and make recommendations to the Board with respect to financial issues and policies of the company. In particular, the Finance Committee will:
•	review investment policies, strategies, transactions and performance;

•	review Penn Millers’ capital structure and provide recommendations regarding financial planning;

•	conduct an annual financial review and assessment of proposed strategic plans and initiatives;

•	conduct a financial review and assessment of proposed business transactions; and

•	administer Penn Millers’ Pension Plan and 401(k) plans.
     Executive Committee. The Executive Committee consists of Messrs. Sproul (Committee Chairman), Ackerman, Belin, Coleman, Gaudet, Nearing and Revie, and Ms. Acker. The purpose and duties of the Executive Committee are to handle legal formalities and technicalities concerning administrative operations. The Executive Committee will:
•	oversee budget review;

•	provide capital spending approval;

•	propose capital structure policy;

•	oversee merger, acquisition and divestiture review;

•	provide debt issuance approval; and

•	review qualification of commercial and investment bankers.

Compensation Committee Interlocks and Insider Participation
     The members of the compensation committee of our board of directors are currently Messrs. Churnetski (Committee Chairman), Ackerman, Belin, Nearing, Revie and Sproul.
     The compensation committee does not include any current or former officers or current employees of Penn Millers. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Officers
     Douglas A. Gaudet, age 54, was appointed our President and Chief Executive Officer in 2005 after a nationwide search. He previously served as Vice President, Commercial Lines for Philadelphia Insurance Companies from 2004 to 2005. From November of 2000 until November of 2003, Mr. Gaudet served as Senior Executive Vice President of Operations of Harleysville Insurance Group, a public company with $1.2 billion in direct premiums written. Mr. Gaudet received his bachelors of arts degree from the State University of New York at Potsdam and his M.B.A. from Clarkson University. Mr. Gaudet is a Chartered Property Casualty Underwriter and holds an insurance producer license in Pennsylvania.
     Michael O. Banks, age 49, is our Chief Financial Officer and Treasurer and has served as such since August 2002. His responsibilities are in the areas of administration, financial functions, human resources and the commercial business insurance unit. He has also currently serves as Secretary, which he was appointed to in September 2004. Mr. Banks has served as an Executive Vice President since March 2004. He previously served as a Senior Vice President from August 2002 until March 2004.
     Harold W. Roberts, age 54, is our Senior Vice President of Agribusiness Underwriting and has served as such since March 2006. Prior to his appointment as Senior Vice President of Agribusiness Underwriting he served as Senior Vice President of Underwriting from October 2004 until January 2006. Previously, he had served as Vice President of Underwriting. Mr. Roberts graduated from Wilkes University with a bachelor of science degrees in finance and accounting. Mr. Roberts is also a Chartered Property Casualty Underwriter and is currently a licensed insurance producer in Pennsylvania, New Jersey and Georgia.
     Kevin D. Higgins, age 52, is our Senior Vice President of Claims and has served as such since January 2007. He had previously served as Vice President of Claims from May 2003 until December 2006. Mr. Higgins is Certified Insurance Counselor and is a certified Associate in Claims and Casualty Claims Law Associate. Prior to his employment with Penn Millers, he served in progressive claims leadership roles with Royal & SunAlliance, including as President and Director of Operations of its wholly-owned subsidiary, Investigative Resources Global, Inc.
     Jonathan C. Couch, age 40, is our Vice President of Finance and Controller and has been with Penn Millers since November 2002. He is responsible for managing all of the financial functions of Penn Millers, including, financial reporting, accounting, benefit plans, loss reserves, investments, planning and budgeting. Prior to his employment with Penn Millers, he served in various financial roles at Pitney Bowes, Inc., Andersen Consulting, and Cap Gemini Ernst & Young LLP. Mr. Couch received his bachelor of arts degree in economics and business from Lafayette College and his M.B.A from the University of Connecticut.

Compensation Discussion and Analysis
     The compensation committee of our board of directors is currently responsible for establishing and reviewing our compensation policies and approving the compensation of our employees, including our executive officers named in the Summary Compensation Table, referred to herein as our “named executive officers.” The compensation committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for management and employees.
     Compensation Philosophy and Objectives. The compensation committee has sought to design a compensation structure that attracts, motivates and retains qualified and experienced officers and, at the same time, is both reasonable for our organization and competitive position in the marketplace. The compensation structure is designed to support our business strategy and business plan by clearly communicating expectations for executives with respect to goals and rewarding achievement of these goals. Finally, our compensation structure is designed to align our named executive officers’ incentives with performance measures directly related to the Company’s financial goals and the creation of shareholder value.
     Our compensation has consisted primarily of cash compensation, salary and bonuses, and retirement benefits. In connection with the offering, we expect to offer our employees the opportunity to participate in an employee stock ownership plan. In addition, following the offering, we expect to adopt a stock-based incentive plan, subject to shareholder approval of the plan. The stock-based incentive plan will allow us to incorporate into our compensation structure stock options and restricted common stock awards to directors, officers and other employees. Because equity and performance-based compensation will correlate our employees’ compensation with the creation of shareholder value, we anticipate that our proposed stock-based benefit plans will play a significant role in our future compensation considerations, particularly for our named executive officers.
     Determination of Compensation Level. Because the compensation committee currently reviews the compensation for employees throughout our organization, our President and Chief Executive Officer, Mr. Gaudet, provides recommendations on matters of compensation philosophy, plan design and the general guidelines for employee compensation. These recommendations are then considered and evaluated by the compensation committee. Mr. Gaudet generally attends committee meetings in order to provide information on employee performance, but refrains from participating in discussions regarding his own compensation. The compensation committee, in an executive session, reviews and approves corporate goals and objectives for Mr. Gaudet, evaluates his performance, with the governance and bylaw committee, based upon these goals and objectives, and sets his compensation level on the basis of this evaluation.
     In order to establish the compensation structure for 2008 and 2009, the compensation committee employed Compensation Consulting Consortium (3C) to conduct a review of external competitiveness of our compensation structure based on publicly available salary surveys and through the publicly available compensation information of a peer group of publicly traded insurance companies of comparable asset size and with comparable revenues. The survey’s objectives were to determine the value and market competiveness of the total compensation packages for our executives. In its evaluation of market competiveness, the compensation committee focused primarily on the information provided from the peer group analysis, which consisted of the following nine insurance companies: 21st Century Holding Company, Atlantic American Corporation, Bancinsurance Corporation, Eastern Insurance Holdings, Inc., Gainsco, Inc., Investors Title Insurance Company, Mercer Insurance Group, National Atlantic Holdings Corporation, and Unico American Corporation. The peer group of companies has a nationwide span. The committee does not benchmark salaries, bonuses, or retirement plans or benefits to any particular level or percentile target of the peer group range. An individual’s total compensation or individual compensation elements may be higher or lower than the peer group due to additional considerations such as tenure with Penn Millers or cost of living adjustments. However, the compensation committee utilizes these surveys to ensure that the compensation structure allows Penn Millers to maintain a competitive position in the marketplace for talent.
     Elements of Executive Compensation. The components of compensation we provide to our named executive officers primarily consist of the following:
•	annual base salary;

•	annual cash and deferred compensation bonuses which are discretionary;

•	retirement benefits; and

•	other perquisites and personal benefits.
     Base Salary. For fiscal year 2008, the compensation committee considered salary adjustments for Messrs. Gaudet, Banks, Joanlanne, Roberts, Higgins and Couch in January 2008. Mr. Gaudet, our only named executive officer who is also a member of the board of directors, did not participate in discussions regarding his own compensation.
     In determining base salaries for 2008, the compensation committee considered the overall financial performance of Penn Millers and the individual executive officer’s performance and compensation relative to the peer surveys, however, no particular weight was given to any single factor. The base salaries at December 31, 2008, for Messrs. Gaudet, Banks, Joanlanne, Roberts, Higgins and Couch were $342,476, $235,706, $198,633, $186,589, $162,983 and $133,524, respectively. The compensation committee believes that the base salaries paid to our named executive officers are commensurate with their duties, performance and range for the industry compared with insurance companies of similar size within our region, and therefore permit us to attract and retain qualified and talented employees.
     Employment Agreements. We enter into employment agreements with executive officers, including the named executive officers, when we determine that an employment agreement is warranted in order to ensure the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where it is determined it is necessary in light of the prior experience of the executive or practices at Penn Millers with respect to other similarly situated employees. Based on the evaluation of these factors, we currently have employment agreements with Messrs. Gaudet, Banks, Roberts, Higgins and Couch.
     Cash Bonuses. In addition to base salary, we pay annual cash bonuses to our employees, including our named executive officers under our Success Sharing Bonus Plan. The amount of the cash bonus calculated is based on achieving certain operating income targets established on a segment and company-wide basis. In order to participate in the plan, an employee must have been employed with Penn Millers for at least four months prior to the end of the calendar year and satisfactory performed his or her job duties in the board’s discretion. For the fiscal year ended December 31, 2008, none of our named executive officers met the specified operating targets in order to earn a bonus. Our Chief Executive Officer may recommend and the board, in its discretion, may approve a bonus outside the criteria set forth in the plan in the event of extraordinary individual or business unit performance or events. No bonuses were awarded under the plan for the year ended December 31, 2008. We believe our operating income targets have a direct impact on our executives’ performance and the achievement of our strategic goals.
     Under the Success Sharing Bonus Plan, payouts of bonuses are conditioned on Penn Millers Insurance Company first meeting its operating income goals. Operating income goals are established for each level of our reporting segments. If a segment meets its operating income target, the executives in that segment are entitled to a bonus. For 2008, our operating income goals were as follows:

Business Unit Level	Threshold ($)	Target ($)	Maximum ($)
Insurance Company	$4,731,000	$6,121,000	$8,349,000
Commercial Business	$1,812,000	$2,344,000	$3,198,000
Agribusiness	$3,590,000	$4,645,000	$6,336,000
Holding Company(1)	$4,313,000	$5,580,000	$7,611,000

(1)	Excludes operating income (loss) from Eastern Insurance Group and Penn Software.
     For our named executive officers, the business unit thresholds applied to each particular officer is determined by the board of directors. For certain executive officers, the thresholds applied are broken down on a weighted basis across two business units. The thresholds applied to our executive officers on a business unit basis for 2008 were as follows:

					Penn
					Software and
	Insurance	Commercial		Holding	Technology
Name	Company	Business	Agribusiness	Company	Services
Douglas A. Gaudet	—	—	—	100%	—
Michael O. Banks	—	25%	—	75%	—
Frank Joanlanne	—	—	—	75%	25%
Harold W. Roberts	—	—	25%	75%	—
Kevin D. Higgins	100%	—	—	—	—
Jonathan C. Couch	—	—	—	100%	—

     For 2008, none of the named executive officers reached the threshold required to receive a bonus under the plan. Typically, the executives receive a certain percentage of their base salary as a bonus under the plan based upon the executive’s position and for 2008 whether the executive reached the threshold, target or maximum operating income goal. The potential amount of each employee’s bonus was set forth in the plan by position as a percentage of his or her base salary for that year and is noted in the table below.

	% of Base Salary as	% of Base Salary as	% of Base Salary as
Employee Title or	Bonus Opportunity	Bonus Opportunity	Bonus Opportunity
Position	at Threshold	at Target	at Maximum
Chief Executive Officer and President	22.5%	45.0%	67.5%
Executive Vice President & Senior Vice President	20.0%	40.0%	60.0%
Vice President	17.5%	35.0%	52.5%
Assistant Vice President	10.0%	20.0%	30.0%
Managers, Assistant Managers, and Supervisors	6.0%	12.0%	18.0%
All Other Employees	2.5%	5.0%	7.5%
     For 2009, we plan to amend our Success Sharing Bonus Plan. We expect that under the plan the payment of the cash bonus wil be based upon on the company achieving established performance metrics related to return on equity (ROE), premium growth, and expense control. To be eligible to participate in the plan, an employee will have to be employed with Penn Millers for at least four months prior to the end of the calendar year and must have satisfactorily performed his or her job duties in the board’s discretion.
     Retirement and Other Personal Benefits. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) retirement plan. All employees who meet the age and service requirements are eligible to participate in the 401(k) plan on a non-discriminatory basis. We provide a 401(k) matching contribution to employee contributions, up to specified amounts. Participants become vested in the matching contributions in accordance with a five year ratable vesting schedule. Currently, Messrs. Banks, Roberts, Higgins and Couch are fully vested in our matching contributions. Mr. Gaudet is partially vested in our matching contributions.
     Our executives are also eligible to participate in our defined benefit pension plan, which is designed to provide financial security through retirement benefits for our employees. Under the plan, participants may elect a life annuity or other optional forms of payment. Benefits under the plan become fully vested and nonforfeitable after five years of service or on normal retirement date if still employed. Currently, Messrs. Banks, Roberts, Higgins and Couch are fully vested in their pension benefits.
     In addition, we currently sponsor a Nonqualified Deferred Compensation and Company Incentive Plan. The plan is designed to provide for certain highly compensated and management employees of Penn Millers an additional opportunity for retirement income, and deferral of receipt of all or a portion of the compensation the employees would otherwise receive. Employees are eligible to participate in the plan upon selection by the compensation committee. In addition, if the participant accomplishes certain performance levels, Penn Millers will make incentive contributions to the participant’s account. Incentive contributions vest pursuant to a five year ratable vesting schedule.

     We also offer a Supplemental Executive Retirement Plan (SERP), through which we provide additional retirement income to a select group of executives. Under the SERP, a participant receives benefits to be distributed following retirement and vests in these benefits following ten years of tenure with Penn Millers. Currently, only Mr. Roberts is vested in his SERP benefits and only Messrs. Gaudet, Banks, Joanlanne, Roberts and Higgins participate in the SERP. By utilizing vesting schedules of substantial periods, we believe our 401(k), pension plan, SERP, and Nonqualified Deferred Compensation and Company Incentive Plan will help promote the long-term retention of talented executives.
     In addition, we offer various fringe benefits to all of our employees, including our named executive officers, which include group policies for medical insurance. For 2008, Mr. Gaudet was provided with an automobile and with insurance and maintenance expenses related thereto, life insurance, and country club and dinner club memberships. Messrs. Banks, Joanlanne, Roberts and Higgins received a perquisite allowance in lieu of an automobile and other benefits and reimbursements. The compensation committee believes that such benefits are appropriate for these named executive officers and are consistent with our goal of providing competitive compensation and personal benefits in comparison with our peers.
     Stock-Based Plans. In connection with the offering, we intend to adopt an ESOP, which will purchase 10% of the total stock outstanding following the offering. The ESOP will provide all of our employees who meet the age and service requirements with a stake in the future performance of our common stock. The ESOP will be an equity based plan available to all ranks of employees and will align our employees’ interests, including our named executive officers, with our shareholders.
     Our board of directors intends to adopt a stock-based incentive plan, which will permit us to make stock or stock-based awards in the form of incentive stock options and restricted common stock to directors and employees. The compensation committee expects that the stock-based incentive plan will assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. We anticipate that the stock-based incentive plan will have a term of ten years (unless our board of directors terminates the stock-based incentive plan earlier). The stock-based incentive plan will be administered by the compensation committee of the board of directors, who will determine the vesting period for the option and restricted stock awards under the plan. Our stock-based incentive plans will provide us with an additional opportunity to encourage the retention of our executives and to align our executives’ compensation to the achievement of financial and strategic goals and the creation of long-term shareholder value.

Summary Compensation Table
     The following table sets forth information regarding the total annual compensation of our named executive officers for the fiscal year ended December 31, 2008.

				Non-Equity	Nonqualified Deferred	All Other
Name and				Incentive Plan	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Compensation	Earnings ($)	($)(1)	Total

Douglas A. Gaudet
President and Chief Executive Officer	2008	342,476	—	—	—	23,207	$365,683

Michael O. Banks,
Executive Vice President and Chief Financial Officer	2008	235,706	—	—	—	26,536	$262,242

Frank Joanlanne,
Sr. Vice President (2)	2008	198,633	—	—	—	16,353	$214,986

Harold W. Roberts,
Chief Underwriting Officer	2008	186,589	—	—	—	16,456	$203,045

Kevin D. Higgins, Sr.
Vice President of Claims	2008	162,983	—	—	—	15,425	$178,408

Jonathan C. Couch
Vice President of Finance and Controller	2008	133,524	—	—	—	4,162	$137,686

(1)	Consists of matching contributions to 401(k) plan, life insurance premiums, country club and car allowances on behalf of Messrs. Gaudet, Banks, Joanlanne, Roberts, Higgins and Couch.

(2)	Mr. Joanlanne’s employment with Penn Millers was terminated on December 1, 2008.
Benefit Plans and Employment Agreements
     General. Douglas A. Gaudet, Michael O. Banks, Harold W. Roberts, Kevin D. Higgins, and Jonathan C. Couch are parties to employment agreements with Penn Millers. In connection with the offering, our board of directors has approved the employee stock ownership plan. Our board of directors also intends to adopt a stock-based incentive plan that will be submitted for shareholder approval at least six months after the offering. In addition, we have an existing defined-benefit pension plan and a 401(k) and profit sharing plan in which our executive officers are eligible to participate.
     Employee Stock Ownership Plan. In connection with the offering, we plan to adopt an employee stock ownership plan, or ESOP, for the exclusive benefit of participating employees, to be implemented upon the completion of the offering. Participating employees are all of our employees, who have attained the age of 21 and have completed at least one year of service with Penn Millers. As of December 31, 2008, there were 99 employees eligible to participate in the ESOP. We will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. We expect that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP intends to borrow funds from us in order to be able to purchase an amount of shares equal to 10% of the common stock issued in the offering. This loan will bear an interest rate equal to the long-term Applicable Federal Rate with semi-annual compounding on the closing date of the offering. Depending on the number of shares issued in the offering, the ESOP loan will require the ESOP to make annual payments of between approximately $450,000 and $680,000, for a term of ten years. The loan will be secured by our shares of common stock purchased by the ESOP. Shares purchased with the ESOP loan proceeds will be held in a suspense account for allocation among participants as the ESOP loan is repaid. We are required to contribute sufficient funds to the ESOP to enable the ESOP to meet its loan obligations.
     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding and all other payments of compensation reported on Form W-2, plus any amounts withheld under a plan qualified under Sections 125, 401(k) or 132(f) of the Code and sponsored by Penn Millers Holding Corporation or an affiliate. Participants must be employed at least 1,000 hours in a calendar year and be employed on the last day of the calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing 6 years of service (20% per year beginning with the participant’s second year of service). For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant’s attainment of normal retirement age (age 65 and five years of service), death, or disability. Forfeitures will be reallocated to participants on the same basis as other contributions, or, at our discretion, used to pay administrative expenses. Vested benefits are payable upon a participant’s retirement, death, disability, or separation from service, and will be paid in a lump sum as whole shares of common stock (with cash paid in lieu of fractional shares), unless the distributee elects cash. Any dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and any dividends on unallocated shares are expected to be used to repay the principal of and interest on the ESOP loan.
     As sponsor of the ESOP, Penn Millers will administer the ESOP itself or engage a third party administrator to provide, among other services, participant recordkeeping and account maintenance services. An unaffiliated bank or trust company will be appointed as custodian and trustee of the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP trustee in the same proportion as the participant-directed voting of allocated shares.
     Stock-Based Incentive Plan. Our board of directors intends to adopt a stock-based incentive plan. In order for the plan to be effective, it must be approved by our shareholders at least six months after the offering.
     The purpose of the stock-based incentive plan will be to assist us in attracting, motivating, and retaining persons who will be in a position to substantially contribute to our financial success. The stock-based incentive plan will assist us in this effort by providing a compensation vehicle directly tied to the performance of our common stock. We anticipate that the stock-based incentive plan will have a term of ten years (unless our board of directors terminates the stock-based incentive plan earlier).
     The stock-based incentive plan will permit us to make stock or stock-based awards in the form of incentive stock options, nonqualified stock options, and restricted common stock to directors and employees. Our non-employee directors will not be eligible to receive awards of incentive stock options, because, under the Internal Revenue Code, incentive stock options may only granted to employees. The stock-based incentive plan will be administered by the compensation committee of the board of directors.

     The aggregate number of shares of common stock that can be awarded under the stock-based incentive plan will be limited to 14% of the number of shares issued in the offering. No more than 10% of the number of shares of common stock issued in the offering will be issuable under the stock-based incentive plan upon exercise of stock options, and no more than 4% of the number of shares of common stock issued in the offering will be issuable under the stock-based incentive plan as restricted common stock.
     We may purchase shares of our common stock in the open market to hold as treasury shares for use in issuing stock upon the exercise of stock options or making restricted stock awards, or we may issue new shares from our authorized but unissued common stock. If we purchase all of the common stock eligible to be issued under the stock-based incentive plan in the open market, the number of shares purchased will be between 630,700 shares and 948,111 shares, and if we purchase all of the shares at $10.00 per share, the cost would be between $6,307,000 and $9,481,111. By purchasing some or all of the shares to be issued under the stock-based incentive plan in the open market, Penn Millers can reduce the dilution to net income per share and the percentage of shares held by then existing shareholders as the result of the issuance of common stock upon exercise of stock options and vesting of restricted stock awards under the stock-based incentive plan.
     All awards granted under the stock-based incentive plan will be subject to vesting, performance criteria, or other conditions as the compensation committee may in its discretion set, subject to the terms of the stock-based incentive plan document. The failure to satisfy any vesting, performance criteria, or other conditions may result in the forfeiture, lapse, or other loss of the benefit of an award under the stock-based incentive plan. An award agreement between Penn Millers and the officer, director or employee will evidence the terms of each award, including these conditions.
     Each option issued under the stock-based incentive plan will entitle the option holder upon vesting, to purchase a number of shares of our common stock, at a price per share, specified in the agreement issued to him or her. Incentive stock options afford favorable tax treatment to recipients upon compliance with certain restrictions under Section 422 of the Code. Nonqualified stock options are options that do not qualify for the favorable tax treatment of Section 422 of the Code.
     Under the stock-based incentive plan, the exercise price of each stock option must be at least 100% of the fair market value of a share of common stock on the date of award, except that the exercise price of an incentive stock option awarded to an individual who beneficially owns more than 10% of the voting power from all classes of our stock must be at least 110% of the fair market value on the date of award. If our stock is traded on the Nasdaq Global Market, as we expect, the fair market value will be the average of the “bid” and “asked” prices on the day the option is awarded, and if no such prices are available for that day, the exercise price will be determined by reference to the bid and asked prices on the preceding day on which prices were quoted.
     No taxable income will be recognized by the option holder upon exercise of an incentive stock option, although it may increase the option holder’s alternative minimum tax liability, if applicable. Incentive stock options do not result in tax deductions to Penn Millers unless the option holder fails to comply with Section 422 of the Code, which requires the option holder to hold shares acquired through exercise of an incentive stock option for two years from the date on which the option is awarded and for more than one year from the date on which the shares are issued upon exercise of the option. If the option holder complies with these requirements, any gain or loss on the subsequent sale of such shares will be long-term capital gain or loss. Generally, if the option holder sells such shares before the expiration of either of these holding periods, then at the time of the sale, the option holder will realize taxable ordinary income equal to the lesser of: (i) the excess of the shares’ fair market value on the date of exercise over the exercise price, or (ii) the option holder’s actual gain, if any, on the purchase and sale. The option holder’s additional gain or any loss upon any such sale will be a capital gain or loss, which will be long-term or short-term, depending upon whether he held the shares for more or less than one year.
     Upon the exercise of a nonqualified stock option, the option holder will recognize ordinary income upon the exercise of the nonqualified option in an amount equal to the excess of the then fair market value of the stock acquired over the exercise price. Penn Millers will generally be entitled to a federal income tax deduction equal to the amount reportable as income by the option holder.
     Restricted stock is common stock that will typically be awarded under the stock-based incentive plan at no cost to the recipient. It will be nontransferable and forfeitable until the holder’s interest in the stock vests. Vesting will be tied to performance or the passage of time, as determined by the compensation committee. Restricted stock awards are subject to a minimum vesting period of the earlier of the date on which (i) the recipient completes three years of continuous employment with us following the date of the award (or a later date specified by the compensation committee), (ii) a Change in Control (as defined in the stock-based incentive plan), or (iii) in the case of a non-employee director, upon his or her death, permanent and total disability, or retirement (as defined in the stock-based incentive plan). In the event the recipient’s service with Penn Millers is terminated, the minimum vesting period may be waived by the compensation committee, subject to the approval of a majority of the disinterested members of our Board within 60 days of the recipient’s termination of service with Penn Millers. Upon vesting and release of the restricted stock, the holder will recognize ordinary income equal to the then fair market value of the stock (plus the amount of any retained dividends that are then paid over to him or her), unless a special election has been timely filed with the Internal Revenue Service to recognize as income the value of the restricted stock on the award date. When the holder sells the shares, capital gain and loss rates will apply. Penn Millers will be entitled to a federal income tax deduction equal to the amount reportable as income by the holder.
     Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. Compensation attributable to awards made under the stock-based incentive plan, when combined with all other types of compensation received by a covered employee from Penn Millers, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with treasury regulations promulgated under Section 162(m) of the Code, awards will qualify as performance-based compensation if the award is granted by the compensation committee comprised solely of “outside directors” and either (i) with respect to stock options, the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of award, or (ii) the award is subject to the achievement (as specified in writing by the compensation committee) of one or more objective performance goal or goals that the compensation committee establishes in writing while the outcome is substantially uncertain, and the shareholders approve the performance goal or goals. It is our intention to have awards under the stock-based incentive plan to executive officers constitute “performance-based compensation” in accordance with the provisions of Section 162(m) of the Code, but the compensation committee may approve awards that do not qualify for maximum deductibility when it deems it to be in the best interest of Penn Millers.

     Our board of directors is currently considering the terms and conditions of the stock-based incentive plan. We expect that the initial grant of awards under the stock-based incentive plan will take place on the date of shareholder approval. We have not made any decisions concerning the number or type of awards that will be made to any director or officer at this time. We will not make any awards under the stock-based incentive plan before receiving shareholder approval.
     401(k) Retirement Plan. We currently sponsor a 401(k) plan. Employees, including our named executive officers, are eligible to participate in the plan immediately upon employment. As of December 31, 2008, 110 of our employees were eligible to participate in the plan. Under the plan, participants receive matching contributions from Penn Millers equal to fifty percent of the employee’s contribution up to three percent of their eligible compensation. Participants in the plan become vested in the matching contributions they receive from us in accordance with a five year ratable vesting schedule. Under the schedule, our matching contributions vest at a rate of 20% per year of service completed. An employee reaches a year of service when they have worked 1,000 hours in the applicable calendar year. Once amounts under the plan are distributed, the participant will have taxable income for the amounts distributed. Participants taking distributions when they are under the age of 59 1/2 could be subject to an additional 10% excise tax on the income distributed.
     As of December 31, 2008, Messrs. Banks, Roberts, Joanlanne, Higgins and Couch were each 100% vested in the 401(k) plan and Mr. Gaudet was 60% vested in the 401(k) plan. For the year ended December 31, 2008, Messrs Gaudet and Banks each received $6,900 in contributions to the plan by Penn Millers. Roberts, Joanlanne, Higgins, and Couch received $6,456, $6,353, $5,425, and $4,162, respectively, in contributions to the plan from Penn Millers.
     Supplemental Executive Retirement Plan. We currently sponsor a Supplemental Executive Retirement Plan (SERP). The SERP is designed to provide additional retirement income to a select group of management and highly compensated employees of Penn Millers. Employees are eligible to participate in the SERP upon selection by the compensation committee. Currently, only Messrs. Gaudet, Banks, Roberts and Higgins are eligible to participate in the SERP. Under the SERP, participants may receive either a series of annual installment payments for a maximum of ten years or an actuarially equivalent lump sum payment equal to a targeted percentage of their final average compensation. Participants in the SERP are vested in the benefits under the plan after ten (10) years of service with Penn Millers. After the employee has vested, he may not receive a benefit until he satisfies the conditions for normal or early retirement or he terminates enrollment by reason of death or disability. If a participant terminates before he is vested, he will not be entitled to any benefits under the plan. The benefits provided by the plan are in addition to benefits provided under our defined benefit pension plan or our 401(k) Plan. The SERP is solely funded by us. In 2008, we contributed $971,000 to the SERP.
     Pension Plan. We currently sponsor a defined benefit pension plan. The plan is designed to provide financial security through retirement benefits for our employees. Employees automatically begin participation in the plan as of January 1, provided they have completed six (6) months of service and have reached the age of 20 1/2. As of January 1, 2009, 108 of our employees were eligible to participate in the plan. Under the plan, participants may elect a life annuity paid as a series of equal monthly installment payments beginning on the date of retirement and continuing until death of the participant or other optional forms of payment. Benefits are determined based on the following factors: (i) average compensation, (ii) years of service, (iii) the form in which benefits are paid, (iv) the date of retirement, and (v) when payments begin. Accrued benefits under the plan become fully vested and nonforfeitable after five (5) years of service with Penn Millers or upon the date of normal retirement age, if the participant is still employed.

     The following table sets forth information concerning plans that provide for payments or other benefits at, following, or in connection with, retirement for each named executive officer.
PENSION BENEFITS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit($)(1)	Fiscal Year ($)

Douglas A. Gaudet	Defined Benefit Pension Plan	3	$25,000	$0
	Supplemental Executive Retirement Plan	3	$185,000	$0

Michael O. Banks	Defined Benefit Pension Plan	6	$66,000	$0
	Supplemental Executive Retirement Plan	6	$26,000	$0

Frank Joanlanne(2)	Defined Benefit Pension Plan	5	$31,000	$0
	Supplemental Executive Retirement Plan	5	$0	$0

Harold W. Roberts	Defined Benefit Pension Plan	33	$409,000	$0
	Supplemental Executive Retirement Plan	33	$223,000	$0

Kevin D. Higgins, Sr.	Defined Benefit Pension Plan	6	$50,000	$0
	Supplemental Executive Retirement Plan	6	$25,000	$0

Jonathan C. Couch	Defined Benefit Pension Plan	6	$22,000	$0

(1)	The present value of accumulated benefits were calculated with the following assumptions:
•	Retirement occurs at age 65;

•	At retirement, the participants take a lump sum based on the accrued benefit as of December 31, 2008;

•	The lump sum is calculated using an interest rate of 6.16% for the pension and 6.56% for the SERP

•	The lump sum is discounted to December 31, 2008 at a rate of 6.16% and 6.56% per year, for the pension and SERP, respectively

(2)	Although Mr. Joanlanne was eligible to participate in the SERP, his accumulated benefits were forfeited as a result of the termination of his employment.
     Nonqualified Deferred Compensation and Company Incentive Plan. We currently sponsor a Nonqualified Deferred Compensation and Company Incentive Plan. The plan is designed to provide for certain highly compensated and management employees of Penn Millers (i) an additional opportunity for retirement income, and (ii) deferral of receipt of all or a portion of the compensation the employees would otherwise receive. Employees are eligible to participate in the plan upon selection by the compensation committee. The plan enables participants to defer base compensation or bonuses which will result in the deferral of federal income taxation under Code Section 409A. Participants are eligible to defer up to 50% of their base compensation and 100% of their bonus. In addition, if the participant accomplishes certain performance levels, Penn Millers will make incentive contributions to the participant’s account. Incentive contributions will vest pursuant to a five year ratable vesting schedule. Distributions of payments under the plan will commence upon normal or early retirement, separation from service, and death or disability. The participant may elect to receive distributions either in a lump sum or in annual installments over a period not exceeding ten years. In 2008, Penn Millers did not make any contributions to the accounts of the named executive officers.
NON-QUALIFIED DEFERRED COMPENSATION
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year(1)	Fiscal Year(1)	Distributions	Year End

Douglas A. Gaudet	$0	$0	$(8,437)	$0	$15,066

Michael O. Banks	$0	$0	$(5,483)	$0	$8,966

Frank Joanlanne	$0	$0	$(6,455)	$0	$1,447

Harold W. Roberts	$12,033	$0	$(11,370)	$0	$23,645

Kevin D. Higgins, Sr.	$0	$0	$(2,660)	$0	$5,462

Jonathan C. Couch	$0	$0	$0	$0	$0

(1)	Contribution amounts were not reported as earnings in the Summary Compensation Table. The participants in the plan had aggregate losses as of December 31, 2008. These losses were not reported in the Summary Compensation Table.
     Executive Employment Agreements. Douglas A. Gaudet, Michael O. Banks, Harold W. Roberts, Kevin D. Higgins, and Jonathan C. Couch are each parties to employment agreements with Penn Millers. Mr. Gaudet’s employment agreement, dated November 21, 2005, has a four year term that expires on December 31, 2009. Mr. Banks’ employment agreement, dated January 1, 2006, has a four year term that expires on December 31, 2009. Mr. Roberts’ employment agreement, dated January 1, 2006, has a three year term that expired on December 31, 2008. Mr. Higgins’ employment agreement, dated January 1, 2007, has a three year term that expires on December 31, 2009. Mr. Couch’s employment agreement, dated January 1, 2007, has a two year term that expired on December 31, 2008. Unless either party has given the other party written notice that such party does not agree to renew the agreement, then the employment agreements are subject to the following automatic renewals:
•	the agreements for Messrs. Gaudet and Banks automatically renew when there is 2 years remaining on the agreement;

•	the agreements for Messrs. Roberts and Higgins automatically renew when there is 1 year remaining on the agreement; and

•	the agreement for Mr. Couch renews annually.
     The compensation committee will enter into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the compensation committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similar situated employees.
     Base Salary. Under their respective employment agreements, as currently in effect, Messrs. Gaudet, Banks, Roberts, Higgins and Couch are each entitled to receive an annual base salary of not less than $342,476, $235,706, $186,589, $162,983, and $133,524 in 2009. The base salary is reviewed periodically for merit or cost-of-living increases and may be increased pursuant to the policies then in effect related to executive compensation. The base compensation paid to the executive officer in any calendar year may not be less than the base compensation paid to the respective executive officer in the previous year, except for a reduction which is proportionate to a company-wide reduction in executive pay The base salary is intended to provide fixed compensation to the executive officer that reflects his job responsibilities, experience, value to Penn Millers, and demonstrated performance. The base salary for each executive in any future employment agreements or any amounts paid over the base salary amount under this current or any future employment agreements will be determined by the compensation committee based on its subjective evaluation of a variety of factors, including, but not limited to:
•	the nature and responsibility of the position;

•	the impact, contribution, expertise and experience of the executive;

•	to the extent available and relevant, competitive market information; and

•	the importance of retaining the executive along with the competitiveness of the market for the executive’s talent and services.
     Bonus. Our executive officers are entitled to participate in the Success Sharing Bonus Plan that we maintain and offer to our employees, and may receive an additional bonus or bonuses as the board of directors deems appropriate. The Success Sharing program is focused on delivering return on average equity, premium growth and controlling operating expenses. The potential for each employee’s bonus is set forth in the plan by position and base salary for that year.
     Benefits and Perquisites. Under their employment agreements, Messrs. Gaudet, Banks, Roberts, Higgins, and Couch are each entitled to participate in any other insurance, vacation, and other fringe benefits that Penn Millers maintains for its other employees. We provide three types of insurance to eligible employees: life, accident and health, and disability income. We provide these benefits to help alleviate the financial costs and loss of income arising from illness, disability or death, and to allow employees to take advantage of reduced insurance rates available for group policies.
     Penn Millers is required under Mr. Gaudet’s employment agreement to provide Mr. Gaudet with a leased automobile. Expenses, including insurance and operating expenses, are to be paid by Penn Millers, subject to such accounting by Mr. Gaudet of personal use of the automobile as may be requested by Penn Millers. In 2008, Penn Millers paid Mr. Gaudet $16,307 for insurance and operating expenses for his leased automobile. In lieu of reimbursement for country club fees, an automobile allowance, or other reimbursements or perquisites, Michael O. Banks, Harold W. Roberts, and Kevin D. Higgins receive an annual stipend that is paid quarterly in an amount determined by our Board of Directors. In 2008, a stipend of $18,195 was paid to Mr. Banks and Messrs. Joanlanne, Roberts and Higgins each received a stipend of $10,000.
     Benefits Provided in Connection with Termination or Change in Control. If Messrs. Gaudet or Banks are terminated without Cause or voluntarily terminate their employment for Good Reason (as such terms are defined in the employment agreements), they will be entitled to receive their accrued but unpaid base compensation and the continuation of their base compensation for the lesser of the remaining employment term or three years. If Messrs. Roberts or Higgins are terminated without Cause or voluntarily terminate their employment for Good Reason (as such terms are defined in the employment agreements), they will be entitled to receive their accrued but unpaid base compensation and the continuation of their base compensation for the lesser of the remaining employment term or two years. If Mr. Couch is terminated without Cause or voluntarily terminates his employment for Good Reason (as such terms are defined in the employment agreements), he will be entitled to receive his accrued but unpaid base compensation and the continuation of his base compensation for the lesser of the remaining employment term or one year.
     Following their termination of employment, Penn Millers will provide Messrs. Gaudet, Banks, Roberts, Higgins, and Couch with such amounts and benefits to which they may otherwise be entitled under the retirement, insurance, and similar programs of Penn Millers in which they participated immediately prior to their termination, but eligibility for these benefits may be limited if full payment would be deemed a “parachute payment” under Section 280G of the Code.
     If Messrs. Gaudet, Banks, Roberts, Higgins, or Couch terminate employment voluntarily without Good Reason or are terminated for Cause, they will be entitled to receive accrued but unpaid base salary until the date of termination and Penn Millers will also provide them with all amounts and benefits which they are entitled to under retirement, insurance, and similar programs of Penn Millers in which they participated immediately prior to termination.
     If Messrs. Gaudet or Banks die or become disabled (as such term is defined in the employment agreements) during the employment period, Penn Millers will provide them and their beneficiaries, as the case may be, with all amounts and benefits to which they are entitled under retirement, insurance and similar programs of Penn Millers in which they participated immediately prior to termination. In addition, if Messrs. Gaudet and Banks are terminated as a result of a disability or death, they will receive continuation of their base compensation for twelve months.
     If Messrs. Roberts, Higgins, or Couch die or become disabled (as such term is defined in the employment agreements) during the employment period, they are entitled to their accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under our benefit and incentive plans.
     Should Messrs. Gaudet, Banks, Roberts, Higgins, or Couch become subject to the excise tax provisions of Section 4999 of the Code as a result of any compensation and benefits received under their employment agreements, such compensation and benefits will be reduced by the minimum amount necessary to avoid the application of Section 280G of the Code.
     If any payment under Messrs. Gaudet, Banks, Roberts, Higgins, or Couch’s employment agreements is or becomes subject to Section 409A(a)(2)(B)(i) of the Code, such payments will be delayed, for a period of six months, accumulated with all other delayed payments, and paid on the day following such six-month period. All other remaining payments will be made as otherwise required by the employment agreements.
     Messrs. Gaudet and Banks’ employment agreements further provide that during the employment period, and in the event they are terminated for Cause or voluntarily quit without Good Reason for the greater of a (i) period of two years after the date of termination of employment or (ii) the period during which Gaudet or Banks is receiving continuation of his base compensation following a termination pursuant to the terms of the employment agreement (the “Restricted Period”), Messrs. Gaudet and Banks may not solicit, endeavor to entice away from Penn Millers or its subsidiaries or affiliates, or otherwise interfere with the relationship of Penn Millers or its subsidiaries or affiliates with any person who is employee or associate of Penn Millers or any of its subsidiaries or affiliates. Messrs. Roberts, Higgins and Couch’s employment agreements provide that during the employment period, and in the event they are terminated for Cause or voluntarily quit without Good Reason, for a period of two years (the “Restricted Period”), Messrs. Roberts, Higgins and Couch may not solicit, endeavor to entice away from Penn Millers or its subsidiaries or affiliates, or otherwise interfere with the relationship of Penn Millers or its subsidiaries or affiliates with any person who is employee or associate of Penn Millers or any of its subsidiaries or affiliates. During the Restricted Period, Messrs. Gaudet, Banks, Roberts, Higgins, or Couch may not solicit, induce or attempt to solicit or induce any customer, supplier or other entity doing business with Penn Millers to cease doing business with Penn Millers.
     If Messrs. Gaudet and Banks are terminated without Cause or voluntarily terminate their employment for Good Reason in the event of a Change in Control (as such terms are defined in the employment agreements), they will each be entitled to receive, for the lesser period of the term remaining under their employment agreement or three years following their respective termination date, the continuation of the base salary they received under the term of the change of control agreement. They would also be entitled to employer-provided health care benefits for 18 months following their termination date. Neither this offering nor a second-step demutualization will constitute a Change in Control.
     If Messrs. Roberts or Higgins are terminated without Cause or voluntarily terminate their employment for Good Reason in the event of a Change in Control (as such terms are defined in the employment agreements), they will each be entitled to receive their accrued but unpaid base compensation and the continuation of their base compensation for the lesser of the remaining employment term or two years following their respective termination date. They would also be entitled to employer-provided health care benefits for 12 months following their termination date. If Mr. Couch is terminated without Cause or voluntarily terminates his employment for Good Reason in the event of a Change in Control, he will be entitled to receive his accrued but unpaid base compensation and the continuation of his base compensation for the lesser of the remaining employment term or one year following his respective termination date. He would also be entitled to employer-provided health care benefits for 12 months following his termination date.
     We currently also have a severance obligation to Frank Joanlanne, pursuant to a Separation Agreement dated November 10, 2008. Mr. Joanlanne was formerly our Senior Vice President and his employment was terminated on December 1, 2008 in connection with our decision to sell Eastern Insurance Group. Pursuant to Mr. Joanlanne’s Separation Agreement, we shall pay him his $213,148 over a period of one year and ending on December 31, 2009. We will pay for outplacement assistance for Mr. Joanlanne in an amount not to exceed $3,000. In addition, we will continue Mr. Joanlanne’s health, dental and vision insurance coverage until December 31, 2009.
     In addition, we currently have a severance obligation to William J. Spencer, Jr., pursuant to a Separation Agreement dated January 4, 2008. Mr. Spencer was formerly our Executive Vice President of Marketing, and his employment was terminated on December 31, 2007. Pursuant to Mr. Spencer’s Separation Agreement, we will pay him $226,609 annually for a period of three years following his termination date. Under the Separation Agreement, he was also entitled to a one-time bonus of $50,000 pursuant to the terms of his 2005 senior executive retention agreement with Penn Millers and Eastern Insurance Group. In addition, we will continue Mr. Spencer’s health, dental and vision coverage until June 30, 2009.
Transactions with related persons, promoters and certain control persons
     Penn Millers Mutual and all of its wholly owned subsidiaries are parties to a federal income tax allocation agreement, Pursuant to the tax allocation agreement, Penn Millers Mutual determines the amount of federal income tax liability attributable to each company in accordance with the regulations promulgated by the Internal Revenue Service. Each company is required to pay to Penn Millers Insurance Company the amount of federal income tax liability that is attributable to such company, and Penn Millers Insurance Company is responsible for paying to the Internal Revenue Service the federal income tax liability of the consolidated group.
     Since January 1, 2008, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loaned money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000, except as described above.
     We maintain a written policy which discourages our officers, directors, and employees from having a financial interest in any transaction between Penn Millers and a third party. When we engage in transactions involving our officers, directors or employees, their immediate family members, or affiliates of these parties, our officers, directors and employees are required to give notice to us of their interest in such a transaction and refrain from participating in material negotiations or decisions with respect to that transaction. Directors with an interest in such a transaction are expected to disqualify themselves from any vote by the board of directors regarding the transaction.
     When considering whether, we should engage in a transaction in which our officers, directors or employees, their immediate family members, or affiliates of these parties, may have a financial interest, our board of directors considers the following factors:
•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of a director;

•	whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director, officer or employee, the nature of their interest in the transaction and the ongoing nature of the transaction; and

•	whether the transaction is material, taking into account the significance of the transaction in light of all the circumstances.

RESTRICTIONS ON ACQUISITION OF PENN MILLERS HOLDING CORPORATION
     The articles of incorporation and bylaws we intend to adopt prior the offering contain provisions that are intended to encourage potential acquirers to negotiate directly with our board of directors, but which also may deter a non-negotiated tender or exchange offer for our stock or a proxy contest for control of Penn Millers Holding Corporation. Certain provisions of Pennsylvania law also may discourage non-negotiated takeover attempts or proxy contests. In addition, the terms of the employment agreements with our executive officers (see “Management — Benefit Plans and Employment Agreements”) may be viewed as having the effect of discouraging these efforts.
     All of these provisions may serve to entrench existing management. These provisions also may deter institutional interest in and ownership of our stock and, accordingly, may depress the market price for, and liquidity of, the common stock.
     Following is a description of these provisions and the purpose and possible effects of these provisions. We do not presently intend to propose additional anti-takeover provisions for our articles of incorporation or bylaws. Because of the possible adverse effect these provisions may have on shareholders, this discussion should be read carefully.
Antitakeover Provisions of Our Articles of Incorporation and Bylaws
     1. Prohibition of Ownership and Voting of Shares in Excess of 10%. Our articles of incorporation impose limitations upon the ability of certain shareholders and groups of shareholders to acquire or vote shares of our stock. The articles of incorporation prohibit any person (whether an individual, company or a group acting in concert, as defined) from acquiring voting control, as defined. Voting control is generally defined as the beneficial ownership at any time of shares with more than 10% of the total voting power of the outstanding stock of Penn Millers Holding Corporation. These provisions would not apply to the purchase of shares by underwriters in connection with a public offering. A group acting in concert includes persons seeking to combine or pool their voting power or other interests in common stock for a common purpose. Such a group does not include actions by the board of directors acting solely in their capacity as the Board.
     Under this provision, shares of common stock, if any, owned in excess of 10% will not be entitled to vote on any matter or take other shareholder action. For purposes of determining the voting rights of other shareholders, these excess shares are essentially treated as no longer outstanding. As a result, where excess shares are present, other shareholders will realize a proportionate increase in their voting power, but this 10% voting restriction will not be applicable to other shareholders if their voting power increases above 10% as a result of application of this rule to another shareholder.
     The potential effect of this voting rights limitation is significant. Any person or group acting in concert owning more than 10% of the outstanding common stock will generally be unable to exercise voting rights proportionate to their equity interest. When operating in conjunction with other provisions in our articles of incorporation described below, the practical effect of the limitation on voting rights may be to render it virtually impossible for any one shareholder or group acting in to determine the outcome of any shareholder vote.
     The 10% voting rights limitation may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of Penn Millers Holding Corporation, with the result that it may be extremely difficult to bring about a change in the board of directors or management. This provision may have the effect of discouraging holders of large amounts of shares from purchasing additional shares, or would be holders who may desire to acquire enough shares to exercise control from purchasing any shares. As a result, this provision may have an adverse effect on the liquidity and market price of the shares.
     2. Classified Board of Directors. Our articles of incorporation provide for a classified board of directors of between 3 and 15 members, which number is fixed by the board of directors, divided into three classes serving for successive terms of three years each. This provision is designed to assure experience, continuity, and stability in the board’s leadership and policies. We believe that this can best be accomplished by electing each director to a three-year term and electing only approximately one-third of the directors each year.
     The election of directors for staggered terms significantly extends the time required to make any change in control of the board of directors and may tend to discourage any surprise or non-negotiated takeover bid for control of Penn Millers Holding Corporation. Under the articles of incorporation, it will take at least two annual meetings for holders of a majority of Penn Millers Holding Corporation’s voting securities to make a change in control of the board of directors because only a minority (approximately one-third) of the directors will be elected at each meeting. In addition, because certain actions require more than majority approval of the board of directors, as described herein, it may take as many as three annual meetings for a controlling block of shareholders to obtain complete control of the board and Penn Millers Holding Corporation’s management.
     This provision may tend to perpetuate present management because of the additional time required to change control of the board. Because the provision will increase the amount of time required for a takeover bidder to obtain control without the cooperation of the board even if the takeover bidder were to acquire a majority of the outstanding stock, it may tend to discourage certain tender offers, perhaps including some tender offers that the shareholders may believe would be in their best interests. The classified board provision will apply to all elections of directors and, accordingly, it will make it more difficult for shareholders to change the composition of the board if the shareholders believe such a change would be desirable, even in the absence of any third party’s acquisition of voting control. This is especially true in light of the denial of cumulative voting described below.
     3. No Cumulative Voting. Cumulative voting entitles a shareholder to multiply the number of votes to which the shareholder is entitled by the number of directors to be elected, with the shareholder being able to cast all votes for a single nominee or distribute them among the nominees as the shareholder sees fit. The Pennsylvania Business Corporation Law provides that shareholders are entitled to cumulate their votes for the election of directors, unless a corporation’s articles of incorporation provide otherwise.
     Cumulative voting is specifically prohibited in the articles of incorporation because we believe that each director should represent and act in the interest of all shareholders and not any special shareholder or group of shareholders. In light of current acquisition techniques and activity, minority representation could be disruptive and could impair the efficient management of Penn Millers Holding Corporation for the benefit of shareholders generally. In addition, the absence of cumulative voting also will tend to deter greenmail, in which a substantial minority shareholder uses his holdings as leverage to demand that a corporation purchase his shares at a significant premium over the market value of the stock to prevent the shareholder from obtaining or attempting to obtain a seat on the board of directors. In the absence of cumulative voting, a majority of the votes cast in any election of directors can elect all of the directors of the class in any given year. Because Penn Millers Mutual Holding Company will continue to own a majority of our outstanding shares of common stock after completion of the offering, it will be able to control the election of each of our directors.
     The absence of cumulative voting, coupled with a classified board of directors, will also deter a proxy contest designed to win representation on the board of directors or remove management because a group or entity owning less than a majority of the voting stock may be unable to elect a single director. Although this will make removal of incumbent management more difficult, we believe deterring proxy contests will avoid the significant cost, in terms of money and management’s time, in opposing such actions.
     4. Nominations for Directors and Shareholder Proposals. Our bylaws require that nominations for the election of directors made by shareholders (as opposed to those made by the board of directors) and any shareholder proposals for the agenda at any annual meeting generally must be made by notice (in writing) delivered or mailed to the Secretary not less than 90 days prior to the meeting of shareholders at which directors are to be elected.
     We believe that this procedure will assure that the board of directors and shareholders will have an adequate opportunity to consider the qualifications of all nominees for directors and all proposals, and will permit the shareholders’ meetings to be conducted in an orderly manner. It may have the effect, however, of deterring nominations and proposals other than those made by the board of directors.
     5. Mergers, Sale of Assets, Liquidation Approval. Our articles of incorporation provide that any merger, consolidation, sale of assets or similar transaction involving Penn Millers Holding Corporation requires the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by two-thirds of the members of the board of directors. If the transaction is approved in advance by two-thirds of the members of the Board, approval by the affirmative vote of a majority of the votes cast by holders of outstanding voting stock at a meeting at which a quorum was present would be required.
     The articles of incorporation also provide that liquidation or dissolution of Penn Millers Holding Corporation requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast, unless such transaction is approved by two-thirds of the members of the board of directors.
     We believe that in a merger or other business combination, the effects on our employees and our customers and the communities we serve might not be considered by a tender offeror when merging Penn Millers Holding Corporation into an entity controlled by an offeror as the second part of a two-step acquisition. By requiring approval of a merger or similar transaction by the affirmative vote of shareholders holding 80% or more of the combined voting power of outstanding stock of Penn Millers Holding Corporation, it will be extremely difficult for a group or person owning a substantial block of Penn Millers Holding Corporation stock, after a successful tender or exchange offer, to accomplish a merger or similar transaction without negotiating an agreement acceptable to the board of directors. Accordingly, the board of directors will be able to protect the interests of the remaining shareholders as well as our employees and the customers and communities that we serve. If Board approval is not obtained, the proposed transaction must be on terms sufficiently attractive to obtain approval by a vote of shareholders holding 80% or more of the combined voting power of outstanding Penn Millers Holding Corporation capital stock.
     The 80% approval requirement could result in the Board and management being able to exercise a stronger influence over any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes, including votes controlled directly or indirectly by management, to preclude the 80% approval requirement.
     Because this provision will tend to discourage nonnegotiated takeover bids and will encourage other takeover bidders to negotiate with the Board, it also will tend to assist the Board and, therefore, management in retaining their present positions. In addition, if the Board does not grant its prior approval, a takeover bidder may still proceed with a tender offer or other purchases of Penn Millers Holding Corporation stock although any resulting acquisition of Penn Millers Holding Corporation may be more difficult and more expensive. Because of the increased expense and the tendency of this provision to discourage competitive bidders, the price offered to shareholders may be lower than if this provision were not present in the articles of incorporation.
     6. Qualifications for Directors. Our articles of incorporation provide that, unless waived by the board of directors, a person must be a shareholder of Penn Millers Holding Corporation for the lesser of one year or the time that has elapsed since the completion of the conversion, before he or she can be elected to the board of directors. This provision is designed to discourage non-shareholders who are interested in buying a controlling interest in Penn Millers Holding Corporation for the purpose of having themselves elected to the Board, by requiring them to wait for such period before being eligible for election.
     7. Mandatory Tender Offer by 25% Shareholder. Our articles of incorporation require any person or entity that acquires stock of Penn Millers Holding Corporation with a combined voting power of 25% or more of the total voting power of outstanding capital stock, to offer to purchase, for cash, all outstanding shares of Penn Millers Holding Corporation’s voting stock at a price equal to the highest price paid within the preceding twelve months by such person or entity for shares of the respective class or series of Penn Millers Holding Corporation stock. In the event this person or entity did not purchase any shares of a particular class or series of stock within the preceding twelve months, the price per share for such class or series of Penn Millers Holding Corporation stock would be the fair market value of such class or series of stock as of the date on which such person acquires 25% or more of the combined voting power of outstanding Penn Millers Holding Corporation stock.
     The Pennsylvania Business Corporation Law provides that, following any acquisition by a person or group of more than 20% of a publicly-held corporation’s voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from the acquiror of an amount equal to the fair value of their shares, including a proportionate amount for any control premium. Our articles of incorporation provide that if provisions of the respective articles and the Pennsylvania Business Corporation Law both apply in a given instance, the price per share to be paid will be the higher of the price per share determined under the provision in the articles or under the Pennsylvania Business Corporation Law.
     Our board of directors believes that any person or entity who acquires control of Penn Millers Holding Corporation in a nonnegotiated manner should be required to offer to purchase all shares of voting stock remaining outstanding after the assumption of control, at a price not less than the amount paid to acquire the control position.
     A number of companies have been the subject of tender offers for, or other acquisitions of, 20% or more of their outstanding shares of common stock. In many cases, such purchases have been followed by mergers in which the tender offeror or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the company and has paid in a potentially less desirable form in the merger (often securities of the purchaser that do not have an established trading market at the time of issuance). The statutory right of the remaining shareholders of a company to dissent in connection with certain mergers and receive the fair value of their shares in cash may involve significant expense and uncertainty to dissenting shareholders and may not be meaningful because the appraisal standard to be applied under Pennsylvania law does not take into account any appreciation in the stock price due to the merger. This provision in the articles of incorporation is intended to prevent these potential inequities.
     In many situations, the provision would require that a purchaser pay shareholders a higher price for their shares or structure the transaction differently than might be the case without the provision. Accordingly, we believe that, to the extent a merger were involved as part of a plan to acquire control of Penn Millers Holding Corporation, adoption of the provision would increase the likelihood that a purchaser would negotiate directly with our board of directors. We further believe that our Board is in a better position than our individual shareholders to negotiate effectively on behalf of all shareholders and that the Board is likely to be more knowledgeable than any individual shareholder in assessing the business and prospects of Penn Millers Holding Corporation. Accordingly, we are of the view that negotiations between the board of directors and a would-be purchaser will increase the likelihood that shareholders, as a whole, will receive a higher average price for their shares.
     The provision will tend to discourage any purchaser whose objective is to seek control of Penn Millers Holding Corporation at a relatively low price by offering a lesser value for shares in a subsequent merger than it paid for shares acquired in a tender or exchange offer. The provision also should discourage the accumulation of large blocks of shares of Penn Millers Holding Corporation voting stock, which the board of directors believes to be disruptive to the stability of our vitally important relationships with our employees and customers and the communities that we serve, and which could precipitate a change of control of Penn Millers Holding Corporation on terms unfavorable to the other shareholders.
     Tender offers or other private acquisitions of stock are usually made at prices above the prevailing market price of a company’s stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than otherwise would be the case. This provision may discourage any purchases of less than all of the outstanding shares of voting stock of Penn Millers Holding Corporation and may thereby deprive shareholders of an opportunity to sell their stock at a higher market price. Because of having to pay a higher price to other shareholders in a merger, it may become more costly for a purchaser to acquire control of Penn Millers Holding Corporation. Open market acquisitions of stock may be discouraged by the requirement that any premium price paid in connection with such acquisitions could increase the price that must be paid in a subsequent merger. The provision may therefore decrease the likelihood that a tender offer will be made for less than all of the outstanding voting stock of Penn Millers Holding Corporation and, as a result, may adversely affect those shareholders who would desire to participate in such a tender offer.
      8. Prohibition of Shareholders’ Action Without a Meeting and of Shareholders’ Right To Call a Special Meeting. Our articles of incorporation prohibit shareholder action without a meeting (i.e., the written consent procedure is prohibited) and prohibit shareholders from calling a special meeting. Therefore, in order for shareholders to take any action, it will require prior notice, a shareholders’ meeting and a vote of shareholders. Special meetings of shareholders can only be called by the Chief Executive Officer or the board of directors. Therefore, without the cooperation of the Chief Executive Officer or the board of directors, any shareholder will have to wait until the annual meeting of shareholders to have a proposal submitted to the shareholders for a vote.
     These provisions are intended to provide the board of directors and non-consenting shareholders with the opportunity to review any proposed action, express their views at the meeting and take any necessary action to protect the interests of our shareholders and Penn Millers Holding Corporation before the action is taken, and to avoid the costs of holding multiple shareholder meetings each year to consider proposals of shareholders. These provisions also will preclude a takeover bidder who acquires a majority of outstanding Penn Millers Holding Corporation stock from completing a merger or other business combination of Penn Millers Holding Corporation without granting the board of directors and the remaining shareholders an opportunity to make their views known and vote at an annual shareholders’ meeting. The delay caused by the necessity for an annual shareholders’ meeting may allow us to take preventive actions, even if you believe such actions are not in the best interests of the shareholders.

     9. Amendment of Articles of Incorporation. The Pennsylvania Business Corporation Law provides that the articles of incorporation of a Pennsylvania business corporation (such as Penn Millers Holding Corporation) may be amended by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote, except as otherwise provided by the corporation’s articles of incorporation. Our articles of incorporation provide that the following provisions of the articles can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, or by an affirmative vote of 80% of the members of the board of directors and of shareholders entitled to cast at least a majority of all votes that shareholders are entitled to cast:
          (i) those establishing a classified board of directors;
          (ii) the prohibition on cumulative voting for directors;
          (iii) the prohibition on shareholders calling special meetings;
          (iv) the provision regarding the votes required to amend the articles of incorporation;
          (v) the provision that no shareholder shall have preemptive rights.
          (vi) the provisions that require 80% shareholder approval of certain actions;
          (vii) the prohibition on acquiring or voting more than 10% of the voting stock;
          (viii) the provision regarding the votes required to amend the bylaws; and
          (ix) the requirement of a 25% shareholder to purchase all remaining shareholders’ stock.
     On other matters, the articles of incorporation can be amended by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present.
     10. Amendment of Bylaws. Generally, our articles of incorporation vest authority to make and amend the bylaws in the board of directors, acting by a vote of a majority of the entire board. In addition, except as described below, shareholders may amend the bylaws by an affirmative vote of the holders of 66-2/3% of the outstanding voting stock. However, the provision of the bylaws concerning directors’ liability and indemnification of directors, officers and others may not be amended to increase the exposure of directors to liability or decrease the degree of indemnification except by a two-thirds vote of the entire board of directors or 80% of all votes of shareholders entitled to be cast.
     This provision is intended to provide additional continuity and stability in our policies and governance so as to enable us to carry out our long range plans. The provision also is intended to discourage non-negotiated efforts to acquire Penn Millers Holding Corporation, since a greater percentage of outstanding voting stock will be needed before effective control over its affairs could be exercised. The board of directors will have relatively greater control over the bylaws than the shareholders because, except with respect to the director liability and indemnification provisions, the board could adopt, alter, amend or repeal the bylaws upon a majority vote by the directors.
Pennsylvania Fiduciary Duty Provisions
     The Pennsylvania Business Corporation Law provides that:
     (a) the board of directors, committees of the board, and directors individually, can consider, in determining whether a certain action is in the best interests of the corporation:
          (1) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

          (2) the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;
          (3) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and
          (4) all other pertinent factors;
     (b) the board of directors need not consider the interests of any particular group as dominant or controlling;
     (c) directors, absent any breach of fiduciary duty, bad faith or self-dealing, are presumed to be acting in the best interests in the corporation, including with respect to actions relating to an acquisition or potential acquisition of control, and therefore they need not satisfy any greater obligation or higher burden of proof with respect to such actions;
     (d) actions relating to acquisitions of control that are approved by a majority of disinterested directors are presumed to satisfy the directors’ fiduciary obligations unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
     (e) the fiduciary duty of directors is solely to the corporation and not its shareholders, and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.
     One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the almost unlimited statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.
Other Provisions of Pennsylvania Law
     The Pennsylvania Business Corporation Law also contains provisions that have the effect of impeding a change in control. As permitted by the Pennsylvania Business Corporation Law, we have elected to provide in our articles of incorporation that these provisions will not apply to us.

DESCRIPTION OF THE CAPITAL STOCK
General
      Our articles of incorporation authorize the issuance of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, with a par value, if any, to be fixed by the board of directors. In the offering, we expect to issue between 4,505,000 and 6,772,222 shares of common stock. No shares of preferred stock will be issued in connection with the offering. The creation and issuance of preferred stock is subject to the prior approval from the Pennsylvania Insurance Department.
Common Stock
     Voting Rights. The holders of common stock will possess exclusive voting rights in Penn Millers Holding Corporation, except if and to the extent shares of preferred stock issued in the future have voting rights. Each holder of shares of common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of common stock. See “Restrictions on Acquisition of Penn Millers Holding Corporation — Antitakeover Provisions of Our Articles of Incorporation and Bylaws.” Shareholders are not entitled to cumulate their votes for election of directors.
     Dividends. Under the Pennsylvania Business Corporation Law, we may only pay dividends if solvent and if payment of such dividend would not render us insolvent. Funds for the payment of dividends initially must come from either proceeds of this offering retained by us or dividends paid to us by Penn Millers Insurance Company. Therefore, the restrictions on Penn Millers Insurance Company’s ability to pay dividends affect our ability to pay dividends. See “Dividend Policy” and “Business — Regulation.”
     Transfer. Shares of common stock are freely transferable except for shares that are held by affiliates. Shares issued to our directors and officers in the offering will be restricted as to transfer for a period of six months from the effective date of the offering. Shares held by affiliates must be transferred in accordance with the requirements of Rule 144 of the Securities Act of 1933.
     Liquidation. In the event of any liquidation, dissolution or winding up of Penn Millers Insurance Company, Penn Millers Holding Corporation, as holder of all of the capital stock of Penn Millers Insurance Company, would be entitled to receive all assets of Penn Millers Insurance Company after payment of all debts and liabilities. In the event of a liquidation, dissolution or winding up of Penn Millers Holding Corporation, each holder of shares of common stock would be entitled to receive a portion of the Company’s assets, after payment of all of the Company’s debts and liabilities. If any preferred stock is issued, the holders thereof are likely to have a priority in liquidation or dissolution over the holders of the common stock.
     Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of common stock that may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon our receipt of their full purchase price, will be fully paid and nonassessable.
Preferred Stock
     None of the 1,000,000 shares of preferred stock that our board intends to authorize subject to the Pennsylvania Insurance Department’s approval, will be issued in the offering. When our articles of incorporation are filed, the board of directors will be authorized, without shareholder approval, to issue preferred stock or rights to acquire preferred stock, and to fix and state the par value, voting powers, number, designations, preferences or other special rights of such shares or rights, and the qualifications, limitations and restrictions applicable to any such series of preferred stock. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The board of directors has no present intention to issue any of the preferred stock.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for the common stock is                                                              .
LEGAL MATTERS
     The legality of our common stock will be passed upon for us by Stevens & Lee, King of Prussia, Pennsylvania. Certain legal matters will be passed upon for Griffin Financial Group, LLC by Stevens & Lee, King of Prussia, Pennsylvania.
EXPERTS
     The consolidated financial statements and schedules of Penn Millers Mutual Holding Company and subsidiary as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008, have been included herein, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The report of the independent registered public accounting firm covering the December 31, 2008 financial statements refers to Penn Millers Mutual Holding Company and subsidiary’s adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Quantifying Financial Statement Misstatements, in 2008.
     Curtis Financial has consented to the publication in this document of the summary of its report to us setting forth its opinion as to the estimated consolidated pro forma market value of our common stock to be outstanding upon completion of the offering and its opinion with respect to subscription rights.
ADDITIONAL INFORMATION
     We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of our common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the Public Reference Room by calling the SEC at 1-800-732-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.
     In connection with the offering, we will register our common stock with the SEC under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, we and the holders of our stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and shareholders with 10% or more of the voting power, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.

PENN MILLERS HOLDING CORPORATION
UP TO 6,772,222 SHARES COMMON STOCK
------------------------ PROSPECTUS ------------------------
GRIFFIN FINANCIAL GROUP, LLC
                                        , 2009
Until                                         , 2009, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

Report of Independent Registered Public Accounting Firm
The Board of Directors
Penn Millers Mutual Holding Company:
We have audited the accompanying consolidated balance sheets of Penn Millers Mutual Holding Company and subsidiary (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules II to VI. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn Millers Mutual Holding Company and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
As discussed in note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007, and adopted the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Quantifying Financial Statement Mis-statements, in 2008.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 22, 2009

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2008 and 2007
(Dollars in thousands)

	2008	2007
Assets

Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost $120,538 in 2008 and $110,973 in 2007)	$121,914	112,769
Equity securities, at fair value (cost $0 in 2008 and $10,525 in 2007)	—	13,409

Total investments	121,914	126,178

Cash and cash equivalents	11,959	10,134
Premiums and fees receivable	31,080	32,489
Reinsurance receivables and recoverables	20,637	15,640
Deferred policy acquisition costs	10,601	11,014
Prepaid reinsurance premiums	4,342	4,234
Accrued investment income	1,431	1,499
Property and equipment, net of accumulated depreciation	4,231	4,401
Income taxes receivable	1,508	1,056
Deferred income taxes	4,728	1,872
Other	3,864	3,972
Deferred offering costs	1,015	—
Assets held for sale	3,214	7,124

Total assets	$220,524	219,613

Liabilities and Equity

Liabilities:
Losses and loss adjustment expense reserves	$108,065	95,956
Unearned premiums	45,322	46,595
Accounts payable and accrued expenses	13,353	12,874
Borrowings under line of credit	950	—
Long-term debt	1,432	1,745
Liabilities held for sale	647	1,042

Total liabilities	169,769	158,212

Equity:
Retained earnings	51,914	59,293
Accumulated other comprehensive (loss) income	(1,159)	2,108

Total equity	50,755	61,401

Total liabilities and equity	$220,524	219,613

See accompanying notes to consolidated financial statements.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Consolidated Statements of Operations
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006

Revenues:
Premiums earned	$78,737	70,970	64,645
Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other income	411	508	345

Total revenues	78,664	76,100	70,016

Losses and expenses:
Losses and loss adjustment expenses	57,390	49,783	43,766
Amortization of deferred policy acquisition costs	23,081	21,930	20,080
Underwriting and administrative expenses	3,481	2,233	3,216
Interest expense	184	125	222
Other expense, net	365	184	314

Total losses and expenses	84,501	74,255	67,598

(Loss) income from continuing operations, before income taxes	(5,837)	1,845	2,418

Income tax (benefit) expense	(1,378)	396	506

(Loss) income from continuing operations	(4,459)	1,449	1,912

Discontinued operations:
(Loss) income on discontinued operations, before income taxes	(3,090)	(489)	292
Income tax (benefit) expense	(170)	(126)	124

(Loss) income on discontinued operations	(2,920)	(363)	168

Net (loss) income	$(7,379)	1,086	2,080

See accompanying notes to consolidated financial statements.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Consolidated Statements of Equity
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

		Accumulated
		other
	Retained	comprehensive
	earnings	income (loss)	Total

Balance at December 31, 2005, as restated for the adoption of SAB No. 108 (note 2 (s))	$56,127	1,642	57,769

Net income	2,080	—	2,080
Other comprehensive income, net of taxes:
Unrealized investment holding gain arising during period, net of related income tax expense of $470	—	913	913
Reclassification adjustment for realized gains included in net income, net of related income tax expense of $119	—	(232)	(232)

Net unrealized investment gain			681

Comprehensive income			2,761

Balance at December 31, 2006	58,207	2,323	60,530

Net income	1,086	—	1,086
Other comprehensive income, net of taxes:
Unrealized investment holding gain arising during period, net of related income tax expense of $179	—	348	348
Reclassification adjustment for realized losses included in net income, net of related income tax benefit of $222	—	431	431

Net unrealized investment gain			779

Comprehensive income			1,865

Adjustment to initially adopt SFAS No. 158, net of related income taxes of $512	—	(994)	(994)

Balance at December 31, 2007	59,293	2,108	61,401

Net loss	(7,379)	—	(7,379)
Other comprehensive loss, net of taxes:
Unrealized investment holding loss arising during period, net of related income tax benefit of $3,097	—	(6,012)	(6,012)
Reclassification adjustment for realized losses included in net income, net of related income tax benefit of $1,965	—	3,813	3,813

Net unrealized investment loss			(2,199)

Defined benefit pension plan, net of related income tax benefit of $551	—	(1,068)	(1,068)

Comprehensive loss			(10,646)

Balance at December 31, 2008	$51,914	(1,159)	50,755

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006

Cash flows from operating activities:
Net (loss) income	$(7,379)	1,086	2,080
Loss (income) on discontinued operations	2,920	363	(168)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Change in receivables, unearned premiums, and prepaid reinsurance	(4,787)	4,470	3,318
Increase in loss and loss adjustment expense reserves	12,109	6,551	5,556
Change in accounts payable and accrued expenses	(1,737)	56	598
Deferred income taxes	(1,068)	(208)	(512)
Change in deferred acquisition costs	413	(633)	(735)
Amortization and depreciation	710	783	766
Realized investment losses (gains), net	5,819	702	(349)
Other, net	383	(2,153)	1,157

Cash provided by operating activities — continuing operations	7,383	11,017	11,711

Cash (used in) provided by operating activities — discontinued operations	(20)	515	104

Net cash provided by operating activities	7,363	11,532	11,815

Cash flows from investing activities:
Available-for-sale investments:
Purchases	(50,075)	(27,852)	(27,777)
Sales	32,927	7,048	14,125
Maturities	11,970	8,350	7,800
Purchases of property and equipment, net	(524)	(919)	(740)

Cash used in investing activities — continuing operations	(5,702)	(13,373)	(6,592)

Cash used in investing activities — discontinued operations	(48)	(261)	—

Net cash used in investing activities	(5,750)	(13,634)	(6,592)

Cash flows from financing activities:
Initial public offering costs paid	(493)	—	—
Net borrowings (repayments) on line of credit	950	(250)	64
Repayment of long-term debt	(313)	(312)	(2,151)

Net cash provided by (used in) financing activities — continuing operations	144	(562)	(2,087)

Net cash used in financing activities —discontinued operations	$(260)	(290)	(221)

Net cash used in financing activities	(116)	(852)	(2,308)

Net increase (decrease) in cash	1,497	(2,954)	2,915

Cash and cash equivalents at beginning of year	10,462	13,416	10,501

Cash and cash equivalents at end of year	11,959	10,462	13,416

Less cash of discontinued operations at end of year	—	328	364

Cash and cash equivalents of continuing operations at end of year	$11,959	10,134	13,052

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(1)	Description of Business

Penn Millers Mutual Holding Company and subsidiary (the Company) are engaged in the marketing and sale of commercial property and liability insurance in 33 states throughout the United States. Coverage is written directly by the Company’s employees and through independent producers.

Penn Millers Holding Corporation (PMHC), which was renamed PMHC Corp. on April 22, 2009, is a wholly owned subsidiary of Penn Millers Mutual Holding Company (PMMHC). Penn Millers Insurance Company (PMIC) is a property and casualty insurance company incorporated in Pennsylvania. PMIC is a wholly owned subsidiary of PMHC, and the stock of PMIC is the most significant asset of PMHC. American Millers Insurance Company (AMIC) is a property and casualty insurance company incorporated in Pennsylvania and is a wholly owned subsidiary of PMIC. PMHC conducts no business other than acting as a holding company for PMIC.

PMIC offers insurance products designed to meet the needs of certain segments of the agricultural industry in 33 states. PMIC also offers commercial insurance products designed to meet the needs of main street businesses in 8 states. The Company reports its operating results in three segments: agribusiness insurance, commercial business insurance, and a third segment, which is referred to as “other”. However, assets are not allocated to segments and are reviewed in the aggregate for decision-making purposes. The agribusiness insurance segment markets its products in a bundled offering that includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation, and umbrella liability insurance. This segment specializes in writing coverage for manufacturers, processors, and distributors of products for the agricultural industry. The commercial business insurance segment product consists of a business owner’s policy that combines property, liability, business interruption, and crime coverage for small businesses, workers’ compensation, commercial automobile and umbrella liability coverage. The types of businesses this segment targets include retail, service, hospitality, wholesalers, light manufacturers, and printers. Both the commercial and agribusiness lines are marketed through independent producers. The “other” segment includes the runoff of discontinued lines of insurance business and the results of mandatory assigned risk reinsurance programs that the Company must participate in as a condition of doing business in the states in which it operates.

The Company owned Eastern Insurance Group (EIG), an insurance agency that placed business with both PMIC and unaffiliated insurance companies. On March 1, 2005, EIG acquired Galland Steinhauer & Repa, Inc. (GSR), an insurance agency that also placed business with PMIC and unaffiliated insurance companies. In 2008, the Company committed to a plan to sell EIG’s business and, therefore, the assets and liabilities have been classified as held-for-sale, with the results of operations reported as discontinued operations in the accompanying consolidated financial statements. The Company sold substantially all of the assets of EIG in February 2009 (see note 20).

Penn Software & Technology Services Inc. (PSTS) was owned by the Company and provided both hardware and computer programming services to its clients. In 2007, management made a decision to sell PSTS, and as such, reported the assets and liabilities of PSTS as held for sale with the results of its operations as discontinued operations in the accompanying consolidated financial statements. The Company sold substantially all of the assets of PSTS in July 2008 (see note 20).

On April 1, 1999, Pennsylvania Millers Mutual Insurance Company demutualized and became a stock insurance company, PMIC, within a mutual holding company structure, in accordance with a plan
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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

approved by the Commonwealth of Pennsylvania and Pennsylvania Millers Mutual Insurance Company’s policyholders under the Insurance Company Mutual-to-Stock Conversion Act. As part of this demutualization, PMMHC was formed as the ultimate controlling entity of PMHC and PMIC. The transaction was consummated with the purchase of 5,000,000 shares (100% of issued) of $1 par stock at $2 per share of PMIC by PMHC. At the same time, PMIC paid a shareholders’ dividend of $10,100. Also, PMMHC purchased 1,000 shares (100% of issued) of $1 par stock at $1 per share of PMHC.

PMHC owns all of the outstanding common stock of PMIC, which owns all of the outstanding common stock of Penn Millers Agency, Inc. and AMIC.

(2)	Summary of Significant Accounting Policies
(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and include the accounts and operations of the Company and its subsidiary. All material intercompany balances and accounts have been eliminated in consolidation. Certain reclassifications have been made to the prior years’ consolidated financial statements in order to conform to the current year presentation. The consolidated financial statements, along with related notes, reflect the reclassification of EIG and PSTS as assets and liabilities held for sale and discontinued operations. See note 20 for additional disclosure related to discontinued operations.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including loss reserves, contingent assets and liabilities, tax valuation allowances, valuation of defined benefit pension obligations, valuation of investments, including other-than-temporary impairment of investments and impairment of goodwill and the disclosure of contingent assets and liabilities at the date of consolidated the financial statements, and the reported amounts of revenues and expenses, during the reporting period. Actual results could differ from these estimates.

(c)	Discontinued Operations and Assets Held for Sale

Discontinued operations represent components of the Company that have either been disposed of or are classified as held-for-sale if both the operations and cash flows of the components have been or will be eliminated from ongoing operations of the Company as a result of the disposal and when the criteria for discontinued operations have been met. The results of

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

operations of reporting units classified as discontinued operations are done so for all periods presented. The Company classifies assets and liabilities of reporting units as held-for-sale when the criteria for held-for-sale accounting are met. At the time a reporting unit qualifies for held-for-sale accounting, the reporting unit is evaluated to determine whether or not the carrying value exceeds its fair value less costs to sell. Any loss resulting from carrying value exceeding fair value less cost to sell is recorded in the period the reporting unit initially meets held-for-sale accounting. Management judgment is required to (1) assess the criteria required to meet held-for-sale accounting and (2) estimate fair value. Subsequent to initial classification as held for sale, the reporting unit is carried at the lower of its carrying amount or fair value less the cost to sell. Changes to the fair value could result in an increase or decrease to previously recognized losses. The assets and liabilities of a disposed group, classified as held for sale, are presented separately in the appropriate asset and liability sections of the consolidated balance sheets for all periods presented.

(d)	Concentration of Risk

The Company’s business is subject to concentration of risk with respect to geographic concentration. Although PMHC’s operating subsidiaries are licensed collectively in 33 states, direct premiums written for two states, New Jersey and Pennsylvania, accounted for more than 25% of the Company’s direct premium writings for 2008. Consequently, changes in the New Jersey or Pennsylvania legal, regulatory, or economic environment could adversely affect the Company.

Additionally, one producer, Arthur J. Gallagher Risk Management Services, which writes business for the Company through nine offices, accounted for 12% of the Company’s direct premiums written for 2008. Only one other producer accounted for more than 5% of the Company’s 2008 direct premium writings. No other brokers account for more than 5% of direct premium writings.

(e)	Investments

The Company classifies all of its equity investments and fixed maturity securities as “available-for-sale,” requiring that these investments be carried at fair value, with unrealized gains and losses, less related deferred income taxes, excluded from operations, and reported in equity as accumulated other comprehensive income (loss). Short-term investments are recorded at cost, which approximates fair value. Management values the Company’s fixed maturities using quoted values and other data provided by a nationally recognized independent pricing service as inputs into its process for determining fair values of its investments. The pricing is based on observable inputs either directly or indirectly, such as quoted prices in markets that are active; quoted prices for similar securities at the measurement date; or other inputs that are observable. The fair value of equity securities is based on the quoted market prices from an active market at the balance sheet date.

Premiums and discounts on fixed maturity securities are amortized or accreted using the interest method. Mortgage-backed securities are amortized over a period based on estimated future principal payments, including prepayments. Prepayment assumptions are reviewed periodically and adjusted

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

as necessary to reflect actual prepayments and changes in expectations. Adjustments related to changes in prepayment assumptions are recognized on a retrospective basis. Dividends and interest on securities are recognized in operations when declared and earned, respectively. Accrual of income is suspended on fixed maturities or mortgage backed securities that are in default, or on which it is likely that future payments will not be made as scheduled. Interest income on investments in default is recognized after principal is paid and when payments are received. There are no investments included in the consolidated balance sheets that were not income-producing for the preceding 12 months.

Realized investment gains and losses on the sale of investments are recognized on the specific identification basis as of the trade date. Realized losses also include losses for fair value declines that are considered to be other than temporary. Changes in unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on net income (loss).

The Company recognizes an impairment loss when an invested asset’s value declines below cost and the change is deemed to be other-than-temporary, or if it is determined that the Company will not be able to recover all amounts due pursuant to the issuer’s contractual obligations prior to sale or maturity. When the Company determines that an invested asset is other-than-temporarily impaired, the invested asset is written down to fair value, and the amount of the impairment is included in operations as a realized investment loss. The fair value then becomes the new cost basis of the investment, and any subsequent recoveries in fair value are recognized in operations at disposition.

Factors considered in determining whether a decline is other-than-temporary include the length of time and the extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s process for reviewing invested assets for impairments during any quarter includes the following:
•	identification and evaluation of investments that have possible indications of other-than-temporary impairment, which includes an analysis of investments with gross unrealized investment losses that have fair values less than 80% of cost for six consecutive months or more;

•	review of portfolio manager recommendations for other-than-temporary impairments based on the investee’s current financial condition, liquidity, near-term recovery prospects and other factors;

•	consideration of evidential matter, including an evaluation of factors or triggers that may cause individual investments to qualify as having other-than-temporary impairments, regardless of the duration in unrealized loss position; and

•	determination of the status of each analyzed investment as other-than-temporarily impaired or not, with documentation of the rationale for the decision.

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

A fixed maturity security is other-than-temporarily impaired if it is probable that the Company will not be able to collect all amounts due under the security’s contractual terms or where the Company does not have the intent to hold the security to recovery, which may be maturity. Equity securities are other-than-temporarily impaired when it becomes apparent that the Company will not recover its cost over a reasonable period of time.

The Company evaluates its mortgage backed securities for such characteristics as delinquency and foreclosure levels, credit enhancement, projected losses and coverage, and an analysis of the cash flows. It is possible that the underlying collateral of these securities will perform worse than current expectations, which may lead to adverse changes in cash flows on these securities and potential future other-than-temporary impairment losses. Events that may trigger material declines in fair values for these securities in the future would include but are not limited to deterioration of credit metrics, significantly higher levels of default and severity of loss on the underlying collateral, deteriorating credit enhancement and loss coverage ratios, or further illiquidity.

The Company may, from time to time, sell invested assets subsequent to the balance sheet date that were considered temporarily impaired at the balance sheet date. Such sales are generally due to events occurring subsequent to the balance sheet date that result in a change in the Company’s intent or ability to hold an invested asset. The types of events that may result in a sale include significant changes in the economic facts and circumstances related to the invested asset, significant unforeseen changes in the Company’s liquidity needs, or changes in tax laws or the regulatory environment.

The fair value of investments is reported in note 3. The fair value of other financial instruments, principally receivables, accounts payable and accrued expenses, and long-term debt approximates their December 31, 2008 and 2007 carrying values.

The severe downturn in the public debt and equity markets, reflecting uncertainties associated with the mortgage crisis, worsening economic conditions, widening of credit spreads, bankruptcies and government intervention in large financial institutions, has resulted in significant realized and unrealized losses in the Company’s investment portfolio. Depending on market conditions going forward, the Company could incur additional realized and unrealized losses in future periods.

(f)	Derivative Instruments

The Company has entered into an interest rate swap agreement in an effort to manage interest rate risk associated with its variable rate debt. The Company’s derivative instrument is executed with a financial institution (counterparty) and is subject to counterparty credit risk. Counterparty credit risk is the risk that the counterparty is unable to perform under the terms of the derivative instrument upon settlement of the derivative instrument.

The derivative is recorded in accounts payable and accrued expenses in the consolidated balance sheets at fair value with the associated gain/loss included in the consolidated statements of operations.

(g)	Premium Revenue

Insurance premiums on property and casualty insurance contracts are recognized in proportion to the underlying risk insured and are earned ratably over the duration of the policies. The reserve for unearned premiums on these contracts represents the portion of premiums written relating to the unexpired terms of coverage. The Company estimates earned but unbilled (EBUB) audit premiums and records them as an adjustment to earned premiums. The estimation of EBUB is based on a quantitative analysis of the Company’s historical audit experience.

(h)	Fee Income

PSTS fee income is derived from hardware and computer programming services performed on a per diem basis. Revenues from projects are recognized as the services are rendered. Fee income is being reported through discontinued operations.

(i)	Commission Income

EIG commission income is generally recognized as of the effective date of the insurance policy except for commissions billed on an installment basis, which are recognized as billed. Contingent commissions are recognized in amounts and in the period when management believes

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
receipt is probable and can be reasonably estimated. Commission income is being reported through discontinued operations.

(j)	Policy Acquisition Costs

Policy acquisition costs, such as commissions, premium taxes, and certain other underwriting expenses that vary with and are primarily related to the production of new and renewal business, have been deferred and are amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisitions costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned. Future changes in estimates, the most significant of which is expected loss and loss adjustment expenses, may require adjustments to deferred policy acquisition costs. If the estimation of net realizable value indicates that the deferred acquisition costs are not recoverable, they would be written off.

(k)	Losses and Loss Adjustment Expenses

The liability for unpaid losses and loss adjustment expenses represents the estimated liability for claims reported to the Company plus claims incurred but not yet reported and the related estimated adjustment expenses. The liability for losses and related loss adjustment expenses is determined using case basis evaluations and statistical analyses. Although considerable variability is inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are reasonable. These estimates are periodically reviewed and adjusted as necessary and such adjustments are reflected in current operations.

The Company’s estimated liability for asbestos and environmental claims is $2,502 and $2,764 at December 31, 2008 and 2007, respectively, a substantial portion of which results from the Company’s participation in assumed reinsurance pools. The Company estimates this liability based on its pro rata share of asbestos and environmental case reserves reported by the pools and an additional estimate of incurred but not reported losses and loss adjustment expenses based on actuarial analysis of the historical development patterns. The estimation of the ultimate liability for these claims is difficult due to outstanding issues such as whether coverage exists, the definition of an occurrence, the determination of ultimate damages, and the allocation of such damages to financially responsible parties. Therefore, any estimation of these liabilities is subject to significantly greater than normal variation and uncertainty.

(l)	Property and Equipment

The costs of property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance, repairs, and minor renewals are charged to expense as incurred, while expenditures that substantially increase the useful life of the assets are capitalized. Fixed assets are depreciated over three to seven years. Property is depreciated over useful lives generally ranging from five to forty years. The Company continually monitors the reasonableness of the estimated useful lives and adjusts them as necessary.

The Company follows the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance for determining when computer software developed or obtained for internal use should be capitalized and what costs should be capitalized. It also provides guidance on the amortization of capitalized costs and the recognition of impairment. The Company capitalized costs of $0 in 2008 and 2007. Capitalized software costs are depreciated over periods ranging from three to five years.

As required by Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company tests for impairment of property, plant, and equipment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. As of December 31, 2008, an impairment under SFAS No. 144 is not considered necessary.

(m)	Income Taxes

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws that are expected to be in effect when the differences reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

(n)	Reinsurance Accounting and Reporting

The Company relies upon reinsurance agreements to limit its maximum net loss from large single risks or risks in concentrated areas, and to increase its capacity to write insurance. Reinsurance does not relieve the primary insurer from liability to its policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Company is exposed to the risk of continued liability for such losses. Estimated amounts of reinsurance receivables and recoverables, net of amounts payable that have the right of offset, are reported as assets in the accompanying consolidated balance sheets. Prepaid reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers. The Company considers numerous factors in choosing reinsurers, the most important of which are the financial stability and creditworthiness of the reinsurer.

(o)	Goodwill

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. PSTS and EIG
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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

have goodwill, which is classified as assets held for sale. The Company performed the impairment tests as of December 31, 2008, 2007, and 2006 for PSTS and EIG. Goodwill of EIG was also tested as of September 30, 2008 after information obtained during the selling process and the further deterioration of economic conditions indicated that it was more likely than not that the fair value of the EIG reporting unit was below its carrying amount. Goodwill in PSTS was impaired by $160 as of December 31, 2007. PSTS was sold in July 2008, resulting in a pretax loss on sale of $117.

As of September 30, 2008, the Company determined that the carrying amount of the EIG reporting unit exceeded its fair value. The Company had not completed the second step of the goodwill impairment test, as of September 30, 2008. However, as a goodwill impairment loss was probable and could be reasonably estimated, the Company recognized its best estimate of that loss as of September 30, 2008. The Company estimated that EIG goodwill of $4,747 was impaired by $2,435 (unaudited). Management estimated the fair value of the reporting unit at September 30, 2008 based on various offers obtained during their process of selling EIG. The estimate was consistent with offers received subsequent to the end of the third quarter 2008.

The Company completed step two of the goodwill impairment test in the fourth quarter 2008 and recorded an additional adjustment of $165 to the goodwill impairment write-down that was recorded at September 30, 2008. The fair value of the reporting unit was based on the actual selling price of EIG as executed on February 2, 2009. The adjusted carrying amount of goodwill of $2,147 is in assets held for sale at December 31, 2008.

The Company completed the sale of substantially all of EIG’s assets and liabilities on February 2, 2009 and received proceeds of $3,109 less the estimated costs to sell of $231. In the first quarter of 2009, the Company recorded a pretax loss on sale of $6. The Company expects to incur approximately $908 of income tax expense on the sale in the first quarter of 2009. Much of the tax expense is expected to be available to offset capital losses incurred in 2008.

(p)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash, bank drafts, balances on deposit with banks, and investments with maturity at date of purchase of three months or less in qualified banks and trust companies.

(q)	Employee Benefit Plans

The Company records annual amounts relating to its defined benefit pension plan and nonqualified Supplemental Executive Retirement Plan (SERP) based on calculations that include various actuarial assumptions, such as discount rates, mortality, rates of return and compensation increases. These estimates are highly susceptible to change from period to period based on the performance of plan assets, demographic changes and market conditions. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The Company believes that the assumptions used in recording its defined benefit pension plan and SERP obligations are reasonable based on its experience, market conditions and input from its actuaries and investment advisors.

The Company utilizes the corridor method of amortizing actuarial gains and losses. The amortization of experience gains and losses is recognized only to the extent that the cumulative unamortized net actuarial gain or loss exceeds 10% of the greater of the projected benefit obligation and the fair value of plan assets at the beginning of the year. When required, the excess of the cumulative gain or loss balance is amortized over the expected average remaining service life of the employees covered by the plan. On December 31, 2007, the Company adopted the provisions SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB statements No. 87, 88, 106 and 132(R). This statement requires recognition of the deferrals on the balance sheet with a corresponding charge to accumulated other comprehensive income (loss).

(r)	Deferred Offering Costs

In accordance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) Topic 5A, Expenses of Offering, the Company has deferred offering costs consisting principally of legal, underwriting and audit fees incurred through the balance sheet date that are related to the proposed offering and that will be charged to equity upon the completion of the proposed offering or charged to expense if the proposed offering is not completed.

Deferred offering costs of $1,015 are reported separately on the consolidated balance sheets at December 31, 2008.

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

(s)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes— an interpretation of FSAB statement No. 109, which clarifies the accounting for income tax reserves and contingencies recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. On January 1, 2008, the Company adopted FIN 48. The adoption of FIN 48 did not result in any adjustments to beginning retained earnings, nor did it have a significant effect on operations, financial condition, or liquidity. As of December 31, 2008, the Company has no material unrecognized tax benefits.

In September 2006, the SEC issued SAB No. 108, Quantifying Financial Statement Misstatements. SAB No. 108 provides guidance on how to evaluate prior period financial statement misstatements for purposes of assessing their materiality in the current period. SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. There are two widely recognized methods for quantifying the effects on the financial statements: the “rollover” or income statement method and the “iron curtain” or balance sheet method. Historically, the Company used the “rollover” method. Under this method, the Company quantified its financial statement misstatements based on the amount of errors originating in the current year income statement and as a result did not consider the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. SAB No. 108 now requires that the Company must consider both the rollover and iron curtain methods (dual method) when quantifying misstatements in the financial statements. The iron curtain method quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the timing of the misstatement’s origination.

The Company had previously identified that it had incorrectly accounted for contingent commissions in connection with the acquisition of GSR in 2005. At the time, the Company allocated $187 received for contingent commissions subsequent to the acquisition, which were then passed through to the seller, pursuant to the contract, to the purchase price, and also recognized revenue for that amount. This resulted in a $187 overstatement of goodwill and revenue for the twelve month period ending December 31, 2005. Prior to the adoption of SAB No. 108, the Company determined this misstatement was not material to the financial statements using the income statement approach. The error was considered material using the dual method approach.

The Company restated their 2005 financial statements to adopt the provisions of SAB No. 108. As a result, the balance of retained earnings at December 31, 2005, as presented in the consolidated statements of equity presented herein, was reduced by $187 and goodwill was reduced by the same amount.

In September 2006, the FASB issued SFAS No. 158. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a single employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status through comprehensive income (loss) in the year in which the changes occur. SFAS No. 158 also requires fiscal year-end measurement of defined benefit plan assets and benefit obligations. SFAS No. 158 amends SFAS Nos. 87, 88, 106, and 132(R). The requirement to recognize the funded status of a benefit plan and the disclosure requirements was effective for the Company’s fiscal year ended December 31, 2007. The Company recorded an adjustment of $994, net of $512 in related tax, to accumulated other comprehensive income (loss) upon adoption. The requirement to measure plan assets and benefit obligations as of the date of Company’s fiscal year-end balance sheet date was effective for the Company’s fiscal year ending December 31, 2008. This requirement had no effect on the Company.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. It applies to other pronouncements that require or permit fair value but does not
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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

require any new fair value measurements. The statement defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS No. 157 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets. The highest possible level should be used to measure fair value. The Company adopted SFAS No. 157 effective January 1, 2008. The Company’s adoption of SFAS No. 157 did not have a material effect on its results of operations, financial position, or liquidity.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value at specified election dates. Upon adoption, an entity shall report unrealized gains and losses on items for which the fair value option has been elected in operations at each subsequent reporting date. Most of the provisions apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective on January 1, 2008 for the Company. The Company did not elect to use the fair value option for any assets or liabilities.

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities until January 1, 2009, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, the provisions of SFAS No. 157 were not applied to goodwill and other intangible assets held by the Company and measured annually for impairment testing purposes only.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities and specifically requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of, and gains and losses on, derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The provisions of SFAS No. 161 are effective for the Company beginning January 1, 2009. The adoption of this standard will have no impact on the Company’s financial condition or results of operations, but may result in additional disclosures.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to identify the sources of accounting principles and provide a framework for selecting the principles to be used in the preparation of financial statements in accordance with GAAP. The hierarchy of authoritative accounting guidance is not expected to change current practice but is expected to facilitate the FASB’s plan to designate as authoritative its forthcoming codification of accounting standards. SFAS No. 162 is effective

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PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

November 15, 2008. The Company’s adoption did not result in any financial statement impact.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts—an intrepretation of FASB Statement No. 60, requiring that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This statement also clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. Expanded disclosures of financial guarantee insurance contracts are also required. SFAS No. 163 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. Disclosures about the risk-management activities of the insurance enterprise are effective for the first period (including interim periods) beginning after issuance of this statement. Except for those disclosures, earlier application is not permitted. SFAS No. 163 will be effective for the Company as of January 1, 2009, except for disclosures about the insurance enterprise’s risk-management activities. The adoption of this standard will have no impact on the Company’s financial condition or results of operations.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP FAS 157-3 clarifies the application of SFAS No. 157 and provides an example to illustrate considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 allows for the use of the reporting entity’s own assumptions about future cash flows and appropriately risk-adjusted discount rates when relevant observable inputs are not available to determine the fair value for a financial asset in a dislocated market. The Company’s adoption of FSP FAS 157-3 had no impact on the financial condition or results of operations as of or for the year ended December 31, 2008.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP FAS 132R-1 was issued to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132R-1 requires an employer to disclose information about how investment allocation decisions are made, including factors that are pertinent to an understanding of investment policies and strategies. An employer will also need to disclose separately for pension plans and other postretirement benefit plans the fair value of each major category of plan assets based on the nature and risks of the assets as of each annual reporting date for which a statement of financial position is presented. FSP FAS 132R-1 also requires the disclosure of information that enables financial statement users to assess the inputs and valuation techniques used to develop fair value measurements of plan assets at the annual reporting date. For fair value measurements using significant unobservable inputs (Level 3), an employer will be required to disclose the effect of the measurements on changes in plan assets for the period. Furthermore, an employer is required to provide financial statement users with an understanding of significant concentrations of risk in plan assets. FSP FAS 132R-1 should be applied for fiscal years ending after December 15, 2009. Upon initial application, the provisions of FSP FAS 132R-1 are not required for earlier periods that are presented for comparative purposes. Earlier application is permitted. The Company is still evaluating the provisions of FSP FAS 132R-1 and intends to comply with its disclosure requirements.

In January 2009, the FASB issued FSP Emerging Issues Task Force (EITF) Issue 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. EITF 99-20-1 provides guidance on determining other-than-temporary impairments on securities subject to EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets. The provisions of EITF 99-20-1 are required to be applied prospectively for interim periods and fiscal years ending after December 15, 2008. The Company’s adoption of EITF 99-20-1 did not result in any significant financial statement impact.

In April 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157, Fair Value Measurements. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for interim and annual periods ending after March 15, 2009. The Company currently is evaluating the impact of adopting FSP FAS 157-4.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP FAS 115-2 and FAS 124-2 provide guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on debt and equity securities. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for interim and annual periods ending after March 15, 2009. The Company currently is evaluating the impact of adopting FSP FAS 115-2 and FAS 124-2.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 will require a company to disclose in its interim financial statements the fair value of all financial instruments within the scope of FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, as well as the method(s) and significant assumptions used to estimate the fair value of those financial instruments. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009. Earlier application is permitted for periods ending after March 15, 2009, but only if the Company also adopts both FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. The Company currently is evaluating the impact of adopting FSP FAS 107-1.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

(3)	Fair Value Measurements

Effective January 1, 2008, upon adoption of SFAS No. 159, the Company did not elect the fair value option for any assets or liabilities that were not otherwise already carried at fair value in accordance with other accounting pronouncements.

In accordance with SFAS No. 157, the Company’s financial assets and financial liabilities measured at fair value are categorized into three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 — Unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access. The Company classifies U.S. Treasury debt securities as Level 1.

Level 2 — Valuations based on observable inputs, other than quoted prices included in Level 1, for assets and liabilities traded in less active dealer or broker markets. Valuations are based on identical or comparable assets and liabilities. The Company classifies all securities, other than U.S. Treasury debt securities, as Level 2.

Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections that are often unobservable in determining the fair value assigned to such assets or liabilities.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis.

	December 31, 2008
	Level 1	Level 2	Level 3	Total
Fixed maturities, available for sale	$9,310	112,604	—	121,914
Equity securities	—	—	—	—

Total assets	$9,310	112,604	—	121,914

Accounts payable and accrued expenses	$—	66	—	66

Total liabilities	$—	66	—	66

The Company uses quoted values and other data provided by a nationally recognized independent pricing service in its process for determining fair values of its investments. Its evaluations represent an exit price and a good faith opinion as to what a buyer in the marketplace would pay for a security in a current sale.

As of December 31, 2008, all of the Company’s fixed maturity investments were priced using this one primary service. For fixed maturity securities that have quoted prices in active markets, market quotations are provided. For fixed maturity securities that do not trade on a daily basis, the independent pricing service prepares estimates of fair value using a wide array of observable inputs including relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The observable market inputs that the Company’s independent pricing service utilizes may include (listed in order of priority for use) benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, market bids/offers, and other reference data on markets, industry, and the economy. Additionally, the independent pricing service uses an Option Adjusted Spread model to develop prepayment and interest rate scenarios.

The independent pricing service provided a fair value estimate for all of the Company’s investments at December 31, 2008, which is utilized, among other resources, in reaching a conclusion as to the fair value of investments. Management reviews the reasonableness of the pricing provided by the independent pricing service by employing various analytical procedures. The Company reviews all securities to identify recent downgrades, significant changes in pricing, and pricing anomalies on individual securities relative to other similar securities. This will include looking for relative consistency across securities in various common blocks or sectors, durations, and credit ratings. This review will also include all fixed maturity securities rated lower than “A” by Moody’s or S&P. If, after this review, management does not believe that the pricing for any security is a reasonable estimate of fair value, then it will seek to resolve the discrepancy through discussions with the pricing service. The classification within the fair value hierarchy of SFAS No. 157 is then confirmed based on the final conclusions from the pricing review. The Company did not have any such discrepancies at December 31, 2008.

Included in accounts payable and accrued expenses is an interest rate swap agreement (see note 14). Management estimates the fair value of the interest rate swap based on information obtained from a third-party financial institution counterparty. Management also considers the prevailing interest rate environment as a key input into the valuation of the swap.
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(4)      Investments
The amortized cost and fair value of investments in fixed maturity and equity securities, which are all available for sale, at December 31, 2008 and 2007, are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

December 31, 2008:
U.S. treasuries	$8,530	780	—	9,310
Agencies not backed by the full faith and credit of the U.S. government	14,929	1,160	—	16,089
State and political subdivisions	31,775	1,292	110	32,957
Mortgage-backed securities	25,374	601	670	25,305
Corporate securities	39,930	414	2,091	38,253

Total fixed maturities	$120,538	4,247	2,871	121,914

Total equity securities	$—	—	—	—

December 31, 2007:
U.S. treasuries	$7,837	259	—	8,096
Agencies not backed by the full faith and credit of the U.S. government	18,523	372	7	18,888
State and political subdivisions	30,321	827	14	31,134
Mortgage-backed securities	20,636	207	119	20,724
Corporate securities	33,656	503	232	33,927

Total fixed maturities	$110,973	2,168	372	112,769

Total equity securities	$10,525	2,928	44	13,409

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
The amortized cost and estimated fair value of fixed maturity securities at December 31, 2008, by contractual maturity, are shown below:

	Amortized	Estimated
	cost	fair value

Due in 1 year or less	$8,321	8,439
Due after 1 year through 5 years	42,747	43,356
Due after 5 years through 10 years	39,299	39,824
Due after 10 years	4,797	4,990

	95,164	96,609
Mortgage-backed securities	25,374	25,305

	$120,538	121,914

The expected maturities may differ from contractual maturities in the foregoing table because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
At December 31, 2008 and 2007, investments with a fair value of $4,543 and $5,744, respectively, were on deposit with regulatory authorities, as required by law.
Major categories of net investment income are as follows:

	2008	2007	2006

Interest on fixed maturities	$5,425	5,157	4,519
Dividends on equity securities	215	251	247
Interest on cash and cash equivalents	209	456	413

Total investments income	5,849	5,864	5,179

Investment expense	(514)	(540)	(502)

Investment income, net of investment expense	$5,335	5,324	4,677

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
Realized gross (losses) gains from investments and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

	2008	2007	2006

Fixed maturity securities:
Available for sale:
Gross gains	$80	—	2
Gross losses	(109)	(77)	(16)
Equity securities:
Gross gains	2,211	524	453
Gross losses	7,960)	(1,100)	(87)

Realized investment (losses) gains, net	(5,778)	(653)	352

Change in value of interest rate swap	(41)	(49)	(3)

Realized investment (losses) gains after change in value of interest rate swap, net	$(5,819)	(702)	349

Change in difference between fair value and cost of investments:
Fixed maturity securities for continuing operations	$(420)	1,519	(392)
Equity securities for continuing operations	(2,884)	(337)	1,403

Total for continuing operations	$(3,304)	1,182	1,011

Equity securities for discontinued operations	(28)	(2)	20

Total including discontinued operations	$(3,332)	1,180	1,031

Income tax (benefit) expense on net realized investment (losses) gains was $(1,965), $(222) and $119 for the years ended December 31, 2008, 2007 and 2006, respectively. Deferred income tax expense applicable to net unrealized investment gains included in equity was $468 and $1,592 at December 31, 2008 and 2007, respectively.
For the nine months ended September 30, 2008, the Company recorded impairment charges of $2,922 on all of its equity investments. In the fourth quarter of 2008, the Company sold all of its equity portfolio and recognized an additional $4,522 realized loss on the sale related to fourth quarter declines in fair value. Impairment charges of $620 and $0 for the years ended December 31, 2007 and 2006, respectively, were recorded within realized net investment (losses) gains on the accompanying consolidated statements of operations. See the Company’s policy for recording an impairment loss in note 2.
The Company entered into an interest rate swap agreement in 2005 to manage interest rate risk associated with its variable rate debt. The fixed interest rate as a result of the agreement is 5.55% for the full five year term of the debt. The notional amount of the swap is $1,432 and $1,745 at December 31, 2008 and 2007, respectively. Investment losses of $41, $49 and $3 were recorded within net realized investment (losses) gains on the consolidated statements of operations in 2008, 2007 and 2006, respectively.
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
The fair value and unrealized losses for securities temporarily impaired as of December 31, 2008 and 2007 are as follows:

	Less than 12 months		12 months or longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	value	losses	value	losses	value	losses

2008:
State and political subdivisions	$2,934	56	515	54	3,449	110
Mortgage-backed securities	2,203	297	1,645	373	3,848	670
Corporate securities	10,732	1,008	9,907	1,083	20,639	2,091

Total fixed maturities	15,869	1,361	12,067	1,510	27,936	2,871

Total temporarily impaired securities	$15,869	1,361	12,067	1,510	27,936	2,871

2007:
Agencies not backed by the full faith and credit of the U.S. government	$—	—	4,199	7	4,199	7
State and political subdivisions	516	1	3,669	13	4,185	14
Mortgage-backed securities	497	—	9,150	119	9,647	119
Corporate securities	2,665	44	8,662	188	11,327	232

Total fixed maturities	3,678	45	25,680	327	29,358	372

Equity securities	760	43	326	1	1,086	44

Total temporarily impaired securities	$4,438	88	26,006	328	30,444	416

The Company invests in high credit quality bonds and has the ability and intent to hold them until maturity to realize all the future cash flows but classifies them as available for sale. Fair values of interest rate sensitive instruments may be affected by increases and decreases in prevailing interest rates which generally translate, respectively, into decreases and increases in fair values of fixed maturity investments. The fair values of interest rate sensitive instruments also may be affected by the credit worthiness of the issuer, prepayment options, relative values of other investments, the liquidity of the instrument, and other general market conditions. Most of the decline in our fixed maturity portfolio has been in corporate bonds issued by financial institutions, whose prices have been depressed as a result of the recent turmoil in the credit markets. The Company has evaluated each security and taken into account the severity and duration of the impairment, the current rating on the bond, and the outlook for the issuer according to independent analysts. The Company has found that the declines in fair value are most likely attributable to the current market dislocation, and there is no evidence that the likelihood of not receiving all of the contractual cash flows is probable. There are $12,067 in fixed maturity securities, at fair value, that at December 31, 2008, had been below cost for over 12 months. The $1,510 of unrealized losses on such securities relates to securities which carry an investment grade debt rating and have declined in fair value roughly in line with overall market conditions. The Company currently has the ability and intent to hold these securities until recovery, which may be maturity. However, depending on developments involving both the issuers and worsening economic conditions, these investments may be written down in the income statement in the future.
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

The Company does not engage in subprime residential mortgage lending. The only securitized financial assets that the Company owns are residential and commercial mortgage backed securities of high credit quality. The Company’s exposure to subprime lending is limited to investments in corporate bonds of banks, which may contain some subprime loans on their balance sheets. These bonds are reported at fair value. As of December 31, 2008, fixed maturity securities issued by banks accounted for 7.8% of the bond portfolio’s book value. None of the Company’s fixed maturity securities have defaulted or required an impairment charge due to the subprime credit crisis.

(5)	Comprehensive Income (Loss)

Comprehensive (loss) income for the years ended December 31, 2008, 2007, and 2006 consisted of the following:

	2008	2007	2006

Net (loss) income	$(7,379)	1,086	2,080

Other comprehensive (loss) income:
Unrealized (losses) gains on securities:
Unrealized investment holding (losses) gains arising during period	(6,012)	348	913
Less:
Reclassification adjustment for losses (gains) included in net income (loss)	3,813	431	(232)

Net unrealized investment (losses) gains	(2,199)	779	681

Defined benefit pension plans:
Recognized net actuarial loss	(1,068)	—	—

Other comprehensive (loss) income	(3,267)	779	681

Comprehensive (loss) income	$(10,646)	1,865	2,761

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

Accumulated other comprehensive (loss) income at December 31, 2008 and 2007 consisted of the following amounts:

	2008	2007

Unrealized investment gains for continuing operations, net of tax	$908	3,088
Unrealized investment (losses) gains for discontinued operations, net of tax	(5)	14
Defined benefit pension plan — net actuarial loss, net of tax	(2,062)	(994)

Accumulated other comprehensive (loss) income	$(1,159)	2,108

(6)	Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs for the years ended December 31, 2008, 2007, and 2006 are as follows:

	2008	2007	2006

Balance, January 1	$11,014	10,381	9,646
Acquisition costs deferred	22,668	22,563	20,815
Amortization charged to operations	(23,081)	(21,930)	(20,080)

Balance, December 31	$10,601	11,014	10,381

(7)	Property and Equipment

Property and equipment consisted of land and buildings with a cost of $5,677 and $5,592 and equipment, capitalized software costs, and other items with a cost of $9,064 and $8,625 at December 31, 2008 and 2007, respectively. Accumulated depreciation related to such assets was $10,510, $9,816 and $9,070 at December 31, 2008, 2007 and 2006, respectively.

Rental expense under leases for continuing operations amounted to $140, $245, and $206 for 2008, 2007, and 2006, respectively.
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

At December 31, 2008, the minimum aggregate rental and lease commitments for continuing operations are as follows:

2009	$123
2010	81
2011	37
2012	5

Total	$246

(8)	Long-Term Debt

Long-term debt related to continuing operations at December 31, 2008 and 2007 consisted of the following:

	2008	2007

Term loan agreement — due 2010	$1,432	1,745

Long-term debt	$1,432	1,745

The Company has a term loan agreement due in 2010. The term loan requires monthly principal payments of $26, plus interest, based on a five-year amortization schedule. Interest is based on the London Interbank Offered Rate (0.45% at December 31, 2008) plus a spread of 105 basis points through its maturity in July 2010. The term loan agreement subjects the Company to certain covenants and restrictions, including limitations on additional borrowing arrangements, encumbrances, and sales of assets. Covenants also include maintenance of various financial ratios and amounts. The Company was in compliance with these covenants at December 31, 2008 and 2007.

The following is a schedule of maturities of the long-term debt from continuing operations as of December 31, 2008:

2009	$312
2010	1,120

Total	$1,432

Interest paid was $90, $108, and $218 as of December 31, 2008, 2007, and 2006, respectively.

Long-term debt, recorded within liabilities held for sale, at December 31, 2008 and 2007 consisted of the following:

	2008	2007

Acquisition payables	$285	545

Long-term debt	$285	545

As further discussed in note 17, installment payments relating to the acquisition of GSR are due in four installments over a four-year term under the purchase agreement. At December 31, 2008, one payment totaling $285, net of imputed interest computed at a 5.5% interest rate, remains and was paid in March 2009.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

(9)	Employee Benefit Plans

The Company has a noncontributory defined benefit pension plan covering substantially all employees. Retirement benefits are a function of both the years of service and level of compensation. It is the Company’s policy to fund the plan in amounts equal to the amount deductible for federal income tax purposes. The Company also sponsors a SERP. The SERP, which is unfunded, provides defined pension benefits outside of the qualified defined benefit pension plan to eligible executives based on average earnings, years of service, and age at retirement.

As a result of the classification of EIG as held for sale, the Company has recognized a curtailment of its defined benefit pension plan in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. According to SFAS No. 88, a curtailment loss should be recognized when the curtailment is probable and the loss can be reasonably estimated. The EIG employees, who are part of the sale and represent a significant number of participants within the plan, stopped accruing benefits as of their termination on February 2, 2009, the date of the sale. The Company recognized a curtailment loss in the fourth quarter 2008 when it became probable, as the Company executed a letter of intent to sell EIG on January 7, 2009. The recognized curtailment loss represents the balance of unrecognized prior service cost associated with the EIG employees, in the amount of $222. A reduction in projected benefit obligation of $123 was recognized at the same time.

(a)	Obligations and Funded Status at December 31

	2008	2007

Change in benefit obligation:
Benefit obligation at beginning of year	$9,768	9,552
Service cost	664	656
Interest cost	573	582
Benefit payments	(1,408)	(699)
Administrative expenses	(41)	(26)
Actuarial loss (gain)	340	(297)
Curtailment	(123)	—

Benefit obligation at end of year	$9,773	9,768

Change in plan assets:
Fair value of plan assets at beginning of year	$6,239	6,476
Employer contributions	1,402	455
Benefit payments	(1,408)	(699)
Administrative expenses	(41)	(26)
Actual return on plan assets	(1,251)	33

Fair value of plan assets at end of year	$4,941	6,239

Funded status (net liability recognized)	$(4,832)	(3,529)

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
     Amounts recognized in accumulated other comprehensive income (loss):

	2008	2007

Unrecognized prior service cost	$(527)	(811)
Unrecognized net loss	(2,598)	(695)

Accumulated other comprehensive loss	$(3,125)	(1,506)

The accumulated benefit obligation for the qualified defined benefit pension plan was $6,894 and $6,126 at December 31, 2008 and 2007, respectively.

The accumulated benefit obligation and projected benefit obligation of the SERP were $1,024 and $1,353, respectively, at December 31, 2008 and $1,870 and $2,193, respectively, at December 31, 2007.

(b)	Components of Net Periodic Benefit Cost

	2008	2007	2006

Service cost	$664	656	618
Interest cost	573	582	512
Expected return on plan assets	(462)	(489)	(440)
Amortization of prior service costs	62	62	62
Amortization of net loss	27	7	36

Net periodic pension expense	864	818	788
Curtailment loss	222	—	—

Net periodic pension expense and additional amounts recognized	$1,086	818	788

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

(c)	Assumptions

Weighted average assumptions used to determine benefit obligations at December 31, 2008 and 2007 are as follows:

	Pension Plan		SERP
	2008	2007	2008	2007

Discount rate	6.16%	6.40%	6.56%	6.40%
Rate of compensation increase	4.00	4.00	5.00	5.00

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2008 and 2007 are as follows:

	Pension Plan		SERP
	2008	2007	2008	2007

Discount rate	6.40%	6.00%	6.40%	6.00%
Expected long-term return on plan assets	7.50	7.50	N/A	N/A
Rate of compensation increase	4.00	4.00	5.00	5.00

Discount rates are selected considering yields available on high quality debt instruments at durations that approximate the timing of the benefit payments for the pension liabilities at the measurement date. The expected rate of return reflects the Company’s long term expectation of earnings on the assets held in the plan trust, taking into account asset allocations, investment strategy, the views of the asset managers, and the historical performance.

(d)	Plan Assets

The pension plan’s asset allocation at December 31, 2008 and 2007, by asset category, is as follows:

	Percentage of Plan Assets
	2008	2007

Asset:
Equity securities	52.8%	57.3%
Fixed maturity securities	47.0	41.0
Cash and cash equivalents	0.2	1.7

Total	100.0%	100.0%

The Company maintains an investment policy for the pension plan. The overall investment strategy is to maintain appropriate liquidity to meet the cash requirements of the short-term plan obligations and to maximize the plan’s return while adhering to the policy’s objectives and risk guidelines, as well as the regulations set forth by various government entities. The policy sets forth asset allocation guidelines that emphasize U.S. investments with strong credit quality and restrict traditionally risky

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
investments. Currently, the targeted allocation is 60% U.S. common stocks, 33% corporate bonds (A rated or better), 5% U.S. government and agency securities, and 2% cash.

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension plan portfolio. This resulted in the selection of the 7.5% long-term rate of return on assets assumption.

(e)	Cash Flows
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2009	$295
2010	233
2011	464
2012	1,048
2013	397
2014 — 2018	3,885

The Company expects to contribute $547 to the plans in 2009. The Company’s 2010 contribution to the plan is expected to increase due to changes in the fair value of plan assets and regulatory changes affecting the plan.

The Company has a defined contribution benefit plan sponsored by PMIC covering all employees who have attained age 21. Eligible employees may contribute up to 30% of their salary to the plan, subject to statutory limits. The Company matches 50% of employee contributions up to 3% of employee compensation. Amounts charged to operations were $225, $242, and $219 for 2008, 2007, and 2006, respectively.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(10)	Federal Income Tax

Components of the provision for income tax (benefit) expense from continuing operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Current expense:
Federal	$(310)	604	1,018
Deferred benefit:
Federal	(1,068)	(208)	(512)

Total tax (benefit) expense	$(1,378)	396	506

The Company’s net payments (refunds) for income taxes in 2008, 2007 and 2006 were $23, $1,963, and $(20), respectively.

A reconciliation of the expected and actual federal income tax (benefit) expense from continuing operations for the years ended December 31, 2008, 2007, and 2006 is as follows:

	2008	2007	2006

Expected tax at 34%	$(1,985)	627	822
Nontaxable investment income	(397)	(378)	(355)
Accrual adjustment	(58)	96	8
Increase in valuation reserve	1,026	—	—
Other items, net	36	51	31

Total tax (benefit) expense	$(1,378)	396	506

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

Deferred income taxes reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting and the amounts for income tax purposes. Components of the Company’s deferred tax assets and liabilities from continuing operations for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Discounting of unpaid losses	$3,261	2,881
Unearned premium reserve	2,787	2,961
Capital losses carried forward	1,936	—
SFAS No. 158 pension benefit	1,063	512
Guaranty fund liability	456	442
Accrued retirement benefit	399	406
Accrued severance costs	245	271
Bad debt reserve	124	100
Accrued vacation expense	92	92
Disallowed contributions deductible in future periods	62	—
Alternative minimum tax recoverable in future periods	39	—
Investment impairments	—	258
Other items	75	50

Gross deferred tax assets	10,539	7,973

Valuation reserve	(1,026)	—

Net deferred tax assets after valuation reserve	9,513	7,973

Deferred tax liabilities:
Deferred policy acquisition costs	3,604	3,745
Unrealized investment gains, net	466	1,598
Depreciation and amortization	195	88
Accrued premium tax credits	191	189
Prepaid expenses	115	109
Company-owned life insurance	79	88
Other items	135	284

Gross deferred tax liabilities	4,785	6,101

Net deferred tax asset	$4,728	1,872

During 2008, a deferred tax benefit of $57 was recorded as a component of the income tax benefit included within discontinued operations.

A valuation reserve is required to be established for any portion of the deferred tax asset that management believes more likely than not will not be realized. Based on the level of capital losses realized by the Company in 2008, the Company does not expect to be able to generate enough capital gains during the next five years to offset all of these capital losses in its tax return.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

The tax benefit on these realized capital losses has only been recognized to the extent that the losses can be offset in the 2008 tax return against capital gains on current and prior years’ tax returns and offset against taxable capital gains generated from the sale of EIG in 2009. A valuation reserve of $1,026 has been established for the portion of these capital losses that the Company does not expect to recover as of December 31, 2008.

Effective January 1, 2008, the Company adopted FIN No. 48. As of January 1, 2008 and December 31, 2008, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. Federal tax years 2005 through 2008 were open for examination as of December 31, 2008.

(11)	Reinsurance

Reinsurance is ceded by the Company on pro rata and excess of loss basis, with the Company’s retention generally at $500 per occurrence in 2008, 2007 and 2006. The Company purchased catastrophe excess-of-loss reinsurance with a retention of $2,000 per event in 2008 and 2007 and $1,500 per event in 2006.

Effective January 1, 2008, the Company renewed its reinsurance coverage with a number of changes. The Company continues to retain $500 on any individual property and casualty risk. However, in 2008, the Company now retains 75% of losses in excess of $500 to $1,000 and 25% of losses in excess of $1,000 to $5,000. As a complement to this increased retention, the Company entered into a whole account, accident year aggregate excess of loss contract that covers accident years 2008 and 2009. The reinsurance contract provides coverage in the event that the accident year loss ratio exceeds 72%.

The Company’s assumed reinsurance relates primarily to its participation in various involuntary pools and associations and the runoff of the Company’s participation in voluntary reinsurance agreements that have been terminated.

The effect of reinsurance, with respect to premiums and losses, for the years ended December 31, 2008, 2007, and 2006 is as follows:

(a)	Premiums

	2008		2007		2006
	Written	Earned	Written	Earned	Written	Earned
Direct	$94,985	96,239	94,073	90,796	84,544	81,223
Assumed	1,379	1,387	1,203	1,215	1,725	1,693
Ceded	(18,997)	(18,889)	(21,157)	(21,041)	(18,744)	(18,271)

Net	$77,367	78,737	74,119	70,970	67,525	64,645

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(b)     Losses and Loss Adjustment Expenses

	2008	2007	2006

Direct	$70,442	59,245	49,629
Assumed	1,003	1,845	3,085
Ceded	(14,055)	(11,307)	(8,948)

Net	$57,390	49,783	43,766

(c)     Unearned Premiums

	2008	2007	2006

Direct	$45,310	46,576	43,262
Assumed	12	19	32
Prepaid reinsurance (ceded)	(4,342)	(4,234)	(4,119)

Net	$40,980	42,361	39,175

(d)     Loss and Loss Adjustment Expense Reserves

	2008	2007	2006

Direct	$98,366	85,614	79,338
Assumed	9,699	10,342	10,067

Gross	$108,065	95,956	89,405

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

(12)	Liability for Losses and Loss Adjustment Expenses

Activity in the liability for losses and loss adjustment expenses is summarized as follows:

	2008	2007	2006

Balance at January 1	$95,956	89,405	83,849
Less reinsurance recoverables	18,727	20,089	22,817

Net liability at January 1	77,229	69,316	61,032

Incurred related to:
Current year	62,612	54,421	43,785
Prior years	(5,222)	(4,638)	(19)

Total incurred	57,390	49,783	43,766

Paid related to:
Current year	26,578	22,191	14,222
Prior years	22,601	19,679	21,260

Total paid	49,179	41,870	35,482

Net liability at period-end	85,440	77,229	69,316
Add reinsurance recoverables	22,625	18,727	20,089

Balance at period-end	$108,065	95,956	89,405

The Company recognized favorable development in the provision for insured events of prior years of $5,222, $4,638 and $19 in 2008, 2007, and 2006, respectively. Increases or decreases of this nature occur as the result of claim settlements during the current year, and as additional information is received regarding individual claims, causing changes from the original estimates of the cost of these claims. Recent loss development trends are also taken into account in evaluating the overall adequacy of unpaid losses and loss adjustment expenses.

The development in 2008 is primarily attributable to favorable development in the fire and allied ($2,229), workers’ compensation ($1,652), and commercial auto liability ($1,124) lines of business. The fire and allied lines development was the result of prior years’ claims settling for less than originally estimated. The development in the workers’ compensation and commercial auto lines was due to the general observation of declines in claims severity on prior accident years.

The development in 2007 is primarily attributable to the workers’ compensation ($2,757), commercial auto liability ($2,525), and fire and allied lines ($1,064). The Company broadly observed some decreasing frequency and severity in the commercial auto liability line and decreasing severity in the workers’ compensation line. The fire and allied lines development was attributable to claims settling for less than originally reserved.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

This development for 2007 was partly offset by $1,493 of unfavorable development in the commercial multi-peril line and reserve strengthening of $374 related to asbestos claims assumed from a terminated reinsurance pool. The commercial multi-peril line experienced an increase in newly reported claims for the 2005 accident year.

In 2006, the Company recognized net favorable development of $19. The primary lines of business experiencing favorable development were the workers compensation ($633) and other liability ($660) lines due to decreasing severity.

This favorable development in 2006 was partially offset by unfavorable development in the fire line ($474) on 2005 claims and in the commercial multi-peril ($245) line due to greater than expected claims severity on paid losses and loss adjustment expenses in the 2002 and 2003 accident years. Additional unfavorable development of $404 was attributable to reserve strengthening related to asbestos claims assumed from a terminated reinsurance pool.

(13)	Lines of Credit

The Company currently maintains two unsecured lines of credit.

The first unsecured line of credit is available for general corporate purposes. In August 2007, the Company amended its bank agreement to decrease the unsecured line of credit from $4,000 to $2,500. In October 2008, the Company amended the bank agreement to decrease the unsecured line of credit from $2,500 to $500. At December 31, 2008 and 2007, a total of $500 and $0, respectively, was outstanding.

The credit line bears interest at a rate equal to the London Interbank Offered Rate (0.45% at December 31, 2008) plus a spread of 105 basis points. Any balances outstanding under the line of credit at July 1, following the date in which the loan is taken will be converted into a term loan. The term shall not exceed five years.

The bank credit agreements subject the Company to certain covenants and restrictions, including limitations on additional borrowing arrangements, encumbrances, and sales of assets. Covenants also include maintenance of various financial ratios and amounts. The Company was in compliance with these covenants at December 31, 2008 and 2007.

The line-of-credit agreement expires on June 30, 2010.

Interest paid for the twelve months ended December 31, 2008, 2007, and 2006 relating to this unsecured bank credit agreement was $3, $14 and $6, respectively.

The second unsecured line of credit for $2,000 was established in December 2008 and is available to finance temporary increased working capital needs primarily associated with costs for a planned public offering. At December 31, 2008, a total of $450 was outstanding.

The credit line bears interest at a rate equal to the London Interbank Offered Rate plus a spread of 211 basis points. Accrued interest on the outstanding balance will commence on December 31, 2008. All principal and accrued interest is due and payable on July 31, 2009.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(14)	Interest Rate Swap Agreement

The Company entered into an interest rate swap agreement in 2005 to manage interest rate risk associated with its variable rate debt. The fixed interest rate as a result of the agreement is 5.55% for the full five year term of the debt. The notional amount of the swap is $1,432 and $1,745 at December 31, 2008 and 2007, respectively. Investment losses of $41, $49 and $3 were recorded within net realized investment (losses) gains on the consolidated statements of operations in 2008, 2007, and 2006, respectively.

(15)	Commitments and Contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact on the Company’s financial position or results of operations.

In 2005, the Company recorded retirement expenses of $3,035 within underwriting and administrative expenses on the consolidated statements of operations relating to the departure of the President and Chief Executive Officer of which, $507 of this expense was unpaid as of December 31, 2006. In 2007, the Company incurred additional retirement and severance expense of $663. Total retirement and severance expense of $851 was unpaid as of December 31, 2007. As of December 31, 2008, the Company incurred additional retirement and severance expense of $254. Total retirement and severance expense of $831 was unpaid as of December 31, 2008.

(16)	Guaranty Fund and Other Insurance Related Assessments

The Company records its estimated future payment related to guaranty fund assessments and its estimated ultimate exposure related to other insurance-related assessments in accordance with SOP No. 97-3, Accounting by Insurance and Other Enterprises for Insurance Related Assessments. Estimates are based on historical assessment and payment patterns, the Company’s historical premium volume, and known industry developments that affect these assessments, such as insurance company insolvencies and industry loss and pricing trends. The Company’s net accrued liability for guaranty fund and other insurance related assessments is $1,528 and $1,485 at December 31, 2008 and 2007, respectively. The accrual is expected to be paid as assessments are made over the next several years.

(17)	Acquisition of Business

On March 1, 2005, EIG acquired 100% of GSR, an insurance agency. The results of GSR’s operations have been included in the consolidated financial statements since that date and are included within discontinued operations.

The aggregate purchase price of $2,462 included $1,224 of net cash payments and the issuance of $1,238 in notes payable, net of imputed interest. Of the total notes payable, $818 is guaranteed and $420 is contingent on GSR attaining certain revenue objectives. Installment payments are due under the purchase agreement to former shareholders in four installments over a four-year term, commencing on March 1,
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)

2006. EIG accrued for these contingent installment payments, as management believed they were determinable beyond a reasonable doubt. The Company made the final installment payment in March 2009.

In 2005, EIG recorded $2,462 of goodwill and intangible assets in connection with the acquisition. These assets consist of $2,007 in goodwill, $400 for purchased customer relationships, and $55 for noncompete agreements. The weighted average useful lives of the above-acquired intangible assets are as follows: purchased customer relationships — ten years and noncompete agreements — five years. During 2008, 2007, and 2006, $38, $51 and $51, respectively, of amortization expense for these intangible assets was recorded within discontinued operations on the consolidated statements of operations. Total accumulated amortization at December 31, 2008 and 2007 was $183 and $145, respectively.

On April 10, 2007, EIG acquired a book of business for $213. EIG recorded $213 of intangible assets in connection with the acquisition of these purchased customer relationships and is amortizing the book over a period of 15 years. During 2008 and 2007, $10 and $11 of amortization expense, respectively, for these intangible assets was recorded within discontinued operations on the consolidated statements of operations. Total accumulated amortization at December 31, 2008 and 2007 was $21 and $11, respectively.

As discussed in note 1, EIG’s assets and liabilities have been classified as held for sale on the consolidated balance sheets. In accordance with SFAS No. 144, the long-lived assets to be disposed of should be measured at the lower of its carrying amount or fair value less costs to sell and requires amortization of the related intangibles to cease. As of September 30, 2008, the Company ceased all amortization of intangibles in EIG.

(18)	Segment Information

The Company’s operations are organized into three segments: Agribusiness, Commercial Business, and Other. These segments reflect the manner in which the Company currently manages the business based on type of customer, how the business is marketed, and the manner in which risks are underwritten. Within each segment, the Company underwrites and markets its insurance products through a packaged offering of coverages sold to generally consistent types of customers.

The Other segment includes the runoff of discontinued lines of insurance business and the results of mandatory-assigned risk reinsurance programs that the Company must participate in as a cost of doing business in the states in which the Company operates. The discontinued lines of insurance business include personal lines, which the Company began exiting in 2001, and assumed reinsurance contracts for which the Company participated on a voluntary basis. Participation in these assumed reinsurance contracts ceased in the 1980s and early 1990s.

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
Segment information for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006

Revenues:
Premiums earned:
Agribusiness	$45,298	40,245	35,889
Commercial Business	31,805	29,260	26,761
Other	1,634	1,465	1,995

Total premiums earned	78,737	70,970	64,645
Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other income	411	508	345

Total revenues	$78,664	76,100	70,016

Components of net (loss) income:
Underwriting (loss) income:
Agribusiness	$313	441	2
Commercial Business	(5,046)	(1,913)	(678)
Other	288	(998)	(1,106)

Total underwriting losses	(4,445)	(2,470)	(1,782)
Investment income, net of investment expense	5,335	5,324	4,677
Realized investment (losses) gains, net	(5,819)	(702)	349
Other income	411	508	345
Corporate expense	(770)	(506)	(635)
Interest expense	(184)	(125)	(222)
Other expense, net	(365)	(184)	(314)

Income (loss) from continuing operations, before income taxes	(5,837)	1,845	2,418
Income tax (benefit) expense	(1,378)	396	506

(Loss) income from continuing operations	(4,459)	1,449	1,912

Discontinued operations:
(Loss) income on discontinued operations, before income taxes	$(3,090)	(489)	292
Income tax (benefit) expense	(170)	(126)	124

(Loss) income on discontinued operations	(2,920)	(363)	168

Net (loss) income	$(7,379)	1,086	2,080

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(19) Reconciliation of Statutory Filings to Amounts Reported Herein
A reconciliation of the Company’s statutory net income (loss) and surplus to net income (loss) and equity, under GAAP, is as follows:

	2008	2007	2006

Net (loss) income:
Statutory net (loss) income	$(4,718)	878	1,374
Deferred policy acquisition costs	(413)	633	735
Deferred federal income taxes	1,068	208	512
Other, including noninsurance amounts	(396)	(270)	(709)
Discontinued operations	(2,920)	(363)	168

GAAP net (loss) income	$(7,379)	1,086	2,080

Surplus:
Statutory capital and surplus	$42,569	50,795	50,524
Equity of noninsurance entities	(2,827)	379	1,721
Deferred policy acquisition costs	10,601	11,014	10,381
Deferred federal income taxes	(4,111)	(3,700)	(4,023)
Nonadmitted assets	3,342	1,598	1,533
Unrealized gains on fixed maturities, net of tax	908	1,185	183
Other items, net	273	130	211

GAAP equity	$50,755	61,401	60,530

The above statutory basis net income (loss) and capital and surplus amounts relate to PMHC’s insurance subsidiaries, PMIC and AMIC.
PMHC’s insurance subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, are subject to risk-based capital requirements, and are subject to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. As of December 31, 2008, the Company was in compliance with its risk-based capital requirements. Applying the current regulatory restrictions as of December 31, 2008, approximately, $4,257 would be available for distribution to the Company during 2009 without prior approval. PMIC paid a dividend of $900 to PMHC in 2008.
(20) Discontinued Operations
In 2007, the Company’s board of directors approved a plan to pursue the sale of PSTS in order to better focus on its core competency within the insurance business.
(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
In July 2008, the Company entered into an asset purchase agreement and sold those assets of PSTS for $150. The assets sold included customer lists and related client information. The Company received cash of $50 at the time of sale and can receive up to $100 after one year, based on the retention of the book of business that was sold. The Company will recognize the $100 contingent portion of sale price as it is earned in future periods. The Company recorded a pretax loss on sale of $117.
The results of operations for PSTS were reported within discontinued operations in the accompanying consolidated statements of operations for all periods presented.
Operating results from PSTS for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Net revenue	$720	1,458	1,825

(Loss) income on discontinued operations, before income taxes	$(53)	(196)	125
Income tax (benefit) expense	(18)	(59)	50

(Loss) income from discontinued operations	$(35)	(137)	75

Assets and liabilities of PSTS as of December 31, 2007, which are included in assets and liabilities held for sale on the consolidated balance sheets, comprise the following:

2007

Assets:
Cash	$191
Receivables	140
Other assets	229

Total assets	$560

Liabilities:
Accounts payable and accrued expenses	$196
Other liabilities	32

Total liabilities	$228

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
The Company retained $158 in net assets of PSTS after the aforementioned asset sale, which were reclassified to the corresponding caption of assets and liabilities.
In 2008, the Company’s board of directors approved a plan to explore the sale of EIG. The decision resulted from continued evaluation of the Company’s long term strategic plans and the role that the insurance brokerage segment played in that strategy. In the third quarter of 2008, the board approved a plan for a minority public offering and, at the same time, fully committed to the sale of EIG in order to concentrate solely on insurance underwriting as a long term core competency.
At September 30, 2008, the Company tested the goodwill carrying value of EIG for impairment. The possibility of impairment was evident based on information obtained in the selling process and the deterioration of local and national economic conditions. As a result of the impairment test, the Company recognized an impairment to goodwill of $2,435 within discontinued operations at September 30, 2008 (unaudited), which represented its best estimate, as discussed in note 2(o). The Company completed the sale of EIG on February 2, 2009. Pursuant to the asset purchase agreement, the Company sold substantially all of EIG’s assets and liabilities for proceeds of $3,109, less estimated costs to sell of $231. Based on the fair value determined by the final terms of the sale and finalization of step 2 of the goodwill impairment test, the Company recorded an additional write down of goodwill at December 31, 2008 of $165. In the first quarter of 2009, the Company recorded a pretax loss on sale of $6.
The results of operations for EIG were reported within discontinued operations in the accompanying consolidated statements of operations, and prior-period consolidated statements of operations have been reclassified to conform to this presentation.

EIG’s operating results for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Net revenue	$3,437	4,130	4,282

(Loss) income on discontinued operations, before income taxes	$(3,037)	(293)	167
Income tax (benefit) expense	(152)	(67)	74

(Loss) income from discontinued operations	$(2,885)	(226)	93

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
Assets and liabilities of EIG as of December 31, 2008 and 2007, which are included in assets and liabilities held for sale on the consolidated balance sheets, comprise the following:

	2008	2007

Assets:
Cash	$—	137
Receivables	420	951
Goodwill	2,147	4,747
Intangible assets	464	513
Other assets	183	216

Total assets	$3,214	6,564

Liabilities:
Accounts payable and accrued expenses	$362	269
Acquisition payables	285	545

Total liabilities	$647	814

EIG may continue to place insurance policies with PMIC. PMIC will continue to pay commissions to EIG for this business. Currently, commissions paid by PMIC to EIG represent less than 5% of EIG’s total revenue. The Company does not expect a material increase in this level of commissions. Operating results from total discontinued operations for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Net revenue	$4,157	5,588	6,107

(Loss) income on discontinued operations, before income taxes	$(3,090)	(489)	292
Income tax (benefit) expense	(170)	(126)	124

(Loss) income from discontinued operations	$(2,920)	(363)	168

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
Total assets and liabilities held for sale as of December 31, 2008 and 2007 comprise the following:

	2008	2007

Assets:
Cash	$—	328
Receivables	420	1,091
Goodwill	2,147	4,747
Intangible assets	464	513
Other assets	183	445

Total assets	$3,214	7,124

Liabilities:
Accounts payable and accrued expenses	$362	465
Other liabilities	285	577

Total liabilities	$647	1,042

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Dollars in thousands, except share data)
(21) Plan of Conversion
On April 22, 2009, the PMMHC’s board of directors adopted a Plan of conversion from Mutual to Stock Form (the Plan).
Under the Plan, the Company will offer shares of common stock in a public offering expected to commence in 2009. The number of shares to be offered will be based on an independent appraisal of the estimated pro forma market value of the Company on a consolidated basis.
The offering contemplated by the Plan is subject to the approval of the Pennsylvania Department of Insurance, pursuant to the Pennsylvania Insurance Commissioner’s 1998 order approving the creation of the Company’s current mutual holding company structure. The offering will be made only by means of a prospectus in accordance with the Securities Act of 1933, as amended, and all applicable state securities laws.
On April 22, 2009, the PMHC’s board of directors changed the name of Penn Millers Holding Corporation to PMHC Corp.

PENN MILLERS MUTUAL HOLDING COMPANY
Schedule II — Financial Information of Parent Company
Balance Sheets
December 31, 2008 and 2007
(Dollars in thousands)

	2008	2007
Assets
Cash and cash equivalents	$16	16
Investments in common stock of subsidiary (equity method)	50,739	61,385

Total assets	$50,755	61,401

Liabilities and Equity

Total liabilities	$—	—

Retained earnings	51,914	59,293
Accumulated other comprehensive (loss) income	(1,159)	2,108

Total equity	50,755	61,401

Total liabilities and equity	$50,755	61,401

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY
Schedule II — Financial Information of Parent Company
Statements of Operations
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006

Equity in (loss) income of subsidiary	$(7,379)	1,086	2,080

Net (loss) income	$(7,379)	1,086	2,080

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY
Schedule II — Financial Information of Parent Company
Statements of Cash Flows
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006

Cash flows from operating activities:
Net (loss) income	$(7,379)	1,086	2,080
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in net loss (income) of subsidiary	7,379	(1,086)	(2,080)

Net cash (used in) provided by operating activities	—	—	—

Net change in cash	—	—	—
Cash, beginning balance	16	16	16

Cash, ending balance	$16	16	16

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Schedule III — Supplemental Insurance Information
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

		Future policy
		benefits, losses,		Other policy claims
	Deferred policy	claims and loss		and benefits
	acquisition costs	expenses	Unearned premiums	payable	Net premium earned

December 31, 2008
Agribusiness	$5,981	47,212	27,352	—	45,298
Commercial Business	4,616	50,680	17,957	—	31,805
Other	4	10,173	13	—	1,634

Total	$10,601	108,065	45,322	—	78,737

December 31, 2007
Agribusiness	$6,429	42,881	27,552	—	40,245
Commercial Business	4,579	41,805	19,021	—	29,260
Other	6	11,270	22	—	1,465

Total	$11,014	95,956	46,595	—	70,970

December 31, 2006
Agribusiness	$6,252	40,391	26,686	—	35,889
Commercial Business	4,120	37,771	16,573	—	26,761
Other	9	11,243	35	—	1,995

Total	$10,381	89,405	43,294	—	64,645

(Continued)

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Schedule III — Supplemental Insurance Information
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

			Benefits, claims,
	Net investment		losses and	Amortization	Other operating
	income		settlement expenses	of DPAC	expenses	Premiums written

December 31, 2008
Agribusiness	$		31,137	13,024		45,110
Commercial Business			25,480	9,628		30,632
Other			773	429		1,625

Total		$5,335	57,390	23,081	3,481	77,367

December 31, 2007
Agribusiness	$		27,313	12,436		41,402
Commercial Business			20,570	9,042		31,266
Other			1,900	452		1,451

Total		$5,324	49,783	21,930	2,233	74,119

December 31, 2006
Agribusiness	$		23,795	11,148		38,350
Commercial Business			17,531	8,313		27,144
Other			2,440	619		2,031

Total		$4,677	43,766	20,080	3,216	67,525

See note 18 of the notes to the consolidated financial statements.
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Schedule IV — Reinsurance
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

					Percentage of
		Ceded to other	Assumed from other		amount assumed to
Premiums earned	Gross amount	companies	companies	Net amount	net

2008	$96,239	18,889	1,387	78,737	1.76%
2007	90,796	21,041	1,215	70,970	1.71
2006	81,223	18,271	1,693	64,645	2.62
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Schedule V — Allowance for Uncollectible Premiums and Other Receivables
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	2008	2007	2006

Beginning balance	$295	250	147
Additions	335	202	173
Deletions	(266)	(157)	(70)

Ending balance	$364	295	250

See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PENN MILLERS MUTUAL HOLDING COMPANY AND SUBSIDIARY
Schedule VI — Supplemental Information
Years ended December 31, 2008, 2007, and 2006
(Dollars in thousands)

	Deferred	Reserve for
	policy	Losses and	Discount if			Net
	acquisition	loss adj.	any deducted	Unearned	Net earned	investment
	costs	expenses	in column C	premium	premiums	income

2008	$10,601	108,065	—	45,322	78,737	5,335
2007	11,014	95,956		46,595	70,970	5,324
2006	10,381	89,405		43,294	64,645	4,677

				Paid losses
				and
	Losses and LAE Incurred		Amortization	adjustment	Net written
	Current year	Prior year	of DPAC	expenses	premiums

2008	$62,612	(5,222)	23,081	49,179	77,367
2007	54,421	(4,638)	21,930	41,870	74,119
2006	43,785	(19)	20,080	35,482	67,525
See accompanying notes to consolidated financial statements and report of independent registered public accounting firm.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses payable by us in connection with the registration of our common stock hereunder. All amounts are estimated, except for the SEC registration fee and the CUSIP assignment fee. See “The Conversion and Offering” for a description of our obligation with respect to such expenses.

SEC registration fee	$3,779
CUSIP assignment fee	124
Printing, postage and mailing	255,000
Legal fees and expenses	1,100,000
Underwriting expenses	5,000
Accounting fees and expenses	750,000
Valuation fees and expenses	200,000
Transfer and offering agent fees and expenses	60,000
Miscellaneous	196,097

Total	$2,570,000

Item 14. Indemnification of Directors and Officers.
     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless the director has breached or failed to perform the duties of his office, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     Our bylaws provide for (i) the indemnification of the directors, officers, employees, and agents of Penn Millers Holding Corporation and its subsidiaries to the fullest extent permitted by Pennsylvania law and (ii) the elimination of a directors’ liability for monetary damages to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
     We also maintain an insurance policy insuring our directors, officers and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
     In the agency agreement with Griffin Financial, Griffin Financial agrees to indemnify our officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 under certain conditions and with respect to certain limited information.

Item 15. Recent Sales of Unregistered Securities.
None.
Item 16. Exhibits and Financial Statement Schedules.
     (a) Exhibits

1.1	Form of Agency Agreement among Penn Millers Holding Corporation, Penn Millers Mutual Holding Company, PMHC Corp., Penn Millers Insurance Company and Griffin Financial Group, LLC

2.1	Plan of Conversion from mutual to stock form of Penn Millers Mutual Holding Company, dated as of April 22, 2009

3.1	Articles of Incorporation of Penn Millers Holding Corporation

3.2	Bylaws of Penn Millers Holding Corporation

4.1	Form of certificate evidencing shares of common stock of Penn Millers Holding Corporation

5.1	Opinion of Stevens & Lee regarding stock of Penn Millers Holding Corporation being issued

8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issues

10.1	Stock-based incentive plan of Penn Millers Holding Corporation**

10.2	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Douglas A. Gaudet**

10.3	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Michael O. Banks**

10.4	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Kevin D. Higgins**

10.5	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Harold W. Roberts**

10.6	Employment Agreement, between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Frank Joanlanne*

10.7	Separation and General Release Agreement between Penn Millers Insurance Company, its affiliates and Frank Joanlanne*

10.8	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Jonathan C. Couch**

10.9	Separation and General Release Agreement between Eastern Insurance Group, Penn Millers Insurance Company, its affiliates and William H. Spencer, Jr.*

10.10	Whole Account Accident Year Aggregate Excess of Loss Reinsurance Contract

10.11	Property Catastrophe Excess of Loss Reinsurance Agreement

10.12	Property & Casualty Excess of Loss Reinsurance Agreement

10.13	Casualty Excess of Loss Reinsurance Agreement

10.14	Umbrella Quota Share Reinsurance Contract

10.15	Property Excess of Loss Reinsurance Contract

10.16	Supplemental Executive Retirement Plan, as amended and restated, effective January 1, 2006*

10.17	Nonqualified Deferred Compensation and Company Incentive Plan, effective June 1, 2006*

10.18	Success Sharing Bonus Plan**

10.19	Penn Millers Holding Corporation Employee Stock Ownership Plan*

21.1	Subsidiaries of Penn Millers Holding Corporation

23.1	Consent of KPMG LLP

23.2	Consent of Curtis Financial Group LLC.

23.3	Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (contained on signature page)*

99.1	Pro Forma Valuation Appraisal Report, dated as of April 1, 2009, prepared for Penn Millers Mutual Holding Company by Curtis Financial Group LLC.

99.2	Letter dated April 22, 2009, to Penn Millers Mutual Holding Company from Curtis Financial Group LLC regarding fair market value of subscription rights

99.3	Stock Order Form**

99.4	Question and Answer Brochure**

99.5	Letters to prospective purchasers of stock in offering**

99.6	Escrow Agreement, dated as of , 2009, between Penn Millers Holding Corporation and Bank of New York Mellon. **

99.7	Penn Millers Mutual Holding Company Member Proxy Statement**

*	Previously filed.

**	To be filed by amendment.

(b) Financial Statement Schedules
     The following schedules have been filed as a part of this Registration Statement and are included in the Registrant’s audited Financial Statements included in the prospectus at page F-1.
     Schedule II — Financial Information of Parent Company

     Schedule III — Supplemental Insurance Information
     Schedule IV — Reinsurance
     Schedule V — Allowance for Uncollectible Premiums and Other Receivables
     Schedule VI — Supplemental Information

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilkes-Barre, Commonwealth of Pennsylvania, on April 22, 2009.

PENN MILLERS HOLDING CORPORATION
By:	/s/ Douglas A. Gaudet.
Douglas A. Gaudet, President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Douglas A. Gaudet Douglas A. Gaudet	Director President and Chief Executive Officer	April 22, 2009

/s/ J. Harvey Sproul, Jr. J. Harvey Sproul, Jr.	Director and Chairman	April 22, 2009

/s/ F. Kenneth Ackerman, Jr. F. Kenneth Ackerman, Jr.	Director and Vice Chairman	April 22, 2009

/s/ Heather M. Acker Heather M. Acker	Director	April 22, 2009

/s/ Dorrance R. Belin, Esq. Dorrance R. Belin, Esq.	Director	April 22, 2009

/s/ John L. Churnetski John L. Churnetski	Director	April 22, 2009

/s/ John M. Coleman John M. Coleman	Director	April 22, 2009

/s/ Kim E. Michelstein Kim E. Michelstein	Director	April 22, 2009

/s/ Robert A. Nearing, Jr. Robert A. Nearing, Jr.	Director	April 22, 2009

/s/ James M. Revie James M. Revie	Director	April 22, 2009

/s/ Michael O. Banks Michael O. Banks	Treasurer and Chief Financial Officer and Chief Accounting Officer	April 22, 2009

EXHIBIT INDEX

1.1	Form of Agency Agreement among Penn Millers Holding Corporation, Penn Millers Mutual Holding Company, PMHC Corp., Penn Millers Insurance Company and Griffin Financial Group, LLC

2.1	Plan of Conversion from mutual to stock form of Penn Millers Mutual Holding Company, dated as of April 22, 2009

3.1	Articles of Incorporation of Penn Millers Holding Corporation

3.2	Bylaws of Penn Millers Holding Corporation

4.1	Form of certificate evidencing shares of common stock of Penn Millers Holding Corporation

5.1	Opinion of Stevens & Lee regarding stock of Penn Millers Holding Corporation being issued

8.1	Opinion of Stevens & Lee regarding certain United States federal income tax issues

10.1	Stock-based incentive plan of Penn Millers Holding Corporation**

10.2	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Douglas A. Gaudet**

10.3	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Michael O. Banks**

10.4	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Kevin D. Higgins**

10.5	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Harold W. Roberts**

10.6	Employment Agreement, between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Frank Joanlanne*

10.7	Separation and General Release Agreement between Penn Millers Insurance Company, its affiliates and Frank Joanlanne*

10.8	Employment Agreement between Penn Millers Mutual Holding Company, Penn Millers Holding Corporation, Penn Millers Insurance Company and Jonathan C. Couch**

10.9	Separation and General Release Agreement between Eastern Insurance Group, Penn Millers Insurance Company, its affiliates and William H. Spencer, Jr.*

10.10	Whole Account Accident Year Aggregate Excess of Loss Reinsurance Contract

10.11	Property Catastrophe Excess of Loss Reinsurance Agreement

10.12	Property & Casualty Excess of Loss Reinsurance Agreement

10.13	Casualty Excess of Loss Reinsurance Agreement

10.14	Umbrella Quota Share Reinsurance Contract

10.15	Property Excess of Loss Reinsurance Contract

10.16	Supplemental Executive Retirement Plan, as amended and restated, effective January 1, 2006*

10.17	Nonqualified Deferred Compensation and Company Incentive Plan, effective June 1, 2006*

10.18	Success Sharing Bonus Plan**

10.19	Penn Millers Holding Corporation Employee Stock Ownership Plan*

21.1	Subsidiaries of Penn Millers Holding Corporation

23.1	Consent of KPMG LLP

23.2	Consent of Curtis Financial Group LLC

23.3	Consent of Stevens & Lee (contained in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (contained on signature page)*

99.1	Pro Forma Valuation Appraisal Report, dated as of April 1, 2009, prepared for Penn Millers Mutual Holding Company by Curtis Financial Group LLC.

99.2	Letter dated April 22, 2009, to Penn Millers Mutual Holding Company from Curtis Financial Group LLC regarding fair market value of subscription rights

99.3	Stock Order Form**

99.4	Question and Answer Brochure**

99.5	Letters to prospective purchasers of stock in offering**

99.6	Escrow Agreement, dated as of , 2009, between Penn Millers Holding Corporation and Bank of New York Mellon.**

99.7	Penn Millers Mutual Holding Company Member Proxy Statement**

*	Previously filed.

**	To be filed by amendment.